Exhibit T3E

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas  75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

SECOND AMENDED DISCLOSURE STATEMENT FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF TERRESTAR CORPORATION, MOTIENT COMMUNICATIONS INC., MOTIENT HOLDINGS INC., MOTIENT LICENSE INC., MOTIENT SERVICES INC., MOTIENT VENTURES HOLDING INC.,
MVH HOLDINGS INC., TERRESTAR HOLDINGS INC. AND TERRESTAR NEW YORK INC.

Dated:  January 12, 2012

1 The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal taxpayer-identification number, are: (a) TerreStar Corporation [6127]; and TerreStar Holdings Inc. [0778] (collectively, the “February Debtors”) and (b) TerreStar New York Inc. [6394]; Motient Communications Inc. [3833]; Motient Holdings Inc. [6634]; Motient License Inc. [2431]; Motient Services Inc. [5106]; Motient Ventures Holding Inc. [6191]; MVH Holdings Inc. [9756] (collectively, the “Other TSC Debtors” and, collectively with the February Debtors, the “TSC Debtors”).

IMPORTANT INFORMATION FOR YOU TO READ

THE DEADLINE TO VOTE ON THE JOINT CHAPTER 11 PLAN OF TERRESTAR CORPORATION, MOTIENT COMMUNICATIONS INC., MOTIENT HOLDINGS INC., MOTIENT LICENSE INC., MOTIENT SERVICES INC., MOTIENT VENTURES HOLDING INC., MVH HOLDINGS INC., TERRESTAR HOLDINGS INC. AND TERRESTAR NEW YORK INC. IS FEBRUARY 24, 2012 AT 5:00 P.M. PREVAILING EASTERN TIME.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

The TSC Debtors are providing the information in this Disclosure Statement for the Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings, Inc., TerreStar Holdings Inc. and TerreStar New York Inc. [Docket No. 141] (as may be amended, modified or supplemented from time to time, the “Plan”) to holders of Claims and Equity Interests entitled to vote on the Plan for the purpose of soliciting votes to accept the Plan.  Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning given to those terms in the Plan; the terms of which are adopted and incorporated here by reference.  Nothing in this Disclosure Statement may be relied upon or used by any entity for any other purpose.

This Disclosure Statement may not be deemed as providing any legal, financial, securities, tax or business advice.  The TSC Debtors urge any holder of a Claim or Equity Interest to consult with its own advisors for any legal, financial, securities, tax or business advice in reviewing this Disclosure Statement, the Plan and each of the proposed transactions contemplated thereby.  The Bankruptcy Court’s approval of the adequacy of the disclosure contained in this Disclosure Statement does not constitute the Bankruptcy Court’s approval of the merits of the Plan.  The TSC Debtors have not authorized any entity to give any information about or concerning the Plan other than the information contained in this Disclosure Statement.  The TSC Debtors have not authorized any representations concerning the TSC Debtors or the value of their property other than as set forth in this Disclosure Statement.

The TSC Debtors urge every holder of a Claim or Equity Interest entitled to vote on the Plan to (1) read the entire Disclosure Statement and Plan carefully, (2) consider all of the information in this Disclosure Statement, including, importantly, the risk factors described in section XI of this Disclosure Statement and (3) consult with your own advisors with respect to reviewing this Disclosure Statement, the Plan and all documents that are attached or were filed in connection with the Plan and Disclosure Statement before deciding whether to vote to accept or reject the Plan.

This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events in the TSC Debtors’ Chapter 11 Cases and certain documents related to the Plan.  Although the TSC Debtors believe that these summaries are fair and accurate, the same are all qualified in their entirety.  In the event of any inconsistency or discrepancy between a description in this Disclosure Statement and the terms and provisions of the Plan or other referenced documents, the Plan or other referenced documents will govern for all purposes.  Except where otherwise specifically noted, factual information contained in this Disclosure Statement has been provided by the TSC Debtors’ management.  The TSC Debtors do not represent or warrant that the information contained in or attached to this Disclosure Statement is without any material inaccuracy or omission.

Although the TSC Debtors have used their reasonable business judgment to ensure the accuracy of the financial information contained in, or incorporated by reference into, this Disclosure Statement, much of that financial information has not been audited.  The TSC Debtors are generally making the statements and providing the financial information contained in this Disclosure Statement as of the date hereof where feasible, unless otherwise specifically noted.  Although the TSC Debtors may subsequently update the information in this Disclosure Statement, the TSC Debtors have no affirmative duty to do so, and parties reviewing this Disclosure Statement should be aware that, at the time of their review, the facts may have changed since this Disclosure Statement was filed.

ii

Neither this Disclosure Statement nor the Plan is or should be construed as an admission of fact, liability, stipulation or waiver, and nothing stated herein shall be admissible in any proceeding involving the TSC Debtors or any other person, or be deemed conclusive evidence of the tax or other legal effects of the Plan on the TSC Debtors or holders of Claims or Equity Interests.  Rather, holders of Claims and Equity Interests and other parties in interest should construe this Disclosure Statement as a statement made in settlement negotiations related to contested matters, adversary proceedings and other pending or threatened litigation or actions.  The TSC Debtors or the Reorganized TSC Debtors may seek to investigate, file and prosecute Causes of Action and may object to Claims after the Confirmation or Effective Date irrespective of whether this Disclosure Statement identifies any such Causes of Action or objections to Claims.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority.  The Plan has not been approved or disapproved by the SEC or any state securities commission, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan.  Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to Bankruptcy Code section 1125 and Bankruptcy Rule 3016(b) and is not necessarily in accordance with federal or state securities laws or other similar laws.  The securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Law”).  The TSC Debtors are relying on the exemption from the Securities Act and equivalent state law registration requirements provided by Bankruptcy Code section 1145(a), to exempt the issuance of new securities in connection with the solicitation and the Plan from registration under the Securities Act and Blue Sky Law.

This Disclosure Statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology, such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof, as well as any similar or comparable language.  You are cautioned that all forward looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements.  The Liquidation Analysis, financial projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to holders of Allowed Claims and Equity Interests may be affected by many factors that cannot be predicted.  Any analyses, estimates or recovery projections may or may not turn out to be accurate.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan or any of the documents attached hereto or referenced herein, or if you have questions about the solicitation and voting process or these Chapter 11 Cases generally, please contact The Garden City Group, Inc. by (i) calling 1-888-872-9182, (ii) emailing TerreStarCorp@gcginc.com or (iii) visiting www.TerreStarCorpRestructuring.com.

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TABLE OF CONTENTS

Page

I. EXECUTIVE SUMMARY		1

A.	Overview of this Disclosure Statement and the Executive Summary	1

B.	Purpose and Effect of the Plan	1

C.	Summary of Treatment of Claims and Equity Interests and Description of Recoveries Under the Plan	2

D.	Voting Deadline	12

E.	Procedures for Voting on the Plan	12

F.	Additional Plan-related Documents	13

II. IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT		14

III. QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		15

A.	What is Chapter 11?	15

B.	Why are the TSC Debtors sending me this Disclosure Statement?	15

C.	Am I entitled to vote on the Plan? What will I receive from the TSC Debtors if the Plan is consummated?	15

D.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what do you mean when you refer to “Confirmation,” the “Effective Date” and “consummation”?	15

E.	If the Plan applies solely to the TSC Debtors, what happens to a claim I may have against a related debtor not included in the Plan?	16

F.	What is included in the solicitation packages to be sent to creditors who are eligible to vote on the Plan?	16

G.	What is the deadline to vote on the Plan?	16

H.	How do I vote for or against the Plan?	16

I.	When is the Confirmation Hearing set to occur?	17

J.	What is the deadline to object to Confirmation?	17

K.	What is the effect of Confirmation on the TSC Debtors’ ongoing business?	18

L.	Do the TSC Debtors recommend voting in favor of the Plan?	18

IV. THE TSC DEBTORS’ HISTORY		18

A.	Company Overview	18

B.	The TSC Debtors’ Business Operations	19

C.	The TSC Debtors’ Organizational Structure	22

D.	The TSC Debtors’ Pre-petition Capital Structure	23

E.	Pre-petition Litigation	24

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V. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES		26

VI. INITIAL MOTIONS OF THE CHAPTER 11 CASES AND CERTAIN RELATED RELIEF		27

A.	“First-Day” Motions and Related Relief	27

B.	Debtor-in-Possession Financing	28

VII. DEVELOPMENTS DURING THE CHAPTER 11 CASES		29

A.	Appointment of the Statutory Committee	29

B.	The Claims Process	29

C.	Exclusivity	32

D.	The TSC Debtors’ Licenses and Related Applications	33

E.	Management Compensation Program	33

F.	Requests to Appoint an Official Equity Committee	34

G.	Request to Appoint an Examiner	34

H.	Ownership of Preferred Series A and B TSC Interests	34

VIII. DESCRIPTION OF THE JOINT PLAN OF REORGANIZATION		35

A.	General Rules of Classification	35

B.	Summary of Classification	35

C.	Treatment of Claims and Equity Interests	36

D.	Settlement, Release, Injunction and Related Provisions	41

IX. SOLICITATION AND VOTING PROCEDURES		46

A.	Holders of Claims and Equity Interests Entitled To Vote on the Plan	46

B.	Voting Record Date	48

C.	Voting on the Plan	48

D.	Ballots Not Counted	49

X. CONFIRMATION OF THE PLAN		49

A.	The Confirmation Hearing	49

B.	Deadline to Object to Confirmation of the Plan	49

C.	Confirmation Hearing	50

D.	Requirements for Confirmation of the Plan	50

E.	Best Interests of Creditors/Liquidation Analysis	51

F.	Feasibility/Financial Projections	51

G.	Acceptance by Impaired Classes	52

H.	Confirmation Without Acceptance by All Impaired Classes/Fair and Equitable Test	52

I.	Valuation of the TSC Debtors	53

J.	Effect of Confirmation and Consummation of the Plan	54

XI. RISK FACTORS		54

A.	Risks Related to Confirmation of the Plan	54

B.	Risks That May Affect the Value of the Securities to Be Issued Under the Plan	56

C.	Risks Related to the TSC Debtors’ Businesses	57

D.	Risks Relating to Government Regulations	59

E.	Risks Relating to Forward-Looking Statements	60

F.	Risks Relating to Recoveries Under the Plan	61

G.	Disclosure Statement Disclaimer	62

XII. APPLICATION OF SECURITIES LAWS		64

A.	Issuance and Resale of Securities Under the Plan	64

B.	New Common Stock and New TSC Notes	65

XIII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		66

A.	Certain U.S. Federal Income Tax Consequences to the Reorganized TSC Debtors	67

B.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders Under the Plan	69

C.	General U.S. Federal Income Tax Consequences to Non-U.S. Holders	73

D.	Importance of Obtaining Professional Tax Assistance	74

XIV. RECOMMENDATION		75

EXHIBITS

EXHIBIT A	Plan

EXHIBIT B	Disclosure Statement Order

EXHIBIT C	Organizational Chart of the TSC Debtors and their Non-TSC Debtor Affiliates

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Valuation Analysis

EXHIBIT G	New TSC Notes Term Sheet

THE TSC DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

I.
EXECUTIVE SUMMARY

A.	Overview of this Disclosure Statement and the Executive Summary

On October 19, 2010 (the “October Petition Date”), the Other TSC Debtors, together with TerreStar Networks Inc. (“TSN”) and certain other of its affiliates (collectively, excluding the Other TSC Debtors, the “TSN Debtors” and, including the Other TSC Debtors, the “October Debtors”), each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Subsequently, on February 16, 2011 (the “February Petition Date”), the February Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  The Chapter 11 Cases of the February Debtors and the Other TSC Debtors–collectively, the TSC Debtors–are being jointly administered under lead case number 11-10612 (SHL).

The TSC Debtors (and, as reorganized pursuant to the Plan, the “Reorganized TSC Debtors”) submit this Disclosure Statement pursuant to Bankruptcy Code section 1125 to holders of Claims against and Equity Interests in the TSC Debtors because the TSC Debtors are asking holders of Claims and Equity Interests to accept the Plan.2  A copy of the Plan is attached hereto as Exhibit A.

Before soliciting acceptances of a proposed chapter 11 plan of reorganization, Bankruptcy Code section 1125 requires a debtor to prepare a disclosure statement that contains information of a kind, and in sufficient detail, to permit a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization.  The Bankruptcy Court approved this Disclosure Statement at a hearing held on January 10, 2012.  A copy of the order approving the Disclosure Statement is attached hereto as Exhibit B (the “Disclosure Statement Order”).

A hearing to consider Confirmation of the Plan is scheduled to be held before the Honorable Sean H. Lane at 10:00 a.m. prevailing Eastern time on March 7, 2012, at the Bankruptcy Court, located at One Bowling Green, New York, New York 10004-1408.  Additional details with respect to Confirmation are provided in section X of this Disclosure Statement, entitled “Confirmation of the Plan.”

This Disclosure Statement contains, among other things, descriptions and summaries of certain provisions of, and financial transactions contemplated by, the Plan being proposed by the TSC Debtors.  Certain provisions of the Plan (and the descriptions and summaries contained herein) may be the subject of continuing negotiations among the TSC Debtors and various parties and therefore may be modified.

This Executive Summary is only a general overview of this Disclosure Statement and the material terms of, and transactions proposed by, the Plan, and is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed discussions appearing elsewhere in this Disclosure Statement and the exhibits attached to this Disclosure Statement, including the Plan.

B.	Purpose and Effect of the Plan

The TSC Debtors are reorganizing under chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor may reorganize its business for the benefit of its stakeholders.  The consummation of a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth how a debtor will treat its claims and equity interests.

2 Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meanings set forth in the Plan.  Please note that the description of the Plan provided throughout this Disclosure Statement is only a summary provided for convenience.  In the case of any inconsistency between the summary of the Plan in this Disclosure Statement and the Plan, the Plan will govern.

A bankruptcy court’s confirmation of a plan binds the debtor, any entity or person acquiring property under the plan, any creditor of or equity security holder in a debtor and any other entities and persons as may be ordered by the bankruptcy court to the terms of the confirmed plan, whether or not such creditor or equity security holder is impaired under or has voted to accept the plan or receives or retains any property under the plan.

Among other things (subject to certain limited exceptions and except as otherwise provided in the Plan or the Confirmation Order), the Confirmation Order will discharge the TSC Debtors from any debt arising before the Effective Date, substitute the obligations set forth in the Plan for those pre-bankruptcy claims and terminate all of the rights and interests of pre-bankruptcy equity security holders.  Under the Plan, Claims and Equity Interests are divided into Classes according to their relative priority and other criteria.

Each of the TSC Debtors is a proponent of the Plan within the meaning of Bankruptcy Code section 1129.  As described throughout this Disclosure Statement, the Plan provides for a comprehensive restructuring of the TSC Debtors’ pre-bankruptcy obligations, preserves the going-concern value of TSC Debtors, maximizes recoveries available to all constituents and provides for an equitable distribution to the TSC Debtors’ stakeholders.

In developing the Plan, the TSC Debtors, with the assistance of their professional advisors, conducted a careful review of their current operations, their prospects as an ongoing business, financial projections included in the business plan developed by management and estimated recoveries in a liquidation scenario.  Following this review, the TSC Debtors concluded that recoveries to their stakeholders would be maximized by the TSC Debtors’ continued operations as a going concern and by the TSC Debtors’ emergence from chapter 11 with the structure proposed in the Plan.

The TSC Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part.  Consistent with the valuation, liquidation and other analyses prepared by the TSC Debtors with the assistance of their advisors (see Exhibits D, E and F attached hereto), the value of the TSC Debtors is substantially greater as a going concern than in a liquidation.  The TSC Debtors also believe that any alternative to Confirmation, such as an attempt by another party to file a competing plan, would result in significant delays, litigation and additional costs, and could negatively affect the value of the TSC Debtors’ estates, which could ultimately lower the recoveries for all holders of Allowed Claims and Equity Interests.

ACCORDINGLY, FOR ALL OF THESE REASONS AND THE OTHER REASONS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE TSC DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN BY THE VOTING DEADLINE.

C.	Summary of Treatment of Claims and Equity Interests and Description of Recoveries Under the Plan

(i)	Summary of Classification of Claims and Equity Interests Under the Plan

The Plan organizes the TSC Debtors’ creditor and equity constituencies into groups called “Classes.”  For each Class, the Plan describes (a) the underlying “Claim” or “Equity Interest,” (b) the recovery available to the holders of Claims or Equity Interests in that Class under the Plan, (c) whether the Class is “impaired” under the Plan, meaning that each holder will receive less than the full value on account of its Claim or Equity Interest or that the rights of holders under law will be altered in some way (such as receiving stock instead of holding a Claim) and (d) the form of consideration (e.g., cash, stock or a combination thereof), if any, that such holders will receive on account of their respective Claims or Equity Interests.

The table below provides a summary of the classification and description of Claims and Equity Interests under the Plan.  This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan.  For a more detailed description of the treatment of Claims and Equity Interests under the Plan, see section VIII of this Disclosure Statement, entitled “Description of the Joint Plan of Reorganization.”

Class	Name of Class	Status	Description of Class
1	Other Priority Claims	Unimpaired	Class 1 consists of Other Priority Claims against each of the TSC Debtors.

2	Other Secured Claims	Unimpaired	Class 2 consists of Other Secured Claims against each of the TSC Debtors.

3a	Bridge Loan Claims Against TSC	Impaired	Class 3a consists of the Bridge Loan Claims that may exist against TSC.

3b	Bridge Loan Claims Against TS Holdings	Impaired	Class 3b consists of the Bridge Loan Claims that may exist against TS Holdings.

4a	Unsecured Claims Against TSC	Impaired	Class 4a consists of the Unsecured Claims that may exist against TSC.

4b	Unsecured Claims Against TS Holdings	Impaired	Class 4b consists of the Unsecured Claims that may exist against TS Holdings.

4c	Unsecured Claims Against MVH Holdings Inc.	Impaired	Class 4c consists of the Unsecured Claims that may exist against MVH Holdings Inc.

4d	Unsecured Claims Against Motient Ventures Holding Inc.	Impaired	Class 4d consists of the Unsecured Claims that may exist against Motient Ventures Holding Inc.

4e	Unsecured Claims Against Motient Holdings Inc.	Impaired	Class 4e consists of the Unsecured Claims that may exist against Motient Holdings Inc.

4f	Unsecured Claims Against Motient Communications Inc.	Impaired	Class 4f consists of the Unsecured Claims that may exist against Motient Communications Inc.

4g	Unsecured Claims Against Motient Services Inc.	Impaired	Class 4g consists of the Unsecured Claims that may exist against Motient Services Inc.

4h	Unsecured Claims Against Motient License Inc.	Impaired	Class 4h consists of the Unsecured Claims that may exist against Motient License Inc.

4i	Unsecured Claims Against TerreStar New York Inc.	Impaired	Class 4i consists of the Unsecured Claims that may exist against TerreStar New York Inc.

5	Convenience Claims	Unimpaired	Class 5 consists of the Convenience Claims that may exist against TSC and TS Holdings.

Class	Name of Class	Status	Description of Class
6	Sprint Settlement Claim	Impaired	Class 6 consists of the Sprint Settlement claim that may exist against TSC.

7	Intercompany Claims	Unimpaired	Class 7 consists of all Intercompany Claims that may exist against a particular TSC Debtor.

8a	Preferred Series A TSC Interests	Impaired	Class 8a consists of Preferred Series A TSC Interests.

8b	Preferred Series B TSC Interests	Impaired	Class 8b consists of Preferred Series B TSC Interests.

8c	Preferred Series C TSC Interests	Impaired	Class 8c consists of Preferred Series C TSC Interests.

8d	Preferred Series D TSC Interests	Impaired	Class 8d consists of Preferred Series D TSC Interests.

8e	Preferred Series E TSC Interests	Impaired	Class 8e consists of Preferred Series E TSC Interests.

9a	Other TSC Equity Interests	Impaired	Class 9a consists of Other TSC Equity Interests.

9b	Other Equity Interests in TS Holdings	Unimpaired	Class 9b consists of Other Equity Interests in TS Holdings.

9c	Other Equity Interests in MVH Holdings Inc.	Unimpaired/ Impaired	Class 9c consists of Other Equity Interests in MVH Holdings Inc.

9d	Other Equity Interests in Motient Ventures Holding Inc.	Unimpaired/ Impaired	Class 9d consists of Other Equity Interests in Motient Ventures Holding Inc.

9e	Other Equity Interests in Motient Holdings Inc.	Unimpaired/ Impaired	Class 9e consists of Other Equity Interests in Motient Holdings Inc.

9f	Other Equity Interests in Motient Communications Inc.	Unimpaired/ Impaired	Class 9f consists of Other Equity Interests in Motient Communications Inc.

9g	Other Equity Interests in Motient Services Inc.	Unimpaired/ Impaired	Class 9g consists of Other Equity Interests in Motient Services Inc.

9h	Other Equity Interests in Motient License Inc.	Unimpaired/ Impaired	Class 9h consists of Other Equity Interests in Motient License Inc.

9i	Other Equity Interests in TerreStar New York Inc.	Unimpaired/ Impaired	Class 9i consists of Other Equity Interests in TerreStar New York Inc.

In addition to the Classes identified above, the Plan provides for recoveries to certain types of Claims that are not separately classified under the Plan, as follows:

•
Allowed Administrative and Allowed Priority Tax Claims.  Administrative Claims include Claims for costs and expenses of administration of the TSC Debtors’ Chapter 11 Cases pursuant to Bankruptcy Code section 503(b), 507(a)(2) or 507(b).  Priority Tax Claims include any Claim of a governmental unit, as defined in Bankruptcy Code section 101(27), of the kind specified in Bankruptcy Code section 507(a)(8).

•
Allowed DIP Claims.  DIP Claims include Claims derived from or based upon the DIP Loan Agreement, including, without limitation, Claims for principal, interest, fees or expenses.  As discussed in section VI.B below, TSC has repaid the DIP Facility in full as of January 3, 2012.

•
Payment of Statutory Fees.  Statutory fees include all U.S. Trustee quarterly fees payable under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717, on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the TSC Debtors’ businesses, until the entry of an order closing the Chapter 11 Cases pursuant to Bankruptcy Code section 350(a), dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

Under the proposed Plan, holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed DIP Claims and all statutory fees will be paid in full, in Cash, or will otherwise be left Unimpaired or granted such other treatment as agreed between the TSC Debtors and the applicable creditor, all as further provided in Article III of the Plan and Section VIII of this Disclosure Statement.

(ii)	Summary of Treatment, Estimated Range of Recoveries and Voting Rights of Claims and Equity Interests Under the Plan

As described in further detail in the table below, the Plan provides that holders of Allowed Unsecured Claims will receive full satisfaction of their Claims, in the form of the New TSC Notes.  The remaining value of the Reorganized TSC Debtors will be transferred to the holders of TSC Series A and B Preferred Shares in the form of the New Common Stock of Reorganized TSC.  After taking into account the value distributed to unsecured creditors, and assuming that the Claims asserted by Elektrobit Inc. (“Elektrobit”), Van Vlissingen and Company, Jefferies & Company, Inc. (“Jefferies”) and other vendors are allowed in full, the equity value of Reorganized TSC being transferred to the holders of TSC Series A and B Preferred Shares is between $144.8 million3 and $154.8 million, while the face value of the interests held by the holders of TSC Series A Preferred Shares is $90 million and TSC Series B Preferred Shares is $318.5 million (not including amounts owed on account of earned but unpaid dividends).  In the event the Claims asserted by Elektrobit, Van Vlissingen and Company and Jefferies are disallowed in their entirety, the equity value of Reorganized TSC being transferred to the holders of TSC Series A and B Preferred Shares is between $177.2 million and $187.2 million.  Accordingly, after repaying the holders of TSC Series A and B Preferred Shares, there is simply no value remaining to distribute to any other equity interest holders.

The table below summarizes the classification, status, voting rights, treatment and estimated range of recoveries of classified Claims and Equity Interests under the Plan.  These summaries are described in the form below for illustrative purposes only and are qualified in their entirety by reference to the provisions of the Plan.  The projected range of Unsecured Claims in this Disclosure Statement is based on both (a) scheduled Claims and (b) Claims filed by certain parties in interest against the TSC Debtors’ estates (as adjusted to reflect disallowed and expunged claims).  Additionally, many of the Claims that were initially scheduled by the TSC Debtors were listed as contingent, unliquidated and/or disputed, and as a result, the amount of such Claims is not captured as part of the low range of estimated claims provided herein.  The high-end range of estimated Claims refers to all filed Claims against the TSC Debtors that have not been allowed in a lower amount or disallowed.  Since the filing of the Plan, certain of these Claims have already been expunged from the claims register [Docket Nos. 176, 234, 286].  Accordingly, the TSC Debtors believe that the true amount of Allowed Unsecured Claims is significantly less than $35 million.

For a more detailed description of the treatment of Claims and Equity Interests under the Plan, see section VIII of this Disclosure Statement, entitled “Description of the Joint Plan of Reorganization.”

3 Unless otherwise noted, all dollar amounts stated herein refer to USD.

THE ESTIMATED PROJECTED RECOVERIES SET FORTH IN THE TABLE

BELOW ARE ESTIMATES ONLY AND ARE THEREFORE SUBJECT TO CHANGE.

SUMMARY OF STATUS, TREATMENT AND RECOVERY

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims4
1	Unimpaired	No (deemed to accept)	Except to the extent that a holder of an Allowed Other Priority Claim (i) has been paid by the applicable TSC Debtor, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive from the TSC Debtor that is obligated on such Other Priority Claim, in full satisfaction, settlement, release and discharge of, and in exchange for such Other Priority Claim, Cash in the full amount of such Allowed Other Priority Claim.	100%	$0

2	Unimpaired	No (deemed to accept)
Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim shall, at the option of the TSC Debtors (with the reasonable consent of each of the Designated Holders), be paid: (i) in Cash in full on the first Distribution Date after such claim becomes due and payable in the ordinary course of business or (ii) in Cash on such other terms and conditions as may be agreed between the holder of such claim and the TSC Debtors.
				100%	$0

4 Where the estimated amount of Claims is represented as a range, the low end of the range is based on the TSC Debtors’ best estimate of Claims against each TSC Debtor and the high end of the range is based on scheduled and filed Proofs of Claim against same.  Where the estimated amount of Claims is not represented as a range, the estimated amount is based on scheduled and filed Proofs of Claim against such TSC Debtor.  The TSC Debtors are still evaluating whether additional claim objections may be appropriate that would reduce the estimated amount of Claims.

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims4
3a – 3b	Impaired	Yes	Except to the extent that a holder of an Allowed Bridge Loan Claim agrees to a less favorable treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Bridge Loan Claim, each holder of an Allowed Bridge Loan Claim shall be paid in Cash within two Business Days after the Effective Date in an amount equal to such Bridge Loan Claim less any interest that has accrued pursuant to Section 2.8(c) of the Bridge Loan Agreement solely as a result of a continuing default thereunder.	98%	3a: $4.23M
3b: $4.23M
4a – 4b	Impaired	Yes
Except to the extent that a holder of an Allowed Unsecured Claim in Classes 4a and 4b agrees to a less favorable treatment, each holder of an Allowed Unsecured Claim in Class 4a or 4b shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Unsecured Claim in Class 4a or 4b, its Pro Rata share (calculated with reference to all Allowed Unsecured Claims in Classes 4a and 4b) of New TSC Notes in an aggregate amount such that each holder of an Allowed Unsecured Claim in Class 4a or 4b receives a 100% recovery on account of such Allowed Unsecured Claim in Class 4a or 4b, including post-petition interest at the federal judgment rate.
				100%	4a: $27M – $32.5M5
4b: $350K – $1.8M

5 Of this amount, approximately $27.8 million relates to the claim asserted by Elektrobit.  As discussed in section VII.B(iv) hereof, the TSC Debtors and the Preferred Shareholders have objected to this claim and believe that it will be allowed, if at all, in a significantly lower amount.

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims4
4c – 4i	Impaired	Yes
Except to the that extent a holder of an Allowed Unsecured Claim in Classes 4c – 4i agrees to a less favorable treatment, to the extent that any holder of an Allowed Unsecured Claim in Classes 4c – 4i is also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance, such Claim shall be satisfied in full by TSC or TS Holdings, as applicable, in accordance with the terms of the Plan, provided, however, that each holder of an Allowed Unsecured Claim in Classes 4c – 4i that (a) is not also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance or (b) is the holder of an Allowed Unsecured Claim in Class 4a or 4b, but such Allowed Unsecured Claim in Classes 4c – 4i is greater in amount than such Allowed Unsecured Claim in Class 4a or 4b, shall, at the option of the applicable TSC Debtor, with the reasonable consent of each of the Designated Holders, receive:  (i) payment in Cash in full, including post-petition interest at the federal judgment rate, on the first Distribution Date after such Claim becomes due and payable in the ordinary course of business or (ii) its Pro Rata share of the equity of the reorganized entity corresponding to such Allowed Unsecured Claim.

For the avoidance of doubt, with respect to Allowed Class 4c – 4i Unsecured Claims, to the extent that Cash is distributed to any of the Other TSC Debtors pursuant to the TSN Debtors’ chapter 11 plan, such Cash will be used to satisfy such Allowed Class 4c – 4i Unsecured Claims, as applicable; provided, however, that, to the extent that any TSC Debtor(s) advance(s) Cash to any of the Other TSC Debtors to satisfy Allowed Class 4c – 4i Unsecured Claims prior to any of the Other TSC Debtors’ receipt of any distribution pursuant to the TSN Debtors’ chapter 11 plan, any such distribution pursuant to the TSN Debtors’ chapter 11 plan will be paid over to such TSC Debtor(s) in repayment of such Cash advance(s).
				0% - 100%	4c: $0M – $1.7M
4d: $0M – $1.7M
4e: $0M – $1.7M
4f: $10K – $3.3M
4g: $0M – $1.7M
4h: $0M – $1.7M
4i: $0M – $1.7M

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims4
5	Unimpaired	No (deemed to accept)
Except to the extent that a holder of an Allowed Convenience Claim (i) has been paid by TSC or TS Holdings, as applicable, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Convenience Claim shall receive, from TSC or TS Holdings, as applicable, in full satisfaction, settlement, release and discharge of, and in exchange for such Convenience Claim, Cash in the full amount of such Allowed Convenience Claim, including post-petition interest at the federal judgment rate, on the first Distribution Date after such Convenience Claim becomes Allowed.
				100%	$62K
6	Impaired	Yes
The holder of the Sprint Settlement Claim shall receive, on the Effective Date, in full satisfaction, settlement, release and discharge of, and in exchange for the Sprint Settlement Claim, Cash in an amount equal to the difference (if any) between $2.6 million and the amount paid to Sprint by the TSN Debtors on account of the Intercompany Funding Claim pursuant to the terms of the Sprint Settlements, which amount shall be funded solely from any amount actually received by TSC on account of the Intercompany Funding Claim.  In the event that the allowed amount of the Sprint Settlement Claim exceeds the total amount actually received by TSC on account of the Intercompany Funding Claim, the holder of the Sprint Settlement Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for the Sprint Settlement Claim only Cash in an amount equal to the total amount actually received by TSC on account of the Intercompany Funding Claim.
				N/A	$06

6 The TSC Debtors created Class 6 out of an abundance of caution should the amount paid to Sprint by the TSN Debtors be less than $2.6 million.  On the Payment Date (defined below), the TSN Debtors paid Sprint $2.6 million on account of the Intercompany Funding Claim.   Thus, the amount of the Sprint Settlement Claim is zero and Class 6 is an empty class, deemed automatically eliminated.

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims4
7	Unimpaired	No (deemed to accept)	No distribution shall be made on account of Intercompany Claims. Except as otherwise determined by the TSC Debtors, with the consent of the Requisite Designated Holders, each Allowed Intercompany Claim shall be reinstated on the Effective Date. After the Effective Date, the Reorganized TSC Debtors shall have the right to resolve or compromise Disputed Intercompany Claims without approval of the Bankruptcy Court.	100%	TSC: $1.2M
TS Holdings: $0
MVH Holdings Inc.: $0
Motient Ventures Holding Inc.: $32.9M
Motient Holdings Inc.: $0
Motient Communications Inc.: $0
Motient Services Inc.: $0
Motient License Inc.: $0
TerreStar New York Inc.: $5,000
8a – 8b	Impaired	Yes
On the Effective Date, except to the extent a holder of an Allowed Preferred Series A TSC Interest or an Allowed Preferred Series B TSC Interest agrees to a less favorable treatment, each holder of an Allowed Preferred Series A TSC Interest or an Allowed Preferred Series B TSC Interest shall receive its Pro Rata share (calculated with reference to all Allowed Preferred Series A and B TSC Interests) of the New Common Stock.  On the Effective Date, all Preferred Series A TSC Interests and Preferred Series B TSC Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.
				4.3% - 45.1%	8a: $90M7
8b: $318.5M8

7 The holders of Preferred Series A TSC Interests are owed $90 million based on the face amount of such interests, plus additional dividends that have accrued since April 2010 and remain unpaid.

8 The holders of Preferred Series B TSC Interests are owed $318.5 million based on the face amount of such interests, plus additional dividends that have accrued since April 2010 and remain unpaid.

Class	Status	Voting Rights	Plan Treatment of Class	Estimated Recovery	Estimated Amount of Claims4
8c – 8e	Impaired	No (deemed to reject)	On the Effective Date, all Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests.	0%	N/A
9a	Impaired	No (deemed to reject)	On the Effective Date, all Other TSC Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the holders of Other TSC Equity Interests.	0%	N/A
9b – 9i	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
In full satisfaction, settlement, release and discharge of and in exchange for the Reorganized TSC Debtors’ agreement to make distributions, if any, to the holders of Allowed Unsecured Claims and Other Equity Interests under the Plan, to provide management services to certain other Reorganized TSC Debtors and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized TSC Debtors, each and every Other Equity Interest in Classes 8b – 8i shall, subject to any Restructuring Transaction, at the option of the Reorganized TSC Debtors (in consultation with the Designated Holders), either (i) be retained, in which case the TSC Debtor holding such Other Equity Interests shall continue to hold such Other Equity Interests, and the legal, equitable and contractual rights to which the holders of such Other Equity Interests are entitled shall remain unaltered or (ii) be cancelled and new Other Equity Interests in the applicable Other TSC Debtor shall be issued pursuant to the Plan to the Reorganized TSC Debtor that holds such Other Equity Interests.  For the avoidance of doubt, if the holders of Allowed Unsecured Claims in Classes 4c – 4i receive the equity in the reorganized entity corresponding to their respective Allowed Unsecured Claim, the holders of the applicable 8c – 8i Other Equity Interests will receive no distribution.
				0%	N/A

D.	Voting Deadline

The deadline to vote on the Plan is 5:00 p.m. (prevailing Eastern time) on February 24, 2012 (the “Voting Deadline”).

E.	Procedures for Voting on the Plan

This Disclosure Statement, accompanied by a ballot to be used for voting on the Plan, is being distributed to the holders of Claims and Equity Interests entitled to vote on the Plan.  If you are a holder of Claims or Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, 4i, 6, 8a or 8b, you may vote for or against the Plan by completing the ballot and returning it in the envelope provided in accordance with the instructions provided on the ballot and in the voting and tabulation procedures.

The TSC Debtors, with the approval of the Bankruptcy Court, have engaged The Garden City Group, Inc. to serve as the voting agent for claims and generally oversee the voting process (the “Voting and Claims Agent”).  The Voting and Claims Agent will also process and tabulate ballots for each Class entitled to vote to accept or reject the Plan.

DELIVERY OF BALLOTS
Ballots must be actually received by the Voting and Claims Agent by the Voting Deadline of 5:00 p.m. (prevailing Eastern time) on February 24, 2012 at the following addresses:

Voting and Claims Agent:

If by mail:

TerreStar Corporation
c/o The Garden City Group, Inc.
P.O. Box 9680
Dublin, OH 43017-4980

If by hand or overnight courier:

TerreStar Corporation
c/o The Garden City Group, Inc.
5151 Blazer Parkway, Suite A
Dublin, OH 43017

The Voting and Claims Agent will not accept ballots submitted by facsimile or electronic means.

* * * * * * *

If you have any questions on the procedure for voting on the Plan, please call the Voting and Claims Agent at the following telephone number: 1-888-872-9182

More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims and Equity Interests that are entitled to vote on the Plan, as well as the voting and tabulation procedures.  For your vote to be counted, your ballot must be completed, signed and actually received by the Voting and Claims Agent by 5:00 p.m. (prevailing Eastern time), on the Voting Deadline, February 24, 2012.

Any ballot that is properly executed by the holder of a Claim or Equity Interest, but that does not clearly indicate either an acceptance or rejection of the Plan or that indicates both an acceptance and a rejection of the Plan, will not be counted.

Each holder of a Claim or Equity Interest may cast only one ballot for each Claim and each Equity Interest held. It is important to follow the specific instructions provided on each ballot. For information regarding voting, see section IX herein entitled “Solicitation and Voting Procedures,” which begins on page 46, as well as the Disclosure Statement Order, which is attached hereto as Exhibit B.

F.	Additional Plan-related Documents

The TSC Debtors will file the Plan Supplement with the Bankruptcy Court at least 20 days prior to the Voting Deadline, or such later date as may be approved by the Bankruptcy Court.  The identity of the initial members of the new board of directors and the nature and compensation for any director who is an “insider” under the Bankruptcy Code who is known at the time, however, will be disclosed and filed with the Bankruptcy Court prior to the end of the Confirmation Hearing, or such later date as may be approved by the Bankruptcy Court.  The Voting and Claims Agent will serve the 2002 list and master service list with a notice that will inform parties that the Plan Supplement was filed, will list the information included therein and will explain how copies of the Plan Supplement may be obtained.  The Plan Supplement will include a compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the TSC Debtors, including:  (a) the New Corporate Governance Documents, (b) the identity of the known members of the New Boards and the nature and compensation for any director who is an “insider” under the Bankruptcy Code, (c) the Assumed Executory Contract and Unexpired Lease List, (d) the Rejected Executory Contract and Unexpired Lease List, (e) the Registration Rights Agreement, (f) the Schedule of Retained Causes of Action, (g) the Schedule of Insurance Policies, (h) a schedule of Intercompany Claims, (i) the New TSC Notes, (j) the Exit Financing Term Sheet, if any, and (k) all exhibits, attachments, supplements, annexes, schedules and ancillary documents related to each of the foregoing.9

9 No later than 25 calendar days prior to the Plan Supplement Filing Date, the TSC Debtors will provide each of the Designated Holders with the proposed form of each document comprising the Plan Supplement.  Except with respect to (a) the New Corporate Governance Documents, (b) the Registration Rights Agreement, (c) the New TSC Notes and (d) the Exit Facility Documents, if any Designated Holder has not provided comments to any Plan Supplement document by the date that is five business days prior to the Plan Supplement Filing Date (or has provided comments that have been incorporated), such Plan Supplement document will be deemed to be reasonably acceptable in form and substance to such Designated Holder.

THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE TSC DEBTORS TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED UNDER THE BANKRUPTCY CODE, INCLUDING SECTIONS 524 AND 1141 THEREOF, AND BY ALL OTHER APPLICABLE LAW.

II.
IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

This Disclosure Statement provides important information regarding the TSC Debtors’ joint chapter 11 plan of reorganization, which the TSC Debtors are seeking to have confirmed by the Bankruptcy Court.

THE TSC DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF ALL STAKEHOLDERS.  THE TSC DEBTORS URGE ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN TO VOTE IN FAVOR OF THE PLAN.

The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.  In the case of any inconsistency between the summary provided in this Disclosure Statement and the Plan, the Plan will govern.

The TSC Debtors submit this Disclosure Statement pursuant to Bankruptcy Code section 1125 for the purposes of soliciting acceptances with respect to, and Confirmation of, the Plan.  The Disclosure Statement and the information it contains may not be relied on for any other purpose.  The TSC Debtors believe that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate.  The summaries of the financial information and the documents annexed to this Disclosure Statement, including the Plan, are qualified in their entirety by reference to those documents.

No representations concerning the TSC Debtors or the value of the TSC Debtors’ property have been authorized by the TSC Debtors other than as set forth in this Disclosure Statement.  Any other information, representations or inducements made to obtain acceptance of the Plan should not be relied on by any holder of a Claim or Equity Interest entitled to vote on the Plan.

The TSC Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been and will not be audited or reviewed by the TSC Debtors’ independent auditors unless explicitly stated otherwise herein.

For additional information about the TSC Debtors’ business operations, please refer to the Annual Report of TerreStar Corporation (“TSC”) on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on May 6, 2010, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 11, 2010, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 6, 2010 and any other recent report filed with the SEC.  These filings are available by accessing the SEC’s website at http://www.sec.gov.  On November 5, 2010, the Nasdaq Stock Market LLC delisted TSC’s common stock, and TSC has since ceased filing current reports with the SEC.

III.
QUESTIONS AND ANSWERS REGARDING
THIS DISCLOSURE STATEMENT AND THE PLAN

A.	What is Chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 of the Bankruptcy Code promotes equality of treatment for similarly situated creditors and similarly situated interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that includes all of the legal and equitable interests of the debtor in property as of the bankruptcy commencement date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan of reorganization is the principal objective of a chapter 11 case.  A plan that is confirmed by the bankruptcy court is binding on the debtor, any person acquiring property under the plan, any creditor or interest holder of the debtor and any other entity as may be ordered by the bankruptcy court, in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s claims and equity interests in accordance with the terms of the confirmed plan.

B.	Why are the TSC Debtors sending me this Disclosure Statement?

The TSC Debtors are seeking to obtain Bankruptcy Court approval of the Plan.  Before soliciting acceptances of the Plan, Bankruptcy Code section 1125 requires the TSC Debtors to prepare a Disclosure Statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan.  On January 10, 2012, the Bankruptcy Court held a hearing to approve, and subsequently entered an order approving, the Disclosure Statement pursuant to Bankruptcy Code section 1125.  A copy of the Disclosure Statement Order is attached hereto as Exhibit B.  This Disclosure Statement is being submitted to the TSC Debtors’ stakeholders in accordance with the requirements of the Bankruptcy Code and the Disclosure Statement Order.

C.	Am I entitled to vote on the Plan? What will I receive from the TSC Debtors if the Plan is consummated?

Your ability to vote and the distribution and consideration that you will receive under the Plan, if any, depend on what kind of claim or interest you hold.  As described in section VIII of this Disclosure Statement, Article III of the Plan creates categories of holders of claims and interests, each of which is referred to as a “Class.”  A summary of the Classes of Claims and Equity Interests and a description of each Class’s voting status are set forth in the Executive Summary of this Disclosure Statement.

You should refer to this entire Disclosure Statement and the Plan for a complete description of the classification and treatment of each Class of Claims and Equity Interests.

For more information about the treatment of Claims and Equity Interests, see “Description of the Joint Plan of Reorganization,” which begins on page 35.

D.
If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what do you mean when you refer to “Confirmation,” the “Effective Date” and “consummation”?

“Confirmation” refers to approval of the Plan by the Bankruptcy Court.  Confirmation does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation, there are certain conditions that need to be satisfied or waived so that the Plan can be consummated or become effective.  References to the “Effective Date” mean the date that all conditions to the Plan have been satisfied or waived and the Plan has been fully consummated.  Distributions will be made only on the Effective Date or as soon as practicable thereafter, in accordance with Article III of the Plan (and for claims that are not yet Allowed, distributions will be further delayed).  See “Confirmation of the Plan,” which begins on page 49, for a discussion of the conditions to consummation.

E.	If the Plan applies solely to the TSC Debtors, what happens to a claim I may have against a related debtor not included in the Plan?

The Plan applies to the TSC Debtors only–namely, TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc.  The Plan does not apply to the TSN Debtors–namely, TerreStar Networks Inc., TerreStar License Inc., TerreStar National Services Inc., TerreStar Networks (Canada) Inc., TerreStar Networks Holdings (Canada) Inc. and 0887729 B.C. Ltd.–who received Bankruptcy Court approval to sell substantially all of their assets to Gamma Acquisition L.L.C., an affiliate of DISH Network Corporation.  The TSN Debtors have filed a plan that proposes to provide for the distribution of the proceeds from such sale [TSN Docket No.850].  Creditors with claims against the TSN Debtors will receive separate notice of the proposed plan for the TSN Debtors.

F.	What is included in the solicitation packages to be sent to creditors who are eligible to vote on the Plan?

All parties in interest will receive notice of the Confirmation Hearing, which is the hearing at which the TSC Debtors will seek Confirmation.  Additionally, creditors who are eligible to vote on the Plan will receive appropriate solicitation materials, including ballots.  Specifically, accompanying this Disclosure Statement are, among other things, copies of:  (1) the Plan (attached as Exhibit A hereto), (2) the notice of, among other things, the time for submitting ballots to accept or reject the Plan, the date, time and place of the hearing to consider the Confirmation of the Plan and related matters and the time for filing objections to the Confirmation of the Plan (the “Confirmation Hearing Notice”) and (3) if you are entitled to vote, one or more ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan (collectively, the “Solicitation Package”).

The notices to be sent to parties in interest will state that this Disclosure Statement, the Plan and all of the exhibits thereto are available for viewing by any party free of charge by contacting The Garden City Group, Inc. at:  (i)  1-888-872-9182, (ii) TerreStarCorp@gcginc.com or (iii) www.TerreStarCorpRestructuring.com.

G.	What is the deadline to vote on the Plan?

The deadline is February 24, 2012 at 5:00 p.m. (prevailing Eastern time).

H.	How do I vote for or against the Plan?

This Disclosure Statement, accompanied by a ballot to be used for voting on the Plan, is being distributed to the holders of Claims or Equity Interests entitled to vote on the Plan.  If you are a holder of Claims or Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, 4i, 6, 8a or 8b, you may vote for or against the Plan by completing the ballot and returning it in the envelope provided in accordance with the instructions provided on the ballot and in the Solicitation and Voting Procedures.

DELIVERY OF BALLOTS
Ballots must be actually received by the Voting and Claims Agent by the Voting Deadline of 5:00 p.m. (prevailing Eastern time) on February 24, 2012 at the following addresses:

Voting and Claims Agent:

If by mail:

TerreStar Corporation
c/o The Garden City Group, Inc.
P.O. Box 9680
Dublin, OH 43017-4980

If by hand or overnight courier:

TerreStar Corporation
c/o The Garden City Group, Inc.
5151 Blazer Parkway, Suite A
Dublin, OH 43017

The Voting and Claims Agent will not accept ballots submitted by facsimile or electronic means.

* * * * * * *

If you have any questions on the procedure for voting on the Plan, please call the Voting and Claims Agent at the following telephone number: 1-888-872-9182

More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims and Equity Interests that are entitled to vote on the Plan, as well as the Solicitation and Voting Procedures.  For your vote to be counted, your ballot must be completed, signed and actually received by 5:00 p.m. (prevailing Eastern time), on the Voting Deadline, February 24, 2012.

Any ballot that is properly executed by the holder of a Claim or Equity Interest, but which does not clearly indicate either an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, will not be counted.

Each holder of a Claim or Equity Interest may cast only one ballot for each Claim or Equity Interest held.  It is important to follow the specific instructions provided on each ballot. For information regarding voting, see the section herein entitled “Solicitation and Voting Procedures,” which begins on page 46, as well as the Disclosure Statement Order, which is attached hereto as Exhibit B.

I.	When is the Confirmation Hearing set to occur?

The Bankruptcy Court has scheduled the Confirmation Hearing for March 7, 2012 to take place at 10:00 a.m. (prevailing Eastern time) before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004-1408.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

J.	What is the deadline to object to Confirmation?

Objections to Confirmation must be filed and served on the TSC Debtors, and certain other parties in interest, so that they are actually received no later than February 24, 2012 at 5:00 p.m. (prevailing Eastern time) in accordance with the requirements set forth in the Disclosure Statement Order, which is attached to this Disclosure Statement as Exhibit B.  Unless objections to Confirmation are timely served and filed in compliance with the Disclosure Statement Order, they may not be considered by the Bankruptcy Court.  For further information on Confirmation, see the section of this Disclosure Statement titled “Confirmation of the Plan,” which begins on page 49.

K.	What is the effect of Confirmation on the TSC Debtors’ ongoing business?

The TSC Debtors are reorganizing under chapter 11 of the Bankruptcy Code.  As a result, unless otherwise set forth in the Plan, Confirmation means that the TSC Debtors will not be liquidated or forced to go out of business.  Following Confirmation, the Plan will be consummated on the Effective Date, which is a date selected by the TSC Debtors that is the first business day after which all conditions to consummation have been satisfied or waived.  See Article X of the Plan.  On or after the Effective Date, and unless otherwise provided in the Plan, each Reorganized TSC Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Equity Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

In the event that the Plan is not consummated, the Plan would be null and void in all respects.  Accordingly, any settlement or compromise, distribution on account of any Claim or Equity Interest, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be deemed null and void.

L.	Do the TSC Debtors recommend voting in favor of the Plan?

Yes.  It is the TSC Debtors’ opinion and belief that the Plan provides for a larger distribution to the TSC Debtors’ creditors and equity holders than would result from any other available alternative.  The TSC Debtors believe that the Plan is in the best interests of all holders of Claims and Equity Interests.  Any other alternative, including a liquidation under chapter 7 of the Bankruptcy Code, would realize lesser value than the value to be afforded under the Plan.  Thus, the TSC Debtors recommend that holders of Claims and Equity Interests who are entitled to vote on the Plan vote to accept it.

IV.
THE TSC DEBTORS’ HISTORY

A.	Company Overview

TSC is a Delaware corporation whose main assets10 are its equity interests in TS Holdings, its wholly owned subsidiary, which owns 1.4 Holdings (defined below), which has the rights to use 1.4 GHz terrestrial spectrum (“1.4 Spectrum”) pursuant to 64 FCC licenses (the “FCC Licenses”) held by 1.4 Holdings.  Although TSC, through its wholly owned subsidiary Motient Ventures Holding Inc. (“MV Holding”), has an indirect 89.3% ownership interest in TSN, which operates a separate and distinct mobile communications business, it is expected that this ownership interest will be divested through TSN’s chapter 11 proceedings.

10 The approximately $162 million in “assets due from affiliated companies” listed on the TSC Debtors’ monthly operating reports consists primarily of amounts due from TSN based on a GAAP adjustment relating to a write-down in value of the 1.4 Spectrum.  The remainder relates to intercompany debts from TSN, TerreStar Global Ltd., TerreStar National Services Inc. and TerreStar New York Inc. (“TerreStar NY”) in connection with operating expenses and cash transfers between TSC and the above-listed companies.  The approximately $322 million in “equity investments in affiliated companies” listed on the TSC Debtors’ monthly operating reports relates primarily to TSC’s indirect 89.3% equity investment in TSN and TSC’s investment in the equity stake at TerreStar Global Ltd.  For the avoidance of doubt, both of the above-described asset valuations are based on GAAP figures and not on the market value of the TSC Debtors’ assets.  Pursuant to the TSN Debtors’ disclosure statement, the TSN Debtors expect that holders of unsecured claims at TSN will recover approximately 6.14% on account of such claims and that holders of unsecured claims at TerreStar National Services Inc. will recover 0% of such claims [TSN Docket No. 851].  The TSN Debtors expect that holders of equity interests will recover 0% on account of such interests at each entity.

B.	The TSC Debtors’ Business Operations

The business enterprise of the subsidiaries of the TSC Debtors is dependent in large part on a number of key agreements and other arrangements.  Set forth below is a short summary of some of these significant pre-petition agreements, arrangements and relationships.

GENUS Handset, Chipset Development and Related Technology

On August 10, 2007, TSN entered into a Master Development & Licensing Agreement with Elektrobit under which Elektrobit would assist with the development of the GENUS handset.11  Pursuant to an amendment dated November 18, 2009, TSC was added as a party to the Master Development & Licensing Agreement and agreed to guarantee TSN’s obligations to Elektrobit under the Master Development & Licensing Agreement, despite TSC having no direct benefit under this agreement.12

On December 1, 2009, TSC and TSN entered into a Master Supply Agreement (the “Supply Agreement”) with Elektrobit, which sets the terms for the individual purchase orders for the GENUS.  Additionally, under the Supply Agreement, Elektrobit provides manufacturing services, forward and reverse logistics and after-market services support for certain satellite-terrestrial smartphones, starting with the GENUS smartphone.  The goods and services provided under the Supply Agreement are all for the benefit of TSN’s business, and none of the goods or services are or were utilized by TSC.  While there is no volume commitment from TSC and TSN in the Supply Agreement, pricing and other terms are adjusted based on volume.

On or about November 19, 2010, Elektrobit filed suit against TSC in the Supreme Court of the State of New York seeking payment of outstanding receivables in the amount of $25.8 million.  Elektrobit also filed a proof of claim in TSN’s chapter 11 case in the amount of approximately $25.8 million, which Elektrobit later amended to assert a claim in the amount of approximately $27.9 million.

As discussed in detail in section IV.E(ii) below, on March 23, 2011, the Bankruptcy Court authorized the TSC Debtors and the TSN Debtors to reject all agreements with Elektrobit.

Relationship with Harbinger/LightSquared (f/k/a SkyTerra)

The TSC Debtors and their non-TSC Debtor affiliates have a number of separate contractual relationships with Harbinger Capital Partners LLC (“Harbinger”) (one of the TSC Debtors’ most significant stakeholders) and certain of its affiliates, including LightSquared, Inc. (“LightSquared” (f/k/a SkyTerra Communications, Inc. (“SkyTerra”)).  Among other things, as described in detail below, a subsidiary of LightSquared and an affiliate of Harbinger leases rights to use 1.4 Holdings’ (as defined below) 1.4 Spectrum.

In September 2009, TerreStar 1.4 Holdings LLC (“1.4 Holdings”), a Delaware limited liability company that is wholly owned by TS Holdings and that is neither a TSC Debtor nor a TSN Debtor, entered into a lease agreement (the “Spectrum Lease”)13 with One Dot Four Corp. (“One Dot Four”), a subsidiary of LightSquared and an affiliate of Harbinger, under which One Dot Four leases the rights to use the 1.4 Spectrum for which 1.4 Holdings holds the FCC Licenses.14  The Spectrum Lease has an initial term through April 2017, renewable at One Dot Four’s option for two additional terms of ten years each, in both instances subject to FCC renewal of the FCC Licenses.  Pursuant to the Spectrum Lease, One Dot Four pays 1.4 Holdings $2 million per month on the first day of each month.15

11 The “GENUS” is the world’s first smartphone with integrated all-IP satellite-terrestrial voice and data capabilities.
12 As discussed in section IV.E(ii) below, Elektrobit has asserted a claim against TSC based on TSC’s alleged liability as guarantor under the Master Development & Licensing Agreement.  The TSC Debtors and certain of the TSC Debtor’s preferred shareholders, Harbinger, Highland and Solus, have objected to such claim.
13 The lease agreement entered into in September 2009 was a spectrum manager lease agreement.  In July 2010, 1.4 Holdings and One Dot Four sought and received FCC consent to replace the spectrum manager lease agreement with a long-term de facto transfer lease agreement, which was amended on October 13, 2010.
14 Certain parties have asserted that the Spectrum Lease may be under market.  At the time the Spectrum Lease was entered into, the terms of the Spectrum Lease were carefully evaluated by the board of directors of 1.4 Holdings, including two members of the board who were appointed by EchoStar Corporation, one of Harbinger’s largest competitors in this area.  The board was advised with respect to the Spectrum Lease by outside professionals as well as management.  In addition, the terms of the Spectrum Lease were publicly disclosed in SEC filings, which were readily available to all parties in interest, including the objecting parties.  Despite the fact that the terms of the Spectrum Lease were publicly available, no parties objected to 1.4 Holdings’ entry into the Spectrum Lease.
15 Pursuant to a pre-petition agreement, One Dot Four prepaid the Spectrum Lease through June 2011.  Beginning in July 2011, One Dot Four resumed making payments under the Spectrum Lease.  Pursuant to the terms of the DIP Loan Agreement, funds received under the Spectrum Lease and upstreamed to TSC are to be used to repay the DIP Loan Agreement on a quarterly basis.  The final payment in full satisfaction of the DIP Facility was made on January 3, 2012.

To maintain their interest in the 1.4 Spectrum, 1.4 Spectrum’s licensees must make a showing of “substantial service” in their license area within the initial license term (10 years).  Substantial service is defined as service that is sound, favorable and substantially above a level of mediocre service that might minimally warrant renewal.  Any licensee that fails to meet this requirement will forfeit its license and the licensee will be ineligible to regain it.  1.4 Holdings has the right to terminate the Spectrum Lease at any time between April 23, 2015 through April 23, 2017 upon 90 days’ notice and opportunity for cure if (1) One Dot Four fails to materially develop facilities to offer services under the 1.4 Spectrum and (2) 1.4 Holdings reasonably determines, after consultation with One Dot Four, that the substantial service renewal standard for the 1.4 Spectrum will not be satisfied by April 23, 2017.

Upon the occurrence of certain events or under certain conditions, One Dot Four has an option, but not the obligation, to purchase the FCC Licenses for a specified purchase price (the “Option Purchase Price”).  One Dot Four also has a right of first refusal to either match an offered price (less credit for certain amounts paid under the Spectrum Lease) or pay the Option Purchase Price (which includes a partial credit for certain amounts paid under the Spectrum Lease) with respect to third-party offers to purchase certain ownership interests in 1.4 Holdings or TS Holdings, or to purchase or otherwise transfer the rights to use the 1.4 Spectrum.  As a result of, among other things, the Spectrum Lease, and as set forth in additional detail in Exhibit F, the TSC Debtors believe the 1.4 Spectrum has a value of between $175 and $185 million.

Certain parties have objected to the TSC Debtors’ valuation of the 1.4 Spectrum, based in part on the auctions of 2.0 GHz spectrum in the TSN and DBSD bankruptcy cases.  As a preliminary matter, the 1.4 Spectrum is currently encumbered by the Spectrum Lease and, accordingly, regardless of the value realized for other spectrum auctions and regardless of other value-impacting matters, the value of the 1.4 Spectrum is necessarily limited by the income stream under the Spectrum Lease.

Mohawk Capital LLC (“Mohawk”) asserts that the TSC Debtors should have, among other things, further explored a bankruptcy filing for 1.4 Holdings and the rejection of the Spectrum Lease.  Even assuming the rejection of the Spectrum Lease would give rise to a significant rejection damage claim, Mohawk asserts that there is no evidence that there would not be an interested bidder that would be willing to pay more than the “Plan valuation” of $175 million to $185 million plus the value of any rejection damage claim that would provide the Preferred Shareholders with an immediate cash recovery that is greater than the recovery that is currently provided for in the Plan.  Additionally, Mohawk asserts that an accommodation could be reached with Harbinger/LightSquared, if they were interested in the 1.4 Spectrum License, to allow them to use an agreed upon rejection damage claim number for purposes of currency to be used in any potential bid that they may make for rights to use the 1.4 Spectrum license.  The TSC Debtors disagree with these assertions.

  Even if the 1.4 Spectrum was not encumbered by the Spectrum Lease, results from other auctions of 2.0 GHz spectra are inapplicable in this case because the 1.4 Spectrum is an entirely different asset than the TSN Debtors’ 2.0 GHz spectrum.  Despite the flexible use designation, certain characteristics of the 1.4 GHz bands render the 1.4 Spectrum unique and difficult to compare to other spectrum bands.

Technical Parameters.  Power transmission is restricted on adjacent spectrum bands.  These power restrictions limit transmission strength, which, based on current technology, can result in less effective in-building penetration and significantly reduce eligible applications for the 1.4 Spectrum bands.  Furthermore, spectrum that is subject to power limitations may require more base stations and network infrastructure than for an unrestricted spectrum, resulting in higher capital and operating expenses.

Unfavorable Spectrum Configuration.  Although the 1.4 Spectrum bands comprise 8 MHz of spectrum capacity, narrow configuration limits are currently only used for lower bandwidth-consuming applications, including smart grid/smart utility, radio, supervisory control and data acquisition and point-to-point link applications.

Equipment Ecosystem.  The 1.4 Spectrum bands currently suffer from an underdeveloped equipment ecosystem.  Although the 1.4 GHz spectrum equipment ecosystem is beginning to develop, the limited use of the spectrum and applicable devices yield cost and potentially time-to-market disadvantages.  Further, pursuing a voice or smart phone strategy would be challenging (notwithstanding the power limitations previously discussed) as original equipment manufacturers typically are unwilling to develop chipsets and other equipment comparable with other bands unless they identify a significant market for potential customers.

In addition to the agreement with One Dot Four, before the commencement of the Chapter 11 Cases, TSC and TSN entered into an exclusivity agreement (which was subsequently extended) with certain affiliates of Harbinger regarding the ability to exclusively negotiate a pooling arrangement of the parties’ various spectrum and satellite capacity.  Specifically, in January 2010, TSC and TSN entered into the original exclusivity agreement (the “Original Exclusivity Agreement”), pursuant to which they agreed that for a period of 90 days, they would negotiate in good faith an agreement with Harbinger and its affiliates under which the S-Band spectrum licensed to TerreStar License Inc. would be combined with other services (such as satellite usage rights) to provide mobile communications services (a “Pooling Arrangement”).  As consideration for entering into the Original Exclusivity Agreement, Harbinger, on behalf of its affiliate, One Dot Four, agreed to prepay $30 million of the amounts due under the Spectrum Lease.  Upon receipt of the funds from Harbinger, 1.4 Holdings paid a dividend to its 100% shareholder TS Holdings in the amount of the funds received.  TS Holdings then made an intercompany loan to MV Holding in the amount of approximately $32 million.  MV Holding then made a capital contribution to TSN, its 89.3% owned subsidiary, of approximately $32 million.

Mohawk, a holder of TSC Series B Preferred Shares and common stock of TSC, asserts that TS Holdings, MV Holding and their ultimate parent, TSC, were insolvent at the time of the $32 million transfer to TSN.  Moreover, Mohawk believes that MV Holding had negative equity in TSN before and after the $32 million transfer, and therefore the $32 million transfer did not inure to the benefit of MV Holding as an equity holder of TSN.

Mohawk asserts that its allegation that TSN’s severe undercapitalization at the time of the $32 million transfer is supported by the TSN Debtors’ official committee of unsecured creditors Recharacterization Motion that was filed on June 17, 2011. In the Recharacterization Motion, the committee asserts that TSC’s intercompany loan should be recharacterized as an equity contribution because in 2009, at the time that the loan was made, TSN was allegedly severely undercapitalized and had an alleged negative book equity.16  Mohawk believes that if the committee’s assertion is correct that TSN was severely undercapitalized in 2009, then TSC could not have received reasonably equivalent value for its $32 million capital contribution to TSN by way of the $32 million loan from TS Holdings to MV Holding.  Mohawk believes that because TS Holdings and MV Holding, and by extension TSC, were insolvent at the time of the $32 million transfer and did not receive reasonably equivalent value on account of the $32 million transfer, the $32 million transfer to TSN should be avoided as a fraudulent conveyance under Bankruptcy Code section 548.

16 Pursuant to the Sprint TSN Stipulation, TSN and the committee have consensually resolved the Recharacterization Motion [TSN Docket No. 830, 851].  As part of the settlement, the Intercompany Funding Claim will be allowed against TSN in the amount of $56,875,342 and the Recharacterization Motion will be withdrawn.

The TSC Debtors disagree with each of Mohawk’s assertions and believe that pursuit of a fraudulent transfer action under the circumstances of these cases would not benefit the TSC Debtors’ estates.  By their nature, fraudulent transfer actions are difficult to prove, particularly because at the time of the transfer in question, TSN had substantial funds in its bank accounts, and in order to prove a fraudulent transfer, it would be necessary to show insolvency at the time of the transfer.  Accordingly, any attempt by the TSC Debtors to pursue a fraudulent transfer claim against TSN in connection with the $32 million transfer would require significant discovery costs and would necessarily cause extensive delays in the TSC Debtors’ plan process, and thus delay recoveries to all creditors and stakeholders.  Further, even if the TSC Debtors were successful in pursuing a fraudulent transfer claim against TSN, it is unclear whether the amount ultimately received by the TSC Debtors on account of such claim would outweigh the costs expended in pursuing such claim because the holders of unsecured claims against TSN are projected to receive only a minimal recovery.  On January 9, 2012, Mohawk filed a motion seeking standing to assert this claim in the TSC Debtors’ cases [Docket No. 328].  Mohawk’s motion is currently scheduled to be heard on January 25, 2012.

C.	The TSC Debtors’ Organizational Structure

Attached as Exhibit C to this Disclosure Statement is an organizational chart summarizing the corporate structure of the TSC Debtors and their affiliates, as of the February Petition Date.  As demonstrated by the organizational chart, TSC is a Delaware corporation and is the ultimate parent company of each of the other TSC Debtors.  As of the date hereof, TSC has four wholly owned direct subsidiaries, all of which are TSC Debtors:  (a) TerreStar NY, (b) Motient Holdings Inc. (“Motient”), (c) MVH Holdings Inc. (“MVH”) and (d) TS Holdings.

•	TS Holdings is a Delaware corporation that directly holds 100% of the interests in 1.4 Holdings. TS Holdings is a TSC Debtor in these proceedings.

•
1.4 Holdings is a Delaware limited liability company.  1.4 Holdings is a special purpose entity that holds the FCC licenses for the 1.4 Spectrum.  There are a number of reasons the board of directors at 1.4 Holdings did not seek chapter 11 protection.  First, 1.4 Holdings is a solvent entity.  Second, 1.4 Holdings has only one significant creditor—One Dot Four, the counterparty to the Spectrum Lease—to which 1.4 Holdings owes fiduciary duties.  If 1.4 Holdings had filed for chapter 11 relief and rejected the Spectrum Lease, then One Dot Four may have held a significant damages claim against 1.4 Holdings that could likely have resulted in no value remaining for distribution to the equity holders of 1.4 Holdings.  Finally, if 1.4 Holdings were to file for chapter 11 relief, it may trigger One Dot Four’s right to purchase the 1.4 Spectrum pursuant to the Spectrum Lease.  Accordingly, 1.4 Holdings is not a TSC Debtor in these proceedings.

•	TerreStar NY is a New York corporation that has no subsidiaries. TerreStar NY is a TSC Debtor in these proceedings.

•
Motient is a TSC Debtor in these proceedings and holds 100% of the interests in both Motient Services Inc. and Motient Communications Inc., each a Delaware corporation, and each a TSC Debtor in these proceedings.  Motient Communications Inc., in turn, holds 100% of the interests in Motient License Inc., another Delaware corporation, and a TSC Debtor in these proceedings.  These entities have minimal operations, minimal assets and various liabilities they will seek (or have sought already) to reject in the Chapter 11 Cases.

•	MVH directly holds 100% of the interests in MV Holding, a Delaware corporation. MV Holding is a TSC Debtor in these proceedings.

D.	The TSC Debtors’ Pre-petition Capital Structure

(i)	Intercompany Loan

Over the course of four months in 200917, TSC provided TSN with funding to finance insurance premiums related to one of TSN’s capital assets, which was comprised of five promissory notes due 201418 each in the face amount of $10 million and each bearing a fixed rate of interest at 15% per year (the “Intercompany Loan”).  On December 10, 2010, TSC filed a proof of claim against TSN asserting the Intercompany Funding Claim in the face amount of $50 million (plus interest).

(ii)	Pre-petition Indebtedness–Bridge Loan Agreement

On November 19, 2010, TSC, as borrower, and TS Holdings, as guarantor, the lenders party thereto, which included Solus Alternative Asset Management LP (“Solus”), Harbinger, Highland Capital Management, L.P. (“Highland”) and/or affiliates thereof, and NexBank, SSB, as agent, entered into that certain Term Loan Credit Agreement in a principal aggregate amount of $2.65 million (as amended, restated, amended and restated, supplemented or otherwise modified, the “Bridge Loan Agreement”).  The Bridge Loan Agreement contained certain restructuring milestones.  As of the February Petition Date, approximately $4.3 million19 of principal and accrued interest was outstanding under the Bridge Loan Agreement (the “Bridge Loan”).  The funds were advanced pursuant to a Bridge Loan Agreement rather than as part of a post-petition debtor-in-possession financing facility because at the time, the TSC Debtors had not yet filed for chapter 11 relief and the additional funds were necessary to allow the TSC Debtors to meet expenses, particularly those associated with negotiating a consensual restructuring with their key stakeholders, including professional fees in connection with such out-of-court restructuring negotiations.  Accordingly, the funds advanced under the Bridge Loan Agreement ensured that these professionals were paid in full as of the February Debtors’ petition date, avoiding the need for the TSC Debtors to locate and hire new professionals—at significant cost and delay to familiarize any new professionals with the current state of negotiations—if their existing professionals no longer were disinterested.

The TSC Debtors understand that Elektrobit believes that in structuring the timing of the repayment of the Bridge Loan, the holders of TSC Preferred Series A and B Shares may have been seeking to engineer an impaired, consenting class of claims.  The TSC Debtors disagree with this position.  The TSC Debtors disagree and note that, when the Bridge Loan was entered into (in November 2010), the Bridge Loan’s proposed treatment under a plan had not yet been fixed.

(iii)	Stockholders’ Equity

a.	TSC Common Stock

As of January 27, 2011, TSC had authorized 240 million shares of common stock.  As of January 27, 2011, TSC had 139,397,740 shares of common stock outstanding.  For each share of common stock held, common stockholders are entitled to one vote on matters submitted to the stockholders.  The TSC common stock was listed on The NASDAQ Global Market. On June 3, 2010, TSC received notification from The NASDAQ Stock Market’s Listing Qualifications Department that for the last 30 consecutive business days, the bid price of TSC’s common stock on The NASDAQ Global Market has closed below the minimum $1.00 per share required for continued inclusion in The NASDAQ Global Market.  On November 5, 2010, the NASDAQ Stock Market LLC delisted TSC’s common stock.  TSC’s common stock is currently quoted on the Pink OTC Markets Inc. under the symbol “TSTRQ.”

17 TSN issued the notes to TSC on June 8, 2009, July 6, 2009, August 4, 2009, August 26, 2009 and September 21, 2009.
18 The notes’ maturity dates are June 8, 2014, July 6, 2014, August 4, 2014, August 26, 2014 and September 21, 2014, respectively.
19 Prior to the February Petition Date, the Bridge Loan Agreement was amended to provide the TSC Debtors with additional liquidity for the purpose of paying additional operating expenses.

b.	TSC Preferred Stock

TSC Series A and B Preferred Shares:  As of the February Petition Date, TSC had $90 million in face amount of non-voting Series A Cumulative Convertible Preferred Stock (the “TSC Series A Preferred Shares”) outstanding and had $318.5 million in face amount of non-voting Series B Cumulative Convertible Preferred Stock (the “TSC Series B Preferred Shares”) outstanding.  The TSC Series A and B Preferred Shares have rights, preferences and privileges substantially identical to one another.  One hundred percent of the TSC Series A Preferred Shares is owned by Highland, and the majority of the TSC Series B Preferred Shares are owned by Solus and affiliates of Harbinger.  The TSC Series A and B Preferred Shares had a mandatory redemption date of April 15, 2010, at a redemption price of $1,080 per share, or approximately $450,578,385 (as of December 31, 2010).  As of the February Petition Date, the TSC Debtors had not redeemed the TSC Series A and B Preferred Shares.

TSC Series C and D Preferred Shares:  TSC has one outstanding share of non-voting Series C preferred stock (the “TSC Series C Preferred Share”), which was issued to EchoStar Corporation (“EchoStar”), and one outstanding share of non-voting Series D preferred stock (the “TSC Series D Preferred Share”), which was issued to an investment fund managed by Harbinger.  The TSC Series C and D Preferred Shares have no voting rights and are not convertible into any other class of capital stock of TSC.  The TSC Series C and D Preferred Shares rank on parity with one another and rank junior to the TSC Series A and B Preferred Shares.

TSC Series E Preferred Shares:  TSC has 1.2 million shares of TSC Series E Junior Participating Preferred Stock (“TSC Series E Preferred Shares” and, together with the TSC Series A, B, C and D Preferred Shares, the “TSC Preferred Shares”) outstanding.  The TSC Series E Preferred Shares are held by investment funds managed by Harbinger and are convertible into 30 million shares of TSC common stock.  The TSC Series E Preferred Shares have no voting rights.  The TSC Series E Preferred Shares are junior in priority to all other series of TSC Preferred Shares.

E.	Pre-petition Litigation

(i)	Sprint Litigation

On June 25, 2008, Sprint filed a lawsuit (the “Sprint Litigation”) in the United States District Court for the Eastern District of Virginia naming TSN, but not any of the TSC Debtors, as a defendant.  New ICO Satellite Services, G.P. (“ICO”) was also named as a defendant (together with TSN, the “Defendants”).  Sprint sought, among other things, enforcement of certain FCC orders and reimbursement of not less than $100 million from each Defendant.  Sprint argued that the Defendants owed Sprint reimbursement for certain spectrum relocation costs Sprint incurred or will incur in connection with relocating incumbent licensees from certain frequencies in the 2 GHz spectrum band.  Specifically, in the United States, Sprint is obligated to relocate existing broadcast auxiliary service incumbents and other terrestrial incumbents (collectively, “BAS Incumbents”) in the TSN Debtors’ uplink spectrum.  Sprint completed such band clearing in July 2010 and currently is seeking reimbursement pursuant to applicable FCC rules from the Defendants for a portion of the expenses incurred by Sprint to accomplish such band clearing, which is now the subject of the Sprint Litigation.

On TSN’s motion, the United States District Court for the Eastern District of Virginia stayed Sprint’s suit on the ground that primary jurisdiction of the dispute resides in the FCC.  The case was stayed while questions posed by the case were referred to the FCC as a matter of primary jurisdiction, and it remains pending.  In September 2010, the FCC issued an order and declaratory ruling (the “September 2010 Order and Declaratory Ruling”) concerning certain regulatory issues related to the obligations of the Defendants and their affiliates to Sprint for the expenses of relocating the BAS Incumbents.  In October 2010, ICO and certain of its affiliates appealed the FCC’s September 2010 Order and Declaratory Ruling, and this appeal remains pending. The Sprint Litigation remains stayed by the automatic stay upon the commencement of the TSN Debtors’ chapter 11 cases.

While none of the TSC Debtors are named as Defendants in the Sprint Litigation, Sprint nonetheless filed proofs of claim against each of the TSC Debtors, including the Other TSC Debtors, for more than $100 million, each on account of the pending Sprint Litigation.  On December 28, 2010, the October Debtors filed the Debtors’ Omnibus Objection to Proofs of Claim Filed by Sprint Nextel Corporation (the “Sprint Omnibus Objection”), objecting to Sprint’s claims in the TSN Debtors’ cases.  Subsequently, the TSN Debtors, Sprint and the October Creditors’ Committee (as defined below) agreed to a scheduling order regarding summary judgment briefing in connection with the Sprint Omnibus Objection.  Accordingly, on June 17, 2011, certain of the TSN Debtors filed a motion for summary judgment (the “Summary Judgment Motion”) asserting that such entities were not liable to Sprint because, among other reasons, they were not licensees, which the October Creditors’ Committee joined.  Sprint filed its opposition brief to the summary judgment motion and a separate cross motion for summary judgment on July 1, 2011, and the TSN Debtors filed their reply and opposition brief on July 8, 2011.  The October Creditors’ Committee also filed a reply brief on July 8, 2011.  A hearing on these summary judgment motions was held on July 26, 2011.  The parties have not yet received a decision on these motions.

As discussed in detail in section VII.B(iii) below, the TSC Debtors have entered into the Sprint TSC Stipulation settling the Sprint Litigation and related proofs of claim asserted by Sprint against the TSC Debtors.

(ii)	Elektrobit Litigation

On November 19, 2010, Elektrobit brought various causes of action against TSC in the Supreme Court for the State of New York, County of New York.  Elektrobit’s complaint seeks payment of approximately $25.8 million under the Master Development & License Agreement and the Supply Agreement.  On January 14, 2011, TSC answered the complaint.  The litigation has been stayed by the filing of these Chapter 11 Cases.  Elektrobit has filed a proof of claim in TSN’s Chapter 11 Case in the amount of $25.8 million.

Although TSC was an original party to the Supply Agreement and was later added as a party and guarantor to the Master Development & License Agreement pursuant to an amendment, TSC did not utilize the GENUS handset in its business, nor did it use any of the other goods or services provided under those agreements.  As previously noted, on March 23, 2011, the Bankruptcy Court authorized the TSC Debtors and the TSN Debtors to reject all contracts with Elektrobit.  Elektrobit filed an unliquidated claim against TSC in the amount of at least $27,869,769.82 on April 21, 2011 (Claim No. 58).

As discussed in detail in section VII.B(iv) below, the TSC Debtors’ and the Preferred Shareholders have objected to Elektrobit’s claim.

(iii)	Van Vlissingen and Company Demand Letter

Motient Communications Inc. was party to a lease of certain non-residential real property with Van Vlissingen and Company.  Pursuant to an amendment to the lease, TSC guaranteed Motient Communication Inc.’s obligations under the lease.  Motient Communications Inc. and TSC received a demand letter from Van Vlissingen and Company alleging that approximately $444,210.00 was outstanding under the lease.  On November 23, 2010, the Bankruptcy Court authorized Motient Communications Inc.’s rejection of the lease retroactive to the October Petition Date [Case No. 10-15446, Docket No. 196].  Subsequently, Van Vlissingen and Company filed proofs of claim against both TSC and Motient Communications Inc., each in the amount of $1,602,336.48 and each alleging that $147,988.69 of each claim is entitled to administrative priority (Claim Nos. 17 and 27).

(iv)	Highland Litigation

Since August 2005, TSC has been engaged in litigation adverse to Highland, as well as certain investment funds managed by Highland and James Dondero, who is the principal owner of Highland and one of TSC’s former directors.  Seven suits were filed by Highland and its affiliates against TSC or related parties.  Of those seven suits, four have been resolved in TSC’s favor.  Of the remaining three lawsuits, the first, brought in Texas state district court in Dallas County, challenged the validity of the TSC Series A Preferred Shares and sought damages and the rescission of the purchase of $90 million in shares.  The second, brought in the Commercial Division of the New York Supreme Court, alleged that certain transactions conducted by TSC entitled Highland to redeem its TSC Series A Preferred Shares.  The third suit was brought in the Court of Chancery of the State of Delaware, with Highland alleging that a change of control occurred, requiring TSC to redeem Highland’s TSC Series A Preferred Shares.

In addition, TSC filed two suits against Dondero, one of which was dismissed on Dondero’s motion.  The non-dismissed suit was brought in Texas state court in Dallas County, alleging that Dondero breached fiduciary duties as a director to advance his own personal interests.

As part of the Bridge Loan, TSC entered into an agreement with Highland, certain of its affiliates and Dondero, agreeing to dismiss all pending litigation between the parties, without prejudice.  In addition, the parties agreed that in the event that any of the suits are re-filed, the running of the statutes of limitations, laches and other time limitations are tolled during the term of the agreement.

V.
EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

The following is a general description of factors that ultimately led to the commencement of the TSC Debtors’ Chapter 11 Cases.

TSN, TSC’s principal operating subsidiary, has developed an innovative wireless communications system to provide mobile coverage throughout the United States and Canada using integrated satellite-terrestrial smartphones.  Build-out of this system required an enormous amount of capital expenditures with very little in the way of revenue.  Although TSN completed the development process shortly before the October Petition Date and had begun marketing its network, its available cash and borrowing capacity were insufficient to cover its funding needs.  As a result, on the October Petition Date, the TSN Debtors were forced to seek protection under chapter 11 of the Bankruptcy Code.  Through the TSN Debtors’ chapter 11 cases, it is expected that TSC’s ownership interest in the TSN Debtors will be divested.

Prior to the TSN Debtors’ chapter 11 filings, the TSN Debtors, TSC, TS Holdings and EchoStar entered into an agreement whereby the parties committed to support a plan of reorganization for the TSN Debtors.20  On July 7, 2011, the TSN Debtors received Bankruptcy Court approval to sell substantially all of their assets to Gamma Acquisition L.L.C., an affiliate of DISH Network Corporation.  After the October Petition Date, certain holders of the TSC Series B Preferred Shares, including Solus and Millennium International Management LP (“Millennium”), filed a motion seeking to have the Other TSC Debtors’ Chapter 11 Cases dismissed.  The motion was resolved by a stipulation executed by and between Solus, Millennium, Harbinger, Highland, EchoStar, the TSN Debtors and the Other TSC Debtors.  The stipulation provides that none of the Other TSC Debtors will be party to the TSN Debtors’ plan of reorganization unless a majority of the holders of the TSC Series A Preferred Shares and TSC Series B Preferred Shares consent or the Other TSC Debtors determine in good faith that their fiduciary duties require such action.  The stipulation also provides that the Other TSC Debtors will not be liable for any debtor-in-possession financing extended to the TSN Debtors.  The stipulation further provides that TSC holds an allowed, undisputed and non-contingent claim in TSN’s Chapter 11 Case relating to the Intercompany Loan.  On June 17, 2011, the official committee of unsecured creditors in the TSN Debtors’ cases filed a motion to recharacterize this claim as an equity contribution (the “Recharacterization Motion”).21  Pursuant to an agreed scheduling order [Case No. 10-15446, Docket No. 684], the TSC Debtors’ opposition to the Recharacterization Motion was filed on August 26, 2011.  As discussed more fully in section VII.B(iii) below, the Recharacterization Motion was settled pursuant to the terms of the Sprint TSN Stipulation.

Since TSN has generated little to no revenues, the TSC Debtors’ only pre-petition source of income was the lease payments from the Spectrum Lease.  This small revenue stream was insufficient to allow the TSC Debtors to maintain their business.  Thus, on the October Petition Date, the Other TSC Debtors sought chapter 11 protection.

20 In mid-February 2011, the TSN Debtors withdrew this plan of reorganization.
21 Based on, among other things, the documentation regarding this claim, the TSC Debtors do not believe that the Recharacterization Motion has merit.

Up until a few days before the October Petition Date, it was contemplated that TSC and TS Holdings would also file for chapter 11 protection along with the Other TSC Debtors.  However, in October 2010, the TSN Debtors’ plan sponsor, EchoStar Corporation (“EchoStar”), did not support the reorganization of TSC and TS Holdings.  In light of that fact and the separateness of the businesses and in an attempt to preserve value for all creditors and interest holders, TSC and TS Holdings refrained from filing for chapter 11 while they worked with certain of the largest preferred shareholders of the TSC Series A Preferred Shares and TSC Series B Preferred Shares (including Highland, Solus and affiliates of Harbinger) on the terms of a consensual restructuring (100% of the TSC Series A Preferred Shares are owned by Highland, and approximately 55% of the TSC Series B Preferred Shares are owned by Solus and affiliates of Harbinger).

Certain parties have questioned why the February Debtors determined to delay filing their chapter 11 petitions.  As discussed above, although the February Debtors “could have” filed for chapter 11 relief in October 2010, in an exercise of their business judgment, they determined that it was prudent to wait to file for such relief until February 2011 and to use that time to negotiate a consensual restructuring with certain of their key stakeholders.  Indeed, the February Debtors believed that filing for bankruptcy protection after further discussions with their major stakeholders had occurred instead of filing a “free fall” chapter 11 petition was the best way to maximize value for all constituents.  However, Elektrobit observes that the solicitation version of the TSN Debtors’ disclosure statement [Doc. No. 874, Chapter 11 Case No. 10-15446(SHL) (the “TSN Disclosure Statement”)], filed on the same date as the First Amended Disclosure Statement and likewise signed for the debtors by TSN’s Chief Executive Officer, Jeffrey Epstein (Chief Executive Officer of TSC), states that the February Debtors delayed a chapter 11 filing specifically at the request of Preferred Stockholders Solus, Harbinger and Highland, and as an “accommodation” to them, until a consensual restructuring could be achieved.  See TSN Disclosure Statement at 38 n.51.

As part of the consensual negotiations, Harbinger, Solus and Highland agreed to provide TSC and TS Holdings with the $2.65 million Bridge Loan and Highland agreed to toll certain litigation it currently has outstanding against TSC (for a description of such litigation, please see TSC’s Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on May 6, 2010).

Accordingly, after the October Petition Date, TSC and TS Holdings negotiated a proposed plan structure with Harbinger, Solus and Highland.  TSC and TS Holdings ultimately filed for chapter 11 relief on the Petition Date, and the proposed plan of reorganization for the TSC Debtors was filed on July 22, 2011.

VI.
INITIAL MOTIONS OF THE CHAPTER 11 CASES AND CERTAIN RELATED RELIEF

On the October Petition Date, the Other TSC Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  On the February Petition Date, each of the February Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  The TSC Debtors’ Chapter 11 Cases are being jointly administered for procedural purposes only under the caption In re TerreStar Corporation, et al., Case No. 11-10612 (SHL), before the Honorable Sean H. Lane.  The TSC Debtors continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

A.	“First-Day” Motions and Related Relief

To ensure a smooth transition to operations in chapter 11, the TSC Debtors filed a number of motions with the Bankruptcy Court seeking relief designed to, among other things, prevent interruptions to the TSC Debtors’ business, ease the strain on the TSC Debtors’ relationship with certain essential constituents and provide access to immediate financing.  At a hearing held on February 23, 2011, the Bankruptcy Court entered several orders granting various of the TSC Debtors’ initial requests for relief, as discussed below.

(i)	Procedural Orders

To facilitate a smooth and efficient administration of the TSC Debtors’ Chapter 11 Cases and minimize the impact on daily business operations, the Bankruptcy Court entered certain “procedural” orders, approving, among other things, the joint administration of the February Debtors with the Other TSC Debtors [Docket No 11].  In connection therewith, the Bankruptcy Court in the TSN Debtors’ chapter 11 cases entered an order modifying the joint administration order in that case so that the Other TSC Debtors would no longer be jointly administered with the TSN Debtors’ chapter 11 cases.  In addition, the Bankruptcy Court entered orders applying certain orders that were entered in the TSN Debtors’ chapter 11 cases to the February Debtors [Docket Nos. 13, 41].22

22 The orders entered in the TSN Debtors’ chapter 11 cases that the Bankruptcy Court made applicable to the February Debtors’ cases included orders regarding the cash management systems, interim compensation procedures, matrix, case management, insurance coverage and payment of taxes.  The Bankruptcy Court also applied orders regarding the retention of Akin Gump Strauss Hauer & Feld LLP, The Garden City Group, Inc. and various law firms and professionals to the February Debtors.

(ii)	Retention of Professionals

On March 4, 2011, the February Debtors filed an application seeking Bankruptcy Court approval to retain Blackstone Advisory Partners L.P. (“Blackstone”), as financial advisor and investment banker [Docket No. 35], to assist the TSC Debtors in carrying out their duties as debtors in possession.  On March 23, 2011, the Bankruptcy Court entered an order approving Blackstone’s retention on an interim basis, and on April 27, 2011, the Bankruptcy Court entered a final order approving Blackstone’s retention [Docket Nos. 56, 82].  As explained above, the Bankruptcy Court also applied the retention orders in the TSN Debtors’ chapter 11 cases for Akin Gump Strauss Hauer & Feld LLP, The Garden City Group, Inc. and certain ordinary course professionals to the February Debtors’ cases [Docket Nos. 13, 41].

B.	Debtor-in-Possession Financing

In addition to the initial procedural and operational relief, the February Debtors and MV Holding filed a motion on the February Petition Date seeking authority to ensure adequate access to liquidity during their Chapter 11 Cases.23  Specifically, the February Debtors and MV Holding sought approval of ongoing access to cash collateral, as well as approval of an aggregate $13,368,421.05 secured debtor-in-possession financing facility (as amended, restated, amended and restated, supplemented or otherwise modified, the “DIP Facility”), with the February Debtors as borrowers and MV Holding as guarantor.  The DIP Facility is secured by a first lien on all of the February Debtors’ assets, subject to certain existing liens.

The DIP Facility carries a 12.5% interest rate.  The DIP Facility contains negative and affirmative covenants standard for debtor-in-possession financing facilities, as well as various operational performance covenants.  The February Debtors do not believe they will be unable to comply with these covenants.  Further, the DIP Facility contains various events of default, including, without limitation, the failure of the Bankruptcy Court to enter an order confirming a plan of reorganization for the February Debtors on or prior to November 30, 2011.

Pursuant to a pre-petition agreement, One Dot Four prepaid the Spectrum Lease through June 2011.  Beginning in July 2011, One Dot Four resumed making payments under the Spectrum Lease.  Pursuant to the terms of the DIP Loan Agreement, funds received under the Spectrum Lease and upstreamed to TSC are to be used to repay the DIP Loan Agreement on a quarterly basis.

On March 9, 2011, the Bankruptcy Court entered an order approving the TSC Debtors’ entry into the DIP Facility on a final basis [Docket No. 43].

23 Pre-petition, despite the best efforts of all parties, the TSC Debtors and their preferred shareholders were initially unable to reach agreement regarding post-petition financing.  Because the TSC Debtors were unable to negotiate a post-petition funding agreement, the TSC Debtors turned to Colbeck to procure debtor-in-possession financing.  After the TSC Debtors negotiated and executed a commitment letter with Colbeck, Solus offered to provide the February Debtors with debtor-in-possession financing that the February Debtors and their professionals believed was materially better for the February Debtors.  Accordingly, on February 2, 2011, the February Debtors executed a debtor-in-possession financing commitment letter with Solus.

On January 3, 2012, TSC made the final payment in full satisfaction of the DIP Facility.

VII.
DEVELOPMENTS DURING THE CHAPTER 11 CASES

A.	Appointment of the Statutory Committee

Bankruptcy Code section 1102 requires that, absent an order of the Bankruptcy Court to the contrary, the U.S. Trustee must appoint a committee of unsecured creditors as soon as practicable.

On October 29, 2010, the U.S. Trustee appointed the Creditors’ Committee for the October Debtors (the “October Creditors’ Committee”), including the Other TSC Debtors.  The October Creditors’ Committee comprises the following members:

•	Deutsche Bank National Trust Company, Indenture Trustee;

•	Hughes Network Systems, Inc.;

•	Nokia Siemens Networks US LLC;

•	Qualcomm Incorporated;

•	Shaffer Wilson Sarver & Gray, P.C.;

•	Space Systems/Loral. Inc.; and

•	Van Vlissingen and Company.

The October Creditors’ Committee subsequently retained Otterbourg, Steindler, Houston & Rosen LLP as legal counsel and FTI Consulting as financial advisor.  The TSC Debtors believe that only one member of the October Creditors’ Committee, Van Vlissingen and Company, is a creditor of one of the TSC Debtors.

On March 21, 2011, the U.S. Trustee informed the February Debtors that no committee would be formed for their Chapter 11 Cases.

B.	The Claims Process

(i)	Filing of the TSC Debtors’ Statements of Financial Affairs and Schedules of Assets and Liabilities

On November 8, 2010, the October Debtors, including the Other TSC Debtors, filed their schedules of assets and liabilities and statements of financial affairs, and on March 2, 2011, the February Debtors filed their schedules of assets and liabilities and statements of financial affairs (collectively, the “SOFAs and Schedules”) pursuant to the Bankruptcy Code section 521 and Bankruptcy Rule 1007.  The SOFAs and Schedules provide information concerning each of the TSC Debtors’ assets, liabilities (including accounts payable), executory contracts and other financial information as of the October Petition Date or February Petition Date, as applicable.  Copies of the TSC Debtors’ SOFAs and Schedules are available free of charge by accessing www.TerreStarCorpRestructuring.com.  The SOFAs and Schedules include, among other things, a list of the intercompany receivables owed to each of the TSC Debtors by other TSC Debtors and non-TSC Debtor affiliates.

(ii)	Establishment of the Claims Bar Date

On November 8, 2010, the Bankruptcy Court entered an order [Case No. 10-15446, Docket No. 92] (the “October Bar Date Order”) establishing December 10, 2010 (the “December Bar Date”) as the deadline by which each person or entity asserting a claim against any of the October Debtors, including the Other TSC Debtors, was required to file written proof of such claim.  On April 6, 2011, the Bankruptcy Court entered an order [Docket No. 64] (the “February Bar Date Order” and, together with the October Bar Date Order, the “Bar Date Orders”) establishing May 13, 2011 (the “May Bar Date” and, together with the December Bar Date, the “Bar Dates”) as the deadline by which each person or entity asserting a claim against any of the February Debtors and by which a TSN Debtor or non-debtor TSC affiliate asserting a claim against any of the Other TSC Debtors was required to file written proof of such claim.  In accordance with the Bar Date Orders, the TSC Debtors provided written notice of the Bar Dates to each of the parties and entities identified as creditors on the SOFAs and Schedules and to all known actual or potential creditors of the TSC Debtors according to the TSC Debtors’ books and records at the time of mailing of the notice.  Where possible, this notice was accompanied by a “personalized” proof of claim form approved by the Bankruptcy Court.  Additionally, in an effort to reach unknown creditors, the TSC Debtors also published notice of the Bar Dates in The Washington Post and USA Today.  The TSC Debtors are reviewing all proofs of claim that have been asserted against their estates and determining whether it is appropriate to object to the validity and/or amount of such claims.

(iii)	Settlement of Sprint Claims

As described in section IV.E(i) above, Sprint filed a proof of claim against each of the TSC Debtors for more than $100 million, each on account of the pending Sprint Litigation (the “Sprint Claims”).  In addition, as discussed in section V above, on June 17, 2011, the October Creditors’ Committee filed the Recharacterization Motion seeking to recharacterize the Intercompany Loan as an equity contribution to TSN on the grounds that, among other things, the Intercompany Loan was advanced at a time when TSN allegedly could not satisfy projected funding needs for 2010 and could not obtain financing on similar terms elsewhere, if at all.  On August 27, 2011, TSC filed in the TSN Chapter 11 Cases its opposition to the Recharacterization Motion, which opposition was thereafter joined by Harbinger, Highland and Solus.

As a result of extensive arms-length negotiations, on November 14, 2011, the TSC Debtors filed a motion to approve Sprint TSC Stipulation between, among other parties, the TSC Debtors and Sprint [Docket No. 270] (the “TSN Settlement Motion”).  To resolve the Sprint Litigation, and thereby relieve the TSC Debtors’ estates from needing to file an objection to the Sprint Claims, the TSC Debtors and Sprint agreed that in full and final satisfaction of the Sprint Claims, TSC’s right to receive distributions under a chapter 11 plan confirmed in the TSN Chapter 11 Cases (the “TSN Plan”) on account of the Intercompany Funding Claim, up to $2.6 million, shall be automatically assigned to Sprint, and the Sprint Claims shall be disallowed in their entirety and expunged from the TSC Debtors’ official claims register [Docket No. 299].

Concurrently on November 14, 2011, the TSN Debtors filed a motion to approve the Sprint TSN Stipulation between, among other parties, the TSN Debtors, October Creditors’ Committee and Sprint to resolve, among other things, the Sprint Litigation and Recharacterization Motion [TSN Docket No. 830].  Pursuant to the Sprint Stipulations, the Intercompany Funding Claim will be allowed as an unsecured claim in the amount of $56.9 million against TSN, and October Creditors’ Committee will withdraw the Recharacterization Motion pursuant to the terms of the Sprint TSN Stipulation [TSN Docket No. 857].  Pursuant to the Sprint TSN Stipulation, the TSN Debtors agreed to pay to Sprint, on account of the Intercompany Funding Claim (which was assigned to Sprint by TSC), cash in immediately available funds in an amount equal to the lesser of (a) $2.6 million and (b) the TSN Debtors’ projected distribution on account of the Intercompany Funding Claim set forth in an updated recovery analysis (the “Sprint Distribution”), on the date that is the earlier of (a) two (2) business days after entry of the TSN  Settlement Motion and (b) December 23, 2011 (the “Payment Date”).

The Sprint TSC Stipulation further provides that, in the event that the Sprint Distribution is less than $2.6 million, then Sprint shall have an Allowed unsecured claim against TSC in an amount equal to the difference between $2.6 million and the Sprint Distribution.  The TSC Debtors expected that the Sprint Distribution received by Sprint on the Payment Date would equal $2.6 million.  Sprint agreed, however, that in the event the Sprint Distribution is less than $2.6 million (i) its sole recourse against TSC or any other party on account of the Sprint Settlement Claim shall be to receive the first dollars from any distribution made to which TSC is entitled on account of the Intercompany Funding Claim under the TSN Plan and (ii) Sprint will not seek to obtain a recovery from TSC (or any other party) on account of the Sprint Settlement Claim other than through distributions to which Sprint is otherwise entitled from the TSN Debtors pursuant to the stipulation.  Any distribution on account of the Intercompany Funding Claim in excess of $2.6 million shall be paid to TSC in accordance with the terms of the TSN Plan.  On the Payment Date, the TSN Debtors paid Sprint $2.6 million on account of the Intercompany Funding Claim.   Thus, the amount of the Sprint Settlement Claim is zero.

(iv)	Status of Elektrobit Claims

As described in section IV.E(ii) above, Elektrobit filed an unliquidated claim against TSC in the amount of at least $27,869,769.82 on April 21, 2011 (Claim No. 58).  On November 16, 2011, the TSC Debtors filed an objection to Elektrobit’s claim on the basis that the Master Development & License Agreement was modified on four occasions without the consent of TSC to include a different, and far more onerous, obligation than the one that TSC assumed when TSC executed the amendment as a guarantor [Docket No. 275].  The TSC Debtors assert that TSC was released from any guarantee obligations when the Master Development & License Agreement was significantly modified without TSC executing further guarantees.

Also on November 16, 2011, Harbinger, Highland and Solus in their capacity as preferred shareholders of TSC filed an objection to Elektrobit’s claim [Docket No. 276].  First, their objection argues that Elektrobit’s claim should be disallowed because TSC was released from any guarantee obligations when the Master Development & License Agreement was significantly modified without TSC executing further guarantees, or, alternatively, because TSC did not provide written consent to modification of the Master Development & License Agreement, TSC is not liable for amounts due and payable under modifications that increased the amount of its guarantee.  Second, their objection argues that Elektrobit’s claim against TSC should be reduced by the administrative claim asserted against TSN.  Finally, the objection argues that Elektrobit’s unliquidated claim should be partially disallowed because Elektrobit is not entitled to attorneys’ fees and costs or post-petition interest.

On December 12, 2011, Elektrobit filed an omnibus response to the TSC Debtors’ and the Preferred Shareholders’ claim objections [Docket No. 296].  Elektrobit also filed a motion to approve a case management order with respect to litigation of its claim [Docket No. 297].  Elektrobit disputes the arguments made by the TSC Debtors and the Preferred Shareholders and asserts that its claims should be allowed in full.  Elektrobit also reserves its right to further discovery with respect to the relevant factual background of its claim.

(v)	Status of Jefferies Claims

Prior to the Petition Date, on May 4, 2009, TSC and Jefferies & Company, Inc. (“Jefferies”) entered into an engagement letter, executed by TSC and Jefferies (the “Engagement Letter”), under which Jefferies would provide certain financial advisory services, as more fully described in the Engagement Letter.  TSC asserts that it terminated Jefferies’ engagement under the Engagement Letter in March 2010.  Jefferies asserts that it was not properly notified of such termination at any time, and was not aware of any termination until May 2010, at the earliest.  Regardless, Jefferies ultimately stopped providing services to TSC.

In connection with certain claims purportedly arising under the Engagement Letter and the termination thereof, Jefferies filed proofs of claim against each of the TSC Debtors, including the Other TSC Debtors (the original and amended proofs of claim filed against the TSC Debtors, collectively, the “Jefferies TSC Claims”), in each case asserting a general unsecured claim in a liquidated amount of $1,701,524.68 plus unliquidated amounts.24

On December 28, 2010, the October Debtors filed an omnibus objection to Jefferies’ claims in the TSN Debtors’ cases [Case No. 10-15446, Docket No. 327] (the “Jefferies Omnibus Objection”).  In addition, in connection with their analysis of the Jefferies TSC Claims, the TSC Debtors advised Jefferies that they intended to object to the Jefferies TSC Claims.  As a result of extensive arms-length negotiations, on January 4, 2012, the TSC Debtors filed a motion to approve a stipulation and agreed order by and between the TSC Debtors and Jefferies to resolve the Jefferies TSC Claims (the “Jefferies TSC Stipulation”) [Docket No. 319].  Concurrently on January 4, 2012, the TSN Debtors filed a motion to approve a stipulation and agreed order between the TSN Debtors and Jefferies to resolve the Jefferies TSN Claims (the “Jefferies TSN Stipulation” and, together with the Jefferies TSC Stipulation, the “Jefferies Stipulations”) [TSN Docket No. 884].

24 Jefferies originally filed proofs of claims against the Other TSC Debtors in a liquidated amount of $1,347,991.00 plus unliquidated amounts of approximately $12.5 million.  The proofs of claim were subsequently amended to assert a liquidated amount of $1,701,524.68 plus unliquidated amounts.  Jefferies also filed proofs of claim in the same amounts against each of the TSN Debtors (the original and amended proofs of claim, collectively the “Jefferies TSN Claims”).

To resolve any potential litigation over the Jefferies TSC Claims, and thereby relieve the TSC Debtors’ estates from needing to file an objection to the Jefferies TSC Claims, the TSC Debtors and Jefferies agreed that, in full and final satisfaction of the Jefferies TSC Claims, as of the effective date of the Jefferies TSC Stipulation, (i) each of the Jefferies TSC Claims will be disallowed in their entirety and expunged from the TSC Debtors’ official claims register, and (ii) pursuant to the terms of the Jefferies TSC Stipulation, Jefferies will be deemed to have an allowed general unsecured claim against TSC (and only TSC) in the amount of $1.7 million (the “Stipulated TSC Claim”).  Under the Jefferies TSN Stipulation, in full and final satisfaction of the Jefferies TSN Claims, (i) each of the Jefferies TSN Claims will be disallowed in their entirety and expunged from the TSN Debtors’ official claims register and (ii) Jefferies will be deemed to have an allowed general unsecured claim against TSN (and only TSN) in the amount of $1.7 million (the “Stipulated TSN Claim” and, together with the Stipulated TSC Claims, the “Stipulated Jefferies Claims”).   Notwithstanding the amounts of the Stipulated Jefferies Claims, Jefferies will be entitled to recover, in the aggregate, an amount equal to $1 million on account of the Stipulated Jefferies Claims.  At TSN, the Stipulated TSN Claim will be treated under TSN’s plan of reorganization as a general unsecured claim against TSN in the amount of $1.7 million.  At TSC, the Stipulated TSC Claim will receive, in cash, any remaining recovery that TSC would be entitled to receive from the Intercompany Claim up to an amount equal to $1 million minus the distribution that Jefferies receives from the Stipulated TSN Claim (the “Jefferies Intercompany Claim Distribution”).  To the extent that these amounts do not equal $1 million, TSC will make a cash payment to Jefferies after the two distributions described above have been made so that Jefferies’ total recovery is $1 million.  The TSC Debtors believe that this settlement, including the agreement to make a cash payment to Jefferies in consideration for Jefferies’ agreement to accept a substantially reduced payment amount, is in the best interests of the TSC Debtors’ estates and all of their stakeholders.

A hearing to approve the Jefferies Stipulations is currently scheduled for January 25, 2012.

(vi)	Omnibus Claims Objections

On July 22, 2011, the TSC Debtors filed their first omnibus claims objection (the “First Omnibus Claims Objection”) seeking entry of an order disallowing and expunging from the TSC Debtors’ claims register certain Proofs of Claim that were asserted on account of Equity Interests in the TSC Debtors, and thus did not constitute proper “claims” as such term is defined in Bankruptcy Code section 101(5) [Docket No. 142].  On August 26, 2011, the Court entered an order approving the First Omnibus Claims Objection and disallowing and expunging such Proofs of Claim in their entirety [Docket No. 176].

On September 6, 2011, the TSC Debtors filed their second omnibus claims objection (the “Second Omnibus Claims Objection”) seeking entry of an order (a) disallowing and expunging from the TSC Debtors’ claims register certain Proofs of Claim that have been amended and superseded, were not filed in compliance with the Bankruptcy Code and/or the Bar Date Orders or have already been fully satisfied by the TSC Debtors, (b) reducing a certain Proof of Claim asserted against the TSC Debtors that has been partially satisfied and (c) reducing a certain Proof of Claim asserted against the TSC Debtors that was filed in an improper amount [Docket No. 187].  On October 12, 2011, the Court entered an order approving the Second Omnibus Claims Objection [Docket No. 234].  On November 23, 2011, the Court entered a supplemental order disallowing and expunging three claims which had been adjourned pending the TSC Debtors’ communications with the claimants [Docket No. 286].

C.	Exclusivity

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief (the “Exclusive Filing Period”).  If a debtor files a plan during the Exclusive Filing Period, then the debtor has the exclusive right for 180 days from the commencement date to solicit acceptance of the plan (the “Exclusive Solicitation Period” and, together with the Exclusive Filing Period, the “Exclusive Periods”).  During the Exclusive Periods, no other party in interest may file a competing plan of reorganization.  However, a court may extend these periods upon the request of a party in interest.

On March 9, 2011, the Bankruptcy Court entered an order extending the Exclusive Periods for the Other TSC Debtors through and including May 23, 2011 and July 22, 2011, respectively [Docket No. 42].  On May 19, 2011, the Bankruptcy Court entered an order further extending the Exclusive Periods for the Other TSC Debtors through and including June 16, 2011 and August 15, 2011, respectively [Docket No. 96].  The initial Exclusive Filing Period and Exclusive Solicitation Period for the February Debtors were set to expire on June 16, 2011 and August 15, 2011, respectively.  On June 16, 2011, the TSC Debtors filed a motion seeking to extend their Exclusive Periods, thereby automatically extending their Exclusive Periods until a hearing on such motion could be held.  On July 18, 2011, the Bankruptcy Court entered an order extending the Exclusive Periods for each of the TSC Debtors through and including August 15, 2011 and October 14, 2011, respectively [Docket No. 132].

On August 12, 2011, the TSC Debtors filed a motion to further extend their Exclusive Periods [Docket No. 159].  In connection therewith, on August 15, 2011, the Court entered a bridge order extending the TSC Debtors’ Exclusive Filing Period through and including the date on which the Court finally determines the relief requested in the exclusivity motion [Docket No. 160].  On September 19, 2011, the Court entered an order extending the Exclusive Periods for each of the TSC Debtors through and including November 14, 2011 and January 13, 2012, respectively [Docket No. 209].

On November 14, 2011, the TSC Debtors filed a motion to further extend their Exclusive Periods through and including February 13, 2012 and April 13, 2010, respectively [Docket No. 262].  In connection therewith, on November 14, 2011, the Court entered a bridge order extending the TSC Debtors’ Exclusive Filing Period through and including the date on which the Court finally determines the relief requested in the exclusivity motion [Docket No. 268].  On December 21, 2011, the Court entered an order extending the Exclusive Periods for each of the TSC Debtors through and including February 13, 2012 and April 13, 2012, respectively [Docket No. 307].

D.	The TSC Debtors’ Licenses and Related Applications

As further described above (see generally, Section IV of this Disclosure Statement), the TSC Debtors’ principal business is the lease by 1.4 Holdings to One Dot Four of the rights to use the 1.4 Spectrum for which 1.4 Holdings holds the FCC Licenses.  The FCC has regulatory authority in the United States to regulate the FCC Licenses, including renewal of the FCC Licenses.  No later than two business days after the date the Confirmation Order is entered, the TSC Debtors will file an application with the FCC seeking approval for the transfer of control of 1.4 Holdings.

E.	Management Compensation Program

On August 9, 2011, the TSC Debtors, with the support of Harbinger, Highland and Solus, filed a motion seeking an order authorizing the TSC Debtors to implement a compensation program (the “Compensation Program”) in the TSC Debtors’ cases [Docket No. 155].  Pursuant to the Compensation Program, in exchange for the work being performed by Jeffrey Epstein, Douglas Brandon and Vincent Loiacono (each a “Key Executive” and collectively, the “Key Executives”) as officers of TSC during the TSC Debtors’ cases, the TSC Debtors shall pay each Key Executive, who do not currently receive any compensation from TSC, monthly compensation (the “Compensation Payments”), nunc pro tunc to the Petition Date in the following amounts: (a) $12,000 to Jeffrey Epstein, (b) $10,500 to Douglas Brandon and (c) $7,500 to Vincent Loiacono.  The Compensation Payments shall be paid by the TSC Debtors on a bi-monthly basis, prorated for any partial months.  The aggregate amount of Compensation Payments that will be paid to the Key Executives is capped at $300,000.

In addition, the Compensation Program contemplates that within two business days of the later of (a) the date on which there are no disputed claims against any TSC Debtor and (b) the Effective Date, the TSC Debtors shall pay a bonus (collectively, the “Transaction Bonuses”) to the Key Executives equal to 20% of any Increased Net Equity Value (as defined below) times the applicable Key Executive’s distribution percentage, as follows: (a) 40% to Jeffrey Epstein, (b) 35% to Douglas Brandon and (c) 25% to Vincent Loiacono.  The term “Increased Net Equity Value” shall mean the amount that the value of any distributions made pursuant to the Plan to holders of Equity Interests exceeds the sum of Base Equity Value (as defined below) and $100 million (the “Initial Threshold”).  The term “Base Equity Value” shall mean $42.7 million, representing the expected distribution to holders of Equity Interests based on current estimates, including the Exit Facility, but not taking into account potential objections to claims asserted against the TSC Debtors’ estates.  For purposes of calculating Increased Net Equity Value, the 1.4 GHz Spectrum shall be valued at $180 million.  The aggregate amount of the Transaction Bonuses and Compensation Payments paid to the Key Executives shall not exceed $500,000.

On August 18, 2011, Elektrobit objected to the management compensation motion, requesting that the Court disapprove the proposed Transaction Bonuses or, alternatively, defer consideration of the Transaction Bonuses until the Confirmation Hearing [Docket No. 166].  Elektrobit did not object to the proposed Compensation Payments.  To resolve such objection, the TSC Debtors agreed to adjourn consideration of the Transaction Bonuses until the Confirmation Hearing, or any time sooner as may be mutually agreed in writing by the TSC Debtors and Elektrobit.  On August 26, 2011, the Court entered an order approving the management compensation motion with respect to the Compensation Payments [Docket No. 177].

F.	Requests to Appoint an Official Equity Committee

On July 12, 2011, August 9, 2011 and August 19, 2011, certain shareholders of TSC filed letters with the Bankruptcy Court requesting the appointment of an official equity committee in the TSC Debtors’ cases.  In connection therewith, on August 12, 2011, the U.S. Trustee requested a response from the TSC Debtors and the October Creditors’ Committee regarding whether the appointment of such a committee was appropriate.  The TSC Debtors and the October Creditors’ Committee each submitted a written response to the U.S. Trustee, and on September 2, 2011, the U.S. Trustee declined to appoint an official equity committee in the TSC Debtors’ cases.

G.	Request to Appoint an Examiner

On August 29, 2011, Jeffrey Swarts filed an objection to the Disclosure Statement, which included a request for the Bankruptcy Court to appoint an independent examiner to conduct a valuation of the 1.4 Spectrum [Docket No. 179].  The Swarts request was joined by Mohawk Capital LLC on September 15, 2011 [Docket No. 203].  On September 15, 2011, Aldo Perez also filed an objection to the Disclosure Statement, together with a request for the Court to appoint an examiner [Docket No. 207].  On September 15, 2011, the TSC Debtors (with the support of Highland and Harbinger) and Solus each filed an objection to such request [Docket Nos. 201, 202].  A hearing on such requests was held on September 19, 2011, and the Court denied such requests on September 21, 2011 [Docket No. 217].

On October 11, 2011, Aldo I. Perez filed a motion for reconsideration of the Court’s order denying the requests and for appointment of an examiner [Docket No. 232]. This request was joined by Swarts [Docket No. 272]. A hearing on the motion for reconsideration was held on November 16, 2011, and the Court denied the Perez motion for reconsideration and his request for appointment of an examiner by order entered November 30, 3011 on the basis that Perez failed to set forth a sufficient basis for reconsideration and that Perez failed to set forth a sufficient basis to appoint an examiner under Bankruptcy Code section 1104(c) [Docket No. 290].  On December 14, 2011, Perez filed a notice of appeal of the Bankruptcy Court’s order denying Perez’s request to appoint an examiner, which notice was docketed by the Court on December 23, 2011 [Docket No. 310].

H.	Ownership of Preferred Series A and B TSC Interests

In order to obtain approval from the FCC for the transactions contemplated by the Plan and for the TSC Debtors to emerge from bankruptcy, TSC and certain of its subsidiaries must file an application with the FCC for the transfer of control of the FCC licensee.  These applications must contain, among other things, information regarding all Persons and their affiliates that will hold, directly or indirectly, 10% or more of the New Common Stock.  In addition, in connection with certain tax disclosures, it is necessary to determine those Persons or their affiliates that will hold, directly or indirectly, 5% or more of the New Common Stock.

As discussed in further detail in section VIII.C(viii) below, holders of Allowed Preferred Series A and B TSC Interests will receive their Pro Rata share of the New Common Stock pursuant to the Plan.  As a result, the TSC Debtors have incorporated a question in the ballot to be used by holders of Allowed Preferred Series A and B TSC Interests to vote to accept or reject the Plan intended to identify all Persons who, directly or indirectly, will hold 5% or more of the New Common Stock, calculated in a manner consistent with applicable FCC and tax rules and policies.

VIII.
DESCRIPTION OF THE JOINT PLAN OF REORGANIZATION

A.	General Rules of Classification

Pursuant to Bankruptcy Code section 1122, set forth below is a designation of Classes of Claims against and Equity Interests in the TSC Debtors.  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim in that Class and such Claim or Equity Interest has not been paid, released or otherwise settled prior to the Effective Date.

The Plan constitutes a separate chapter 11 plan of reorganization for each TSC Debtor, each of which shall include the classifications set forth below.  For the avoidance of doubt, to the extent that a Class contains Allowed Claims or Equity Interests with respect to a particular TSC Debtor, such Class is designated with respect to such TSC Debtor.  To the extent that there are no Allowed Claims or Equity Interests in a Class with respect to a particular TSC Debtor, such Class is deemed to be omitted with respect to such TSC Debtor.

B.	Summary of Classification

The following chart represents the general classification of Claims and Equity Interests against the TSC Debtors pursuant to the Plan:

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	No (deemed to accept)
2	Other Secured Claims	Unimpaired	No (deemed to accept)
3a	Bridge Loan Claims Against TSC	Impaired	Yes
3b	Bridge Loan Claim Against TS Holdings	Impaired	Yes
4a	Unsecured Claims Against TSC	Impaired	Yes
4b	Unsecured Claims Against TS Holdings	Impaired	Yes
4c	Unsecured Claim Against MVH Holdings Inc.	Impaired	Yes
4d	Unsecured Claims Against Motient Ventures Holding Inc.	Impaired	Yes
4e	Unsecured Claim Against Motient Holdings Inc.	Impaired	Yes
4f	Unsecured Claims Against Motient Communications Inc.	Impaired	Yes
4g	Unsecured Claim Against Motient Services Inc.	Impaired	Yes
4h	Unsecured Claims Against Motient License Inc.	Impaired	Yes
4i	Unsecured Claim Against TerreStar New York Inc.	Impaired	Yes
5	Convenience Claims	Unimpaired	No (deemed to accept)
6	Sprint Settlement Claim	Impaired	Yes
7	Intercompany Claims	Unimpaired	No (deemed to accept)
8a	Preferred Series A TSC Interests	Impaired	Yes
8b	Preferred Series B TSC Interests	Impaired	Yes
8c	Preferred Series C TSC Interests	Impaired	No (deemed to reject)
8d	Preferred Series D TSC Interests	Impaired	No (deemed to reject)
8e	Preferred Series E TSC Interests	Impaired	No (deemed to reject)
9a	Other TSC Equity Interests	Impaired	No (deemed to reject)
9b	Other Equity Interests in TS Holdings	Unimpaired	No (deemed to accept)
9c	Other Equity Interests in MVH Holdings Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
9d	Other Equity Interests in Motient Ventures Holding Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
9e	Other Equity Interests in Motient Holdings Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
9f	Other Equity Interests in Motient Communications Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
9g	Other Equity Interests in Motient Services Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
9h	Other Equity Interests in Motient License Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)
9i	Other Equity Interests in TerreStar New York Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

C.	Treatment of Claims and Equity Interests

(i)	Class 1 – Other Priority Claims

•
Classification:  Class 1 consists of Other Priority Claims against each TSC Debtor.  Although all Other Priority Claims have been placed in one Class for the purposes of nomenclature, the Other Priority Claims against each TSC Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

•
Treatment:  Except to the extent that a holder of an Allowed Other Priority Claim (i) has been paid by the applicable TSC Debtor, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive from the TSC Debtor that is obligated on such Other Priority Claim, in full satisfaction, settlement, release and discharge of, and in exchange for such Other Priority Claim, Cash in the full amount of such Allowed Other Priority Claim.

•
Voting:  Class 1 is Unimpaired and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

(ii)	Class 2 – Other Secured Claims

•
Classification:  Class 2 consists of Other Secured Claims.  Although all Other Secured Claims have been placed in one Class for the purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on any property or interest in property of the TSC Debtors different than that securing any other Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

•
Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim shall, at the option of the TSC Debtors (with the reasonable consent of each of the Designated Holders), be paid: (i) in Cash in full on the first Distribution Date after such claim becomes due and payable in the ordinary course of business or (ii) in Cash on such other terms and conditions as may be agreed between the holder of such claim and the TSC Debtors.

•
Voting:  Class 2 is Unimpaired and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

(iii)	Class 3 – Bridge Loan Claims

•	Classification: Classes 3a and 3b consist of the Bridge Loan Claims against TSC and TS Holdings, respectively.

•
Treatment:  Except to the extent that a holder of an Allowed Bridge Loan Claim agrees to a less favorable treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Bridge Loan Claim, each holder of an Allowed Bridge Loan Claim shall be paid in Cash within two Business Days after the Effective Date in an amount equal to such Bridge Loan Claim less any interest that has accrued pursuant to Section 2.8(c) of the Bridge Loan Agreement solely as a result of a continuing default thereunder.

•	Voting: Classes 3a and 3b are Impaired by the Plan. Therefore, holders of Bridge Loan Claims are entitled to vote to accept or reject the Plan.

(iv)	Class 4 – Unsecured Claims

(a)          Classes 4a – 4b

•	Classification: Classes 4a and 4b consist of Unsecured Claims against TSC and TS Holdings, respectively.

•
Treatment:  Except to the extent that a holder of an Allowed Unsecured Claim in Classes 4a and 4b agrees to a less favorable treatment, each holder of an Allowed Unsecured Claim in Class 4a or 4b shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Unsecured Claim in Class 4a or 4b, its Pro Rata share (calculated with reference to all Allowed Unsecured Claims in Classes 4a and 4b) of New TSC Notes in an aggregate amount such that each holder of an Allowed Unsecured Claim in Class 4a or 4b receives a 100% recovery on account of such Allowed Unsecured Claim in Class 4a or 4b, including post-petition interest at the federal judgment rate.

•	Voting: Classes 4a and 4b are Impaired by the Plan. Therefore, holders of Unsecured Claims in these Classes are entitled to vote to accept or reject the Plan.

(b)           Classes 4c – 4i

•
Classification:  Classes 4c – 4i consist of Unsecured Claims against MVH Holdings Inc. (Class 4c); Motient Ventures Holding Inc. (Class 4d); Motient Holdings Inc. (Class 4e); Motient Communications Inc. (Class 4f); Motient Services Inc. (Class 4g); Motient License Inc. (Class 4h); and TerreStar New York Inc. (Class 4i).

•
Treatment:  Except to the that extent a holder of an Allowed Unsecured Claim in Classes 4c – 4i agrees to a less favorable treatment, to the extent that any holder of an Allowed Unsecured Claim in Classes 4c – 4i is also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance, such Claim shall be satisfied in full by TSC or TS Holdings, as applicable, in accordance with the terms of the Plan, provided, however, that each holder of an Allowed Unsecured Claim in Classes 4c – 4i that (a) is not also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance or (b) is the holder of an Allowed Unsecured Claim in Class 4a or 4b, but such Allowed Unsecured Claim in Classes 4c – 4i is greater in amount than such Allowed Unsecured Claim in Class 4a or 4b, shall, at the option of the applicable TSC Debtors, with the reasonable consent of each of the Designated Holders, receive:  (i) payment in Cash in full, including post-petition interest at the federal judgment rate, on the first Distribution Date after such Claim becomes due and payable in the ordinary course of business or (ii) its Pro Rata share of the equity of the reorganized entity corresponding to such Allowed Unsecured Claim.

For the avoidance of doubt, with respect to Allowed Class 4c – 4i Unsecured Claims, to the extent that Cash is distributed to any of the Other TSC Debtors pursuant to the TSN Debtors’ chapter 11 plan, such Cash will be used to satisfy such Allowed Class 4c – 4i Unsecured Claims, as applicable; provided, however, that, to the extent that any TSC Debtor(s) advance(s) Cash to any of the Other TSC Debtors to satisfy Allowed Class 4c – 4i Unsecured Claims prior to any of the Other TSC Debtors’ receipt of any distribution pursuant to the TSN Debtors’ chapter 11 plan, any such distribution pursuant to the TSN Debtors’ chapter 11 plan will be paid over to such TSC Debtor(s) in repayment of such Cash advance(s).

•	Voting: Classes 4c – 4i are Impaired by the Plan. Therefore, holders of Unsecured Claims in these Classes are entitled to vote to accept or reject the Plan.

(v)	Class 5

•	Classification: Class 5 consists of Convenience Claims against TSC and TS Holdings.

•
Treatment:  Except to the extent that a holder of an Allowed Convenience Claim (i) has been paid by TSC or TS Holdings, as applicable, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Convenience Claim shall receive, from TSC or TS Holdings, as applicable, in full satisfaction, settlement, release and discharge of, and in exchange for such Convenience Claim, Cash in the full amount of such Allowed Convenience Claim, including post-petition interest at the federal judgment rate, on the first Distribution Date after such Convenience Claim becomes Allowed.

•
Voting:  Class 5 is Unimpaired by the Plan, and the holders of Convenience Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Convenience Claims are not entitled to vote to accept or reject the Plan.

(vi)	Class 6 – Sprint Settlement Claim

•	Classification: Class 6 consists of the Sprint Settlement Claim against TSC.

•
Treatment: The holder of the Sprint Settlement Claim shall receive, on the Effective Date, in full satisfaction, settlement, release and discharge of, and in exchange for the Sprint Settlement Claim, Cash in an amount equal to the difference (if any) between $2.6 million and the amount paid to Sprint by the TSN Debtors on account of the Intercompany Funding Claim pursuant to the terms of the Sprint Settlements, which amount shall be funded solely from any amount actually received by TSC on account of the Intercompany Funding Claim.  In the event that the allowed amount of the Sprint Settlement Claim exceeds the total amount actually received by TSC on account of the Intercompany Funding Claim, the holder of the Sprint Settlement Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for the Sprint Settlement Claim only Cash in an amount equal to the total amount actually received by TSC on account of the Intercompany Funding Claim.

•
Voting: Class 6 is Impaired under the Plan.  However, the TSN Debtors have paid Sprint $2.6 million on account of the Intercompany Funding Claim.   Thus, the amount of the Sprint Settlement Claim is zero, and Class 6 is an empty class, deemed automatically eliminated.  Any such votes cast in Class 6 shall be disregarded.

(vii)	Class 7 – Intercompany Claims

•
Classification:  Class 7 consists of Intercompany Claims against each TSC Debtor.  Although all Intercompany Claims have been placed in one Class for the purposes of nomenclature, the Intercompany Claims against each TSC Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

•
Treatment:  No distribution shall be made on account of Intercompany Claims.  Except as otherwise determined by the TSC Debtors, with the consent of the Requisite Designated Holders, each Allowed Intercompany Claim shall be reinstated on the Effective Date.  After the Effective Date, the Reorganized TSC Debtors shall have the right to resolve or compromise Disputed Intercompany Claims without approval of the Bankruptcy Court.

•
Voting:  Class 7 is Unimpaired and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

(viii)	Class 8 – Preferred TSC Interests

(a)           Classes 8a and 8b

•	Classification: Classes 8a and 8b consist of Preferred Series A TSC Interests and Preferred Series B TSC Interests, respectively.

•
Treatment:  On the Effective Date, except to the extent a holder of an Allowed Preferred Series A TSC Interest or an Allowed Preferred Series B TSC Interest agrees to a less favorable treatment, each holder of an Allowed Preferred Series A TSC Interest or an Allowed Preferred Series B TSC Interest shall receive its Pro Rata share (calculated with reference to all Allowed Preferred Series A and B TSC Interests) of the New Common Stock.  On the Effective Date, all Preferred Series A TSC Interests and Preferred Series B TSC Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

•	Voting: Classes 8a and 8b are Impaired by the Plan. Therefore, holders of Preferred Series A TSC Interests and Preferred Series B TSC Interests are entitled to vote to accept or reject the Plan.

(b)           Classes 8c – 8e

•	Classification: Classes 8c – 8e consist of the Preferred Series C TSC Interests, the Preferred Series D TSC Interests and the Preferred Series E TSC Interests, respectively.

•
Treatment:  On the Effective Date, all Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests.

•
Voting:  Classes 8c – 8e are Impaired and the holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests are not entitled to vote to accept or reject the Plan.

(ix)	Class 9 – Equity Interests

(a)           Class 9a

•	Classification: Class 9a consists of the Other TSC Equity Interests.

•
Treatment:  On the Effective Date, all Other TSC Equity Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the holders of Other TSC Equity Interests.

•
Voting:  Class 9a is Impaired and the holders of Other TSC Equity Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, holders of Other TSC Equity Interests are not entitled to vote to accept or reject the Plan.

(b)           Classes 9b – 9i

•
Classification:  Classes 9b – 9i consist of Other Equity Interests in TS Holdings (Class 9b); MVH Holdings Inc. (Class 9c); Motient Ventures Holding Inc. (Class 9d); Motient Holdings Inc. (Class 9e); Motient Communications Inc. (Class 9f); Motient Services Inc. (Class 9g); Motient License Inc. (Class 9h) and TerreStar New York Inc. (Class 9i).

•
Treatment:  In full satisfaction, settlement, release and discharge of and in exchange for the Reorganized TSC Debtors’ agreement to make distributions, if any, to the holders of Allowed Unsecured Claims and Other Equity Interests under the Plan, to provide management services to certain other Reorganized TSC Debtors and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized TSC Debtors, each and every Other Equity Interest in Classes 9b – 9i shall, subject to any Restructuring Transaction, at the option of the Reorganized TSC Debtors (in consultation with the Designated Holders), either (i) be retained, in which case the TSC Debtor holding such Other Equity Interests shall continue to hold such Other Equity Interests, and the legal, equitable and contractual rights to which the holders of such Other Equity Interests are entitled shall remain unaltered or (ii) be cancelled and new Other Equity Interests in the applicable Other TSC Debtor shall be issued pursuant to the Plan to the Reorganized TSC Debtor that holds such Other Equity Interests.  For the avoidance of doubt, if the holders of Allowed Unsecured Claims in Classes 4c – 4i receive the equity in the reorganized entity corresponding to their respective Allowed Unsecured Claim, the holders of the applicable 9c – 9i Other Equity Interests will receive no distribution.

•
Voting:  Class 9b is Unimpaired and the holders of Class 9b Other Equity Interests are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Classes 9c – 9i are either (a) Unimpaired and the holders of the applicable Class 9c – 9i Other Equity Interests are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f) or (b) Impaired and the holders of the applicable Class 9c – 9i Other Equity Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, holders of Other Equity Interests in Classes 9b – 9i are not entitled to vote to accept or reject the Plan.

D.	Settlement, Release, Injunction and Related Provisions

(i)	Standards Applicable to Releases

Article IX of the Plan provides for release of certain claims against non-debtors in consideration of services provided to the Estates and the settlements, compromises and/or investments made by the non-debtor Released Parties.  The non-debtor Released Parties are:  (a) the DIP Lenders; (b) the DIP Agent; (c) the Bridge Lenders; (d) the Bridge Loan Agent; (e) each holder of Preferred Series A TSC Interests; (f) each holder of Preferred Series B TSC Interests; (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ current and former subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case, only in their capacity as such; and (h) the current officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives of the TSC Debtors, in each case, only in their capacity as such.

The Releasing Parties are all Entities that have held, hold or may hold Claims or Equity Interests that have been released pursuant to Article IX.A or Article IX.B of the Plan, have been discharged pursuant to Article IX.D or are subject to exculpation pursuant to Article IX.C of the Plan.  The released claims are any and all claims or causes of action, including those in connection with, related to or arising out of the Chapter 11 Cases.  The releases under the Plan are voluntary.  Specifically, as described in detail in sections VIII.D(ii) through VIII.D(xi) below, if a party who is entitled to vote to accept or reject the Plan fails to return its ballot, such party shall be deemed not to have opted out of the release provisions in the Plan.  Any party who is not entitled to vote to accept or reject the Plan shall be deemed to have opted out of the release provisions in the Plan.

The United States Court of Appeals for the Second Circuit has determined that releases of non-debtors may be approved as part of a chapter 11 plan of reorganization if there are “unusual circumstances” that render the release terms important to the success of the plan. Deutsche Bank AG v. Metromedia Fiber Network Inc. (In re Metromedia Fiber Network, Inc.), 416 F.3d 136, 143 (2d Cir. 2005).  Courts have approved releases of non-debtors when, for example, (a) the estate received substantial consideration; (b) the enjoined claims were channeled to a settlement fund rather than extinguished; (c) the enjoined claims would indirectly impact the reorganization by way of indemnity or contribution; (d) the plan otherwise provided for the full payment of the enjoined claims; and (e) the affected creditors consented to the release.  Id. at 142.  Before a determination can be made as to whether releases are appropriate as warranted by “unusual circumstances,” the United States Court of Appeals for the Second Circuit has concluded that there is a threshold jurisdictional inquiry as to whether the Bankruptcy Court has subject matter jurisdiction to grant such releases.  In re Johns-Manville Corp., 517 F.3d 52, 65 (2d Cir. 2008); see also In re Dreier LLP, 429 B.R. 112, 132 (Bankr. S.D.N.Y. 2010) (finding no jurisdiction to approve releases of claims that did not affect the estate); In re Metcalf & Mansfield Alternative Investments, 421 B.R. 685, 695 (Bankr. S.D.N.Y. 2010) (discussing and approving releases in a case under chapter 15 of the Bankruptcy Code).  Courts have jurisdiction over a third party cause of action or claim if it will “directly and adversely impact the reorganization.”  Dreier, 429 B.R. at 132. Conversely, the Bankruptcy Court may lack jurisdiction if the released claim is one that would “not affect the property of the estate or the administration of the estate.” Id. at 133. Here, all of the released claims would “directly and adversely impact the reorganization” of the TSC Debtors’ Estates.  Each of the entities and individuals granted a release under the Plan would have a potential claim for indemnification and/or contribution against the TSC Debtors for any liabilities incurred on such claims, as well as for any expenses incurred to defend against such claims. Satisfying such claims would reduce the equity value of Reorganized TSC Debtors and thus would reduce recoveries for Holders of Claims and Equity Interests. The TSC Debtors’ Estates therefore would be directly and adversely impacted if the released claims were pursued, and the Bankruptcy Court has jurisdiction to approve them as part of the Plan. The circumstances of the TSC Debtors’ Chapter 11 Cases are unique and satisfy the Metromedia requirements. The TSC Debtors’ Chapter 11 Cases are notable for their complexity and for the number of stakeholders with divergent interests involved.

The non-debtors receiving the releases have provided substantial consideration to the Estates, and the inclusion of the non-debtor releases in the Plan is an important element of the consideration provided by these parties.  The recipients of the releases could have potential claims for indemnification and/or contribution against the TSC Debtors. Because the Plan provides a substantial recovery for Holders of Claims, the releases are appropriate under the Metromedia decision and other case law.

(ii)	Releases by the TSC Debtors

Article IX(A) of the Plan provides that pursuant to Bankruptcy Code section 1123(b), and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the contributions of the Released Parties to facilitate the expeditious reorganization of the TSC Debtors and the implementation of the restructuring contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, each Released Party, solely in its capacity as a Released Party, is deemed released and discharged by the TSC Debtors, the Reorganized TSC Debtors, the Estates and their Affiliates from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the TSC Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereinafter arising, in law, equity or otherwise, that the TSC Debtors, the Reorganized TSC Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Entity, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the TSC Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, or related agreements, instruments or other documents, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes gross negligence, fraud or willful misconduct.

(iii)	Releases by Holders of Claims and Equity Interests

Article IX(B) of the Plan provides that as of the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date,25 for good and valuable consideration, including the contributions of the Released Parties to facilitate the expeditious reorganization of the TSC Debtors and the implementation of the restructuring contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, each holder of a Claim or an Equity Interest who does not opt out of the release provisions in the Plan on their ballot shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the TSC Debtors, the Reorganized TSC Debtors and the Released Parties from any and all Claims, Equity Interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a TSC Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the TSC Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement or related agreements, instruments or other documents, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes gross negligence, fraud or willful misconduct; provided, that nothing herein shall be deemed a waiver or release of a Releasing Party’s right to receive a distribution pursuant to the terms of the Plan.

25  The failure by the Bankruptcy Court to approve these releases shall not render the Plan unconfirmable or otherwise affect the distributions to be made pursuant thereto.

For the avoidance of doubt, if a party who is entitled to vote to accept or reject the Plan fails to return its ballot, such party shall be deemed not to have opted out of the release provisions in the Plan.  Any party who is not entitled to vote to accept or reject the Plan shall be deemed to have opted out of the release provisions in the Plan.

(iv)	Exculpation

Article IX(c) of the Plan provides that except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except any such claim arising out of or relating to any act or omission of an Exculpated Party that constitutes gross negligence, fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The TSC Debtors and the Reorganized TSC Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Common Stock pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Article IX(C) of the Plan provides that notwithstanding anything in the Plan to the contrary, nothing in the foregoing “Exculpation” provision shall (1) release any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires act as determined by a Final Order or (2) limit the liability of the professionals of the Exculpated Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009) or other applicable rules of professional conduct.

(v)	Discharge of Claims and Termination of Equity Interests

Article IX(D) of the Plan provides that pursuant to Bankruptcy Code section 1141(d), and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Equity Interests and causes of action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the TSC Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and causes of action that arose before the Effective Date, liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the TSC Debtors before the Effective Date and arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date and all debts of the kind specified in Bankruptcy Code section 502(g), 502(h) or 502(i), in each case whether or not:  (1) a Proof of Claim or Equity Interest based upon such Claim, debt, right or Equity Interest is filed or deemed filed pursuant to Bankruptcy Code section 501; (2) a Claim or Equity Interest based upon such Claim, debt, right or Equity Interest becomes an Allowed Claim or Equity Interest pursuant to Bankruptcy Code section 502; or (3) the holder of such Claim or Equity Interest has accepted the Plan.  Except as otherwise provided herein, any default by the TSC Debtors or their Affiliates with respect to any Claim or Equity Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

(vi)	Injunction

ARTICLE IX(E) OF THE PLAN PROVIDES THAT FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE IX OF THE PLAN, THE TSC DEBTORS, THE REORGANIZED TSC DEBTORS, THE ESTATES, THEIR RESPECTIVE AFFILIATES AND THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO Article IX OF THE PLAN.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE TSC DEBTORS THAT HAVE BEEN RELEASED PURSUANT TO Article IX.A OR Article IX.B OF THE PLAN, DISCHARGED PURSUANT TO Article IX.D OF THE PLAN OR ARE SUBJECT TO EXCULPATION PURSUANT TO Article IX.C OF THE PLAN ARE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTEGRATED AFTER THE EFFECTIVE DATE, FROM:  (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY RELEASED PARTY OR EXCULPATED PARTY ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST ANY RELEASED PARTY OR EXCULPATED PARTY OR AGAINST THE PROPERTY OR EQUITY INTERESTS IN PROPERTY OF SUCH RELEASED PARTY OR EXCULPATED PARTY; (4) ASSERTING ANY RIGHT OF SETOFF, RECOUPMENT OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY RELEASED PARTY OR EXCULPATED PARTY OR AGAINST THE PROPERTY OR EQUITY INTERESTS IN PROPERTY OF SUCH RELEASED PARTY OR EXCULPATED PARTY ON ACCOUNT OF SUCH CLAIMS OR EQUITY INTERESTS; AND (5) COMMENCING OR CONTINUING IN ANY MANNER, IN ANY PLACE ANY JUDICIAL, ARBITRATION OR ADMINISTRATIVE PROCEEDING IN ANY FORUM THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE TSC DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES.  ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE TSC DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED AND THE EQUITY INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE TSC DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED AND ALL EQUITY INTERESTS SHALL BE CANCELLED AND THE TSC DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER BANKRUPTCY CODE SECTION 502(G).

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE TSC DEBTORS, THE TSC DEBTORS’ ESTATES, THE REORGANIZED TSC DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

(vii)	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to Bankruptcy Code section 105 or 362 or any order of the Bankruptcy Court and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

(viii)	Injunction Against Interference with Plan

To the fullest extent permitted by applicable law, upon the entry of the Confirmation Order, all of the Releasing Parties shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(ix)	Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Article IX.A and Article IX.B of the Plan.

(x)	Protection Against Discriminatory Treatment

Consistent with Bankruptcy Code section 525 and the Supremacy Clause of the U.S. Constitution, all Entities, including governmental units (as defined in Bankruptcy Code section 101(27)), shall not discriminate against the Reorganized TSC Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized TSC Debtors or another Entity with which such Reorganized TSC Debtors have been associated, solely because one of the TSC Debtors has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the TSC Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

(xi)	Release of Liens

Article IX(J) of the Plan provides that except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized TSC Debtor and its successors and assigns.  For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

(xii)	Releases Applicable to United States Government

Article IX(K) of the Plan provides that notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (1) any liability of the TSC Debtors or Reorganized TSC Debtors to the United States, its agencies, departments, or agents (collectively, the “U.S. Government”) arising on or after the Effective Date; (2) any liability to the U.S. Government that is not a “claim” within the meaning of Bankruptcy Code section 101(5); (3) any valid right of recoupment of the U.S. Government against any of the TSC Debtors; or (4) any liability of the TSC Debtors or Reorganized TSC Debtors arising after the effective date under environmental law to any governmental unit as the owner or operator of property that such entity owns or operates after the Effective Date.  Moreover, nothing in the Confirmation Order or the Plan shall release or exculpate any non-TSC Debtor, including any Released Party and/or Exculpated Party, from any liability to the U.S. Government, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against any Released Party and/or Exculpated Party, nor shall anything in this Confirmation Order or the Plan enjoin the U.S. Government from bringing any claim, suit, action or other proceeding against any non-TSC Debtor, including any Released Party and/or Exculpated Party, for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the TSC Debtors or Reorganized TSC Debtors under Bankruptcy Code sections 524 and 1141.

 As to the United States, nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge or injunction to which the TSC Debtors or Reorganized TSC Debtors are entitled under the Bankruptcy Code.  The discharge and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Effective Date, pursuing any police or regulatory action.

IX.
SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, accompanied by a ballot to be used for voting on the Plan, is being distributed to the holders of Claims and Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, 4i, 6, 8a and 8b.  Only the holders of Claims and Equity Interests in these Classes are entitled to vote to accept or reject the Plan and may do so by completing the ballot and returning it in the envelope provided.  Additionally, a discussion of the procedures used to tabulate the votes cast for or against the Plan can be found in Exhibit B, attached hereto, which is incorporated herein by reference and should be read in conjunction with this Disclosure Statement and in formulating a decision to vote to accept or reject the Plan.

The TSC Debtors, with the approval of the Bankruptcy Court, have engaged The Garden City Group, Inc. as their Voting and Claims Agent to assist in the solicitation process.  The Voting and Claims Agent will, among other things, answer questions, provide additional copies of all solicitation materials, and generally oversee the solicitation process.  The Voting and Claims Agent will also process and tabulate ballots for each of the respective Classes that are entitled to vote to accept or reject the Plan and will file a voting report as soon as practicable before the Confirmation Hearing.

A.	Holders of Claims and Equity Interests Entitled To Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and interests in a debtor are entitled to vote on a chapter 11 plan.  As shown in the table below, the TSC Debtors are soliciting votes to accept the Plan only from holders of Claims and Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, 4i, 6, 8a and 8b (collectively, the “Voting Classes”).  The holders of Claims and Equity Interests in the Voting Classes are Impaired under the Plan and are receiving property under the Plan.  Therefore, holders of Claims and Equity Interests in the Voting Classes have the right to vote to accept or reject the Plan.

The TSC Debtors are not soliciting votes from (a) holders of Unimpaired Claims and Unimpaired Equity Interests in Classes 1, 2, 5, 7, 9a, 9b, 9c, 9d, 9e, 9f, 9g, 9h and 9i because those parties are conclusively presumed to have accepted the Plan or (b) holders of Claims and Equity Interests in Classes 8c, 8d, 8e and 8a because those parties are conclusively presumed to have rejected the Plan.  Additionally, as set forth in the voting and tabulation procedures, certain holders of Claims in the Voting Classes, such as those holders whose Claims have been disallowed or subject to a pending objection, are not entitled to vote to accept or reject the Plan.  The following table provides a summary of the status and voting rights of each Class (and, therefore, of each holder within such Class) under the Plan:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	No (deemed to accept)

2	Other Secured Claims	Unimpaired	No (deemed to accept)

3a	Bridge Loan Claims Against TSC	Impaired	Yes

3b	Bridge Loan Claim Against TS Holdings	Impaired	Yes

4a	Unsecured Claims Against TSC	Impaired	Yes

4b	Unsecured Claims Against TS Holdings	Impaired	Yes

4c	Unsecured Claim Against MVH Holdings Inc.	Impaired	Yes

4d	Unsecured Claims Against Motient Ventures Holding Inc.	Impaired	Yes

4e	Unsecured Claim Against Motient Holdings Inc.	Impaired	Yes

4f	Unsecured Claims Against Motient Communications Inc.	Impaired	Yes

4g	Unsecured Claim Against Motient Services Inc.	Impaired	Yes

4h	Unsecured Claims Against Motient License Inc.	Impaired	Yes

4i	Unsecured Claim Against TerreStar New York Inc.	Impaired	Yes

5	Convenience Class Claims	Unimpaired	No (deemed to accept)

6	Sprint Settlement Claim	Impaired	Yes

7	Intercompany Claims	Unimpaired	No (deemed to accept)

8a	Preferred Series A TSC Interests	Impaired	Yes

8b	Preferred Series B TSC Interests	Impaired	Yes

8c	Preferred Series C TSC Interests	Impaired	No (deemed to reject)

8d	Preferred Series D TSC Interests	Impaired	No (deemed to reject)

8e	Preferred Series E TSC Interests	Impaired	No (deemed to reject)

9a	Other TSC Equity Interests	Impaired	No (deemed to reject)

9b	Other Equity Interests in TerreStar Holdings	Unimpaired	No (deemed to accept)

9c	Other Equity Interests in MVH Holdings Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9d	Other Equity Interests in Motient Ventures Holding Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9e	Other Equity Interests in Motient Holdings Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9f	Other Equity Interests in Motient Communications Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

Class	Claim	Status	Voting Rights
9g	Other Equity Interests in Motient Services Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9h	Other Equity Interests in Motient License Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9i	Other Equity Interests in TerreStar New York Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

B.	Voting Record Date

The Voting Record Date is 5:00 p.m. prevailing Eastern Time on January 10, 2012.  The Voting Record Date is the date on which it will be determined which holders of Claims and Equity Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims and Equity Interests have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the holder of a Claim or Equity Interest.

C.	Voting on the Plan

The Voting Deadline is 5:00 p.m. prevailing Eastern Time on February 24, 2012.  In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed and delivered (either by using the return envelope provided, by first class mail, overnight courier or personal delivery) so that it is actually received on or before the Voting Deadline by the Voting and Claims Agent at the following address:

DELIVERY OF BALLOTS
Ballots must be actually received by the Voting and Claims Agent by the Voting Deadline of 5:00 p.m. (prevailing Eastern time) on February 24, 2012 at the following addresses:

Voting and Claims Agent:

If by mail:

TerreStar Corporation
c/o The Garden City Group, Inc.
P.O. Box 9680
Dublin, OH 43017-4980

If by hand or overnight courier:

TerreStar Corporation
c/o The Garden City Group, Inc.
5151 Blazer Parkway, Suite A
Dublin, OH 43017

The Voting and Claims Agent will not accept ballots submitted by facsimile or electronic means.

* * * * * * *

If you have any questions on the procedure for voting on the Plan, please call the Voting and Claims Agent at the following telephone number: 1-888-872-9182

D.	Ballots Not Counted

No ballot will be counted toward Confirmation if, among other things:  (a) it is illegible or contains insufficient information to permit the identification of the holder of the Claim or Equity Interest, (b) it was transmitted by facsimile or other electronic means, (c) it was cast by an entity that is not entitled to vote on the Plan, (d) it was cast for a Claim listed in the Schedules as contingent, unliquidated or disputed for which the applicable Bar Date has passed and no proof of claim was timely filed, (e) it was cast for a Claim that is subject to an objection pending as of the Voting Record Date (unless temporarily allowed in accordance with the solicitation and voting procedures), (f) it was sent to the TSC Debtors, the TSC Debtors’ agents/representatives (other than the Voting and Claims Agent), an indenture trustee or the TSC Debtors’ financial or legal advisors instead of to the Voting and Claims Agent, (g) it is unsigned or (h) it is not marked to either accept or reject the Plan or it is marked both to accept and reject the Plan.  Please refer to the solicitation and voting procedures set forth in Exhibit B hereto for additional requirements with respect to voting to accept or reject the Plan.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS,
PLEASE CONTACT THE VOTING AND CLAIMS AGENT.  ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE
WITH THE SOLICITATION AND VOTING PROCEDURES WILL NOT BE COUNTED.

X.
CONFIRMATION OF THE PLAN

A.	The Confirmation Hearing

Bankruptcy Code section 1128(a) requires the Bankruptcy Court, after notice, to hold a hearing to consider Confirmation.  Bankruptcy Code section 1128(b) provides that any party in interest may object to Confirmation.

The Bankruptcy Court has scheduled the Confirmation Hearing for March 7, 2012 at 10:00 a.m. (prevailing Eastern Time) before the Honorable Judge Sean H. Lane, United States Bankruptcy Judge, in the Bankruptcy Court, located at Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

B.	Deadline to Object to Confirmation of the Plan

Objections to Confirmation must be filed and served at or before 5:00 p.m. (prevailing Eastern time) on February 24, 2012 in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement.  This means that written objections to Confirmation, if any, that conform to the applicable provisions of the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules for the Bankruptcy Court must be filed, together with a proof of service, with the Bankruptcy Court and served so as to be actually received on or before the Plan Objection Deadline by the following parties:

•
Counsel to the TSC Debtors:  Akin Gump Strauss Hauer & Feld LLP, Attn:  Ira S. Dizengoff and Arik Preis, One Bryant Park, New York, New York 10036 and Attn:  Sarah Link Schultz, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201; and

•	U.S. Trustee: Office of the United States Trustee for the Southern District of New York, Attn: Susan Golden, Whitehall Street, 21st Floor, New York, New York 10004.

Unless objections to Confirmation are timely served and filed, they may not be considered by the Bankruptcy Court.

C.	Confirmation Hearing

The Confirmation Hearing will commence at 10:00 a.m. prevailing Eastern time on March 7, 2012.  The Confirmation Hearing will be held before the Honorable Sean H. Lane in the Bankruptcy Court, One Bowling Green, New York, New York 10004-1408.  The TSC Debtors will (a) serve the Confirmation Hearing Notice upon all known creditors of the TSC Debtors at least 28 days before the Voting Deadline, and (b) publish the Confirmation Hearing Notice in the national editions of The Washington Post and USA Today within 7 business days of the Solicitation Deadline, which will contain, among other things, details regarding voting on and objecting to Confirmation, including the Voting Deadline and the Plan Objection Deadline, and the date, time and location of the Confirmation Hearing.  The Confirmation Hearing Notice will also be posted on the TSC Debtors’ restructuring website www.TerreStarCorpRestructuring.com.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

D.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation are the following:  (i) the Plan is accepted by all Impaired Classes or, if the Plan is rejected by an Impaired Class, it “does not discriminate unfairly” and is “fair and equitable” as to such Class, (ii) the Plan is feasible and (iii) the Plan is in the “best interests” of holders of Claims and Equity Interests that are Impaired under its provisions.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of Bankruptcy Code section 1129.  The TSC Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code.  Specifically, in addition to other applicable requirements, the TSC Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of the Bankruptcy Code section 1129 set forth below:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The TSC Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•
Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment (i) made before Confirmation is reasonable or (ii) subject to the approval of the Bankruptcy Court is reasonable, if it is to be fixed after Confirmation.

•
Either each holder of an Impaired Claim or Equity Interest in the TSC Debtors has accepted (or is deemed to have accepted) the Plan, or each non-accepting creditor will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the holder would receive or retain if the TSC Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•
Each Class of Claims or Equity Interests that is entitled to vote on the Plan will have accepted the Plan, or the Plan can be confirmed without the approval of the Class pursuant to Bankruptcy Code section 1129(b).

•
Except to the extent that the holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Priority Non-Tax Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the TSC Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

E.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, Bankruptcy Code section 1129(a)(7) requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.  To make these findings, a bankruptcy court must (i) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if each of the debtor’s chapter 11 cases were converted to a chapter 7 case and the assets of such debtor’s estate were liquidated, (ii) determine the liquidation distribution that each non-accepting holder of a claim or an interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7 and (iii) compare the holder’s liquidation distribution to the distribution under the plan that the holder would receive if the plan were confirmed and consummated.

To satisfy the requirements of Bankruptcy Code section 1129(a)(7), the TSC Debtors, together with their retained advisors, prepared the liquidation analysis attached as Exhibit D to this Disclosure Statement (the “Liquidation Analysis”).  Based on the Liquidation Analysis, the TSC Debtors believe that holders of Claims against and Equity Interests in the TSC Debtors will receive property of equal or greater value as of the Effective Date under the Plan than such holders would receive in a chapter 7 liquidation and that the Plan will therefore meet the “best interests” test provided in Bankruptcy Code section 1129(a)(7).

F.	Feasibility/Financial Projections

Bankruptcy Code section 1129(a)(11) requires that confirmation of the plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the TSC Debtors have analyzed their ability to meet their respective obligations under the Plan.  As part of this analysis, the TSC Debtors have prepared the projections, attached to this Disclosure Statement as Exhibit E.  Based upon the projections, the TSC Debtors believe that they will be a viable entity following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

THE PROJECTIONS ATTACHED AS EXHIBIT E, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.  THE PROJECTIONS WERE PREPARED IN JULY 2011.  WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED.  THE TSC DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS.

G.	Acceptance by Impaired Classes

The Bankruptcy Code requires that, except as described in the following section, with respect to each debtor entity, each impaired class of claims or interests must accept a plan in order for it to be confirmed.  A class that is not impaired under a plan is deemed to have accepted the plan, and, therefore, solicitation of acceptances with respect to the class is not required.  A class is impaired unless the plan:  (i) leaves unaltered the legal, equitable and contractual rights to which the claim or the interest entitles the holder of the claim or interest or (ii) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Bankruptcy Code section 1126(c) defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan.  Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance.  For a class of impaired interests to accept a plan, Bankruptcy Code section 1126(d) requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan.  Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

H.	Confirmation Without Acceptance by All Impaired Classes/Fair and Equitable Test

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan even if all impaired classes of a debtor’s plan have not accepted the plan, provided that the plan has been accepted by at least one impaired class.  Pursuant to Bankruptcy Code section 1129(b), notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

(i)	No Unfair Discrimination

Often referred to as the “horizontal test,” this test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a proposed plan.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.  A proposed plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

(ii)	Fair and Equitable Test

Often referred to as the “vertical test,” this test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class.  As to the dissenting class, this test sets different standards depending upon the type of claims or interests in such class:

a.	Secured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that:  (i) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the Plan and (ii) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

b.	Unsecured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either:  (i) the plan provides that each holder of a claim of such class receives or retains on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim or (ii) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior interest any property, subject to certain exceptions.

c.	Equity Interests

The condition that a plan be “fair and equitable” to a non-accepting class of interests includes the requirements that either:  (i) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date of the plan, equal to the greater of:  (A) the allowed amount of any fixed liquidation preference to which such holder is entitled, (B) any fixed redemption price to which such holder is entitled or (C) the value of such interest; or (ii) if the class does not receive the amount as required under (i) hereof, no class of interests junior to the non-accepting class may receive a distribution under the plan.

If any Impaired Class rejects the Plan, the TSC Debtors reserve the right to seek Confirmation of the Plan utilizing the “cramdown” provision of Bankruptcy Code section 1129(b).  Specifically, to the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the TSC Debtors will request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b).  The TSC Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to Confirmation, including to amend or modify the Plan to satisfy the requirements of the Bankruptcy Code section 1129(b).

The TSC Debtors submit that if the TSC Debtors “cramdown” the Plan pursuant to Bankruptcy Code section 1129(b), the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.  The TSC Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

I.	Valuation of the TSC Debtors

In conjunction with formulating the Plan, the TSC Debtors determined that it was necessary to estimate the post-Confirmation going-concern value of the Reorganized TSC Debtors (the “Valuation Analysis”).  The Valuation Analysis is set forth on the exhibit attached hereto as Exhibit F.  The TSC Debtors relied on the discounted cash flow analysis of the Spectrum Lease because, in their view, the cash flows reflected the actual market-tested economic value of the 1.4 Spectrum as of September, 2009.  Certain creditors, including Elektrobit, believe that this valuation does not represent the fair market value of the 1.4 Spectrum today.  The TSC Debtors disagree with this position.

THE VALUATION INFORMATION SET FORTH IN EXHIBIT F REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED TSC DEBTORS, WHICH ASSUMES THAT SUCH REORGANIZED TSC DEBTORS CONTINUE AS AN OPERATING BUSINESS.  THE ESTIMATED VALUE SET FORTH IN EXHIBIT F DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED TSC DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION.  ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF THE REORGANIZED TSC DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION AND TRANSACTIONS SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY THIS VALUATION.

In connection with the Valuation Analysis, Mohawk asserts that the TSC Debtors’ valuation of $0.07/MHz-POP has dropped significantly from the $0.13/MHz-POP valuation that Jefferies came up with for the very same license in that certain Fairness Opinion, issued by Jefferies on February 3, 2008 (the “Jefferies Fairness Opinion”) and that this decline is questionable since, Mohawk asserts, spectrum valuations in the industry have actually increased in the last 5 years.  Moreover, Mohawk highlights that the discounted cash flow (“DCF”) valuation performed in the Jefferies Fairness Opinion yielded a valuation range of $533.4-$856.2 million as compared to the DCF valuation set forth herein of $175-$185 million.  Mohawk argues that if the DCF valuation set forth herein is based on the Spectrum License, this raises the question as to whether the Spectrum Lease really is below market.  The TSC Debtors disagree with these assertions.

J.	Effect of Confirmation and Consummation of the Plan

Following Confirmation, subject to Article X of the Plan, the Plan will be consummated on the Effective Date.  Among other things, on the Effective Date, certain release, injunction, exculpation and discharge provisions set forth in Article IX of the Plan will become effective.  As such, it is important to read the provisions contained in Article IX of the Plan very carefully so that you understand how Confirmation and consummation of the Plan–which effectuates such provisions–will affect you and any Claim or Equity Interest you may hold against the TSC Debtors and other claim or interest holders so that you cast your vote accordingly.  Further discussion of the releases contemplated in the Plan is provided in Section VIII of this Disclosure Statement.

XI.
RISK FACTORS

Holders of Claims and Equity Interests should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement and the documents delivered together herewith, referred to or incorporated by reference herein, before voting to accept or reject the Plan.  Although these risk factors are many, they should not be regarded as constituting the only risks present in connection with the TSC Debtors’ business or the Plan and its implementation.

A.	Risks Related to Confirmation of the Plan

(i)	The TSC Debtors May Not Be Able To Obtain Confirmation of the Plan.

To emerge successfully from chapter 11 as a viable business, the TSC Debtors, like any debtor, must obtain approval of a plan of reorganization, and thereafter confirm and successfully implement the Plan.  This process requires the TSC Debtors to (a) meet certain statutory requirements concerning the adequacy of disclosure with respect to any proposed plan, (b) solicit and obtain creditor acceptances of the proposed plan and (c) fulfill other statutory conditions with respect to plan confirmation.

With regard to any proposed plan of reorganization, the TSC Debtors may not receive the requisite acceptances to confirm the Plan.  If the requisite acceptances of the Plan are received, the TSC Debtors intend to seek Confirmation by the Bankruptcy Court, notwithstanding the dissent of certain Classes of Claims or Equity Interests pursuant to Bankruptcy Code section 1129(b).  The Bankruptcy Court may confirm the Plan pursuant to the cramdown provisions of the Bankruptcy Code, which allows the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims or interests if it determines that the plan satisfies Bankruptcy Code section 1129(b).  To confirm a plan over the objection of a dissenting class, a bankruptcy court also must find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any “insider” in such class.

Although the TSC Debtors do not believe that Harbinger meets the statutory predicates to be deemed an insider, there is the possibility that Harbinger could be classified as an insider pursuant to Bankruptcy Code section 101(31)(E), such that Harbinger’s votes may not be counted for purposes of fulfilling the requirements of Bankruptcy Code section 1129(a)(10).  In such a situation, for any Voting Class of which Harbinger is a member, more than two-thirds in amount and more than one-half in number of the remaining creditors actually voting will be required to vote in favor of the Plan for such Class to satisfy Bankruptcy Code section 1129(a)(10).

Even if the requisite acceptances of the Plan are received, the Bankruptcy Court might not confirm the Plan as proposed.  A dissenting holder of a Claim against or Equity Interest in the TSC Debtors could challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code.  Further, even if the Bankruptcy Court determined that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met.  Specifically, Bankruptcy Code section 1129 sets forth the requirements for confirmation and requires, among other things, a finding by the bankruptcy court that (a) a debtor’s plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes, (b) confirmation of the debtor’s plan is not likely to be followed by a liquidation or a need for further financial reorganization and (c) the value of distributions to non-accepting holders of claims within a particular class under the debtor’s plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  A bankruptcy court may determine that a proposed plan does not satisfy one or more of these requirements, in which case the proposed plan would not be confirmed by a bankruptcy court.

In its objection to the Disclosure Statement, Elektrobit asserts that the Plan may be patently unconfirmable because it may not satisfy Bankruptcy Code sections 1123(a)(4), 1129(a)(1), 1129(a)(7), 1129(a)(11) and/or 1129(b).  The TSC Debtors believe that the Plan as currently proposed satisfies all requirements of the Bankruptcy Code.  Nevertheless, there is a risk that the Bankruptcy Court may not agree.

If the Plan is not confirmed by the Bankruptcy Court, it is unclear whether and when the TSC Debtors would be able to reorganize their businesses and what, if any, distributions holders of Claims or Equity Interests ultimately would receive on account of their Claims or Equity Interests.  There also can be no assurance that the TSC Debtors will be able to successfully develop, prosecute, confirm and consummate an alternative plan of reorganization that is acceptable to the Bankruptcy Court and the TSC Debtors’ creditors and other parties in interest.  Additionally, it is possible that third parties may seek and obtain approval to terminate or shorten the exclusive period under Bankruptcy Code section 1121 during which only the TSC Debtors may propose and solicit votes on a plan of reorganization.  Finally, the TSC Debtors’ emergence from bankruptcy is not assured.  Although the TSC Debtors expect to emerge from bankruptcy, there can be no assurance that the TSC Debtors will successfully reorganize or when this reorganization will occur.

(ii)	Parties in Interest May Object to the TSC Debtors’ Classification of Claims and Equity Interests.

Bankruptcy Code section 1122 provides that a plan may place a claim or an interest in a particular class only if the claim or interest is substantially similar to the other claims or interests in that class.  The TSC Debtors believe that the classification of holders of claims against and interests in the TSC Debtors under the Plan complies with the requirements set forth in the Bankruptcy Code because the classes established under the Plan each encompass claims or interests that are substantially similar to similarly classified claims or interests.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(iii)	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article X of the Plan, the Effective Date is subject to a number of conditions precedent.  If these conditions precedent are not met or waived pursuant to the provisions of the Plan, the Effective Date will not occur.

(iv)	Historical Financial Information of the TSC Debtors May Not Be Comparable to the Financial Information of the Reorganized TSC Debtors.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized TSC Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the TSC Debtors’ historical financial statements.

(v)	The TSC Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the TSC Debtors reserve the right to object (prior to or after the occurrence of the Effective Date) to the amount or classification of any Claim under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied on by any holder of a Claim where such Claim is subject to an objection.  Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

B.	Risks That May Affect the Value of the Securities to Be Issued Under the Plan

(i)	A Liquid Trading Market for the New Common Stock or the New TSC Notes May Not Develop.

There can be no assurances that a liquid trading market for the New Common Stock or New TSC Notes will develop.  The liquidity of any market for the New Common Stock or New TSC Notes will depend, among other things, upon the number of respective holders of New Common Stock and New TSC Notes, the Reorganized TSC Debtors’ financial performance and the market for similar securities, none of which can be determined or predicted.  Therefore, the TSC Debtors cannot provide assurances that an active trading market will develop, or if a market develops, what the liquidity or pricing characteristics of that market will be.  If an active trading market does not develop, holders of New Common Stock and New TSC Notes may have difficulty selling their shares or notes, as the case may be.

(ii)	The Resale of the New Common Stock and New TSC Notes May Be Restricted by Law.

As described in Article XII of the Plan, titled “Application of Securities Laws,” the TSC Debtors intend to rely on the exemption from registration, pursuant to the exemptions contained in Bankruptcy Code section 1145, the Securities Act and/or equivalent exemptions in state securities laws, as applicable.  However, if a holder of New Common Stock or New TSC Notes (to the extent the New TSC Notes are securities) is deemed to be an “underwriter” with respect to such securities (with certain exceptions for “ordinary trading transactions” by certain persons) or an “affiliate” of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and applicable state securities laws under Securities Act section 4(1).  Accordingly, such sales could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from these registration requirements, which may not be available to such holder.

(iii)	The Valuation of New Common Stock and New TSC Notes Is Not Intended To Represent the Trading Value of the Securities To Be Issued.

The valuation of the Reorganized TSC Debtors, set forth on Exhibit F hereto, is based on the assumption that the holders of Claims and Equity Interests will receive substantially all of the issued New Common Stock or New TSC Notes on behalf of their Claims and Equity Interests, as applicable, and is not intended to represent the trading values of New Common Stock or New TSC Notes in public or private markets.

(iv)
The Reorganized TSC Debtors May Not Achieve Projected Financial Results or Meet Post-reorganization Debt Obligations and May Not Finance All Operating Expenses, Working Capital Needs and Capital Expenditures.

The projected financial results of the Reorganized TSC Debtors are based on numerous assumptions, including the timing, Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized TSC Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized TSC Debtors and which may not materialize.

Accordingly, the Reorganized TSC Debtors may not be able to achieve the revenue or cash flow relied upon to make their projections or to otherwise meet their projected financial results.  To the extent that the Reorganized TSC Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized TSC Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may be unable to meet their operational needs.  Any one of these failures may preclude the Reorganized TSC Debtors from, among other things:  (a) taking advantage of future opportunities, (b) growing their business or (c) responding to competitive pressures.  Further, a failure of the Reorganized TSC Debtors to meet their projected financial results or achieve their projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized TSC Debtors to seek additional working capital.  The Reorganized TSC Debtors may not be able to obtain such working capital when it is required.  Further, even if the Reorganized TSC Debtors were able to obtain additional working capital, it may be available only on unreasonable terms.  If any such required capital is obtained in the form of equity, the interests of the holders of the then-outstanding New Common Stock could be diluted.  While the TSC Debtors’ financial projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized TSC Debtors, there is no guarantee that the financial projections will be realized.

(v)	The Reorganized TSC Debtors May Be Controlled by a Small Number of Holders.

Consummation of the Plan may result in a small number of holders owning a significant percentage of the outstanding shares of New Common Stock.  These holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized TSC Debtors and have the power to elect directors and approve significant mergers, acquisitions, divestitures and other material corporate transactions, including the sale of the Reorganized TSC Debtors, or delay, prevent or deter such transactions.  The interests of such holders may differ from the interests of the other holders of New Common Stock and the New TSC Notes.  The TSC Debtors can make no assurances regarding the future actions of the holders of New Common Stock and the impact such actions may have on the value of the New Common Stock and the New TSC Notes.

C.	Risks Related to the TSC Debtors’ Businesses

(i)	There are Risks and Uncertainties Associated with the Chapter 11 Cases.

Although the TSC Debtors believe that the Chapter 11 Cases, commenced in order to implement an agreed-upon restructuring, will be of short duration and will not be materially disruptive to their businesses, the TSC Debtors cannot be certain that this will be the case.  The Plan is designed to minimize the length of the bankruptcy proceeding; however, it is impossible to predict with certainty the amount of time that the TSC Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.

Even if the Plan is confirmed on a timely basis, for the duration of the Chapter 11 Cases, the TSC Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy.  These risks include:

•	the TSC Debtors’ ability to obtain approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases from time to time;

•	the TSC Debtors’ ability to maintain contracts that are critical to their operations;

•	the TSC Debtors’ ability to fund and execute their business plan; and

•	the TSC Debtors’ ability to obtain creditor, equity holder and Bankruptcy Court approval for, and then to consummate, the Plan and emerge from bankruptcy.

The TSC Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of the creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the TSC Debtors’ restructuring and business goals.

These risks and uncertainties could affect the TSC Debtors’ business in various ways.  For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the TSC Debtors’ operations and financial condition.  In addition, pursuant to the Bankruptcy Code, the TSC Debtors need approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities.  Because of the risks and uncertainties associated with the Chapter 11 Cases, the TSC Debtors cannot predict or quantify the ultimate impact that events occurring during the reorganization process will have on their business, financial condition and results of operations.

As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty.  While operating as debtors in possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or by Bankruptcy Court order, the TSC Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the condensed consolidated financial statements included in TSC’s Form 10-Q for the quarterly period ended June 30, 2010.  Further, the Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements.  As a result of the Chapter 11 Cases, the TSC Debtors do not have audited financial statements for the fiscal year ended December 31, 2010.  The historical consolidated financial statements do not include any adjustments to the reported amounts of assets or liabilities that might be necessary as a result of Confirmation of the Plan.

(ii)	The Reorganized TSC Debtors Will Have Indebtedness Upon Emergence.

On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized TSC Debtors will, on a consolidated basis, have up to approximately $5 million in secured indebtedness as a result of the Exit Facility and up to approximately $35 million in unsecured indebtedness in the form of the New TSC Notes.  The total amount of the unsecured indebtedness will be a function of the total amount of Unsecured Claims allowed against TSC and TS Holdings in these Chapter 11 Cases, including, without limitation, the Claims filed by Sprint, Jefferies and Elektrobit, which Claims the TSC Debtors dispute.  Of this amount, approximately $27.8 million relates to the claim asserted by Elektrobit.  As discussed in section VII.B(iv) hereof, the TSC Debtors and the Preferred Shareholders have objected to this claim and believe that it will be allowed, if at all, in a significantly lower amount.

The Reorganized TSC Debtors’ indebtedness could have important consequences because:

•
a portion of the Reorganized TSC Debtors’ cash flow from operations will be dedicated to debt service and be unavailable to support operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes,

•	the Reorganized TSC Debtors’ ability to obtain additional financing in the future may be limited,

•	the Reorganized TSC Debtors’ flexibility in planning for, or reacting to, changes in their business may be limited, and

•	it may make the Reorganized TSC Debtors more vulnerable in the event of a downturn in their business or the economy in general.

The Reorganized TSC Debtors’ ability to make payments on and to refinance their debt will depend on their ability to generate cash in the future.  This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized TSC Debtors.

There can be no assurance that the Reorganized TSC Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized TSC Debtors’ debt obligations.  The Reorganized TSC Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized TSC Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

(iii)	The TSC Debtors May Require Funding After Emergence.

The TSC Debtors may require funds for general and administrative expenses, working capital, interest on borrowings, financing costs, potential capital expenditures and operating expenses.  Such capital expenditures could exceed current estimates, in which case, the TSC Debtors may need to modify certain portions of their business plan.  If the TSC Debtors require more funding than they currently anticipate, or cannot meet their financing needs, their ability to operate their business, financial condition and results of operation could be adversely affected.

(iv)	The Current Weakening of U.S. Economic Conditions, as Well as Any Future Downturns or Changes in Consumer Spending, Could Adversely Affect the TSC Debtors’ Financial Condition.

The United States has experienced an economic downturn, and spending by consumers has dropped.  If this downturn and decrease in spending continues, the TSC Debtors’ business may be adversely affected. Specifically, demand for use of the 1.4 Spectrum may wane.  A lack of demand could adversely affect the TSC Debtors’ ability to realize the full economic benefits of the Spectrum Lease or enter into other strategic relationships.

(v)	The TSC Debtors May Be Negatively Affected by Industry Consolidation.

Consolidation in the communications industry could adversely affect the TSC Debtors by increasing the scale or scope of the TSC Debtors’ competitors, or creating a competitor that is capable of providing services similar to those the TSC Debtors intend to offer, thereby making it more difficult for the TSC Debtors to compete. Industry consolidation also may impede the TSC Debtors’ ability to identify acquisition, joint venture or other strategic opportunities.

(vi)	Certain Tax Implications of the TSC Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized TSC Debtors.

Holders of Claims and Equity Interests should carefully review Section XIII herein, titled “Certain U.S. Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the TSC Debtors’ Chapter 11 Cases may adversely affect the Reorganized TSC Debtors.  Certain tax implications of the TSC Debtors’ bankruptcy and reorganization may increase the tax liability of the Reorganized TSC Debtors.

D.	Risks Relating to Government Regulations

(i)	The TSC Debtors’ Business Is Subject to a High Degree of Government Regulation.

The communications industry is highly regulated by governmental entities and regulatory authorities, including the FCC.  The TSC Debtors’ business is completely dependent upon 1.4 Holdings holding the FCC Licenses for the 1.4 Spectrum.  Failure to obtain or maintain necessary governmental authorizations, specifically the FCC Licenses, would impair the TSC Debtors’ ability to continue to use the 1.4 Spectrum and would have a material adverse effect on their financial condition.

(ii)	The TSC Debtors Could Lose Their FCC Licenses and Be Subject to Fines or Other Penalties.

The TSC Debtors must comply with complex and changing FCC rules and regulations to maintain the FCC Licenses held by 1.4 Holdings for the 1.4 Spectrum.  Non-compliance with FCC technical and legal requirements could result in fines, additional conditions, revocation, cancellation or non-renewal of the FCC Licenses, or other adverse FCC actions.

Each of the FCC Licenses for the 1.4 Spectrum was issued for a ten-year term that expires on April 23, 2017 and will have to be renewed prior to expiration.  At such time, 1.4 Holdings will receive a renewal expectancy for each FCC License that is used to provide substantial service to the public.  Presently, One Dot Four is just beginning to use the 1.4 Spectrum, and it is not possible to determine the likelihood that 1.4 Holdings, or One Dot Four on behalf of 1.4 Holdings, will be able to satisfy the substantial service requirement in April 2017.  If this substantial service requirement is not satisfied and a waiver of the requirement is not obtained from the FCC for any FCC License, such FCC License will not be renewed by the FCC.  The loss of the TSC Debtors’ FCC Licenses, including failure to renew such FCC Licenses, would prevent the TSC Debtors from implementing their business plan.

(iii)	The TSC Debtors May Face Unforeseen Regulations with Which They Find It Difficult, Costly or Impossible To Comply.

The provision of communications services is highly regulated. As a provider of communications services in the United States, the TSC Debtors will be subject to the laws and regulations of the United States.  Violations of United States laws or regulations may result in various sanctions, including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing FCC licenses.

From time to time, the FCC or other United States governmental entities may impose new or modified conditions on the TSC Debtors’ FCC Licenses, which could adversely affect their ability to generate revenues and implement their business plan.  For example, the TSC Debtors are currently required to pay certain fees, and it is possible that the TSC Debtors may be subject to increased fees in the future.

(iv)	FCC Regulations and the Approval Process Could Delay or Impede a Transfer of Control of the TSC Debtors.

Any investment that could result in a transfer of control of the TSC Debtors and, potentially also a transfer of control of the TSN Debtors, or an assignment of the TSC Debtors’ FCC Licenses to another party is subject to prior FCC approval and, in some cases, could involve a lengthy review period prior to FCC approval.  The TSC Debtors anticipate that they will need FCC approval before the emergence of the TSC Debtors from bankruptcy reorganization.  The TSC Debtors may not be able to obtain such FCC approval on a timely basis, if at all, and the FCC may impose new or additional license conditions as part of any review of such a request.  As a result, these approval requirements could impede or prevent a transfer of control of the TSC Debtors as part of their intended reorganization.

E.	Risks Relating to Forward-Looking Statements

The financial information contained in this Disclosure Statement has not been audited.  In preparing this Disclosure Statement, the TSC Debtors relied on financial data derived from their books and records that was available at the time of such preparation.  Although the TSC Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the TSC Debtors believe that such financial information fairly reflects, in all material respects, the financial results of the TSC Debtors, the TSC Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized TSC Debtors’ operations, including the financial projections that are, by their nature, forward-looking, and which projections are necessarily based on certain assumptions or estimates that may ultimately prove to be incorrect.  The actual future financial results of the Reorganized TSC Debtors may turn out to be different from the financial projections.  The financial projections do not reflect emergence adjustments, including the impact of “fresh start” accounting.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized TSC Debtors, some of which may not materialize, including, without limitation, assumptions concerning:  (a) the magnitude of the potential adverse impacts of the filing of the Chapter 11 Cases on the TSC Debtors’ business, financial condition or results of operations, (b) the TSC Debtors’ ability to obtain approval of Bankruptcy Court with respect to motions in the Chapter 11 Cases prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases and to consummate all of the transactions contemplated by one or more such plans or upon which consummation of such plans may be conditioned, (c) the timing of confirmation and consummation of one or more plans of reorganization in accordance with its terms, (d) the anticipated future performance of the Reorganized TSC Debtors, (e) general economic conditions in the markets in which the TSC Debtors operate, including changes in interest rates or currency exchange rates, (f) the financial condition of the TSC Debtors’ service providers and (g) other risks described herein and from time to time in TSC’s SEC filings.

Due to inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes.  While the TSC Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.

F.	Risks Relating to Recoveries Under the Plan

(i)	Risks Relating to Recovery Projections.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized TSC Debtors’ operations, including the financial projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates regarding the anticipated future performance of the Reorganized TSC Debtors, including, without limitation, their ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital, as well as assumptions concerning general business and economic conditions and overall industry performance and trends, which the TSC Debtors are unable to control.  Should any or all of these assumptions or estimates ultimately prove to be incorrect or not materialize, the actual future experiences of the Reorganized TSC Debtors may turn out to be different from the financial projections.

Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes.  While the TSC Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.  Also, because the liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, the timing and amount of actual distributions to holders of Allowed Claims may be affected by many factors that cannot be predicted.

The Claims estimates set forth herein are based on various assumptions.  The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect.  Such differences may adversely affect the percentage recovery to holders of such Allowed Claims under the Plan.  Moreover, the estimated recoveries set forth herein are necessarily based on numerous assumptions, the realization of many of which are beyond the TSC Debtors’ control, including, without limitation, (a) the successful reorganization of the TSC Debtors, (b) an assumed date for the occurrence of the Effective Date, (c) the TSC Debtors’ ability to achieve the operating and financial results included in the financial projections, (d) the TSC Debtors’ ability to maintain adequate liquidity to fund operations and (e) the assumption that capital and equity markets remain consistent with current conditions.  The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect, which could affect the percentage recovery to holders of such Allowed Claims under the Plan, in some instances adversely.  Also, the estimated recoveries to holders of Allowed Claims are not intended to represent the private sale values of the Reorganized TSC Debtors’ securities.

The TSC Debtors understand that there is a risk that One Dot Four may not continue to meet its obligations under the Spectrum Lease.  If this were to occur, the Debtors believe sufficient value will be generated either by re-leasing the Spectrum or by selling the Debtors’ equity interest in 1.4 Holdings to allow the Reorganized TSC Debtors to satisfy their obligations under the New TSC Notes.  Should such a default occur, the Reorganized TSC Debtors will be unable to re-lease the spectrum to another lessee without first seeking and obtaining the approval of the FCC, which Elektrobit believes could result in lengthy delays and which approval cannot be assured.  The TSC Debtors do not believe such approval process will result in a substantial delay.  Additionally, Blackstone does not believe that the risk of a default under the Spectrum Lease necessitates an adjustment of either the valuation analysis or of the New TSC Notes because of the sufficient asset value coverage.

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders the subordination of any Allowed Claims to other Allowed Claims, whether the TSC Debtors object to the amount or classification of any Claim or whether, subject to the terms and conditions of the Plan, the TSC Debtors are required to modify certain terms or conditions of the Plan in order to confirm the Plan.  The occurrence of contingencies that could affect distributions available to holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

(ii)	The Spectrum Lease May Be a Below-market Lease.

The Spectrum Lease may be a below-market lease, meaning that recoveries under the Plan related to the Spectrum Lease may be less than could be achieved if the Spectrum Lease could be rejected.  Additionally, under certain conditions, One Dot Four has an option, but not the obligation, to purchase the FCC Licenses for a specified purchase price (less credit for certain amounts paid under the Spectrum Lease), which purchase price may be below the market value of the FCC Licenses.  Specifically, the Spectrum Lease provides that One Dot Four has the option to purchase the FCC Licenses for $250 million if certain events occur.  Such events include, but are not limited to, the chapter 11 filing of any direct parent of 1.4 Holdings or if any person or group becomes the beneficial owner of more than 50% of the total voting power of the voting stock or membership interests of 1.4 Holdings.  The chapter 11 filings of TSC and TS Holdings, as well as the issuance of New Common Stock under the Plan, may entitle One Dot Four to exercise its purchase right.  Further information regarding 1.4 Holdings and the Spectrum Lease is contained in Sections IV.B and IV.C of this Disclosure Statement.

G.	Disclosure Statement Disclaimer

(i)	No Representations Made Outside This Disclosure Statement Are Authorized.

The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.  Except as otherwise provided herein or in the Plan, no representations relating to the TSC Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision.  You should promptly report unauthorized representations or inducements to the counsel to the TSC Debtors and the U.S. Trustee.

(ii)	The TSC Debtors Relied on Certain Exemptions from Registration Under the Securities Act.

This Disclosure Statement has not been filed with the SEC or any state regulatory authority.  Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.  This Disclosure Statement has been prepared pursuant to Bankruptcy Code section 1125 and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws.

To the maximum extent permitted by Bankruptcy Code section 1145, the Securities Act and other applicable non-bankruptcy law, the issuance of the New Common Stock will be exempt from registration under the Securities Act by virtue of Bankruptcy Code section 1145 as described herein.

(iii)	The Information Herein Was Provided by the TSC Debtors and Relied Upon by Their Advisors.

Counsel to and other advisors retained by the TSC Debtors have relied upon information provided by the TSC Debtors in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by the TSC Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

The statements contained in this Disclosure Statement are made by the TSC Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date.  While the TSC Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the TSC Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Further, although the TSC Debtors may subsequently update the information in this Disclosure Statement, the TSC Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

The financial information contained in this Disclosure Statement has not been audited.  In preparing this Disclosure Statement, the TSC Debtors relied on financial data derived from their books and records that was available at the time of such preparation.  Although the TSC Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the TSC Debtors believe that such financial information fairly reflects the financial condition of the TSC Debtors, the TSC Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

(iv)	No Legal or Tax Advice Is Provided to You by This Disclosure Statement.

This Disclosure Statement is not legal advice to you.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

(v)	No Admissions Are Made by This Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither constitute an admission of any fact or liability by any Entity (including, without limitation, the TSC Debtors) nor be deemed evidence of the tax or other legal effects of the Plan on the TSC Debtors, the Reorganized TSC Debtors, holders of Allowed Claims or Equity Interests or any other parties in interest.  The vote by a holder of an Allowed Claim or Equity Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the TSC Debtors or the Reorganized TSC Debtors (or any party in interest, as the case may be) to object to that holder’s Allowed Claim or Equity Interest, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the TSC Debtors or their respective Estates are specifically or generally identified herein.

In addition, no reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement.  The TSC Debtors or the Reorganized TSC Debtors may seek to investigate, file and prosecute Claims and Equity Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

(vi)	Forward-Looking Statements in This Disclosure Statement.

The TSC Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws.  The TSC Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

•     any future effects as a result of the pendency of the Chapter 11 Cases;

•     the TSC Debtors’ expected future financial position, liquidity, results of operations, profitability and cash flows;

•     financing plans;

•     competitive position;

• results of litigation; • disruption of operations; • regulatory changes; • plans and objectives of management for future operations; • contractual obligations;

• business strategy; • budgets; • projected cost reductions; • projected and estimated environmental liabilities; • other projected and estimated liability costs;	• off-balance-sheet arrangements; • growth opportunities for existing services; • projected price increases; • projected general market conditions; and • benefits from new technologies.

Statements concerning these and other matters are not guarantees of the TSC Debtors’ future performance.  Such statements represent the TSC Debtors’ estimates and assumptions only as of the date such statements were made.  There are risks, uncertainties and other important factors that could cause the TSC Debtors’ actual performance or achievements to be materially different from those they may project and the TSC Debtors undertake no obligation to update any such statement.  These risks, uncertainties and factors include:

•     the TSC Debtors’ ability to develop, confirm and consummate the Plan;

•     the TSC Debtors’ ability to reduce their overall financial leverage;

•     the potential adverse impact of the Chapter 11 Cases on the TSC Debtors’ operations, management and employees and the risks associated with operating the businesses during the Chapter 11 Cases;

•     supplier/partner response to the Chapter 11 Cases;

•     inability to have claims discharged/settled during the Chapter 11 Cases;

•     general economic, business and market conditions, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the overall economy;

•     interest rate fluctuations;

•     exposure to litigation;

•     dependence upon key personnel;

•     ability to implement cost reduction and market share initiatives in a timely manner;

•     efficacy of new technologies and facilities;

•     adverse tax changes;

•     limited access to capital resources;

•     changes in laws and regulations;

•     natural disasters; and

•     inability to implement the TSC Debtors’ business plan.

XII.
APPLICATION OF SECURITIES LAWS

A.	Issuance and Resale of Securities Under the Plan

Bankruptcy Code section 1145 generally exempts the issuance of a security from registration under the Securities Act (and any equivalent state securities or “blue sky” laws) if the following conditions are satisfied:  (i) the security is issued by a debtor (or its successor) under a chapter 11 plan, (ii) the recipient of the security holds a claim against, an interest in or a claim for an administrative expense against the debtor and (iii) the security is issued entirely in exchange for such claim or interest or is issued “principally” in exchange for such claim or interest and “partly” for cash or property.

Bankruptcy Code section 1145 is not available to any entity that is defined as an underwriter as defined in Bankruptcy Code section 1145(b).  Bankruptcy Code section 1145(b) defines an “underwriter” as an entity who:  (A) purchases a claim against, interest in or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to the distribution of any security received or to be received in exchange for such a claim or interest, (B) offers to sell securities offered or sold under a plan for the holder of such securities, (C) offers to buy securities offered or sold under a plan from the holder of such securities, if such offer to buy is (i) with a view to the distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan or (D) is an issuer, as used in Securities Act section 2(a)(11), with respect to such securities.  “Issuer” for these purposes is defined as any person who, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, the issuer.  “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Securities exempt from registration under Bankruptcy Code section 1145 may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided in Securities Act section 4(1), which provides that the registration provisions of the Securities Act do not apply to transactions by persons other than issuers, underwriters or dealers.  In addition, such securities generally may be resold without registration under the state securities laws pursuant to various exemptions provided by the respective laws of several states.  However, recipients of securities issued under the Plan are advised to consult their own counsel as to the availability of any such exemption from registration in any given instance and as to any applicable requirements or conditions to such availability.

Securities distributed under the Plan to affiliates of the TSC Debtors, meaning persons in a “control” relationship with the TSC Debtors, would not be eligible for the exemption provided in Securities Act section 4(1).  However, affiliates who receive securities under the Plan that would otherwise qualify for the exemption of Bankruptcy Code section 1145 might still be able to sell those securities without registration pursuant to Rule 144 of the Securities Act.  Rule 144 allows a holder of securities that is an affiliate of an issuer to sell, without registration, the number of such securities that does not exceed, together with all sales of securities of the same class sold for the account of such holder within the preceding three months, the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of specified current public information regarding the issuer.

There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop, and no assurance can be given as to the prices at which they might be traded.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, AFFILIATE OR DEALER, THE TSC DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.

THE TSC DEBTORS RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

B.	New Common Stock and New TSC Notes

The Plan provides that each holder of a Class 4a or 4b Allowed Unsecured Claim will receive on the Initial Distribution Date and in full satisfaction, settlement, release and discharge of, and in exchange for such Class 4a and/or 4b Allowed Unsecured Claim, its Pro Rata share (calculated with reference to all Allowed Unsecured Claims in Classes 4a and 4b) of New TSC Notes in an aggregate amount such that each holder of an Allowed Unsecured Claim in Class 4a or 4b receives a 100% recovery on account of such Allowed Unsecured Claim in Class 4a or 4b, including post-petition interest at the federal judgment rate.  Furthermore, each holder of Preferred Series A TSC Interests or Preferred Series B TSC Interests in Classes 7a and 7b, respectively, shall receive their Pro Rata share of the New Common Stock.

As discussed above, the TSC Debtors believe that the issuance of the New Common Stock and New TSC Notes (to the extent the New TSC Notes are securities) is exempt from the registration requirements of the Securities Act and equivalent state securities or “blue sky” laws pursuant to the exemptions contained, as applicable, in Bankruptcy Code section 1145, the Securities Act of 1933 and/or equivalent exemptions in state securities laws.

XIII.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of certain U.S. federal income tax consequences of the Plan to the TSC Debtors and certain holders of Claims and Equity Interests.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations thereunder and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect.  Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been obtained, and the TSC Debtors do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax consequences of the Plan discussed below.  Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the restructuring of the TSC Debtors.  No representations are being made regarding the particular tax consequences of Confirmation and consummation of the Plan to the TSC Debtors or any holder. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to holders of Claims or Equity Interests that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, employees, persons who receive their Claims or Equity Interests pursuant to the exercise of an employee stock option or otherwise as compensation, persons holding Claims or Equity Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction and regulated investment companies).  The following discussion assumes that holders of Allowed Claims hold such Claims as “capital assets” within the meaning of Tax Code section 1221.  Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the TSC Debtors and holders of Allowed Claims and Equity Interests based upon their particular circumstances.  Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under state, local or foreign tax law.

For purposes of this summary, a “U.S. Holder” means a holder of Claims or Equity Interests that, in any case, is, for U.S. federal income tax purposes:  (i) an individual that is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust or (y) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  A “Non-U.S. Holder” means a holder of Claims or Equity Interests that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

If an entity taxable as a partnership for U.S. federal income tax purposes holds Claims or Equity Interests, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity.  Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity’s ownership or disposition of Claims, Equity Interests or New Common Stock.

The U.S. federal income tax consequences of the Plan are complex.  The following summary is for information purposes only and is not a substitute for careful tax planning and advice based on the particular circumstances of each holder of a Claim or Equity Interest.  Each holder of a Claim or Equity Interest is urged to consult his, her or its own tax advisors as to the U.S. federal income tax consequences, as well as other tax consequences, including under any applicable state, local and foreign law, of the restructuring described in the Plan.

IRS CIRCULAR 230 DISCLOSURE:  TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE.  THE TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ATTACHMENTS) WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Certain U.S. Federal Income Tax Consequences to the Reorganized TSC Debtors

(i)	Cancellation of Debt and Reduction of Tax Attributes

As a result of the Plan, the TSC Debtors’ aggregate outstanding indebtedness will be reduced.  In general, absent an exception, a debtor will recognize cancellation of debt (“COD”) income upon discharge of its outstanding indebtedness for an amount less than its adjusted issue price.  The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness discharged over (b) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any other consideration, including stock of Reorganized TSC, given in exchange for such indebtedness at the time of the exchange.

A debtor is not, however, required to include any amount of COD income in gross income if such debtor is under the jurisdiction of a court in a chapter 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding.  Instead, as a price for the exclusion of COD income under the foregoing rule, Tax Code section 108 requires the debtor to reduce (as of the first day of the taxable year following the year of the debt discharge) its tax attributes by the amount of COD income that it excluded from gross income.  As a general rule, tax attributes will be reduced in the following order:  (i) net operating losses (“NOLs”), (ii) most tax credits, (iii) capital loss carryovers, (iv) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject) and (v) foreign tax credits.  A debtor with COD income may elect first to reduce the basis of its depreciable assets under Tax Code section 108(b)(5).

The amount of COD income (and, accordingly, the amount of tax attributes required to be reduced) cannot be known with certainty until after the Effective Date.  Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted with certainty.

Any required reduction in tax attributes of a member of a consolidated group applies first to any tax attributes attributable to the debtor realizing the COD income at issue. To the extent that the debtor reduces its tax basis in the stock of another member of the consolidated group (which basis may not be reduced below zero), such other member is required to reduce its tax attributes by an equivalent amount.  It is not anticipated that the TSC Debtors will utilize tax attributes of other members of the TSC consolidated tax group due to the realization of COD income.

(ii)	Limitation of Net Operating Loss Carry Forwards and Other Tax Attributes

The TSC Debtors collectively will have unexpired NOL carryovers at the time of the Effective Date of approximately $918 million, a significant portion of which is or may be subject to limitations, as discussed below, from prior ownership changes.  Of this amount, approximately $845 million was incurred by Motient Holdings, Inc. and its subsidiaries, primarily Motient Services Inc. and Motient Communications Inc.  No active business has been conducted by Motient Services Inc. since 2003, following the sale of its business or by Motient Communications Inc. since 2006, following the sale of its business.  It is unclear whether the NOLs held by Motient Holdings, Inc. remain available for use by the TSC Debtors.  Additionally, the TSC Debtors collectively have approximately $110 million in capital losses located in MVH Holdings Inc. from 2008 available for a five-year carryforward at the time of the Effective Date.  The precise amount of NOL carryovers and other tax attributes, including capital losses, that will be available to the TSC Debtors collectively and individually after emergence is based on a number of factors and is impossible to calculate at this time.  Some of the factors that will impact the amount of available NOLs include the amount of tax losses incurred by the TSC Debtors in 2010 and 2011, the value of the New Common Stock and whether its terms will cause it to be considered in this determination, the amount of COD income, if any, realized by the TSC Debtors under the Plan and the extent to which different TSC Debtors are affiliated or combined pursuant to the Plan.  It is possible that an ownership change may have occurred in the last year, which would significantly reduce the TSC Debtors’ ability to utilize the NOLs.  Moreover, some of the NOL and capital loss carryovers may be utilized in connection with steps necessary to implement TSN’s chapter 11 plan.

Under Tax Code sections 382 and 383, if a corporation undergoes an “ownership change,” the amount of its pre-change losses that may be utilized to offset future taxable income generally is subject to an annual limitation.  At this time, the TSC Debtors anticipate that the issuance of the New Common Stock under the Plan is likely to result in an “ownership change” of the TSC Debtors for these purposes and that the TSC Debtors’ use of their pre-change losses is likely to be subject to limitation unless an exception to the general rules of Tax Code sections 382 and 383 applies.

a.	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the “ownership change” occurs; 4.17% for August 2011).  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

b.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the TSC Debtors undergo another “ownership change” within two years after consummation of the Plan, then the TSC Debtors’ annual limitation to use their pre-change losses against their future income would be reduced to zero.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor elects not to utilize it a second special rule will generally apply (the “382(l)(6) Exception”).  Under the 382(l)(6) Exception, the limitation will be calculated by reference to the lesser of (i) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or (ii) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change.  This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change.  The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under the 382(l)(6) Exception, the debtor corporation is not required to reduce its NOLs by the amount of interest deductions claimed during the current year and three preceding years with respect to the debt converted to equity, and the debtor may undergo a change of ownership within two years without reducing the annual limitation on its NOLs to zero.

The TSC Debtors have not yet determined whether the issuance under the Plan of New Common Stock if any, along with the cancellation of existing stock of the TSC Debtors, will cause an ownership change with respect to the TSC Debtors.  Upon an ownership change, if any NOLs remain after any reduction to offset COD income, the TSC Debtors’ pre-change losses would be subject to the section 382 limitation (as described above) if the TSC Debtors elect to apply the 382(l)(6) Exception.  It currently appears that the TSC Debtors should be eligible to qualify for the 382(l)(5) Exception because more than 50 percent of the New Common Stock will be received by former owners of TSC’s Series A and B Preferred Shares as a result of the exchange under the Plan.  The TSC Debtors will consider whether the favorable consequences of the 382(l)(5) Exception (i.e., no limitation on the annual use of pre-Effective Date NOLs) outweigh the adverse consequences (i.e., an inability to use the NOLs if an ownership change occurs during the two years after emergence).

(iii)	Special Considerations in the Application of COD Rules and Reduction of Tax Attributes to Debtors

As described above, the TSC Debtors will have NOLs at the time of the Effective Date.  These tax attributes may be available for reduction as part of the COD income exclusion under Tax Code section 108.  A critical issue is the entity that incurred the particular NOLs or capital losses.  The entity that realizes but does not recognize COD income is required to reduce its tax attributes.  However, NOLs or other tax attributes, including capital losses in a sister company, generally cannot be utilized to the extent that the company with COD income has tax attributes that can be reduced–whether NOLs, capital losses, tax credits or basis in its assets or a subsidiary.  It is not anticipated that the TSC Debtors will utilize tax attributes of members of the TSC consolidated group other than the TSC Debtors due to the realization of COD income.

(iv)	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income from AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change within the meaning of Tax Code section 382 and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

B.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders Under the Plan

The U.S. federal income tax consequences of the Plan to U.S. Holders and the character, amount and timing of income, gain or loss recognized as a consequence of the Plan and the distributions provided for or by the Plan generally will depend upon, among other things, (i) the manner in which a holder acquired a Claim, (ii) the length of time a Claim has been held, (iii) whether the Claim was acquired at a discount, (iv) whether the holder has taken a bad debt deduction in the current or prior years, (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim, (vi) the holder’s method of tax accounting, (vii) whether the holder will realize foreign currency exchange gain or loss with respect to a Claim and (viii) whether a Claim is an installment obligation for federal income tax purposes.  Therefore, holders of Claims are urged to consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such holders as a result thereof.

(i)	Consequences to U.S. Holders of Allowed Class 4a and 4b Unsecured Claims

Except to the extent that a holder of an Allowed Class 4a or 4b Unsecured Claim agrees to a less favorable treatment, each U.S. Holder of an Allowed Class 4a or 4b Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for such Class 4a or 4b Allowed Unsecured Claim, its Pro Rata share (calculated with reference to all Allowed Unsecured Claims in Classes 4a and 4b) of New TSC Notes in an aggregate amount such that each holder of an Allowed Unsecured Claim in Class 4a or 4b receives a 100% recovery on account of such Allowed Unsecured Claim in Class 4a or 4b, including post-petition interest at the federal judgment rate.

A U.S. Holder should be treated as exchanging its Claims for New TSC Notes received, in a fully taxable exchange.  Though the treatment is uncertain, the U.S. Holder should recognize gain or loss equal to the difference between (1) the fair market value of the New TSC Notes received, that is not allocable to accrued interest (not previously included in income) and (2) the U.S. Holder’s tax basis in the Claims surrendered by the U.S. Holder (other than any tax basis attributable to accrued interest not previously included in income). Such gain or loss should be capital in nature if the Claims were held as capital assets by the U.S. Holder and should be long-term capital gain or loss if the Claims were held for more than one year by the U.S. Holder.  If the U.S. Holder is a non-corporate taxpayer, any such long-term capital gain will be taxed at preferential rates.  The deductibility of capital losses is subject to limitations, see discussion below.  See “Accrued but Unpaid Interest” below.

Depending on the timing and resolution of certain Disputed Claims, each holder of an Allowed Class 4a or 4b Unsecured Claim may receive the New TSC Notes at some time after the Effective Date.  For the avoidance of doubt, holders of Allowed Class 4a or 4b Unsecured Claims will receive the same treatment regardless of whether such Claims are Allowed as of the Effective Date or at some time after the Effective Date.

Generally, it is anticipated that a U.S. Holder of an Allowed Class 4a or 4b Unsecured Claim will recognize gain, if any, on the Effective Date on the portion of such Claim satisfied with a New TSC Note, with any loss recognition from the exchange, as well as any additional gain on the balance of its exchanged claim recognized on the ultimate distribution of additional New TSC Notes by the Claims Reserve.

A U.S. Holder’s tax basis in the New TSC Notes should equal the fair market value as of the applicable deemed distribution date – the Effective Date or distribution by the Claims Reserve.  A U.S. Holder’s holding period for the New TSC Notes should begin on the day following such date.

(ii)	Consequences to U.S. Holders of Allowed Class 4c, 4d, 4e, 4f, 4g, 4h and 4i Unsecured Claims

Except to the extent that a holder of an Allowed Class 4c, 4d, 4e, 4f, 4g, 4h or 4i Unsecured Claim agrees to a less favorable treatment, each U.S. Holder of an Allowed Class 4c, 4d, 4e, 4f, 4g, 4h or 4i Unsecured Claim, to the extent that any holder of an Allowed Unsecured Claim in Class 4c, 4d, 4e, 4f, 4g, 4h or 4i is also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance, such Claim shall be satisfied in full by TSC or TS Holdings, as applicable, in accordance with the terms of the Plan; provided, however, that each holder of an Allowed Unsecured Claim in Class 4c, 4d, 4e, 4f, 4g, 4h or 4i that (a) is not also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance or (b) is the holder of an Allowed Unsecured Claim in Class 4a or 4b, but such Allowed Unsecured Claim in Class 4c, 4d, 4e, 4f, 4g, 4h or 4i is greater in amount than such Allowed Unsecured Claim in Class 4a or 4b, shall, at the option of the applicable TSC Debtors, with the reasonable consent of each of the Designated Holders, receive:  (i)  payment in Cash in full on the first Distribution Date after such Claim becomes due and payable in the ordinary course of business or (ii) its Pro Rata share of the equity of the reorganized entity corresponding to such Allowed Unsecured Claim.

If the Cash option is chosen, U.S. Holders should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss to the extent that the U.S. Holder has held the debt instrument underlying its Claim for more than one year) in an amount equal to the amount of Cash received over the U.S. Holder’s adjusted basis in its Allowed Unsecured Claim.  To the extent that a portion of the Cash received represents accrued but unpaid interest that the holder has not already taken into income, the holder should recognize ordinary interest income.  See “Accrued but Unpaid Interest” below.

If the equity option is chosen, the receipt by a U.S. Holder of equity will be treated as a recapitalization, and therefore a tax-free exchange, under the Tax Code.  A U.S. Holder generally will not recognize gain or loss with respect to the exchange.  Instead, a U.S. Holder should obtain a tax basis in the equity equal to the tax basis of the Allowed Unsecured Claim exchanged therefor.  A U.S. Holder should have a holding period for the equity that includes the holding period for the Allowed Unsecured Claim.

(iii)	Consequences to U.S. Holders of Allowed Classes 7a and 7b Preferred Series A TSC Interests and Preferred Series B TSC Interests

Except to the extent that a holder of an Allowed Class 7a or 7b Unsecured Claim agrees to a less favorable treatment, each U.S. Holder of an Allowed Class 6a or 6b Preferred TSC Interest shall receive its Pro Rata share of the New Common Stock.

The receipt by a U.S. Holder of Preferred TSC Interests of New Common Stock will be treated as a recapitalization, and therefore a tax-free reorganization, under the Tax Code.  A U.S. Holder generally will not recognize gain or loss with respect to the exchange.  Instead, a U.S. Holder should obtain a tax basis in the New Common Stock equal to the tax basis of the Preferred TSC Interests exchanged therefore.  A U.S. Holder should have a holding period for the New Common Stock that includes the holding period for the Preferred TSC Interests.  To the extent that Cash is received for fractional shares, gain or loss will be recognized based on the difference between the Cash received and the basis allocable to the fractional share.

(iv)	Consequences to U.S. Holders of Allowed Classes 7c, 7d and 7e Other Preferred TSC Interests and Class 8a Other TSC Equity Interests

Pursuant to the Plan, all Other Preferred TSC Interests and Other TSC Equity Interests shall be deemed canceled, and there shall be no distribution to U.S. Holders of Other Preferred TSC Interests and Other TSC Equity Interests.

A U.S. Holder of a canceled Equity Interest should be entitled to claim a loss for tax purposes equal to the holder’s adjusted basis in such Equity Interest unless the U.S. Holder previously claimed a loss with respect to such Equity Interests under its regular method of accounting. In general, if the holder held its Other Preferred TSC Interests or Other TSC Equity Interests as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset.  The capital loss will be long-term if the Other Preferred TSC Interests or Other TSC Equity Interests were held by the holder for more than one year and otherwise will be short-term.  The use of capital losses may be subject to limitations, as discussed below.

(v)	Claims Reserve

Holders of Disputed Claims will recognize gain or loss in accordance with the treatment of their underlying Claim (as set forth above) when and if such Claim is Allowed.  If the Disputed Claim is denied, such holder will recognize its loss, if any, at such time.

The TSC Debtors or Reorganized TSC Debtors currently expect (a) to elect to treat any New TSC Notes allocable to, or retained on account of, Disputed Claims as a qualified settlement fund taxed as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and (b) to the extent permitted by applicable law, to report consistently with the foregoing for state and local income tax purposes.  As a result, the Claims Reserve would be subject to tax annually on a separate entity basis on any net income earned with respect to the assets in such reserves, including interest on the New TSC Notes, and all distributions from such reserves (which distributions will be net of the related expenses of the reserve) will be treated as received by holders in respect of their Claims as if distributed by the TSC Debtors or Reorganized TSC Debtors.  The Claims Reserve also would be required to recognize and pay tax on any gain on the New TSC Notes.  All parties (including, without limitation, the TSC Debtors, the Reorganized TSC Debtors and the holders of Disputed Claims) will be required to report for tax purposes consistently with the foregoing.  If the Claims Reserve has insufficient assets to pay such taxes, it might be required to sell a portion of the New TSC Notes to pay such taxes and reduce the amount of New TSC Notes.

If appropriate, the TSC Debtors or Reorganized TSC Debtors may consider seeking a ruling from the IRS permitting the Claims Reserve to be treated as a trust such that it would not be required to recognize gain or loss on the distribution of the New TSC Notes, although it would be required to pay taxes on its interest income in years prior to making distributions.

(vi)	Ownership and Disposition of New Common Stock

Distributions made with respect to New Common Stock received under the Plan generally will be treated as dividends to a U.S. Holder to the extent of current and accumulated earnings and profits of the Reorganized TSC Debtors as determined under U.S. federal income tax principles, at the end of the tax year of the distribution.  To the extent that the distributions exceed the current and accumulated earnings and profits of the Reorganized TSC, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the New Common Stock and thereafter as capital gain.  Corporate U.S. Holders generally will be entitled to claim the dividends-received deduction with respect to dividends paid on New Common Stock, subject to applicable restrictions, including satisfaction of applicable holding period requirements.

Upon the sale or other disposition of New Common Stock received under the Plan, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. Holder’s adjusted tax basis in the New Common Stock.  Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such New Common Stock is more than one year.  The deductibility of capital losses is subject to limitations.  See discussion below.

(vii)	Accrued but Unpaid Interest

A portion of the consideration received by participating U.S. Holders may be attributable to accrued but unpaid interest with respect to their Claims.  Such amount should be taxable to the U.S. Holders as ordinary interest income to the extent that the accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes.  Conversely, a U.S. Holder generally recognizes a deductible loss to the extent that any accrued interest was previously included in income and is not paid in full.  If the Plan is consummated, the TSC Debtors will allocate for U.S. federal income tax purposes all distributions in respect of any Claim first to the principal amount of such Claim, and thereafter to accrued but unpaid interest, pursuant to the Plan. Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for U.S. federal income tax purposes.  However, no assurance can be given that the IRS will not challenge such allocation.  If a distribution with respect to a Claim is allocated entirely to the principal amount of such Claim, a U.S. Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Claim that was previously included in the U.S. Holder’s gross income.  U.S. Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

(viii)	Limitations on Use of Capital Losses

U.S. Holders of Claims who recognize capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses.  For non-corporate holders, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  Holders, other than corporations, may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years.

For corporate holders, losses from the sale or exchange of capital assets may be used only to offset capital gains.  Holders who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years.  Corporate holders may carry over unused capital losses for only the five years following the capital loss year, but they are allowed to carry back unused capital losses to the three years preceding the capital loss year.

(ix)	Information Reporting and Backup Withholding

In general, U.S. Holders (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to interest, dividends and other taxable distributions paid in respect of, and the proceeds from a sale, redemption or other disposition of, the New Common Stock.  In addition, such U.S. Holders may be subject to backup withholding on such payments if such U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor, (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS on a timely basis.  A U.S. Holder should consult its tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if applicable.

C.	General U.S. Federal Income Tax Consequences to Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex.  Each Non-U.S. Holder should consult with its own tax advisor to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to its participation in the transactions contemplated by the Plan, and its ownership of Claims, New Common Stock.

(i)	Tax Consequences to Non-U.S. Holders of Plan

a.	Tax Consequences of Non-U.S. Holders Under the Plan

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any New Common Stock and Cash received in the Plan, unless (i) such Non-U.S. Holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is “effectively connected” for U.S. federal income tax purposes or (ii) such Non-U.S. Holder is an individual and is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

b.	Non-U.S. Holders of New Common Stock

If a Non-U.S. Holder receives New Common Stock under the Plan, distributions of cash and property that Reorganized TSC Debtors make in respect of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Distributions of cash and property that constitute dividends for U.S. federal income tax purposes generally will be subject to U.S. federal withholding at a 30% rate, unless a reduced rate is prescribed by an applicable income tax treaty.  If the amount of a distribution exceeds the Reorganized TSC Debtors’ current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in the New Common Stock and thereafter will be treated as gain from the disposition of such New Common Stock, subject to tax as described below in “Sale, Exchange or Disposition of New Common Stock.”

In order to obtain a reduced rate of U.S. withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty.  If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  Each Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under a treaty.

The U.S. federal withholding tax described above will not apply to dividends paid to a Non-U.S. Holder if such dividends represent U.S. trade or business income for the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. because the dividends are otherwise subject to tax in the U.S. as part of their trade or business income.

c.	Effectively Connected Income and Loss

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and if dividends received in respect of New Common Stock, or gain or loss realized on the disposition of New Common Stock are “effectively connected” with the conduct of such U.S. trade or business, any such dividends, gain or loss realized by the Non-U.S. Holder will be subject to full net-basis U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a “branch profits tax” on earnings and profits effectively connected with such U.S. trade or business (subject to certain adjustments) at a rate of 30%, unless the branch profits tax is reduced or eliminated by an applicable income tax treaty.  Even though any such effectively connected income would be subject to income tax, and might also be subject to branch profits tax, it would not be subject to withholding tax if the Non-U.S. Holder satisfied the applicable certification requirements described above.  Non-U.S. Holders should discuss the applicability of the “effectively connected” rules with their tax advisors.

d.	Sale, Exchange or Disposition of New Common Stock

Subject to the discussion below concerning backup withholding, if a Non-U.S. Holder owns New Common Stock, the Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain or loss realized on the sale, exchange or other taxable disposition of such New Common Stock, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met or

•	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

(ii)	Information Reporting and Backup Withholding for Non-U.S. Holders

Unless certain exceptions apply, the TSC Debtors must report annually to the IRS and to each Non-U.S. Holder any interest paid during the taxable year, as well as the amount of any dividends paid to the Non-U.S. Holder (whether such dividend income is subject to U.S. withholding tax or is exempt from such tax pursuant to an income tax treaty).  Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

Under current U.S. federal income tax law, backup withholding tax will not apply to payments of dividends by the TSC Debtors or its paying agent if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form), or otherwise establishes its eligibility for an exemption, provided that the TSC Debtors or their paying agent, as the case may be, do not have actual knowledge or reason to know that the payee Non-U.S. Holder is a U.S. person.

Withholding and backup withholding are not additional taxes.  Any amounts withheld from a payment to a Non-U.S. Holder under the withholding or backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS.  A Non-U.S. Holder should consult its tax advisor regarding the application of information reporting, withholding and backup withholding in such holder’s particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

D.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE, IN MANY CASES, UNCERTAIN AND MAY VARY, DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

XIV.
RECOMMENDATION

TSC and its TSC Debtor affiliates submit that the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the TSC Debtors’ creditors than would otherwise result in liquidation under chapter 7 of the Bankruptcy Code.  In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses, resulting in smaller distributions to holders of Allowed Claims against (and, potentially, Equity Interests, in) the TSC Debtors than those proposed under the Plan.  The TSC Debtors thus believe that approval of the Plan is in the best interests of all stakeholders in the TSC Debtors’ Chapter 11 Cases, and accordingly, the TSC Debtors recommend that holders of Claims and Equity Interests entitled to vote on the Plan vote to accept the Plan.

Dated:  January 12, 2012

Respectfully submitted,

TerreStar Corporation
(for itself and on behalf of each of the TSC Debtors)

By:	/s/ Douglas Brandon
Name: Douglas Brandon
Title: General Counsel and Secretary

Prepared by:

Ira S. Dizengoff
Arik Preis
AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)

Sarah Link Schultz
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)

Counsel to the TSC Debtors

Exhibit A

Second Amended Plan

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

 SECOND AMENDED JOINT CHAPTER 11 PLAN OF TERRESTAR CORPORATION, MOTIENT
COMMUNICATIONS INC., MOTIENT HOLDINGS INC., MOTIENT LICENSE
INC., MOTIENT SERVICES INC., MOTIENT VENTURES HOLDING INC., MVH
HOLDINGS INC., TERRESTAR HOLDINGS INC. AND TERRESTAR NEW YORK INC.

Dated:  January 12, 2012

1
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal taxpayer identification number, are:  TerreStar Corporation (6127); Motient Communications Inc. (3833); Motient Holdings Inc. (6634); Motient License Inc. (2431); Motient Services Inc. (5106); Motient Ventures Holding Inc. (6191); MVH Holdings Inc. (9756); TerreStar Holdings Inc. (0778); and TerreStar New York Inc. (6394).

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	12
C.	Computation of Time	12
D.	Governing Law	12
E.	Reference to Monetary Figures	12

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS		12
A.	Administrative Claims	13
B.	DIP Claims	14
C.	U.S. Trustee Fees	14
D.	Priority Tax Claims	14

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS		15
A.	General Rules of Classification	15
B.	Summary of Classification	15
C.	Treatment of Claims and Equity Interests	16

ARTICLE IV. ACCEPTANCE REQUIREMENTS		21
A.	Acceptance or Rejection of the Plan	21
B.	Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b)	22

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		22
A.	Exit Facility	22
B.	Sources of Consideration for Plan Distributions	23
C.	Issuance of New Securities and Debt Instruments	23
D.	Cancellation of Securities and Agreements	23
E.	Listing of the New Common Stock and Transfer Restrictions	24
F.	Section 1145 Exemption	24
G.	Corporate Existence	24
H.	New Certificate of Incorporation and New By-laws	24
I.	Reorganized TSC Debtors’ Boards of Directors	25
J.	Officers of Reorganized TSC Debtors	25
K.	Vesting of Assets in the Reorganized TSC Debtors	25
L.	Restructuring Transactions	25
M.	Corporate Action	26
N.	Effectuating Documents; Further Transactions	26
O.	General Settlement of Claims and Equity Interests	26
P.	Section 1146 Exemption from Certain Taxes and Fees	26
Q.	D&O Liability Insurance Policies and Indemnification Provisions	27
R.	Preservation of Rights and Causes of Action	27
S.	Payment of Fees and Expenses of Bridge Loan Agent	28

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		28
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	28
B.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	29
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	29
D.	Insurance Policies	29
E.	Modifications, Amendments, Supplements, Restatements or Other Agreements	30
F.	Reservation of Rights	30
G.	Contracts and Leases Entered into After the Petition Date	30

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		30
A.	Record Date for Distributions	30
B.	Timing and Calculation of Amounts to Be Distributed	31

i

C.	Fractional Distributions	31
D.	Disbursing Agent	31
E.	Rights and Powers of Disbursing Agent	31
F.	Distributions to Holders of Disputed Claims	31
G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	32
H.	Hart-Scott-Rodino Compliance	32
I.	Withholding and Reporting Requirements	32
J.	Setoffs	33
K.	Claims Paid or Payable by Third Parties	33
L.	Post-petition Interest	33
M.	Section 506(c) Reservation	34
N.	Single Satisfaction of Claims	34

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		34
A.	Prosecution of Objections to Claims	34
B.	Allowance of Claims	34
C.	Claims Reserve	34
D.	Distributions After Allowance	34
E.	Distribution of Excess Amounts in the Disputed Claims Reserve	35
F.	Property Held in the Disputed Claims Reserve	35
G.	Estimation of Claims	35
H.	Deadline to File Objections to Claims	35

ARTICLE IX. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		35
A.	Releases by the TSC Debtors	35
B.	Releases by Holders of Claims and Equity Interests	36
C.	Exculpation	36
D.	Discharge of Claims and Termination of Equity Interests	37
E.	Injunction	37
F.	Term of Injunctions or Stays	38
G.	Injunction Against Interference with Plan	38
H.	Injunction Related to Releases and Exculpation	38
I.	Protection Against Discriminatory Treatment	39
J.	Release of Liens	39
K.	Releases Applicable to United States Government	39

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		40
A.	Conditions Precedent to Confirmation	40
B.	Conditions Precedent to the Effective Date	40
C.	Waiver of Conditions	41
D.	Effect of Failure of Conditions	41

ARTICLE XI. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		41
A.	Modification and Amendments	41
B.	Effect of Confirmation on Modifications	42
C.	Revocation or Withdrawal of the Plan	42

ARTICLE XII. RETENTION OF JURISDICTION		42

ARTICLE XIII. MISCELLANEOUS PROVISIONS		44
A.	Immediate Binding Effect	44
B.	Additional Documents	44
C.	Payment of Fees and Expenses of Each DIP Lender	44
D.	Dissolution of Statutory Committees, If Any	44
E.	Successors and Assigns	44
F.	Service of Documents	45
G.	Entire Agreement	45

ii

H.	Severability of Plan Provisions	45
I.	Exhibits	45
J.	Votes Solicited in Good Faith	46
K.	Closing of Chapter 11 Cases	46
L.	Conflicts	46

iii

INTRODUCTION

TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. respectfully propose the following joint chapter 11 plan of reorganization.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

A.           Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.           “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are awardable and allowable under Bankruptcy Code sections 328, 330(a) or 331 by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under Bankruptcy Code section 503, that the Bankruptcy Court has not denied by a Final Order, all (a) to the extent that any such fees and expenses have not been previously paid and (b) after applying any retainer provided to such Professional and not yet applied.  To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

2.           “Administrative Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the TSC Debtors of the kind specified in Bankruptcy Code section 503(b) and entitled to priority pursuant to Bankruptcy Code sections 507(a)(2) or 507(b), including, but not limited to:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the TSC Debtors, (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses allowed pursuant to Bankruptcy Code sections 328, 330(a), 331 or 363 or otherwise for the period commencing on the Petition Date and through the Effective Date and (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code.

3.           “Administrative Claims Bar Date” means the bar date for Administrative Claims as such term is defined in Article II.A.3 hereof.

4.           “Affiliate” has the meaning set forth in Bankruptcy Code section 101(2).

5.           “Aggregate Effective Date Amount” means the aggregate value of the consideration that would have been distributed to the holders of all Disputed Unsecured Claims if such Disputed Unsecured Claims had been Allowed Claims on the Effective Date, with the amount of each such Claim determined, for the purposes of establishing reserves, to be the Distribution Date Amount with respect to such Claim on the Effective Date.

6.           “Allowed Claim,” “Allowed [___] Claim” (with respect to a specific type of Claim, if specified) or “Allowed Equity Interest” means, as applicable, any Claim or Equity Interest (or a portion thereof):  (a) as to which no action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been filed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or applicable law; (b) that is allowed (i) in any contract, instrument, indenture or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court or (iv) with respect to an Administrative Claim only (x) that was incurred by a TSC Debtor in the ordinary course of business during the Chapter 11 Cases of the TSC Debtors to the extent due and owing without defense, offset, recoupment or counterclaim of any kind and (y) that is not otherwise disputed; (c) any DIP Claim; or (d) any Preferred Series A TSC Interest and any Preferred Series B TSC Interest.

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7.           “Assumed Executory Contract and Unexpired Lease List” means the list (as may be amended) of Executory Contracts and Unexpired Leases that will be assumed by the TSC Debtors pursuant to the provisions of Article VI hereof determined by the TSC Debtors, which will be included in the Plan Supplement.

8.           “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

9.           “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

10.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, as well as the general and local rules of the Bankruptcy Court and the Order Pursuant to Sections 105(a) and (d) of the Bankruptcy Code and Bankruptcy Rules 1015(c), 2002(m) and 9007 Implementing Certain Notice and Case Management Procedures (Docket No. 12), as may be amended from time to time.

11.          “Bridge Lenders” means the institutions party from time to time to the Bridge Loan Agreement as “Lenders,” each in their capacity as such.

12.          “Bridge Loan Agent” means NexBank, SSB, as agent for the lenders under the Bridge Loan Agreement.

13.          “Bridge Loan Agreement” means that certain Term Loan Credit Agreement, dated as of November 19, 2010, among TSC, as borrower, TS Holdings, as guarantor, the lenders party thereto and the Bridge Loan Agent.

14.          “Bridge Loan Claims” means the Allowed Claims derived from or based upon the Bridge Loan Agreement, in a principal aggregate amount of $4,281,578.95 plus accrued interest (including post-petition interest), fees, costs, expenses (including attorneys’ fees and legal expenses), indemnification and other amounts due under the Bridge Loan Agreement.

15.          “Cash” means the legal tender of the United States of America or the equivalent thereof.

16.          “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever of the TSC Debtors, known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Causes of Action also include:  (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, (b) the right to object to Claims or Equity Interests, (c) any claim pursuant to Bankruptcy Code section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress or usury and any other defenses set forth in Bankruptcy Code section 558, (e) any state law fraudulent transfer claim and (f) any claim set forth on the Schedule of Retained Causes of Action.

17.          “Chapter 11 Cases” means (a) when used with reference to a particular TSC Debtor or subset of TSC Debtors, the chapter 11 case or cases pending for that TSC Debtor or those TSC Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all TSC Debtors, the procedurally consolidated chapter 11 cases pending for the TSC Debtors in the Bankruptcy Court under Case No. 11-10612 (SHL).

18.          “Claim” means any claim against a TSC Debtor as defined in Bankruptcy Code section 101(5).

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19.           “Claims Reserve” means the reserve to be created by the TSC Debtors to hold a contribution of New TSC Notes, which reserve shall be held for the benefit of holders of Unsecured Claims, for distribution according to the procedures set forth in Article VII and Article VIII.

20.           “Class” means a category of holders of Claims or Equity Interests as set forth in Article III.

21.           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases of the TSC Debtors.

22.           “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases of the TSC Debtors within the meaning of Bankruptcy Rules 5003 and 9021.

23.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court concerning Confirmation of the Plan pursuant to Bankruptcy Code section 1129, as such hearing may be continued from time to time.

24.           “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

25.           “Convenience Claim Amount” means $35,000.00.

26.           “Convenience Claim” means any Claim against either TSC or TS Holdings that would otherwise be an Unsecured Claim that is Allowed in the Convenience Claim Amount or less.

27.           “Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases of the TSC Debtors pursuant to Bankruptcy Code section 1102, if any, as such committee membership may be reconstituted from time to time.

28.           “Cure Claim” means a Claim based upon a monetary default, if any, by any TSC Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such TSC Debtor pursuant to Bankruptcy Code sections 365 or 1123.

29.           “D&O Liability Insurance Policies” means all insurance policies of any of the TSC Debtors for directors’, managers’ and officers’ liability, as set forth on the Schedule of Insurance Policies to be included in the Plan Supplement.

30.           “Designated Holders” means Harbinger, Highland and Solus, each in their capacity as holders of TSC Series A Preferred Shares or TSC Series B Preferred Shares, provided that any party holding less than an aggregate of 10% of the face amount of total outstanding TSC Series A Preferred Shares and TSC Series B Preferred Shares shall not be considered a Designated Holder.

31.           “DIP Agent” means NexBank, SSB, or its duly appointed successor, in its capacity as administrative agent and collateral agent under the DIP Loan Agreement.

32.           “DIP Claims” means the Claims derived from or based upon the DIP Loan Agreement, if any.

33.           “DIP Financing Order” means that Final Order (A) Authorizing the February Debtors To Obtain Postpetition Financing and (B) Authorizing the February Debtors To Use Cash Collateral (Docket No. 43).

34.           “DIP Lenders” means Solus, Harbinger, Highland and affiliates of Och-Ziff Capital Management Group LLC and each other institution party from time to time to the DIP Loan Agreement as a “Lender,” in its capacity as such.

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35.           “DIP Loan Agreement” means that certain Senior Secured Super-priority Debtor in Possession Term Loan Credit Agreement, dated as of February 2, 2011, by and among TSC and TS Holdings, as borrowers, Motient Ventures Holdings Inc., as guarantor, the DIP Agent and the DIP Lenders, as it may be amended, modified, ratified, extended, renewed or restated, as well as any other documents entered into in connection therewith.

36.           “Disallowed” means a finding of the Bankruptcy Court in a Final Order or provision in the Plan providing that a Disputed Claim or Equity Interest shall not become an Allowed Claim or Equity Interest.

37.           “Disbursing Agent” means the Reorganized TSC Debtors or the Entity or Entities chosen by the Reorganized TSC Debtors to make or facilitate distributions pursuant to the Plan.

38.           “Disclosure Statement” means the disclosure statement, prepared in accordance with the Bankruptcy Code, the Bankruptcy Rules and other applicable law, that relates to this Plan, as such disclosure statement may be amended, modified or supplemented (including all exhibits and schedules annexed thereto or referred to therein), as approved by the Bankruptcy Court pursuant to Bankruptcy Code section 1125.

39.           “Disputed Claim” or “Disputed [___] Claim” (with respect to a specific type of Claim, if specified) means a Claim that is not an Allowed Claim and that has not been Disallowed as of the relevant date.

40.           “Distribution Date” means any of the Initial Distribution Date or the Periodic Distribution Dates.

41.           “Distribution Date Amount” means, with respect to any Disputed Unsecured Claim on the Effective Date or any Distribution Date, the least of (a) the asserted amount of such Disputed Unsecured Claim filed with the Bankruptcy Court or (if no proof of such Claim was filed) scheduled by the TSC Debtors, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to Bankruptcy Code section 502(c) pursuant to Article VIII.G or (c) the amount otherwise agreed to by the TSC Debtors and the holder of such Disputed Unsecured Claim for reserve purposes.

42.           “Distribution Record Date” means the date that the Confirmation Order is entered by the Bankruptcy Court.

43.           “Effective Date” means the first business day after which all provisions, terms and conditions specified in Article X.B have been satisfied or waived pursuant to Article X.C.

44.           “Entity” has the meaning set forth in Bankruptcy Code section 101(15).

45.           “Equity Interests” means any equity security in a TSC Debtor as defined in Bankruptcy Code section 101(16), including all issued, unissued, authorized or outstanding shares of capital stock of the TSC Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.  For the avoidance of doubt, with respect to TSC, the Equity Interests shall include the Preferred TSC Interests.

46.           “Estate” means, as to each TSC Debtor, the estate created for such TSC Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.

47.           “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the TSC Debtors’ restructuring efforts, the TSC Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement, Plan, DIP Loan Agreement or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of the New Common Stock, or the distribution of property under the Plan or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct or fraud.  For the avoidance of doubt, no Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Schedule of Retained Causes of Action constitutes an Exculpated Claim.

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48.           “Exculpated Party” means each of:  (a) the TSC Debtors and the Reorganized TSC Debtors, (b) the Creditors’ Committee and the current and former members thereof, in their capacity as such, (c) each DIP Lender, solely in such lender’s capacity as such, (d) the DIP Agent, solely in such agent’s capacity as such, (e) each Bridge Lender, solely in such lender’s capacity as such, (f) the Bridge Loan Agent, solely in such agent’s capacity as such and (g) with respect to each of the foregoing Entities in clauses (a), (b), (c), (d), (e) and (f), such Entities’ affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case solely in their capacity as such; provided, however, that the TSN Debtors shall not be exculpated parties.

49.           “Executory Contracts” means contracts to which one or more of the TSC Debtors are party that are subject to assumption or rejection under Bankruptcy Code section 365.

50.           “Exit Facility” means up to $5 million senior secured credit facility, with terms and conditions substantially similar to those found in the Exit Financing Term Sheet and that shall be in form and substance reasonably acceptable to the Requisite Designated Holders.

51.           “Exit Facility Agreement” means a credit agreement, if any, dated on or after the Effective Date, by and among Reorganized TSC and the lender or lenders party thereto with respect to the Exit Facility, as the same may be subsequently amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all instruments and agreements related thereto, with terms and conditions substantially similar to those found in the Exit Financing Term Sheet and that shall be in form and substance reasonably acceptable to the Requisite Designated Holders.

52.           “Exit Facility Documents” means the Exit Facility Agreement and all other related agreements, documents or instruments to be executed or delivered in connection therewith, with terms and conditions substantially similar to those found in the Exit Financing Term Sheet and that shall be in form and substance reasonably acceptable to the Requisite Designated Holders.

53.           “Exit Facility Lenders” means the lender or lenders from time to time under the Exit Facility.

54.           “Exit Financing Term Sheet” means the Exit Financing Term Sheet, providing for a senior secured credit facility of up to an aggregate principal amount equal up to $5 million, which shall be in form and substance reasonably acceptable to each of the Designated Holders, a copy of which shall be included in the Plan Supplement.

55.           “FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

56.           “FCC Approval” means an action by the FCC (including any action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the ultimate and indirect transfer of control to the Designated Holders of TerreStar 1.4 Holdings, LLC, the holder of 64 licenses issued by the FCC to use 1.4 GHz terrestrial spectrum and, to the extent necessary, the transfer of control to the Designated Holders of TerreStar Networks Inc. and its subsidiaries, the holders of licenses and authorizations issued by the FCC.

57.           “February Debtors” means TSC and TS Holdings.

58.           “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, (a) that has not been reversed, stayed, modified or amended and (b) as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

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59.            “Harbinger” means Harbinger Capital Partners LLC, on behalf of its affiliated and managed funds.

60.           “Highland” means Highland Capital Management, L.P., on behalf of its affiliated and managed funds.

61.           “Holdback Amount” means, with respect to Accrued Professional Compensation, amounts held back pursuant to an order or orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order.

62.           “Holdback Amount Reserve” means, with respect to Accrued Professional Compensation, a reserve established by the Reorganized TSC Debtors on the Effective Date for the benefit of the Professionals, and to be held in trust for the Professionals, for the payment of the Holdback Amount.

63.           “Impaired” has the meaning set forth in Bankruptcy Code section 1124.

64.           “Impaired Class” means a Class of Claims or Equity Interests that is Impaired.

65.           “Indemnification Provisions” means each of the indemnification provisions, agreements or obligations in place as of the Petition Date, whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts, for the TSC Debtors and the current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the TSC Debtors.

66.           “Initial Distribution Date” means the date occurring on or as soon as reasonably practicable after the Effective Date, but no later than 180 days after the Effective Date, when distributions under the Plan shall commence; provided that the Initial Distribution Date may be extended beyond 180 days after the Effective Date by order of the Bankruptcy Court.

67.           “Insurance Policy” means an insurance policy of the TSC Debtors, as set forth on the Schedule of Insurance Policies to be included in the Plan Supplement.

68.           “Intercompany Claim” means any Claim held by a TSC Debtor against another TSC Debtor.  The TSC Debtors shall include a schedule listing all Intercompany Claims in the Plan Supplement.

69.           “Intercompany Funding Claim” means the Intercompany Claim asserted by TSC against TSN in the aggregate amount of $56,875,342 on account of, among other things, funding made by TSC to TSN in 2009, as evidenced by five promissory notes due in 2014, each in the face amount of $10,000,000 and each bearing a fixed interest rate of 15% per year [TSN Claim No. 20].

70.           “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals (Case No. 10-15446, Docket No. 174) entered on the TSN Docket and made applicable to the TSC Debtors’ Chapter 11 Cases by the Order Directing That Certain Orders in the Chapter 11 Cases of TerreStar Networks Inc., et al. Be Made Applicable to the Chapter 11 Cases of TerreStar Corporation and TerreStar Holdings Inc. Nunc Pro Tunc to the Petition Date (Docket No. 13).

71.           “Lien” has the meaning set forth in Bankruptcy Code section 101(37).

72.           “New Board” means, with respect to each Reorganized TSC Debtor, the initial board of directors of such Entity appointed as of the Effective Date, the members of which shall be determined in accordance with Article V.I.

73.           “New By-laws” means, with respect to each Reorganized TSC Debtor, the new by-laws of such Entity, the form of which shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to each of the Designated Holders.

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74.           “New Certificate of Incorporation” means, with respect to each Reorganized TSC Debtor, the initial certificate of incorporation (or other applicable formation document) of each such Entity, the form of which shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to each of the Designated Holders.

75.           “New Common Stock” means the shares of common stock of Reorganized TSC authorized under the New Certificate of Incorporation of Reorganized TSC.

76.           “New Corporate Governance Documents” means the New Certificates of Incorporation, the New Stockholders Agreement and the New By-laws.

77.           “New Stockholders Agreement” means that certain agreement to be executed on or before the Effective Date providing for, among other things, the rights and obligations of the holders of the New Common Stock that are party thereto, the form of which will be filed as part of the Plan Supplement and shall be reasonably satisfactory in form and substance to each of the Designated Holders.

78.           “New TSC Notes” means new notes to be issued by TSC on the Effective Date, the form of which will be filed as part of the Plan Supplement and shall be reasonably satisfactory in form and substance to each of the Designated Holders; provided, however, that such New TSC Notes, as specified in the terms thereof, will be subordinated in right of payment to the Exit Facility, if any.

79.           “Non-debtor Affiliate” means any Affiliate of the TSC Debtors that is not a TSC Debtor.

80.            “Notice and Claims Agent” means the Garden City Group, Inc., located at P.O. Box 9680, Dublin, Ohio 43017-4980, (888) 872-9182, retained as the TSC Debtors’ notice, claims and solicitation agent.

81.           “Ordinary Course Professional Order” means the Order Authorizing the Debtors’ Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business (Case No. 10-15446, Docket No. 173) entered on the TSN Docket and made applicable to these cases by the Order Directing That Certain Orders in the Chapter 11 Cases of TerreStar Networks Inc., et al. Be Made Applicable to the Chapter 11 Cases of TerreStar Corporation and TerreStar Holdings Inc. Nunc Pro Tunc to the Petition Date (Docket No. 13).

82.           “Other Equity Interests” means the Equity Interests other than the Preferred TSC Interests and the Other TSC Equity Interests.

83.           “Other Preferred TSC Interests” means the TSC Series C Preferred Shares, TSC Series D Preferred Shares and TSC Series E Preferred Shares.

84.           “Other Priority Claim” means any Claim accorded priority in right of payment under Bankruptcy Code section 507(a), other than:  (a) an Administrative Claim; (b) a DIP Claim; or (c) a Priority Tax Claim.

85.           “Other Secured Claims” means a Secured Claim against the TSC Debtors, other than the Bridge Loan Claims and the DIP Claims.

86.           “Other TSC Debtors” means TerreStar New York Inc., Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc. and MVH Holdings Inc.

87.           “Other TSC Equity Interests” means the Equity Interests in TSC other than the Preferred TSC Interests.

88.           “Periodic Distribution Date” means, unless otherwise ordered by the Bankruptcy Court, the first Business Day that is 120 days after the Initial Distribution Date, and for the first year thereafter, the first Business Day that is 120 days after the immediately preceding Periodic Distribution Date.  After one year following the Initial Distribution Date, the Periodic Distribution Date will occur on the first Business Day that is 180 days after the immediately preceding Periodic Distribution Date.  Notwithstanding the foregoing, if the Disbursing Agent determines, in his sole discretion, that there are not sufficient distributions to be made on a date that would otherwise be a Periodic Distribution Date, then the Periodic Distribution Date shall be on the last business day of the subsequent calendar quarter.

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89.           “Person” has the meaning set forth in Bankruptcy Code section 101(41).

90.           “Petition Date” means October 19, 2010 with respect to the Other TSC Debtors and February 16, 2011 with respect to the February Debtors.

91.           “Plan” means this Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings, Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. and all exhibits hereto, including the Plan Supplement, which is incorporated herein by reference, each with any amendments, modifications or addendums.

92.            “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the TSC Debtors by the Plan Supplement Filing Date comprising, without limitation, the following:  (a) the New Corporate Governance Documents, (b) the identity of the known members of the New Boards and the nature and compensation for any director who is an “insider” under the Bankruptcy Code, (c) the Assumed Executory Contract and Unexpired Lease List, (d) the Rejected Executory Contract and Unexpired Lease List, (e) the Registration Rights Agreement, (f) the Schedule of Retained Causes of Action, (g) the Schedule of Insurance Policies, (h) a schedule of Intercompany Claims, (i) the New TSC Notes, (j) the Exit Financing Term Sheet, if any and (k) all exhibits, attachments, supplements, annexes, schedules and ancillary documents related to each of the foregoing.  Unless otherwise provided herein, each of the documents contained in the Plan Supplement shall be in a form reasonably acceptable to the Requisite Designated Holders.2

93.           “Plan Supplement Filing Date” means the date on which the Plan Supplement shall be filed with the Bankruptcy Court, which date shall be at least 20 days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court; provided, however, that the identity of the initial members of the New Boards and the nature and compensation for any director who is an “insider” under the Bankruptcy Code known at the time shall not be required to be disclosed and filed with the Bankruptcy Court prior to the end of the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court.

94.           “Preferred Series A TSC Interests” means the TSC Series A Preferred Shares.

95.           “Preferred Series B TSC Interests” means the TSC Series B Preferred Shares.

96.           “Preferred Series C TSC Interests” means the TSC Series C Preferred Shares.

97.           “Preferred Series D TSC Interests” means the TSC Series D Preferred Shares.

98.           “Preferred Series E TSC Interests” means the TSC Series E Preferred Shares.

99.            “Preferred TSC Interests” means the Preferred Series A TSC Interests, Preferred Series B TSC Interests and the Other Preferred TSC Interests.3

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No later than 25 calendar days prior to the Plan Supplement Filing Date, the TSC Debtors will provide each of the Designated Holders with the proposed form of each document comprising the Plan Supplement.  Except with respect to (a) the New Corporate Governance Documents, (b) the Registration Rights Agreement, (c) the New TSC Notes and (d) the Exit Facility Documents, if any Designated Holder has not provided comments to any Plan Supplement document by the date that is five business days prior to the Plan Supplement Filing Date (or has provided comments that have been incorporated), such Plan Supplement document will be deemed to be reasonably acceptable in form and substance to such Designated Holder.

3
References in the Plan and Disclosure Statement to any combination of the various series of the Preferred TSC Interests shall have the same meaning as if each such series were listed out separately.  For example, a reference  to the Preferred Series A and B TSC Interests shall have the same meaning as a reference to each of the Preferred Series A TSC Interests and the Preferred Series B TSC Interests.

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100.           “Priority Tax Claim” means any Claim of a governmental unit, as defined in Bankruptcy Code section 101(27), of the kind specified in Bankruptcy Code section 507(a)(8).

101.           “Pro Rata” means, as applicable:  (a) the proportion that an Allowed Claim or Equity Interest in a particular Class bears to the aggregate amount of Allowed Claims or Equity Interests in that Class or (b) the proportion that all Allowed Claims or Equity Interests in a particular Class bear to the aggregate amount of Allowed Claims or Equity Interests in such Class and other Classes entitled to share in the same recovery under the Plan.  For the avoidance of doubt, Pro Rata share with respect to the Preferred Series A TSC Interests and the Preferred Series B TSC Interests shall be determined only by reference to the Series A Liquidation Amount and the Series B Liquidation Amount respectively, as such terms are defined in the certificates of designation pertaining to the TSC Series A Preferred Shares and the TSC Series B Preferred Shares, due and owing with respect to such Equity Interests.

102.           “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with Bankruptcy Code section 327, 363 or 1103 and to be compensated for services rendered before or on the Effective Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331 and 363 or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4).

103.           “Proof of Claim” means a proof of Claim filed against any of the TSC Debtors in the Chapter 11 Cases.

104.           “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, among Reorganized TSC, the Designated Holders and any other holder of New Common Stock, that TSC and all of the Designated Holders agree to be party thereto (if any), the form of which will be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to each of the Designated Holders.

105.           “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended) of Executory Contracts and Unexpired Leases that will be rejected by the TSC Debtors pursuant to the provisions of Article VI hereof determined by the TSC Debtors, which will be included in the Plan Supplement.

106.           “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to Bankruptcy Code section 365.

107.           “Released Party” means each of (in each case solely in their respective capacities):  (a) the DIP Lenders; (b) the DIP Agent; (c) the Bridge Lenders; (d) the Bridge Loan Agent; (e) each holder of Preferred Series A TSC Interests; (f) each holder of Preferred Series B TSC Interests; (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ current and former subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case, only in their capacity as such; and (h) the current officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives of the TSC Debtors, in each case, only in their capacity as such.

108.           “Releasing Parties” means all Entities that have held, hold or may hold Claims or Equity Interests that have been released pursuant to Article IX.A or Article IX.B, have been discharged pursuant to Article IX.D or are subject to exculpation pursuant to Article IX.C.

109.           “Reorganized” means, with respect to the TSC Debtors, any TSC Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

110.           “Requisite Designated Holders” means two or more Designated Holders collectively holding more than thirty-five percent (35%) of the face amount of total outstanding TSC Series A Preferred Shares and TSC Series B Preferred Shares; provided that if, at any time, there is only one Designated Holder, the consent of such Designated Holder shall be sufficient.

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111.           “Restructuring Transaction” means a dissolution or winding up of the corporate existence of a TSC Debtor or the consolidation, merger, restructuring, conversion, dissolution, transfer, liquidation, contribution of assets or other transaction pursuant to which a Reorganized TSC Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized TSC Debtor or newly formed Entity, prior to, on or after the Effective Date, as provided for in Article V.L of the Plan.

112.           “Schedule of Insurance Policies” means the schedule, to be included as part of the Plan Supplement, listing each Insurance Policy of each of the TSC Debtors.

113.           “Schedule of Retained Causes of Action” means the schedule, to be included as part of the Plan Supplement, listing the Causes of Action to be retained by the Reorganized TSC Debtors after the Effective Date.

114.           “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the TSC Debtors pursuant to Bankruptcy Code section 521 and in substantial accordance with Official Bankruptcy Form 6 and Official Bankruptcy Form 7, as may be amended from time to time before entry of a final decree.

115.           “SEC” means the Securities and Exchange Commission.

116.           “Secured” means, when referring to a Claim:  (a) secured by a Lien on property in which the Estate of the TSC Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to Bankruptcy Code section 506(a), (b) subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the property subject to setoff or (c) otherwise Allowed by Final Order of the Court (which may be the Confirmation Order) as a Secured Claim.

117.           “Securities Act” means the Securities Act of 1933, as amended.

118.           “Solus” means Solus Alternative Asset Management, L.P., on behalf of itself and its affiliated and managed funds.

119.           “Sprint” means Sprint Nextel Corporation.

120.           “Sprint Stipulations” means (i) the Sprint TSC Stipulation and (ii) the Sprint TSN Stipulation.

121.           “Sprint Settlement Claim” means the Allowed unsecured claim (if any) held by Sprint against TSC in an amount equal to the difference between $2.6 million and the amount paid to Sprint pursuant to the terms of the Sprint Stipulations.  The TSN Debtors have paid Sprint $2.6 million on account of the Intercompany Funding Claim.   Thus, the amount of the Sprint Settlement Claim is zero.

122.           “Sprint TSC Stipulation” means that certain Stipulation and Agreed Order Approving the TSC Debtors’ Motion for Entry of an Order, Pursuant to Bankruptcy Code Section 363(b) and Federal Rule of Bankruptcy Procedure 9019 Approving the Stipulation Between the Debtors and Sprint Nextel Corporation, which was approved by the Court by order entered on December 15, 2011 [Docket No. 299].

123.           “Sprint TSN Stipulation” means that certain Stipulation and Agreed Order Approving the Debtors’ Motion for Entry of an Order Pursuant to Bankruptcy Code Section 363(b) and Federal Rule of Bankruptcy Procedure 9019 Approving the Stipulation Among the Debtors, the Creditors’ Committee, EchoStar, the Ad Hoc Group, Harbinger, LightSquared, Sprint, Solus, and the 15% Notes Trustee, which was approved by the Court by order entered on December 15, 2011 [TSN Docket No. 857].

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124.           “TS Holdings” means TerreStar Holdings Inc.

125.           “TSC” means TerreStar Corporation.

126.           “TSC Debtor” means one of the TSC Debtors, in its individual capacity as a debtor and debtor in possession in these Chapter 11 Cases.

127.           “TSC Debtors” means the February Debtors and the Other TSC Debtors.

128.           “TSC Series A Preferred Shares” means the $90 million in face amount of outstanding nonvoting Series A Cumulative Convertible Preferred Stock of TSC.

129.           “TSC Series B Preferred Shares” means the $318.5 million in face amount of outstanding nonvoting Series B Cumulative Convertible Preferred Stock of TSC.

130.           “TSC Series C Preferred Shares” means one outstanding share of nonvoting Series C preferred stock, which was issued to EchoStar Corporation.

131.           “TSC Series D Preferred Shares” means one outstanding share of nonvoting Series D preferred stock, which was issued to Harbinger.

132.           “TSC Series E Preferred Shares” means the 1.2 million shares of outstanding TSC Series E Junior Participating Preferred Stock, which is held by Harbinger.

133.           “TSN” means TerreStar Networks Inc.

134.           “TSN Debtors” means TSN, TerreStar License Inc., TerreStar National Services Inc., TerreStar Networks Holdings (Canada) Inc., TerreStar Networks (Canada) Inc. and 0887729 B.C. Ltd.

135.           “TSN Docket” means the docket for case number 10-15466 pending before the Bankruptcy Court.

136.           “Unexpired Leases” means leases to which one or more of the TSC Debtors are party that are subject to assumption or rejection under Bankruptcy Code section 365.

137.           “Unimpaired” means, with respect to any Class of Claims or Equity Interests, such Class is not Impaired.

138.           “Unsecured Claim” means any claim against any TSC Debtor, including without limitation, (i) a trade claim; (ii) an unsecured claim held by a Non-debtor Affiliate of the TSC Debtors against the TSC Debtors; (iii) a claim arising out of the rejection of Executory Contracts or Unexpired Leases by any TSC Debtor, (iv) a Convenience Claim; or (v) the Sprint Settlement Claim, unless such Claim is (a) a Secured Claim, (b) an Administrative Claim, (c) an Intercompany Claim, (d) a Priority Tax Claim, (e) an Other Priority Claim or (f) a Claim for Accrued Professional Compensation.

139.           “U.S. Trustee” means the United States Trustee for the Southern District of New York.

140.           “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) or accrued interest thereon arising under 31 U.S.C. § 3717.

141.           “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on February 24, 2012.

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B.            Rules of Interpretation

For purposes of this Plan:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender, (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions, (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented, (d) any reference to an Entity as a holder of a Claim or Equity Interest includes that Entity’s successors and assigns, (e) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto, (f) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement, (g) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan, (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules, (i) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part hereof or to affect the interpretation hereof, (j) unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply, (k) all references to docket numbers of documents filed in the Chapter 11 Cases and the TSN Docket are references to the docket numbers under the Bankruptcy Court’s CM/ECF system, (l) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated and (m) any immaterial effectuating provisions may be interpreted by the Reorganized TSC Debtors in a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order.

C.            Computation of Time

Unless otherwise stated, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  For the avoidance of doubt, all extensions of time periods or deadlines related to the Plan, including, without limitation, the deadline to file the Plan Supplement and to disclose the identity, affiliations and compensation of the members of the New Board, shall be approved only after notice to all interested parties and approval by the Bankruptcy Court; provided, however, that, subject to Bankruptcy Court approval and the consent of each of the Designated Holders, such extensions may be approved on shortened notice.

D.            Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the TSC Debtors or the Reorganized TSC Debtors, as applicable, not formed in New York shall be governed by the laws of the jurisdiction of formation of the applicable TSC Debtor or Reorganized TSC Debtor, as applicable.

E.             Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, DIP Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III and shall have the following treatment:

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A.           Administrative Claims

1.             Administrative Claims

Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation and DIP Claims and except to the extent that a holder of an Allowed Administrative Claim agrees to less favorable treatment, the TSC Debtor against which such Administrative Claim has been allowed shall pay the holder of such Allowed Administrative Claim, in complete satisfaction of such Allowed Administrative Claim, Cash in the full amount of such Allowed Administrative Claim on the later of:  (a) the Initial Distribution Date; (b) the date such Administrative Claim becomes an Allowed Administrative Claim or as soon as reasonably practicable thereafter and (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Claims (other than Claims for Accrued Professional Compensation) that arise in the ordinary course of the TSC Debtors’ business and that are reflected as postpetition liabilities on the applicable TSC Debtor’s books and records as of the Effective Date shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

2.             Professional Compensation

(a)	Claims for Accrued Professional Compensation

Professionals or other Entities asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the TSC Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 45 days after the Effective Date.  Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized TSC Debtors, the Creditors’ Committee, the Office of the U.S. Trustee and the requesting party no later than the earlier of (a) 45 days after such application is filed or (b) 75 days after the Effective Date.

(b)	Treatment of Claims for Accrued Professional Compensation

A Claim for Accrued Professional Compensation in respect of which a final fee application has been properly filed and served pursuant to Article II.A.2(a) shall be payable to the extent approved by order of the Bankruptcy Court.  Subject to the Holdback Amount, on the Effective Date, or as soon thereafter as reasonably practicable, to the extent not otherwise paid, all Allowed Claims for Accrued Professional Compensation (including estimated Accrued Professional Compensation through the Effective Date) shall be paid in full in Cash.  To receive payment on the Effective Date for unbilled fees and expenses incurred through the Effective Date, each Professional shall reasonably estimate fees and expenses due for unbilled fees and expenses for periods that will not have been billed as of the Effective Date and shall deliver such estimates to the TSC Debtors and the U.S. Trustee prior to the Effective Date.  If the estimated payment received by such Professional exceeds the actual allowed Accrued Professional Compensation for the estimated period, such excess amount shall be deducted from the Holdback Amount for such Professional, and if the Holdback Amount is insufficient, such Professional shall disgorge the difference.  If the estimated payment received by the Professional is lower than the Accrued Professional Compensation of such Professional, the difference shall be paid promptly to the Professional.

On the Effective Date, the Reorganized TSC Debtors shall fund the Holdback Amount Reserve for payment of the Holdback Amount.  Upon final allowance by the Bankruptcy Court of the Accrued Professional Compensation, or entry of an earlier order of the Bankruptcy Court granting the release of the Holdback Amount, such amount, less any excess paid in connection with estimated fees and expenses through the Effective Date, shall be paid promptly and directly to the Professionals.

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(c)	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331 and 1103 in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized TSC Debtors may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action (including, without limitation, the need to file a fee application), order or approval of the Bankruptcy Court.

3.             Administrative Claim Bar Date

Except as otherwise provided in this Article II.A, requests for payment of Administrative Claims must be filed and served on the Reorganized TSC Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 45 days after the Effective Date.  Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the TSC Debtors or Reorganized TSC Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date.  Objections to such requests, if any, must be filed and served on the Reorganized TSC Debtors and the requesting party no later than 90 days after the Effective Date or such later date as the Bankruptcy Court may approve.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to (i) a DIP Claim or (ii) any other Administrative Claim made an Allowed Administrative Claim by Final Order, including all Administrative Claims expressly made Allowed Administrative Claims under this Plan.

B.            DIP Claims

On the Effective Date, unless otherwise agreed to by all of the DIP Lenders, the DIP Claims (if any) shall be paid in full in Cash as provided under the DIP Loan Agreement.  Upon payment and satisfaction in full of all Allowed DIP Claims, all Liens and security interests granted to secure such obligations shall be terminated and immediately released, and the DIP Lenders shall execute and deliver to the Reorganized TSC Debtors such instruments of release, satisfaction and/or assignments (in recordable form) as may be reasonably requested by the Reorganized TSC Debtors.  The TSC Debtors anticipate that the DIP Claims will be satisfied in full prior to the Effective Date.

C.            U.S. Trustee Fees

On the Effective Date, the TSC Debtors shall pay all U.S. Trustee Fees that are due and owing on the Effective Date.

D.            Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, at the option of the TSC Debtor against which such Allowed Priority Tax Claim is asserted (which option shall be reasonably satisfactory to the Requisite Designated Holders), one of the following treatments, in complete satisfaction of such Allowed Priority Tax Claim:  (1) Cash on the Initial Distribution Date in an amount equal to the amount of such Allowed Priority Tax Claim, (2) Cash payable in installment payments over a period of time not to exceed five years after the Petition Date with an aggregate value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, pursuant to Bankruptcy Code section 1129(a)(9)(C) or (3) such other treatment as may be agreed upon by such holder and the TSC Debtors or otherwise determined upon an order of the Bankruptcy Court.

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ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.            General Rules of Classification

(i)           Pursuant to Bankruptcy Code section 1122, set forth below is a designation of Classes of Claims against and Equity Interests in the TSC Debtors.  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim in that Class and such Claim or Equity Interest has not been paid, released or otherwise settled prior to the Effective Date.

(ii)           This Plan constitutes a separate chapter 11 plan of reorganization for each TSC Debtor, each of which shall include the classifications set forth below.  For the avoidance of doubt, to the extent that a Class contains Allowed Claims or Equity Interests with respect to a particular TSC Debtor, such Class is designated with respect to such TSC Debtor.  To the extent that there are no Allowed Claims or Equity Interests in a Class with respect to a particular TSC Debtor, such Class is deemed to be omitted with respect to such TSC Debtor.

B.            Summary of Classification

The following chart represents the general classification of Claims and Equity Interests against the TSC Debtors pursuant to the Plan:

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	No (deemed to accept)

2	Other Secured Claims	Unimpaired	No (deemed to accept)

3a	Bridge Loan Claims Against TSC	Impaired	Yes

3b	Bridge Loan Claim Against TS Holdings	Impaired	Yes

4a	Unsecured Claims Against TSC	Impaired	Yes

4b	Unsecured Claims Against TS Holdings	Impaired	Yes

4c	Unsecured Claim Against MVH Holdings Inc.	Impaired	Yes

4d	Unsecured Claims Against Motient Ventures Holding Inc.	Impaired	Yes

4e	Unsecured Claim Against Motient Holdings Inc.	Impaired	Yes

4f	Unsecured Claims Against Motient Communications Inc.	Impaired	Yes

4g	Unsecured Claim Against Motient Services Inc.	Impaired	Yes

4h	Unsecured Claims Against Motient License Inc.	Impaired	Yes

4i	Unsecured Claim Against TerreStar New York Inc.	Impaired	Yes

5	Convenience Claims	Unimpaired	No (deemed to accept)

6	Sprint Settlement Claim	Impaired	Yes

7	Intercompany Claims	Unimpaired	No (deemed to accept)

8a	Preferred Series A TSC Interests	Impaired	Yes

8b	Preferred Series B TSC Interests	Impaired	Yes

8c	Preferred Series C TSC Interests	Impaired	No (deemed to reject)

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Class	Claim	Status	Voting Rights
8d	Preferred Series D TSC Interests	Impaired	No (deemed to reject)

8e	Preferred Series E TSC Interests	Impaired	No (deemed to reject)

9a	Other TSC Equity Interests	Impaired	No (deemed to reject)

9b	Other Equity Interests in TS Holdings	Unimpaired	No (deemed to accept)

9c	Other Equity Interests in MVH Holdings Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9d	Other Equity Interests in Motient Ventures Holding Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9e	Other Equity Interests in Motient Holdings Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9f	Other Equity Interests in Motient Communications Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9g	Other Equity Interests in Motient Services Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9h	Other Equity Interests in Motient License Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

9i	Other Equity Interests in TerreStar New York Inc.	Unimpaired/ Impaired	No (deemed to accept)/ No (deemed to reject)

C.           Treatment of Claims and Equity Interests

1.             Class 1 – Other Priority Claims

(a)
Classification:  Class 1 consists of Other Priority Claims against each TSC Debtor.  Although all Other Priority Claims have been placed in one Class for the purposes of nomenclature, the Other Priority Claims against each TSC Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

(b)
Treatment:  Except to the extent that a holder of an Allowed Other Priority Claim (i) has been paid by the applicable TSC Debtor, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive from the TSC Debtor that is obligated on such Other Priority Claim, in full satisfaction, settlement, release and discharge of, and in exchange for such Other Priority Claim, Cash in the full amount of such Allowed Other Priority Claim.

(c)
Voting:  Class 1 is Unimpaired and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.             Class 2 – Other Secured Claims

(a)
Classification:  Class 2 consists of Other Secured Claims.  Although all Other Secured Claims have been placed in one Class for the purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on any property or interest in property of the TSC Debtors different than that securing any other Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

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(b)
Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim shall, at the option of the TSC Debtors (with the reasonable consent of each of the Designated Holders), be paid: (i) in Cash in full on the first Distribution Date after such claim becomes due and payable in the ordinary course of business or (ii) in Cash on such other terms and conditions as may be agreed between the holder of such claim and the TSC Debtors.

(c)
Voting:  Class 2 is Unimpaired and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.             Class 3 – Bridge Loan Claims

(a)	Classification: Classes 3a and 3b consist of the Bridge Loan Claims against TSC and TS Holdings, respectively.

(b)
Treatment:  Except to the extent that a holder of an Allowed Bridge Loan Claim agrees to a less favorable treatment, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Bridge Loan Claim, each holder of an Allowed Bridge Loan Claim shall be paid in Cash within two Business Days after the Effective Date in an amount equal to such Bridge Loan Claim less any interest that has accrued pursuant to Section 2.8(c) of the Bridge Loan Agreement solely as a result of a continuing default thereunder.

(c)	Voting: Classes 3a and 3b are Impaired by the Plan. Therefore, holders of Bridge Loan Claims are entitled to vote to accept or reject the Plan.

4.             Class 4 – Unsecured Claims

(a)	Classes 4a and 4b

(i)	Classification: Classes 4a and 4b consist of Unsecured Claims against TSC and TS Holdings, respectively.

(ii)
Treatment:  Except to the extent that a holder of an Allowed Unsecured Claim in Classes 4a and 4b agrees to a less favorable treatment, each holder of an Allowed Unsecured Claim in Class 4a or 4b shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Unsecured Claim in Class 4a or 4b, its Pro Rata share (calculated with reference to all Allowed Unsecured Claims in Classes 4a and 4b) of New TSC Notes in an aggregate amount such that each holder of an Allowed Unsecured Claim in Class 4a or 4b receives a 100% recovery on account of such Allowed Unsecured Claim in Class 4a or 4b, including post-petition interest at the federal judgment rate.

(iii)	Voting: Classes 4a and 4b are Impaired by the Plan. Therefore, holders of Unsecured Claims in these Classes are entitled to vote to accept or reject the Plan.

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(b)	Classes 4c – 4i

(i)
Classification:  Classes 4c – 4i consist of Unsecured Claims against MVH Holdings Inc. (Class 4c); Motient Ventures Holding Inc. (Class 4d); Motient Holdings Inc. (Class 4e); Motient Communications Inc. (Class 4f); Motient Services Inc. (Class 4g); Motient License Inc. (Class 4h); and TerreStar New York Inc. (Class 4i).

(ii)
Treatment:  Except to the that extent a holder of an Allowed Unsecured Claim in Classes 4c – 4i agrees to a less favorable treatment, to the extent that any holder of an Allowed Unsecured Claim in Classes 4c – 4i is also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance, such Claim shall be satisfied in full by TSC or TS Holdings, as applicable, in accordance with the terms of this Plan, provided, however, that each holder of an Allowed Unsecured Claim in Classes 4c – 4i that (a) is not also the holder of an Allowed Unsecured Claim in Class 4a or 4b arising out of the same agreement, transaction or circumstance or (b) is the holder of an Allowed Unsecured Claim in Class 4a or 4b, but such Allowed Unsecured Claim in Classes 4c – 4i is greater in amount than such Allowed Unsecured Claim in Class 4a or 4b, shall, at the option of the applicable TSC Debtors, with the reasonable consent of each of the Designated Holders, receive:  (i) payment in Cash in full, including post-petition interest at the federal judgment rate, on the first Distribution Date after such Claim becomes due and payable in the ordinary course of business or (ii) its Pro Rata share of the equity of the reorganized entity corresponding to such Allowed Unsecured Claim.

For the avoidance of doubt, with respect to Allowed Class 4c – 4i Unsecured Claims, to the extent that Cash is distributed to any of the Other TSC Debtors pursuant to the TSN Debtors’ chapter 11 plan, such Cash will be used to satisfy such Allowed Class 4c – 4i Unsecured Claims, as applicable; provided, however, that, to the extent that any TSC Debtor(s) advance(s) Cash to any of the Other TSC Debtors to satisfy Allowed Class 4c – 4i Unsecured Claims prior to any of the Other TSC Debtors’ receipt of any distribution pursuant to the TSN Debtors’ chapter 11 plan, any such distribution pursuant to the TSN Debtors’ chapter 11 plan will be paid over to such TSC Debtor(s) in repayment of such Cash advance(s).

(iii)	Voting: Classes 4c – 4i are Impaired by the Plan. Therefore, holders of Unsecured Claims in these Classes are entitled to vote to accept or reject the Plan.

5.             Class 5 – Convenience Claims

(a)	Classification: Class 5 consists of Convenience Claims against TSC and TS Holdings.

(b)
Treatment:  Except to the extent that a holder of an Allowed Convenience Claim (i) has been paid by TSC or TS Holdings, as applicable, in whole or in part, prior to the Effective Date or (ii) agrees to a less favorable treatment, each holder of an Allowed Convenience Claim shall receive, from TSC or TS Holdings, as applicable, in full satisfaction, settlement, release and discharge of, and in exchange for such Convenience Claim, Cash in the full amount of such Allowed Convenience Claim, including post-petition interest at the federal judgment rate, on the first Distribution Date after such Convenience Claim becomes Allowed.

(c)
Voting:  Class 5 is Unimpaired by the Plan, and the holders of Convenience Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Convenience Claims are not entitled to vote to accept or reject the Plan.

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6.             Class 6 – Sprint Settlement Claim

(a)	Classification: Class 6 consists of the Sprint Settlement Claim against TSC.

(b)
Treatment: The holder of the Sprint Settlement Claim shall receive, on the Effective Date, in full satisfaction, settlement, release and discharge of, and in exchange for the Sprint Settlement Claim, Cash in an amount equal to the difference (if any) between $2.6 million and the amount paid to Sprint by the TSN Debtors on account of the Intercompany Funding Claim pursuant to the terms of the Sprint Settlements, which amount shall be funded solely from any amount actually received by TSC on account of the Intercompany Funding Claim.  In the event that the allowed amount of the Sprint Settlement Claim exceeds the total amount actually received by TSC on account of the Intercompany Funding Claim, the holder of the Sprint Settlement Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for the Sprint Settlement Claim only Cash in an amount equal to the total amount actually received by TSC on account of the Intercompany Funding Claim.

(c)
Voting: Class 6 is Impaired under the Plan.  However, the TSN Debtors have paid Sprint $2.6 million on account of the Intercompany Funding Claim.   Thus, the amount of the Sprint Settlement Claim is zero, and Class 6 is an empty class, deemed automatically eliminated.  Any such votes cast in Class 6 shall be disregarded.

7.             Class 7 – Intercompany Claims

(a)
Classification:  Class 7 consists of Intercompany Claims against each TSC Debtor.  Although all Intercompany Claims have been placed in one Class for the purposes of nomenclature, the Intercompany Claims against each TSC Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

(b)
Treatment:  No distribution shall be made on account of Intercompany Claims.  Except as otherwise determined by the TSC Debtors, with the consent of the Requisite Designated Holders, each Allowed Intercompany Claim shall be reinstated on the Effective Date.  After the Effective Date, the Reorganized TSC Debtors shall have the right to resolve or compromise Disputed Intercompany Claims without approval of the Bankruptcy Court.

(c)
Voting:  Class 7 is Unimpaired and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.             Class 8 – Preferred TSC Interests

(a)	Classes 8a and 8b

(i)	Classification: Classes 8a and 8b consist of Preferred Series A TSC Interests and Preferred Series B TSC Interests, respectively.

(ii)
Treatment:  On the Effective Date, except to the extent a holder of an Allowed Preferred Series A TSC Interest or an Allowed Preferred Series B TSC Interest agrees to a less favorable treatment, each holder of an Allowed Preferred Series A TSC Interest or an Allowed Preferred Series B TSC Interest shall receive its Pro Rata share (calculated with reference to all Allowed Preferred Series A and B TSC Interests) of the New Common Stock.  On the Effective Date, all Preferred Series A TSC Interests and Preferred Series B TSC Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

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(iii)	Voting: Classes 8a and 8b are Impaired by the Plan. Therefore, holders of Preferred Series A TSC Interests and Preferred Series B TSC Interests are entitled to vote to accept or reject the Plan.

(b)	Classes 8c –8e

(i)	Classification: Classes 8c – 8e consist of the Preferred Series C TSC Interests, the Preferred Series D TSC Interests and the Preferred Series E TSC Interests, respectively.

(ii)
Treatment:  On the Effective Date, all Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests.

(iii)
Voting:  Classes 8c – 8e are Impaired and the holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, holders of Preferred Series C TSC Interests, Preferred Series D TSC Interests and Preferred Series E TSC Interests are not entitled to vote to accept or reject the Plan.

9.             Class 9 – Equity Interests

(a)	Class 9a

(i)	Classification: Class 9a consists of the Other TSC Equity Interests.

(ii)
Treatment:  On the Effective Date, all Other TSC Equity Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the holders of Other TSC Equity Interests.

(iii)
Voting:  Class 9a is Impaired and the holders of Other TSC Equity Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, holders of Other TSC Equity Interests are not entitled to vote to accept or reject the Plan.

(b)	Classes 9b – 9i

(i)
Classification:  Classes 9b – 9i consist of Other Equity Interests in TS Holdings (Class 8b); MVH Holdings Inc. (Class 8c); Motient Ventures Holding Inc. (Class 8d); Motient Holdings Inc. (Class 8e); Motient Communications Inc. (Class 8f); Motient Services Inc. (Class 8g); Motient License Inc. (Class 8h) and TerreStar New York Inc. (Class 8i).

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(ii)
Treatment:  In full satisfaction, settlement, release and discharge of and in exchange for the Reorganized TSC Debtors’ agreement to make distributions, if any, to the holders of Allowed Unsecured Claims and Other Equity Interests under the Plan, to provide management services to certain other Reorganized TSC Debtors and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations between and among such Reorganized TSC Debtors, each and every Other Equity Interest in Classes 8b – 8i shall, subject to any Restructuring Transaction, at the option of the Reorganized TSC Debtors (in consultation with the Designated Holders), either (i) be retained, in which case the TSC Debtor holding such Other Equity Interests shall continue to hold such Other Equity Interests, and the legal, equitable and contractual rights to which the holders of such Other Equity Interests are entitled shall remain unaltered or (ii) be cancelled and new Other Equity Interests in the applicable Other TSC Debtor shall be issued pursuant to the Plan to the Reorganized TSC Debtor that holds such Other Equity Interests.  For the avoidance of doubt, if the holders of Allowed Unsecured Claims in Classes 4c – 4i receive the equity in the reorganized entity corresponding to their respective Allowed Unsecured Claim, the holders of the applicable 8c – 8i Other Equity Interests will receive no distribution.

(iii)
Voting:  Class 9b is Unimpaired and the holders of Class 9b Other Equity Interests are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).  Classes 9c – 9i are either (a) Unimpaired and the holders of the applicable Class 9c – 9i Other Equity Interests are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f) or (b) Impaired and the holders of the applicable Class 9c – 9i Other Equity Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, holders of Other Equity Interests in Classes 8b – 8i are not entitled to vote to accept or reject the Plan.

ARTICLE IV.

ACCEPTANCE REQUIREMENTS

A.            Acceptance or Rejection of the Plan

1.           Voting Classes

Classes 3a, 3b, 4a – 4i, 6, 8a and 8b are Impaired and are receiving property under the Plan.  Therefore, such Classes are entitled to vote to accept or reject the Plan.

2.           Presumed Acceptance of the Plan

Classes 1, 2, 5, 7 and 9b are Unimpaired under the Plan and are therefore conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).

3.           Presumed Rejection of the Plan

Classes 8c – 8e and 9a are Impaired and are not receiving any property under the Plan.  Therefore, such Classes are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).

4.           Other TSC Equity Interests

Classes 9c – 9i are either (a) Unimpaired and conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f) or (b) Impaired and not receiving any property under the Plan, and thus conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).  Therefore, such Classes are not entitled to vote to accept or reject the Plan.

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B.            Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b)

Bankruptcy Code section 1129(a)(10) shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims for each TSC Debtor.  The TSC Debtors shall seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Claims or Equity Interests.  The TSC Debtors reserve the right to modify the Plan in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.            Exit Facility

On the Effective Date, Reorganized TSC shall be authorized, but not required, to enter into the Exit Facility Agreement.  Confirmation shall be deemed approval of the Exit Facility, if any (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized TSC Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and authorization for the Reorganized TSC Debtors to enter into and execute the Exit Facility Agreement, if any, and such other Exit Facility Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Reorganized TSC Debtors may deem to be reasonably necessary to consummate the Exit Facility.  The Reorganized TSC Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

Upon the date the Exit Facility Agreement, if any, becomes effective, (i) the TSC Debtors and the Reorganized TSC Debtors are authorized to execute and deliver the Exit Facility Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized TSC Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.  The TSC Debtors and the Reorganized TSC Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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B.            Sources of Consideration for Plan Distributions

1.           Cash Consideration

All Cash consideration necessary for the TSC Debtors or the Reorganized TSC Debtors, as applicable, to make payments or distributions pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations, and the Exit Facility proceeds, if any.

C.            Issuance of New Securities and Debt Instruments

1.           Issuance of New Common Stock

The issuance of the New Common Stock by Reorganized TSC is authorized without the need for any further corporate action and without any further action by any holder of any Claim or Equity Interest.  The New Common Stock shall be authorized under the New Certificate of Incorporation of Reorganized TSC.  On the Effective Date, Reorganized TSC shall issue the New Common Stock to the holders of Preferred Series A TSC Interests and Preferred Series B TSC Interests in accordance with the terms of the Plan.

2.           Issuance of New TSC Notes

On the Effective Date, if applicable, Reorganized TSC shall issue the New TSC Notes, on such terms and conditions as set forth in the Plan Supplement.

3.           New Stockholders Agreement

The holders of the New Common Stock may elect to be parties to the New Stockholders Agreement; provided, however, that any and all of the Designated Holders and their respective affiliated and managed funds that receive any distribution of New Common Stock under the Plan shall be parties to the New Stockholders Agreement.

D.            Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan:  (1) the obligations of the TSC Debtors under the Bridge Loan Agreement and any certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the TSC Debtors giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of the TSC Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the TSC Debtors and the Reorganized TSC Debtors shall not have any continuing obligations thereunder and (2) the obligations of the TSC Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the TSC Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the TSC Debtors that are specifically reinstated or assumed pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such agreement that governs the rights of the holder of a Claim or Equity Interest shall continue in effect solely for purposes of (a) allowing holders of the Bridge Loan Claims to receive distributions under the Plan as provided herein, (b) allowing the Bridge Loan Agent to make distributions under the Plan as provided herein, and in accordance with any payment priorities established under the Bridge Loan Agreement and to deduct therefrom such compensation, reasonable fees and expenses due thereunder or incurred in making such distributions and to create a reserve for future fees and expenses the Bridge Loan Agent may incur after the Effective Date and (c) allowing the Bridge Loan Agent to seek compensation and/or reimbursement of reasonable fees and expenses in accordance with the terms of the Bridge Loan Agreement and this Plan; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized TSC Debtors, except to the extent set forth in or provided for under this Plan.  On and after the Effective Date, all duties and responsibilities of the Bridge Loan Agent under the Bridge Loan Agreement, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

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E.             Listing of the New Common Stock and Transfer Restrictions

On the Effective Date, the Reorganized TSC Debtors shall be private, nonreporting companies, and the New Common Stock shall not be registered or listed on any national securities exchange.  On the Effective Date, Reorganized TSC and each of the Designated Holders will enter into the Registration Rights Agreement.  Other than as provided in the Registration Rights Agreement, the Reorganized TSC Debtors shall not be obligated to list the New Common Stock on a national securities exchange.  The New Common Stock may be subject to certain transfer and other restrictions pursuant to, among other things, the New Stockholders Agreement and the New Certificate of Incorporation.

F.            Section 1145 Exemption

Pursuant to Bankruptcy Code section 1145, the offering, issuance and distribution of the New Common Stock and New TSC Notes contemplated by the Plan and all agreements incorporated herein shall be exempt from, among other things, the registration requirements of Securities Act section 5 and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities.  In addition, under Bankruptcy Code section 1145, the New Common Stock and New TSC Notes (to the extent the New TSC Notes are securities) contemplated by the Plan and any and all agreements incorporated therein will be freely tradable in the United States of America by the recipients thereof, subject to (1) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in Securities Act section 2(a)(11); (2) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of the New Common Stock and New TSC Notes; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in Article V.E hereof, the New Stockholders Agreement, the New Certificate of Incorporation, and the indenture governing the New TSC Notes as set forth in the Plan Supplement; and (4) applicable regulatory approval.

G.            Corporate Existence

Subject to any Restructuring Transaction and except as otherwise provided herein, in the New Corporate Governance Documents or elsewhere in the Plan Supplement, each TSC Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable TSC Debtor is incorporated or formed.  The New Corporate Governance Documents shall be substantially in the form filed with the Plan Supplement.

H.            New Certificate of Incorporation and New By-laws

On or immediately before the Effective Date, each of the Reorganized TSC Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.  Pursuant to Bankruptcy Code section 1123(a)(6), the New Certificates of Incorporation with respect to each Reorganized TSC Debtor that is a corporation will prohibit the issuance of nonvoting equity securities.  After the Effective Date, each of the Reorganized TSC Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation, their respective New Certificates of Incorporation and New By-Laws and, in the case of Reorganized TSC, the New Stockholders Agreement.

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I.             Reorganized TSC Debtors’ Boards of Directors

As of the Effective Date, the term of the current members of the board of directors of each of the TSC Debtors shall expire.  The New Board of Reorganized TSC, which shall consist of five members, shall be selected by the Designated Holders, in consultation with the TSC Debtors, provided that, if the Designated Holders fail to notify the TSC Debtors of the identity of such members before the date that is 10 calendar days before the Confirmation Hearing, the TSC Debtors may appoint such members, subject to the reasonable consent of each of the Designated Holders.  The identity and affiliations of the members of the New Board of Reorganized TSC and, if any such individual is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such individual, shall be disclosed prior to the end of the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court.  The members of the initial New Board of TSC shall also serve as members of the initial board of directors of the other Reorganized TSC Debtors.  Successor directors of each Reorganized TSC Debtors will be by appointment and/or elected in accordance with the applicable Reorganized TSC Debtor’s charter and by-laws or other organizational documents, and, in the case of Reorganized TSC, the New Stockholders Agreement.

J.             Officers of Reorganized TSC Debtors

As of the Effective Date, the term of the current officers of each of the TSC Debtors shall expire.  The initial Chief Executive Officer of Reorganized TSC shall be selected by the Designated Holders, in consultation with the TSC Debtors, provided that, if the Designated Holders fail to notify the TSC Debtors of the identity of such initial Chief Executive Officer before the date that is 5 calendar days before the Confirmation Hearing, the TSC Debtors may appoint such initial Chief Executive Officer, subject to the reasonable consent of each of the Designated Holders.  The initial Chief Executive Officer of Reorganized TSC shall also serve as the initial Chief Executive Officer of each other Reorganized TSC Debtors.  The other officers of each of the Reorganized TSC Debtors will be determined by the New Boards of each of the Reorganized TSC Debtors.  Such officers shall serve in accordance with applicable nonbankruptcy law.  The identity and affiliations of the officers of the Reorganized TSC Debtors and, if any such individual is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such individual, shall be disclosed prior to the end of the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court.

K.           Vesting of Assets in the Reorganized TSC Debtors

Except as otherwise provided in the Plan, the Plan Supplement or any agreement, instrument or other document incorporated therein, on the Effective Date, any and all property in each Estate and all Causes of Action (except those released pursuant to the releases by the TSC Debtors set forth in Article IX hereof) shall vest in each respective Reorganized TSC Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Exit Facility, if any).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized TSC Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Equity Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

L.            Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized TSC Debtors may enter into the Restructuring Transactions and may take all actions as may be necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized TSC Debtors.  The Restructuring Transactions, which shall be described in the Plan Supplement and shall be reasonably satisfactory to the Requisite Designated Holders, may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations.  The actions to effect the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.  In the event that a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity, and thereafter, the surviving Reorganized TSC Debtor shall assume and perform the obligations of each Reorganized TSC Debtor party to such merger under the Plan.  In the event a Reorganized TSC Debtor is liquidated, the Reorganized TSC Debtors (or the Reorganized TSC Debtor that owned the stock in such liquidating Reorganized TSC Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Reorganized TSC Debtor.  Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

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M.           Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized TSC Debtors, (2) the distribution of the New Common Stock as provided herein, (3) the execution and entry into the Exit Facility Agreement and Exit Facility Documents, if any and (4) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the TSC Debtors or the Reorganized TSC Debtors, and any corporate action required by the TSC Debtors or the Reorganized TSC Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the TSC Debtors or the Reorganized TSC Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the TSC Debtors or the Reorganized TSC Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized TSC Debtors, including the New TSC Notes, the New Common Stock, the Exit Facility Agreement and any and all agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article V.M shall be effective notwithstanding any requirements under nonbankruptcy law.

N.            Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized TSC Debtors and the managers, officers and members of the boards of directors thereof are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the Exit Facility Agreement, if any, the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized TSC Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

O.           General Settlement of Claims and Equity Interests

Subject to Article VII, all distributions made to holders of Allowed Claims and Equity Interests in any Class are intended to be and shall be final and indefeasible.

P.            Section 1146 Exemption from Certain Taxes and Fees

Pursuant to Bankruptcy Code section 1146(a), no issuance, transfer or exchange of any security, transfer of any property, or making, delivery, filing or recording of any instrument of transfer, in each case in contemplation of, in connection with or pursuant to the Plan (including, for this purpose, in connection with the New Corporate Governance Documents, the Exit Facility Agreement, if any, and the other documents relating to the transactions described in this Article V) shall be subject to any recording tax, stamp tax, transfer tax or other similar tax or governmental assessment in the United States or Canada, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, Lien or other security interest, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by Article V.L hereof or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including:  (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

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Q.           D&O Liability Insurance Policies and Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and Indemnification Provisions belonging or owed to directors, officers and employees of the TSC Debtors (or the estates of any of the foregoing) who served or were employed by the TSC Debtors as of or after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty or intentional tort, shall be deemed to be, and shall be treated as though they are, Executory Contracts and the TSC Debtors shall assume (and assign to the Reorganized TSC Debtors if necessary to continue such D&O Liability Insurance Policies in full force) all of such D&O Liability Insurance Policies and Indemnification Provisions pursuant to Bankruptcy Code section 365(a).  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the TSC Debtors’ foregoing assumption of each such D&O Liability Insurance Policy and Indemnification Provision.  On or before the Effective Date, the Reorganized TSC Debtors shall obtain tail coverage in their reasonable discretion under a directors’ and officers’ liability insurance policy for the current directors, officers and managers for a period of five years and placed with such insurers in the reasonable discretion of the TSC Debtors, provided, however, that the aggregate amount of all expenses (including, without limitation, the premium) to be paid by TSC with respect to such tail coverage shall not exceed $60,000.

In addition, on the Effective Date, the New Corporate Governance Documents of the Reorganized TSC Debtors shall contain provisions that (i) eliminate the personal liability of the TSC Debtors’ and the Reorganized TSC Debtors’ then-present and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized TSC Debtor is organized and (ii) require such Reorganized TSC Debtor, subject to appropriate procedures, to indemnify the TSC Debtors’ and the Reorganized TSC Debtors’ directors, officers and other key employees (as such key employees are identified by the New Board) serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized TSC Debtor is organized.

Notwithstanding anything to the contrary, as of the Effective Date, all Indemnification Provisions belonging or owed to directors, officers and employees of the TSC Debtors who served or were employed by the TSC Debtors prior to, but not after, the Petition Date shall be deemed to be, and shall be treated as though they are, Executory Contracts that are rejected pursuant to Bankruptcy Code section 365 under the Plan.

R.            Preservation of Rights and Causes of Action

In accordance with Bankruptcy Code section 1123(b), and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the releases by the TSC Debtors provided by Article IX.A hereof), the Reorganized TSC Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, including Causes of Action under chapter 5 of the Bankruptcy Code, whether arising before or after the Petition Date, and the Reorganized TSC Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Disclosure Statement, the Plan Supplement or the Schedule of Retained Causes of Action to any Cause of Action against them as any indication that the TSC Debtors or Reorganized TSC Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Unless any Causes of Action against any Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such retained Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

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S.             Payment of Fees and Expenses of Bridge Loan Agent

On the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date service under the Plan) or as soon as reasonably practicable thereafter, the TSC Debtors or Reorganized TSC Debtors shall pay in Cash all reasonable and documented unpaid fees and expenses of the Bridge Loan Agent, the holders of the Bridge Loan Claims and their respective advisors, including counsel.  The TSC Debtors or Reorganized TSC Debtors may dispute any portion of such fees and expenses, in which case, (a) the TSC Debtors or Reorganized TSC Debtors shall pay the portion of such fees and expenses that is not specifically disputed and (b) in the absence of a consensual resolution, the Bridge Loan Agent or the Reorganized TSC Debtors shall submit the dispute to the Bankruptcy Court for adjudication.  For the avoidance of doubt, nothing herein affects the Bridge Loan Agent’s right to exercise its charging lien against distributions to holders of the Bridge Loan Claims.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.            Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the TSC Debtors’ Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date, unless such Executory Contract or Unexpired Lease:  (1) was assumed or rejected previously by the TSC Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to assume filed on or before, and pending on, the Effective Date; or (4) is identified on the Assumed Executory Contract and Unexpired Lease List.  Each of the TSC Debtors’ Executory Contracts and Unexpired Leases that has been, or, pursuant to the terms of this Article VI.A, shall be, rejected shall be identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to Bankruptcy Code sections 365(a) and 1123.  The Confirmation Order shall constitute an order of the Bankruptcy Court, (i) approving the assumption and assignment or rejection, as the case may be, of Executory Contracts and Unexpired Leases, as described above, pursuant to Bankruptcy Code sections 365(a) and 1123(b)(2), (ii) providing that the Reorganized TSC Debtors had properly provided for the cure of any defaults that might have existed, (iii) providing that each assumption and assignment was in the best interest of the Reorganized TSC Debtors, their Estates and all parties in interest in the Chapter 11 Cases and (iv) providing that the requirements for assumption and assignment of any Executory Contract or Unexpired Lease to be assumed had been satisfied.  Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized TSC Debtor in accordance with its terms, except as such terms may have been modified by such order.  Notwithstanding anything to the contrary in the Plan, the TSC Debtors or the Reorganized TSC Debtors, as applicable, reserve the right to alter, amend, modify or supplement the Rejected Executory Contract and Unexpired Lease List and the Assumed Executory Contract and Unexpired Lease List at any time before the Effective Date; provided that, to the extent that, as of the Effective Date, there is any pending dispute between one or more of the TSC Debtors and a counterparty to an Executory Contract or Unexpired Lease regarding such counterparty’s Cure Claim, the TSC Debtors and Reorganized TSC Debtors shall reserve the right to remove the applicable Executory Contract or Unexpired Lease from the Assumed Executory Contract and Unexpired Lease List and add it to the Rejected Executory Contract and Unexpired Lease List following the resolution of such dispute, in which event such Executory Contract or Unexpired Lease shall be deemed rejected, and such counterparty shall have any and all rights with respect thereto.  After the Effective Date, the Reorganized TSC Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

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B.            Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized TSC Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the Executory Contract or Unexpired Lease to be assumed or (3) any other matter pertaining to assumption, the payment of Cure Claims required by Bankruptcy Code section 365(b)(1) shall be made no later than ten business days following the entry of a Final Order or orders resolving the dispute and approving the assumption.  At least ten days before the Confirmation Hearing, the TSC Debtors shall distribute, or cause to be distributed, notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties, which notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Claim amount must be filed, served and actually received by the TSC Debtors at least three days before the Confirmation Hearing.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Claim amount will be deemed to have assented to such assumption or Cure Claim amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.  Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C.            Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be filed with the Bankruptcy Court on or prior to the later of (i) 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection and (ii) 45 days after the date that an Executory Contract or Unexpired Lease is removed from the Assumed Executory Contract and Unexpired Lease List and added to the Rejected Executory Contract and Unexpired Lease List after the Effective Date following the resolution of a pending dispute between one or more of the TSC Debtors and a counterparty to an Executory Contract or Unexpired Lease regarding such counterparty’s Cure Claim.  Unless otherwise ordered by the Bankruptcy Court or otherwise provided herein, any Claims arising from the rejection of Executory Contracts and Unexpired Leases not filed with the Bankruptcy Court within such time will be automatically Disallowed, forever barred from assertion and shall not be enforceable against the TSC Debtors or the Reorganized TSC Debtors, the Estates or their property without the need for any objection by the Reorganized TSC Debtors or further notice to, or action, order or approval of the Bankruptcy Court.  All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX hereof.  All Allowed Claims arising from the rejection of the TSC Debtors’ Executory Contracts and Unexpired Leases shall be classified as Class 4 Unsecured Claims or Class 5 Convenience Claims, as applicable, against the applicable TSC Debtor and shall be treated in accordance with Article III of the Plan.  The deadline to object to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, shall be the later of (a) 180 days following the date on which such Claim was filed and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

D.            Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the TSC Debtors (in consultation with the Designated Holders) shall assume (and assign to the Reorganized TSC Debtors if necessary to continue the Insurance Policies in full force) each of the Insurance Policies appearing on the Assumed Executory Contract and Unexpired Lease List pursuant to Bankruptcy Code section 365(a).  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the TSC Debtors’ foregoing assumption of each such Insurance Policy.

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E.            Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that, in any manner, affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to Executory Contracts and Unexpired Leases that have been executed by the TSC Debtors during the Chapter 11 Cases shall not be deemed (unless otherwise agreed by the contract counterparty and the TSC Debtors and approved by the Bankruptcy Court) to alter the pre-petition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

F.            Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed Executory Contract and Unexpired Lease List or the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the TSC Debtors that any such contract or lease is, in fact, an Executory Contract or Unexpired Lease or that any Reorganized TSC Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the TSC Debtors or Reorganized TSC Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.            Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any TSC Debtor, including any Executory Contracts and Unexpired Leases assumed by such TSC Debtor, will be performed by the TSC Debtor or Reorganized TSC Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order, unless the parties thereto agree to any modifications, amendments, supplements or restatements thereto.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.            Record Date for Distributions

As of the entry of the Confirmation Order, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the TSC Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Equity Interests.  The TSC Debtors shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after the Distribution Record Date.

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B.            Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Initial Distribution Date (or if a Claim is not an Allowed Claim prior to the Initial Distribution Date, on the first Distribution Date following the date on which such Claim becomes an Allowed Claim), each holder of an Allowed Claim or Equity Interest against the TSC Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Equity Interests in the applicable Class and in the manner provided herein; provided that each holder of an Allowed Unsecured Claim shall receive New TSC Notes in an amount equal to the amount of New TSC Notes to which such holder would be entitled if all Disputed Unsecured Claims on such Distribution Date were Allowed Claims, with the amount of each such Claim to be determined, for the purposes of making a distribution to the holder of such Allowed Unsecured Claim, to be the Distribution Date Amount with respect to such Claim; provided further that, on each Distribution Date following the first Distribution Date on which such holder receives a distribution, each holder of an Allowed Unsecured Claim shall receive New TSC Notes in an amount equal to (x) the amount of New TSC Notes that such holder would have received under the immediately preceding proviso if such Claim had become an Allowed Claim immediately prior to such Distribution Date minus (y) the aggregate amount of New TSC Notes previously received by such holder.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof.  Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

C.            Fractional Distributions

No fractions of New Common Stock shall be distributed.  Cash shall not be distributed under the Plan in denominations of less than one cent ($0.01).  For purposes of distribution, fractions of New Common Stock shall be rounded down to the nearest whole number, and no Cash payments shall be made in connection with such rounding.  The Disbursing Agent shall have no obligation to make any distribution of Cash that is less than $10.00.

D.           Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized TSC Debtors as Disbursing Agent or such other Entity designated by the Reorganized TSC Debtors as a Disbursing Agent on the Effective Date.  If the Disbursing Agent is not one of the Reorganized TSC Debtors, such Entity shall obtain a bond or surety for the performance of its duties, and all costs and expenses of procuring any such bond or surety shall be borne by the TSC Debtors or Reorganized TSC Debtors; provided, however, that the Bridge Loan Agent shall not be required to obtain such a bond or surety.

E.            Rights and Powers of Disbursing Agent

1.           Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.           Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent in carrying out its obligations under this Article VII of the Plan on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorneys’ fees and expenses) made by the Disbursing Agent related thereto shall be paid in Cash by the Reorganized TSC Debtors in their reasonable discretion.

F.            Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the TSC Debtors (in consultation with the Designated Holders) or the Reorganized TSC Debtors, in each case in their sole discretion, and the holder of a Disputed Claim, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

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G.            Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.           Delivery of Distributions in General

Except as otherwise provided in the Plan and subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims and Equity Interests shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proofs of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the TSC Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address; or (d) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf.  Distributions under the Plan on account of Allowed Claims and Equity Interests shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim or Equity Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.  None of the TSC Debtors, the Reorganized TSC Debtors or the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan, except for gross negligence, willful misconduct or fraud.

Except as otherwise provided in the Plan, all distributions to holders of Bridge Loan Claims shall be governed by the Bridge Loan Agreement and shall be deemed completed when made to the Bridge Loan Agent, who shall, in turn, make distributions in accordance with the Bridge Loan Agreement.

2.           Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under Bankruptcy Code section 347(b) and forfeited at the expiration of six months from the applicable Distribution Date.  After such date, all “unclaimed property” or interests in property shall revert to the Reorganized TSC Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property or Equity Interest in property shall be discharged and forever barred.

H.           Hart-Scott-Rodino Compliance

Any shares of New Common Stock to be distributed under the Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to meet any similar requirements under applicable non-U.S. law, shall not be distributed until the notification and waiting periods applicable under such law to such entity shall have expired or been terminated.

I.            Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent and the Reorganized TSC Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

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J.             Setoffs

The TSC Debtors and the Reorganized TSC Debtors may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the TSC Debtors or the Reorganized TSC Debtors may hold against the holder of any such Allowed Claim.  In the event that any such claims, equity interests, rights and Causes of Action of any nature that the TSC Debtors or the Reorganized TSC Debtors may hold against the holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the TSC Debtors may, pursuant to Bankruptcy Code section 553 or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the TSC Debtors or the Reorganized TSC Debtors may hold against the holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the TSC Debtors or the Reorganized TSC Debtors of any such claims, equity interests, rights and Causes of Action that the TSC Debtors or the Reorganized TSC Debtors may possess against any such holder, except as specifically provided herein.

K.           Claims Paid or Payable by Third Parties

1.           Claims or Equity Interests Paid by Third Parties

The TSC Debtors or the Reorganized TSC Debtors, as applicable, shall reduce in part or in full a Claim or Equity Interest to the extent that the holder of such Claim or Equity Interest receives payment in part or in full on account of such Claim or Equity Interest from a party that is not a TSC Debtor or Reorganized TSC Debtor.  To the extent a holder of a Claim or Equity Interest receives a distribution on account of such Claim or Equity Interest and receives payment from a party that is not a TSC Debtor or a Reorganized TSC Debtor on account of such Claim or Equity Interest, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized TSC Debtor, to the extent the holder’s total recovery on account of such Claim or Equity Interest from the third party and under the Plan exceeds the amount of such Claim or Equity Interest as of the date of any such distribution under the Plan.  The failure of such holder to timely repay or return such distribution shall result in such holder owing the applicable Reorganized TSC Debtor annualized interest at the rate of 5.00% on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.           Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to any of the TSC Debtors’ Insurance Policies until the holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policies.  To the extent that one or more of the TSC Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.           Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the TSC Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

L.            Post-petition Interest

Unless expressly provided in the Plan, the Confirmation Order, the DIP Financing Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan or required by the Bankruptcy Code (including without limitation Bankruptcy Code sections 506(b) and 1129(b)), post-petition interest shall not accrue on or after the Petition Date on account of any Claim.

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M.           Section 506(c) Reservation

The TSC Debtors and the Reorganized TSC Debtors reserve all rights under Bankruptcy Code section 506(c) with respect to any and all Secured Claims, except to the extent waived pursuant to the DIP Financing Order.

N.            Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each TSC Debtor obligated with respect to such Claim and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated TSC Debtor based upon the full amount of the Allowed Claim.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.           Prosecution of Objections to Claims

The TSC Debtors (in consultation with the Designated Holders) or the Reorganized TSC Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw or litigate to judgment any objections to Claims as permitted under the Plan; provided, however, that the filing, settlement, compromise, withdrawal or litigation to judgment of any objections to Claims after the Confirmation Date but before the Effective Date shall require the consent of the Requisite Designated Holders; provided, further, however, that if the Designated Holders (or any one Designated Holder) are providing at least 75% of the Exit Facility, the consent of the Designated Holders that are providing such portion of the Exit Facility shall also be required.  From and after the Effective Date, the Reorganized TSC Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The TSC Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.           Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized TSC Debtors after the Effective Date will have and retain any and all rights and defenses held by the TSC Debtors with respect to any Claim as of the Petition Date.  All Claims of any Entity against any TSC Debtor shall be Disallowed unless and until such Entity pays, in full, the amount it owes each such TSC Debtor.

C.           Claims Reserve

On the Effective Date (or as soon thereafter as is reasonably practicable), the Reorganized TSC Debtors shall deposit in the Claims Reserve New TSC Notes in an amount equal to the Aggregate Effective Date Amount.

D.           Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled in accordance with Article VII of the Plan, with interest from the Effective Date only to be paid on account of such Claim (unless otherwise specified by the Plan).  For the avoidance of doubt, holders of Allowed Claims will receive the same treatment regardless of whether such Claims are Allowed as of the Effective Date or at some time after the Effective Date.

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E.            Distribution of Excess Amounts in the Disputed Claims Reserve

Any New TSC Notes held in the Claims Reserve after all Disputed Unsecured Claims have become Allowed Claims or been Disallowed shall be cancelled and the accrued interest thereon shall be remitted to the Reorganized TSC Debtors for their own account.

F.            Property Held in the Disputed Claims Reserve

To the extent the New TSC Notes are distributed to holders of Allowed Unsecured Claims, each holder of (i) a Disputed Unsecured Claim that ultimately becomes an Allowed Unsecured Claim and (ii) with respect to amounts in addition to the distribution made on the Initial Distribution Date, any other Allowed Unsecured Claim will have recourse only to the undistributed New TSC Notes held in the Claims Reserve for satisfaction of the distributions to which holders of Allowed Unsecured Claims are entitled under the Plan.  No holder of any Unsecured Claim shall have recourse against any Reorganized TSC Debtor, their property or any assets previously distributed on account of any such Unsecured Claim.

G.            Estimation of Claims

The TSC Debtors (before the Effective Date) or Reorganized TSC Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to Bankruptcy Code section 502(c) regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time including, without limitation, during litigation concerning any objection to any Claim and during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Entity, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the TSC Debtors (before the Effective Date) or the Reorganized TSC Debtors (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.  All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

H.            Deadline to File Objections to Claims

Unless otherwise ordered by the Bankruptcy Court, any objections to Claims shall be filed on or before the date that is the later of (a) 180 days after the Effective Date and (b) the last day of such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.           Releases by the TSC Debtors

Pursuant to Bankruptcy Code section 1123(b), and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the contributions of the Released Parties to facilitate the expeditious reorganization of the TSC Debtors and the implementation of the restructuring contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, each Released Party, solely in its capacity as a Released Party, is deemed released and discharged by the TSC Debtors, the Reorganized TSC Debtors, the Estates and their Affiliates from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the TSC Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereinafter arising, in law, equity or otherwise, that the TSC Debtors, the Reorganized TSC Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Entity, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the TSC Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, or related agreements, instruments or other documents, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes gross negligence, fraud or willful misconduct.

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B.            Releases by Holders of Claims and Equity Interests

As of the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date,4 for good and valuable consideration, including the contributions of the Released Parties to facilitate the expeditious reorganization of the TSC Debtors and the implementation of the restructuring contemplated by the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, each holder of a Claim or an Equity Interest who does not opt out of the release provisions in the Plan on their ballot shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the TSC Debtors, the Reorganized TSC Debtors and the Released Parties from any and all Claims, Equity Interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a TSC Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the TSC Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement or related agreements, instruments or other documents, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes gross negligence, fraud or willful misconduct; provided, that nothing herein shall be deemed a waiver or release of a Releasing Party’s right to receive a distribution pursuant to the terms of this Plan.

For the avoidance of doubt, if a party who is entitled to vote to accept or reject the Plan fails to return its ballot, such party shall be deemed not to have opted out of the release provisions in the Plan.  Any party who is not entitled to vote to accept or reject the Plan shall be deemed to have opted out of the release provisions in this Plan.

C.            Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except any such claim arising out of or relating to any act or omission of an Exculpated Party that constitutes gross negligence, fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The TSC Debtors and the Reorganized TSC Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Common Stock pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

4	The failure by the Bankruptcy Court to approve these releases shall not render the Plan unconfirmable or otherwise affect the distributions to be made pursuant thereto.

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Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall (1) release any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires act as determined by a Final Order or (2) limit the liability of the professionals of the Exculpated Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009) or other applicable rules of professional conduct.

D.            Discharge of Claims and Termination of Equity Interests

Pursuant to Bankruptcy Code section 1141(d), and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Equity Interests and causes of action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the TSC Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and causes of action that arose before the Effective Date, liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the TSC Debtors before the Effective Date and arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date and all debts of the kind specified in Bankruptcy Code section 502(g), 502(h) or 502(i), in each case whether or not:  (1) a Proof of Claim or Equity Interest based upon such Claim, debt, right or Equity Interest is filed or deemed filed pursuant to Bankruptcy Code section 501; (2) a Claim or Equity Interest based upon such Claim, debt, right or Equity Interest becomes an Allowed Claim or Equity Interest pursuant to Bankruptcy Code section 502; or (3) the holder of such Claim or Equity Interest has accepted the Plan.  Except as otherwise provided herein, any default by the TSC Debtors or their Affiliates with respect to any Claim or Equity Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

E.            Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN Article IX HEREOF, THE TSC DEBTORS, THE REORGANIZED TSC DEBTORS, THE ESTATES, THEIR RESPECTIVE AFFILIATES AND THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO Article IX HEREOF.

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EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE TSC DEBTORS THAT HAVE BEEN RELEASED PURSUANT TO Article IX.A OR Article IX.B, DISCHARGED PURSUANT TO Article IX.D OR ARE SUBJECT TO EXCULPATION PURSUANT TO Article IX.C ARE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTEGRATED AFTER THE EFFECTIVE DATE, FROM:  (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY RELEASED PARTY OR EXCULPATED PARTY ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST ANY RELEASED PARTY OR EXCULPATED PARTY OR AGAINST THE PROPERTY OR EQUITY INTERESTS IN PROPERTY OF SUCH RELEASED PARTY OR EXCULPATED PARTY; (4) ASSERTING ANY RIGHT OF SETOFF, RECOUPMENT OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY RELEASED PARTY OR EXCULPATED PARTY OR AGAINST THE PROPERTY OR EQUITY INTERESTS IN PROPERTY OF SUCH RELEASED PARTY OR EXCULPATED PARTY ON ACCOUNT OF SUCH CLAIMS OR EQUITY INTERESTS; AND (5) COMMENCING OR CONTINUING IN ANY MANNER, IN ANY PLACE ANY JUDICIAL, ARBITRATION OR ADMINISTRATIVE PROCEEDING IN ANY FORUM THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE TSC DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES.  ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE TSC DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED AND THE EQUITY INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE TSC DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED AND ALL EQUITY INTERESTS SHALL BE CANCELLED AND THE TSC DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER BANKRUPTCY CODE SECTION 502(G).

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE TSC DEBTORS, THE TSC DEBTORS’ ESTATES, THE REORGANIZED TSC DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

F.            Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to Bankruptcy Code section 105 or 362 or any order of the Bankruptcy Court and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G.            Injunction Against Interference with Plan

To the fullest extent permitted by applicable law, upon the entry of the Confirmation Order, all of the Releasing Parties shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

H.            Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Article IX.A and Article IX.B of this Plan.

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I.             Protection Against Discriminatory Treatment

Consistent with Bankruptcy Code section 525 and the Supremacy Clause of the U.S. Constitution, all Entities, including governmental units (as defined in Bankruptcy Code section 101(27)), shall not discriminate against the Reorganized TSC Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized TSC Debtors or another Entity with which such Reorganized TSC Debtors have been associated, solely because one of the TSC Debtors has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the TSC Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.             Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized TSC Debtor and its successors and assigns.  For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

K.            Releases Applicable to United States Government

Notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (1) any liability of the TSC Debtors or Reorganized TSC Debtors to the United States, its agencies, departments, or agents (collectively, the “U.S. Government”) arising on or after the Effective Date; (2) any liability to the U.S. Government that is not a “claim” within the meaning of Bankruptcy Code section 101(5); (3) any valid right of recoupment of the U.S. Government against any of the TSC Debtors; or (4) any liability of the TSC Debtors or Reorganized TSC Debtors arising after the Effective Date under environmental law to any governmental unit as the owner or operator of property that such entity owns or operates after the Effective Date.  Moreover, nothing in the Confirmation Order or the Plan shall release or exculpate any non-TSC Debtor, including any Released Party and/or Exculpated Party, from any liability to the U.S. Government, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against any Released Party and/or Exculpated Party, nor shall anything in this Confirmation Order or the Plan enjoin the U.S. Government from bringing any claim, suit, action or other proceeding against any non-TSC Debtor, including any Released Party and/or Exculpated Party, for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the TSC Debtors or Reorganized TSC Debtors under Bankruptcy Code sections 524 and 1141.

As to the United States, nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge or injunction to which the TSC Debtors or Reorganized TSC Debtors are entitled under the Bankruptcy Code.  The discharge and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Effective Date, pursuing any police or regulatory action.

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ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.           Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1.           The Bankruptcy Court shall have entered a Final Order, in form and substance acceptable to the TSC Debtors, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of Bankruptcy Code section 1125; provided, however, that the order approving the Disclosure Statement will be deemed to be a Final Order even if an appeal has been or may be taken, or a petition for certiorari has been or may be filed, and not been resolved so long as the Confirmation Order has not been reversed, stayed, modified or amended.

2.           All provisions, terms and conditions hereof shall have been approved in the Confirmation Order, which shall be reasonably satisfactory in form and substance to the Requisite Designated Holders.

B.            Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1.           The Confirmation Order, which shall include a finding by the Bankruptcy Court that the New Common Stock and New TSC Notes (to the extent the New TSC Notes are securities) to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to Bankruptcy Code section 1145 and otherwise reasonably satisfactory in form and substance to the Requisite Designated Holders and the TSC Debtors, shall be a Final Order; provided that the Confirmation Order will be deemed to be a Final Order even if an appeal has been or may be taken, or a petition for certiorari has been or may be filed, and not been resolved so long as the Confirmation Order has not been reversed, stayed, modified or amended.

2.           Any amendments or modifications to the Plan made after entry of the Confirmation Order shall be reasonably satisfactory in form and substance to the TSC Debtors and each of the Designated Holders.

3.           All of the schedules, documents, supplements and exhibits to the Plan, including the Plan Supplement, shall have been filed in form and substance acceptable to the TSC Debtors.

4.           The TSC Debtors shall have executed and delivered appropriate definitive documentation regarding the restructuring, each in a form that is satisfactory to the TSC Debtors.

5.           All actions, certificates and agreements necessary to implement this Plan, which shall be reasonably satisfactory to the TSC Debtors and, to the extent that the Plan grants a right to consent to any such action, certificate or agreement to any other party, such other party, including, without limitation, the New By-Laws, the New Certificate of Incorporation and the Registration Rights Agreement, shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

6.           The Exit Facility Agreement, if any, shall have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

7.           The TSC Debtors shall have arranged and paid for tail coverage as set forth herein and such tail coverage shall be in full force and effect.

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8.           The FCC Approval shall have been obtained.

9.           All material governmental, regulatory and third party licenses, approvals, waivers and/or consents in connection with the restructuring contemplated herein shall have been obtained and shall remain in full force and effect and there shall exist no claim, action, suit, investigation, litigation or proceedings, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the transactions contemplated herein.

C.            Waiver of Conditions

The conditions to Confirmation of the Plan and the conditions to the occurrence of the Effective Date set forth in Article X.B.1, Article X.B.2, Article X.B.5, Article X.B.7, Article X.B.8 and Article X.B.9 may, in each case, be waived at any time only by both of (a) the TSC Debtors and (b) each of the Designated Holders without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.  The condition to the occurrence of the Effective Date set forth in Article X.B.6 may be waived at any time only by both of (a) the TSC Debtors and (b) the Requisite Designated Holders without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.  The ability to waive the condition to the occurrence of the Effective Date set forth in Article X.B.3 shall be consistent with the consent rights corresponding to each applicable Plan and Plan Supplement document.  For the avoidance of doubt, entry of the Confirmation Order may not be waived.

D.            Effect of Failure of Conditions

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by or Claims against the TSC Debtors; (2) prejudice in any manner the rights of the TSC Debtors, any holders of Claims or Equity Interests or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the TSC Debtors, any holders of Claims or Equity Interests or any other Entity in any respect.

ARTICLE XI.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.           Modification and Amendments

Except as otherwise specifically provided herein, the TSC Debtors reserve the right, in consultation with the Designated Holders, to modify the Plan as to material or immaterial terms prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate and consistent with the Bankruptcy Code, not re-solicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the TSC Debtors, with the consent of each of the Designated Holders for material modifications, expressly reserve their rights to alter, amend or modify materially or immaterially the Plan with respect to any or all TSC Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.  For the avoidance of doubt, non-material modifications may be made by the TSC Debtors in consultation with the Designated Holders.

In addition, prior to the Effective Date, the TSC Debtors (in consultation with the Designated Holders) may make appropriate technical adjustments and modifications to the Plan, without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of any holder of Claims or Equity Interests.

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B.            Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to Bankruptcy Code section 1127(a) and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.            Revocation or Withdrawal of the Plan

The TSC Debtors (in consultation with the Designated Holders) reserve the right to revoke or withdraw the Plan before the Effective Date.  If the TSC Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (1) the Plan shall be null and void in all respects, (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be deemed null and void and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Equity Interests or Claims by any TSC Debtor against any other Entity, (b) prejudice in any manner the rights of such TSC Debtor or any other Entity or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such TSC Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to, the Chapter 11 Cases and the Plan including jurisdiction to:

1.           allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or Unsecured status or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount or allowance of Claims;

2.           decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.           resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a TSC Debtor is party or with respect to which a TSC Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to Bankruptcy Code section 365 or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized TSC Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, the Assumed Executory Contract and Unexpired Lease List and/or the Rejected Executory Contract and Unexpired Lease List; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.           ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.           adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a TSC Debtor that may be pending on the Effective Date;

6.           adjudicate, decide or resolve any and all matters related to any Cause of Action;

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7.           adjudicate, decide or resolve any and all matters related to Bankruptcy Code section 1141;

8.           enter and enforce any order for the sale of property pursuant to Bankruptcy Code section 363, 1123 or 1146(a);

9.           resolve any avoidance or recovery actions under Bankruptcy Code sections 105, 502(d), 542 through 551 and 553;

10.           resolve any cases, claims, controversies, suits, disputes or causes of action that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.           resolve any cases, controversies, suits, disputes or causes of action that may arise in connection with or under the DIP Loan Agreement;

12.           issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

13.           resolve any cases, controversies, suits, disputes or causes of action that may arise in connection with or under the Bridge Loan Agreement;

14.           resolve any cases, controversies, suits, disputes or causes of action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

15.           enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

16.           determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

17.           adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.           consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.           determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to Bankruptcy Code section 507, including requests by Professionals for payment of Accrued Professional Compensation;

20.           hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

21.           hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

22.           hear and determine all disputes involving the existence, nature or scope of the TSC Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

23.           enforce all orders previously entered by the Bankruptcy Court;

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24.           hear any other matter not inconsistent with the Bankruptcy Code or related statutory provisions setting forth the jurisdiction of the Bankruptcy Court; and

25.           enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.            Immediate Binding Effect

Subject to the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the TSC Debtors, the Reorganized TSC Debtors and any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests have accepted or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-TSC Debtor parties to Executory Contracts and Unexpired Leases with the TSC Debtors.

B.            Additional Documents

On or before the Effective Date, the TSC Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The TSC Debtors or Reorganized TSC Debtors, as applicable, and all holders of Claims and Equity Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.            Payment of Fees and Expenses of Each DIP Lender

The TSC Debtors shall promptly pay in full in Cash all reasonable and documented fees and expenses of the Designated Holders and the DIP Lenders (1) that are payable in accordance with the DIP Financing Order, the Plan or a Final Order of the Bankruptcy Court entered in these Chapter 11 Cases or (2) that are incurred in connection with distributions under the Plan and in accordance with the terms hereof.

D.            Dissolution of Statutory Committees, If Any

On the Effective Date, any duly appointed statutory committee shall dissolve and members thereof shall be released and discharged from all rights, duties, responsibilities and obligations from or related to the Chapter 11 Cases.  In addition, the retention and employment of the Creditors’ Committee’s and any other statutory committee’s attorneys, accountants and other agents shall terminate on the Effective Date.

E.             Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

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F.             Service of Documents

After the Effective Date, any pleading, notice or other document required by the Plan to be served on or delivered to the TSC Debtors or the Reorganized TSC Debtors shall be served on:

TerreStar Corporation
12010 Sunset Hills Road, 6th Flr.
Reston, Virginia 20190
Attn: Doug Brandon, General Counsel

with copies to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn:       Ira Dizengoff
Arik Preis

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn:       Sarah Link Schultz

After the Effective Date, the TSC Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the TSC Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

G.            Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.            Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the TSC Debtors’ consent; and (3) nonseverable and mutually dependent.

I.             Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the TSC Debtors’ counsel, by contacting Sarah J. Woodell, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, (214) 969-4278, email: swoodell@akingump.com, at the Bankruptcy Court’s website at www.ecf.nysb.uscourts.gov or at the website of the Notice and Claims Agent, at www.TerreStarCorpRestructuring.com.  To the extent any exhibit or document included in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, such exhibit or document shall control.

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J.             Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the TSC Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to Bankruptcy Code section 1125(e), the TSC Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of the New Common Stock offered and sold under the Plan and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the issuance of the New Common Stock offered under the Plan.

K.            Closing of Chapter 11 Cases

The Reorganized TSC Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

L.            Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; and provided further, however, that to the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

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Dated: January 12, 2012
Respectfully submitted,

TerreStar Corporation (for itself and on behalf of each of the TSC Debtors)

	By:	/s/ Douglas Brandon
Name: Douglas Brandon
Title: General Counsel & Secretary

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Exhibit B

Amended Disclosure Statement Order

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

ORDER (A) APPROVING THE DISCLOSURE STATEMENT FOR
THE JOINT CHAPTER 11 PLAN OF THE TSC DEBTORS AND
(B) ESTABLISHING SOLICITATION AND VOTING PROCEDURES WITH
RESPECT TO THE JOINT CHAPTER 11 PLAN OF THE TSC DEBTORS

Upon the motion (the “Motion”) of the TSC Debtors for entry of an order pursuant to Bankruptcy Code2 sections 1123, 1124, 1125, 1126 and 1128, Bankruptcy Rules 2002, 3003, 3016, 3017, 3018 and 3020 and Local Rule 3020-1, approving (a) the Disclosure Statement and (b) certain procedures to govern the solicitation and tabulation of votes to accept or reject the Plan; and it appearing that the relief requested in the Motion is in the best interests of the TSC Debtors, their estates, their creditors and other parties in interest; and this Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409; and the TSC Debtors having given the U.S. Trustee, all creditors and all other parties in interest that filed requests for notices in these cases at least 28 days’ notice by mail of the deadline for filing objections to the Motion and the Disclosure Statement Hearing; and this Court having found that such notice of the Motion was appropriate under the particular circumstances; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at the hearing; and this Court having held the Disclosure Statement Hearing on January 10, 2012; and upon the record of the Disclosure Statement Hearing and all of the proceedings had before this Court; and any objections to the Disclosure Statement having been withdrawn, overruled by the Court or rendered moot by reason of modifications made to the Disclosure Statement and/or Plan; and this Court having determined that the legal and factual bases set forth in the Motion and at the Disclosure Statement Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefore, it is hereby ORDERED that:

1 The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal taxpayer-identification number, are: (a) TerreStar Corporation [6127] (“TSC”) and TerreStar Holdings Inc. [0778] (collectively, the “February Debtors”) and (b) TerreStar New York Inc. [6394]; Motient Communications Inc. [3833]; Motient Holdings Inc. [6634]; Motient License Inc. [2431]; Motient Services Inc. [5106]; Motient Ventures Holding Inc. [6191]; and MVH Holdings Inc. [9756] (collectively, the “Other TSC Debtors” and together with the February Debtors, the “TSC Debtors”).
2 Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Motion.

1.           The Motion is granted to the extent set forth herein.

A.	Approval of the Disclosure Statement

2.           The Disclosure Statement is hereby approved in all respects pursuant to Bankruptcy Code section 1125 as providing holders of Claims and Equity Interests entitled to vote on the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with Bankruptcy Code section 1125.
3.           The Disclosure Statement (including all applicable exhibits thereto) provides holders of Claims, holders of Equity Interests and other parties in interest with sufficient notice of the injunction, exculpation and release provisions contained in Article IX of the Plan, in satisfaction of the requirements of Bankruptcy Rule 3016(c).
4.           The Disclosure Statement Hearing Notice and subsequent notices adjourning the Disclosure Statement Hearing are attached hereto as Exhibit 1, which were filed and served in accordance herewith, and constitute adequate and sufficient notice of the hearing to consider approval of the Disclosure Statement and satisfy the requirements of the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

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B.	Approval of the Materials and Timeline for Soliciting Votes

(i)	Approval of the Solicitation Packages and Non-voting Status Notices

5.            The TSC Debtors shall send solicitation packages to provide holders of Claims and Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, 4i, 6, 8a and 8b (collectively, the “Voting Classes”).
6.            In addition to the Disclosure Statement and exhibits thereto, including the Plan, the Solicitation Packages to be transmitted on or before the Solicitation Deadline to those holders of Claims and Equity Interests in the Voting Classes as of the Voting Record Date shall include the following, the form of each of which is hereby approved:

(a)	the Cover Letter, substantially in the form attached hereto as Exhibit 2 and incorporated by reference herein;

(b)	the Confirmation Hearing Notice, substantially in the form attached hereto as Exhibit 6 and incorporated by reference herein;

(c)
the Ballots, the Preferred Stock Ballots and the Master Preferred Stock Ballots (including a postage prepaid envelope), substantially in the forms attached hereto as Exhibit 3a, Exhibit 3b and Exhibit 3c, respectively, and incorporated by reference herein; and

(d)	the Disclosure Statement Order (without exhibits).3

7.           The Solicitation Packages provide holders of Claims and Equity Interests entitled to vote on the Plan with adequate information to make informed decisions with respect to voting on the Plan in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

3 The TSC Debtors have made reasonable efforts to object to duplicate Claims within each Voting Class before the distribution of the Solicitation Packages and will make reasonable efforts to ensure that any holder of a Claim who has filed duplicate Claims against the TSC Debtors (whether against the same or multiple TSC Debtors) that are classified under the Plan in the same Voting Class receives no more than one Solicitation Package (and, therefore, one Ballot) on account of such Claim and with respect to such Class.

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8.           The TSC Debtors shall distribute by mailing or causing to be mailed by first-class mail Solicitation Packages to all holders of Claims and Equity Interests entitled to vote on the Plan on or before the Solicitation Deadline in accordance with the Motion in satisfaction of the requirements of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.
9.           Except as provided in paragraph 14 herein, the TSC Debtors, with the assistance of the Claims Agent, shall distribute by mailing or causing to be mailed by first-class mail the Solicitation Packages on or before the Solicitation Deadline to holders of Claims and Equity Interests in the Voting Classes who are entitled to vote on the Plan, as determined by the following criteria:
(a)
holders of Claims for which Proofs of Claim have been timely filed, as reflected on the claims register as of the Voting Record Date; provided, however, that such Proofs of Claim have not been withdrawn, expunged or disallowed as of the Voting Record Date; provided, however, that holders of Claims to which an objection is pending as of the Voting Record Date shall receive a Solicitation Package with a Ballot in the amount of $1.00 (or a Ballot reflecting the undisputed portion of the Claim plus $1.00) and shall only be entitled to vote the disputed portion of such Claim in the amount of $1.00 unless such holders become eligible to vote the disputed portion of such Claim through a Resolution Event in accordance with the Solicitation and Voting Procedures;

(b)
holders of Claims listed in the Schedules in amounts in excess of $0 that are not listed as contingent, unliquidated or disputed and for which no Proof of Claim has been timely filed; provided, however, that each holder of a Claim that is scheduled as contingent, unliquidated or disputed, or any combination thereof, and that has been superseded by a timely filed Proof of Claim shall receive a Solicitation Package;

(c)
holders of Claims that arise pursuant to an agreement or settlement with the TSC Debtors, as reflected in a document filed with the Court, in an order of the Court or in a document executed by the TSC Debtors pursuant to authority granted by the Court, regardless of whether a Proof of Claim with respect to such Claim has been filed;

(d)
the assignee of any transferred or assigned Claim, but only if such transfer or assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e) and such transfer is reflected on the claims register on or before the Voting Record Date;

(e)	the Designated Holders; and

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(f)	the holders, as of the Voting Record Date, of Class 8a Preferred Series A TSC Interests and Class 8b Preferred Series B TSC Interests.

10.           The TSC Debtors are authorized, but not directed or required, to distribute the Plan, the Disclosure Statement and the Disclosure Statement Order (unless otherwise set forth herein, without exhibits to the Disclosure Statement Order) to holders of Claims and Equity Interests entitled to vote on the Plan in CD-ROM format.  The Ballots, the Preferred Stock Ballots and the Master Preferred Stock Ballots as well as the Cover Letter and the Confirmation Hearing Notice, shall only be provided in paper.
11.           On or before the Solicitation Deadline, the TSC Debtors shall provide (a) complete Solicitation Packages to the U.S. Trustee and counsel to the TSC Debtors’ post-petition lenders and (b) the Disclosure Statement and the Disclosure Statement Order (unless otherwise noted herein, without exhibits to the Disclosure Statement Order) in CD-ROM format and the Confirmation Hearing Notice to all parties on the 2002 List as of the Voting Record Date.
12.           Classes 1, 2, 5, 7, 8c, 8d, 8e, 9a, 9b, 9c, 9d, 9e, 9f, 9g, 9h and 9i (collectively, the ‘Non-voting classes”) are not entitled to vote on the Plan.
13.           Any party who receives a CD-ROM, but who would prefer paper format, may contact the Claims Agent, prior to the Voting Deadline, and request paper copies of the corresponding materials previously received in CD-ROM format, which shall then be provided at the TSC Debtors’ expense.
14.           Except to the extent the TSC Debtors determine otherwise, the TSC Debtors are not required to provide Solicitation Packages to holders of Claims or Equity Interests in Non-voting Classes, as such holders are not entitled to vote on the Plan.  Instead, on or before the Solicitation Deadline, the Claims Agent shall mail (first-class postage prepaid) to parties who are not entitled to vote on the Plan the applicable Non-voting Status Notice as described below in lieu of Solicitation Packages, the form of each of which is hereby approved:

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(a)
Unimpaired Claims and Equity Interests – Conclusively Presumed to Accept: Holders of Claims and Equity Interests in Classes 1, 2, 5, 7, 9b, 9c, 9d, 9e, 9f, 9g, 9h and 9i, which are not Impaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan, shall receive the notice substantially in the form attached hereto as Exhibit 4a and incorporated by reference herein;

(b)
Impaired Claims and Equity Interests – Deemed to Reject: Holders of Claims and Equity Interests in Classes 8c, 8d, 8e and 9a, which are receiving no distribution under the Plan and, therefore, are deemed to reject the Plan, shall receive the notice substantially in the form attached hereto as Exhibit 4b and incorporated by reference herein;

(c)
Contract and Lease Counterparties: Counterparties to the TSC Debtors’ Executory Contracts and Unexpired Leases shall receive the notice substantially in the form attached hereto as Exhibit 5 and incorporated by reference herein; and

(d)
Intercompany Claims and Intercompany Equity Interests: The TSC Debtors are not required to provide the holders of Intercompany Claims or intercompany Equity Interests with a Solicitation Package or any other type of notice.

(e)	Uncategorized Matrix Parties: The Confirmation Hearing Notice shall be distributed to all parties in the creditor matrix maintained by the Claims Agent.

15.           The TSC Debtors are not required to mail Solicitation Packages or other solicitation materials to: (a) holders of Claims that have already been paid in full during these chapter 11 cases or that are authorized to be paid in full in the ordinary course of business pursuant to an order previously entered by this Court or (b) any party to whom the Disclosure Statement Hearing Notice was sent but returned as undeliverable.  Failure to mail Solicitation Packages or other solicitation materials to those entities described in (a) and (b) in this paragraph 15 will not constitute inadequate notice of the Confirmation Hearing and the Voting Deadline.
16.           Publication of the Confirmation Hearing Notice (in a format modified for publication) within seven business days after the Solicitation Deadline in the national edition of the Washington Post and USA Today comports with Bankruptcy Rule 2002 and constitutes sufficient notice to all unknown creditors and parties in interest consistent with principles of due process and is hereby approved.

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(ii)	Approval of the Voting Record Date, Solicitation Deadline and Voting Deadline

17.          The following dates are hereby established (subject to modification as needed) with respect to the solicitation of votes to accept the Plan and voting on the Plan:
(a)	Voting Record Date: January 10, 2012;4

(b)	Solicitation Deadline: January 27, 2012; and

(c)	Voting Deadline: February 24, 2012 at 5:00 p.m. (prevailing Eastern Time).

C.	Approval of the Solicitation and Voting Procedures

18.          The TSC Debtors are authorized to solicit, receive and tabulate votes to accept the Plan in accordance with the Solicitation and Voting Procedures set forth herein, which are hereby approved in their entirety; provided, however, that the TSC Debtors reserve the right to amend or supplement the Solicitation and Voting Procedures where, in the TSC Debtors’ best judgment, doing so would better facilitate the solicitation process.
(i)	Procedures to Tabulate All Ballots and Master Preferred Stock Ballots:

(a)
Except in the TSC Debtors’ sole discretion, or as otherwise expressly set forth herein or by a final order of the Court, each and every Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot that is not timely submitted and actually received by the Claims Agent on or before the Voting Deadline shall not be counted.

(b)
The Claims Agent shall date and time-stamp all Ballots and Master Preferred Stock Ballots when received.  The Claims Agent shall retain originals and copies of all Ballots and Master Preferred Stock Ballots for a period of one year after the effective date of the Plan, unless otherwise ordered by the Court.

4 The Voting Record Date is established for voting purposes only and shall have no impact with respect to who is entitled to receive distributions under the Plan.

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(c)
Each party permitted to submit a Ballot or Master Preferred Stock Ballot shall submit an originally executed version of such Ballot or Master Preferred Stock Ballot in paper form to the Claims Agent.  Submission of a Ballot or Master Preferred Stock Ballot by facsimile, email or any other electronic means shall not be valid and the TSC Debtors shall decline to count such Ballot or Master Preferred Stock Ballot in tabulating votes to accept or reject the Plan.

(d)
The TSC Debtors shall file a report of all votes received (a “Voting Report”) with the Court no later than seven calendar days before the Confirmation Hearing.  The Voting Report shall, among other things, delineate every irregular Ballot and Master Preferred Stock Ballot including, without limitation, those Ballots and Master Preferred Stock Ballots that are late or (in whole or in material part as determined by the Claims Agent) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged.  The Voting Report shall indicate the TSC Debtors’ intentions with regard to such irregular Ballots and Master Preferred Stock Ballots.

(e)
The method of delivery of Ballots and Master Preferred Stock Ballots to the Claims Agent is at the election and risk of each holder of a Claim or Equity Interest.  Except as otherwise provided herein, such delivery will be deemed made only when the Claims Agent actually receives the originally executed Ballot or Master Preferred Stock Ballot.

(f)
No Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot shall be sent to any of the TSC Debtors, the TSC Debtors’ agents (other than the Claims Agent) or the TSC Debtors’ financial or legal advisors and if so sent shall not be counted and debt instruments or securities should not be sent with any Ballots, Preferred Stock Ballots or Master Preferred Stock Ballots.

(g)
Except in the TSC Debtors’ sole discretion, if multiple Ballots, Preferred Stock Ballots or Master Preferred Stock Ballots are received from the same holder of a Claim or Equity Interest with respect to the same Claim or Equity Interest before the Voting Deadline, the last valid Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot timely received will supersede and revoke in its entirety any previously received Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot.

(h)
Except in the TSC Debtors’ sole discretion, if Ballots, Preferred Stock Ballots or Master Preferred Stock Ballots are received from a holder of a Claim or Equity Interest and the holder’s attorney or legal representative with respect to the same Claim or Equity Interest before the Voting Deadline, the last valid Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot timely received will supersede and revoke in its entirety any previously received Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot.

(i)
Holders must vote all of their Claims or Equity Interests within a particular Class either to accept or reject the Plan and may not split any such votes.  A Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot that includes an individual Claim or Equity Interest, the amount of which partially rejects and partially accepts an individual Plan, shall not be counted. Further, if a holder has multiple Claims or Equity Interests within the same Class, the TSC Debtors may, in their discretion, aggregate the Claims or Equity Interests of any particular holder within a Class for the purpose of counting votes.

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(j)
A person signing a Ballot or Preferred Stock Ballot in its capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or otherwise acting in a fiduciary or representative capacity must indicate such capacity when signing and, if required or requested by the applicable nominee or its agent, the Claims Agent, the TSC Debtors or the Court, must submit proper evidence to the requesting party to so act on behalf of such holder or beneficial holder.

(k)
The TSC Debtors, in their sole discretion, subject to contrary order of the Court, may waive any defects or irregularities as to any particular Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot at any time, either before or after the close of voting, and any such waivers shall be documented in the Voting Report.

(l)
Neither the TSC Debtors, nor any other party (at the direction of counsel of the TSC Debtors), shall be required to provide notification of defects or irregularities with respect to delivered Ballots, Preferred Stock Ballots or Master Preferred Stock Ballots other than as provided in the Voting Report (although such parties are authorized to provide such notification), nor will any such party incur any liability for failure to provide such notification.

(m)
Unless waived by the TSC Debtors in their sole discretion and subject to contrary order of the Court, any defects or irregularities in connection with the delivery of a Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot must be cured before the Voting Deadline or such Ballots, Preferred Stock Ballots or Master Preferred Stock Ballots will not be counted in voting to accept or reject the Plan.

(n)	The Voting Deadline may be extended by (i) agreement between the holder of a Claim or Equity Interest entitled to vote and the TSC Debtors, in their sole discretion or (ii) order of the Court.

(o)
A Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot shall not be counted in determining the acceptance or rejection of the Plan if it:  (a) is illegible or contains insufficient information to permit the identification of the holder of the Claim or Equity Interest; (b) is submitted by a party that does not hold a Claim or Equity Interest in a Class that is entitled to vote on the Plan; (c) is submitted by a holder of a Claim listed in the Schedules as contingent, unliquidated or disputed, or any combination thereof, or in a zero or unknown amount, for which the applicable bar date has passed and no Proof of Claim was timely filed; (d) is unsigned or submitted without an original signature; (e) is not clearly marked to accept or reject the Plan or marked both to accept and reject the Plan; (f) is submitted by a holder of a Claim whose Claim is the subject of an objection that was filed on or before the Voting Record Date, except to the extent such Claim is undisputed, and which was not allowed (temporarily or otherwise) pursuant to a Resolution Event; or (g) is submitted by any entity not entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules or the procedures described herein.

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(p)
Consistent with the language set forth in the Plan, to the extent that there are no Allowed Claims or Equity Interests in a Class with respect to a particular TSC Debtor (because all such claims have been resolved and satisfied in full or for any other reason), and such Class does not contain any Claim that has been temporarily allowed or estimated for voting purposes or whose holder by order of the Court is entitled to vote such Claim, such Class is deemed to be automatically eliminated with respect to such TSC Debtor and such Class shall be disregarded for all purposes.

(ii)	Procedures to Tabulate Votes Submitted to the Beneficial Holders of Equity Interests:

(a)
No later than three weeks before the Voting Deadline, the Claims Agent shall distribute or cause to be distributed the appropriate number of copies of Master Preferred Stock Ballots to each Nominee identified by the Claims Agent as a party through which beneficial holders hold equity interests in TSC.

(b)
Any Nominee that is a holder of record with respect to such equity interests shall vote on behalf of beneficial holders of such equity interests by:  (a) distributing the Solicitation Package, including Preferred Stock Ballots, it receives from the Claims Agent to all such beneficial holders within five business days of receipt of such materials; (b) promptly collecting Preferred Stock Ballots from such beneficial holders that cast votes on the Plan; (c) compiling and validating the votes and other relevant information of all such beneficial holders on the Master Preferred Stock Ballot; and (d) transmitting the Master Preferred Stock Ballot to the Claims Agent by the Voting Deadline.

(c)
Any beneficial holder holding equity interests as a record holder in its own name shall vote on each of the applicable Plans by completing and signing a Preferred Stock Ballot and returning it directly to the Claims Agent on or before the Voting Deadline.

(d)
Any beneficial holder holding equity interests in “street name” through a Nominee (i.e., a brokerage firm, commercial bank, trust company or other nominee (or an agent thereof) or agent) must vote on the Plan through such Nominee by completing and signing the Preferred Stock Ballot and returning such Preferred Stock Ballot to the appropriate Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Preferred Stock Ballot and return the Master Preferred Stock Ballot to the Claims Agent before the Voting Deadline.  Any beneficial holder holding equity interests in “street name” that submits a Preferred Stock Ballot to the TSC Debtors, the TSC Debtors’ agents or the TSC Debtors’ financial or legal advisors will not have such Preferred Stock Ballot counted for purposes of accepting or rejecting the Plan.

(e)
Any Preferred Stock Ballot returned to a Nominee by a beneficial holder shall not be counted for purposes of accepting or rejecting the Plan until such Nominee properly completes and delivers to the Claims Agent a Master Preferred Stock Ballot that reflects the vote of such beneficial holders by the Voting Deadline or otherwise validates the Preferred Stock Ballot in a manner acceptable to the Claims Agent.  Nominees shall retain all Preferred Stock Ballots returned by beneficial holders for a period of one year after the effective date of the Plan.

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(f)
If a beneficial holder holds equity interests through more than one Nominee or through multiple accounts, such beneficial holder may receive more than one Preferred Stock Ballot and each such beneficial holder should execute a separate Preferred Stock Ballot for each block of equity interests that it holds through any Nominee and vote in the same manner to accept or reject (cannot split the vote) and must return each such Preferred Stock Ballot to the appropriate Nominee.

(g)
If a beneficial holder holds a portion of its equity interests through a Nominee or Nominees and another portion in its own name as the record holder, such beneficial holder should follow the procedures described in this subsection to vote the portion held in its own name and to vote the portion held by the Nominee(s).

(iii)	Establishing Claim Amounts for Voting Purposes:

(a)
For purposes of tabulating the amount of the Claim associated with each properly received vote, the TSC Debtors, with the assistance of the Claims Agent, shall, for voting purposes only, use the Claim amounts in accordance with the following hierarchy:

(1)
the Claim amount settled and/or agreed upon by the TSC Debtors as reflected in a pleading, stipulation, agreement or other document filed with the Court, in an order of the Court or in a document executed by the TSC Debtors pursuant to authority granted by the Court;

(2)	the Claim amount allowed (temporarily or otherwise) pursuant to a Resolution Event;

(3)
except to the extent a Claim has been paid during the TSC Debtors’ chapter 11 cases pursuant to the terms of a settlement, stipulation, order of the Court or otherwise, the Claim amount contained in a Proof of Claim that has been timely filed by the applicable bar date or determined to be timely filed by an order of the Court, except for any amounts in such Proofs of Claim asserted on account of any interest accrued after the Petition Date; provided, however, that Ballots cast by holders of Claims whose Claims are not listed on the Schedules, but that timely file a Proof of Claim in an unliquidated or unknown amount and whose Claims are not the subject of an objection will count, solely for the purposes of satisfying the dollar amount provisions of Bankruptcy Code section 1126(c), in the amount of $1.00, provided further that with respect to a Proof of Claim that is filed in a partially liquidated amount, such Claim will be counted in the liquidated amount for voting purposes;

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(4)
the Claim amount listed in the Schedules to the extent that such Claim (I) is not listed on the Schedules as contingent, disputed or unliquidated or in an unknown or zero amount and (II) has not been paid during the TSC Debtors’ chapter 11 cases pursuant to the terms of a settlement, stipulation, order of the Court or otherwise; provided, however, that if the bar date applicable to a holder of a contingent, unliquidated or disputed Claim has not passed, then the amount of the Claim listed in the Schedules, solely for voting purposes;

(5)
holders of Claims for which Proofs of Claim have been timely filed, as reflected on the claims register as of the Voting Record Date; provided, however, that such Proofs of Claim have not been withdrawn, expunged or disallowed as of the Voting Record Date; provided, however, that holders of Claims to which an objection is pending as of the Voting Record Date shall receive a Solicitation Package with a Ballot in the amount of $1.00 (or a Ballot reflecting the undisputed portion of the Claim plus $1.00) and shall only be entitled to vote the disputed portion of such Claim in the amount of $1.00 unless such holders become eligible to vote the disputed portion of such Claim through a Resolution Event in accordance with the Solicitation and Voting Procedures; and

(6)	in the absence of any of the foregoing, zero dollars, in which case the creditor shall not be allowed to vote to accept or reject the Plan.

(b)
If a party that is entitled to vote has more than one Claim (either scheduled or filed or both) against a TSC Debtor based upon different transactions, said party shall be entitled to one vote per Class for numerosity purposes in the aggregate dollar amount of all of said Claims.

(c)	The Claim amount established pursuant to this section shall control for voting purposes only, and shall not constitute the allowed amount of any Claim.

(iv)	Criteria to Tabulate Preferred Stock Ballots and Master Preferred Stock Ballots Cast by Nominees and Beneficial Holders of Equity Interests:

(a)
Votes cast by beneficial holders through Nominees will be applied to the applicable positions held by such Nominees in Class 8 as of the Voting Record Date, as evidenced by the record and depository listings.  Votes submitted by a Nominee, whether pursuant to a Master Preferred Stock Ballot or prevalidated Preferred Stock Ballot, will not be counted in excess of the amount of such equity interests held by such Nominee as of the Voting Record Date.

(b)
If conflicting votes or “over-votes” are submitted by a Nominee, whether pursuant to a Master Preferred Stock Ballot or prevalidated Preferred Stock Ballot, the TSC Debtors will use reasonable efforts to reconcile discrepancies with the Nominees.

(c)
If over-votes on a Master Preferred Stock Ballot or prevalidated Preferred Stock Ballot are not reconciled before the preparation of the Voting Report, the TSC Debtors shall apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and to reject the Plan submitted on the Master Preferred Stock Ballot or prevalidated Preferred Stock Ballot that contained the overvote, but only to the extent of the Nominee’s position in Class 8.

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(d)	For purposes of tabulating votes, each Nominee or beneficial holder will be deemed to have voted the aggregate number of its equity interests in Class 8.

(e)
A single Nominee may complete and deliver to the Claims Agent multiple Master Preferred Stock Ballots.  Votes reflected on multiple Master Preferred Stock Ballots will be counted, except to the extent that they are duplicative of other Master Preferred Stock Ballots.  If two or more Master Preferred Stock Ballots are inconsistent, the latest valid-dated Master Preferred Stock Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Preferred Stock Ballot.

(v)	Temporary Allowance of Claims for Voting Purposes

(a)
The amount of a Claim for voting purposes shall be calculated in accordance with Section C hereof.  The holder of a Disputed Claim may seek to obtain one of the following “Resolution Events” by filing a motion with the Court pursuant to Bankruptcy Rule 3018(a) (each, a “Rule 3018 Motion”) to have its Claim allowed in a specified amount and/or classification for the purpose of accepting or rejecting the Plan.  In order for the holder of a Disputed Claim to be entitled to vote on the Plan with respect to the disputed portion of its Claim, however, any such Resolution Event must occur no later than five business days before the Voting Deadline:

(1)	an order entered by the Court, after notice and a hearing, allowing a Disputed Claim in a specified amount;

(2)	an order entered by the Court temporarily allowing a Disputed Claim in a specified amount for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing;

(3)	a stipulation or other agreement executed between the holder of a Disputed Claim and the TSC Debtors resolving the objection and allowing such Disputed Claim in an agreed-upon amount;

(4)
a stipulation or other agreement executed between the holder of the Disputed Claim and the TSC Debtors temporarily allowing the holder of such Disputed Claim to vote its Claim in an agreed-upon amount; or

(5)	a voluntary withdrawal by the TSC Debtors of a pending objection to the Disputed Claim.

(b)
If a Resolution Event occurs, then, no later than two business days thereafter, the Claims Agent shall distribute a Ballot and a pre-addressed, postage pre-paid envelope to the holder of Claim that has been Allowed for voting purposes only, which must be returned to the Claims Agent no later than the Voting Deadline.

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D.	Approval of Procedures for Confirming the Plan

19.           The following dates are hereby established (subject to modification as needed) with respect to filing objections to the Plan and confirming the Plan:
(a)	Plan Objection Deadline: February 24, 2012 at 5:00 p.m. (prevailing Eastern Time); and

(b)	Confirmation Hearing Date: March 7, 2012 at 10:00 a.m. (prevailing Eastern Time).

20.           Objections to the Plan shall not be considered by the Court unless such objections are timely filed and properly served in accordance with this Disclosure Statement Order.  Specifically, all objections to confirmation of the Plan or requests for modifications to the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Rules and any orders of this Court; (c) state the name and address of the objecting party and the amount and nature of such party’s Claim or Equity Interest; (d) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received on or before the Plan Objection Deadline by the following parties:
(a)
Counsel to the TSC Debtors: Akin Gump Strauss Hauer & Feld LLP, Attn: Ira Dizengoff and Arik Preis, One Bryant Park, New York, New York 10036 and Attn: Sarah Link Schultz, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201;

(b)
Counsel to the Bridge Lenders and the DIP Lenders: Weil, Gotshal & Manges LLP, Attn: Debra A. Dandeneau and Ronit Berkovich, 767 Fifth Avenue, New York, New York 10153; Wachtell, Lipton, Rosen & Katz, Attn: Scott K. Charles and Alexander B. Lees, 51 West 52nd Street, New York, New York 10019; Quinn Emanuel Urquhart & Sullivan, LLP, Attn: Scott C. Shelley and Daniel Holzman, 51 Madison Avenue, 22nd Floor, New York, New York 10010;

(c)	Counsel to the Bridge Loan Agent and the DIP Agent: Quinn Emanuel Urquhart & Sullivan, LLP, Attn: Scott C. Shelley and Daniel Holzman, 51 Madison Avenue, 22nd Floor, New York, New York 10010;

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(d)	U.S. Trustee: Office of the United States Trustee for the Southern District of New York, Attn: Susan Golden, Whitehall Street, 21st Floor, New York, New York 10004.

21.           The TSC Debtors shall file by March 2, 2012 (a) any Confirmation Brief in support of the Plan and (b) any reply to any objections filed to the Plan.
22.           Nothing in this Disclosure Statement Order shall be construed as a waiver of the right of the TSC Debtors or any other party in interest, as applicable, to object to a Proof of Claim after the Voting Record Date.
23.           The TSC Debtors are authorized to make non-substantive changes to the Plan, the Confirmation Hearing Notice, the Solicitation Packages, the Non-voting Status Notices, the Ballots, the Preferred Stock Ballots, the Master Preferred Stock Ballots, the Publication Notice and related documents without further order of this Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes to the Plan and any other materials in the Solicitation Packages before distribution.
24.           All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).
25.           The TSC Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.
26.           The terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

Dated: ______________, 2011
New York, New York	United States Bankruptcy Judge

15

Exhibit 1

Disclosure Statement Hearing Notices

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: TERRESTAR CORPORATION, et al.,1 Debtors.	) ) ) ) ) )	Chapter 11 Case No. 11-10612 (SHL) Jointly Administered

NOTICE OF HEARING TO CONSIDER THE DISCLOSURE
STATEMENT FILED BY THE TSC DEBTORS

TO:	ALL HOLDERS OF CLAIMS, HOLDERS OF EQUITY INTERESTS AND
PARTIES IN INTEREST IN THE ABOVE-CAPTIONED CHAPTER 11 CASES

PLEASE TAKE NOTICE THAT on July 22, 2011, TerreStar Corporation and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “TSC Debtors”) filed the Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 141).  On August 3, 2011, the TSC Debtors filed the Disclosure Statement for the Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”)2 (Docket No. 149).  Information on how to obtain copies of the Plan and the Disclosure Statement is provided below.

PLEASE TAKE FURTHER NOTICE THAT a hearing (the “Disclosure Statement Hearing”) will be held before the Honorable Sean H. Lane, United States Bankruptcy Judge, at 10:00 a.m. (prevailing Eastern Time) on September 19, 2011, in Room 701 of the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004 (the “Court’) to consider entry of an order approving, among other things, the Disclosure Statement as containing “adequate information” pursuant to Bankruptcy Code section 1125.  Please be advised that the Disclosure Statement Hearing may be continued from time to time by the Court or the TSC Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Court and served on the list of all parties required to be notified under Rule 2002 of the Federal Rules of Bankruptcy Procedure and other parties entitled to notice.

PLEASE TAKE FURTHER NOTICE THAT if you would like to obtain a copy of the Disclosure Statement or the Plan, you should contact The Garden City Group, Inc. (the “Claims Agent”), the notice and claims agent retained by the TSC Debtors in these chapter 11 cases, by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at http://www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of, solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.  The Claims Agent is not authorized to, and will not, provide legal advice.

1
The debtors in these chapter 11 cases are:  TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holdings Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

2	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Disclosure Statement.

PLEASE TAKE FURTHER NOTICE THAT objections, if any, to the adequacy of the Disclosure Statement or the relief sought at the Disclosure Statement Hearing in connection therewith must:  (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Rules and any orders of the Court; (c) state, with particularity, the legal and factual basis for the objection and, if practicable, a proposed modification to the Disclosure Statement that would resolve such objection; (d) be filed with the Court (contemporaneously with a proof of service) with a hard copy delivered to the Court; and (e) be served upon the following parties so that it is actually received on or before September 9, 2011 at 5:00 p.m. (prevailing Eastern Time):

AKIN GUMP STRAUSS HAUER & FELD LLP
Attn: Ira Dizengoff and Arik Preis One Bryant Park New York, New York 10036 (212) 872-1000 (Telephone) (212) 872-1001 (Facsimile)	Attn: Sarah Link Schultz 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 (214) 969-2800 (Telephone) (214) 969-4343 (Facsimile)
Counsel to the TSC Debtors
QUINN EMANUEL URQUHART & SULLIVAN, LLP Attn: Scott C. Shelley and Daniel Holzman 51 Madison Avenue, 22nd Floor New York, New York 10010 (212) 849-7000 (Telephone) (212) 849-7100 (Facsimile)	WElL, GOTSHAL & MANGES LLP Attn: Debra A. Dandeneau and Ronit Berkovich 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)
Counsel to the Bridge Loan Agent, the DIP Agent, the Bridge Lenders and the DIP Lenders	Counsel to the Bridge Lenders and the DIP Lenders
WACHTELL, LIPTON, ROSEN & KATZ Attn: Scott K. Charles and Alexander B. Lees 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF NEW YORK Attn: Susan D. Golden 33 Whitehall Street, Suite 2100 New York, NY 10004
Counsel to the Bridge Lenders and the DIP Lenders	United States Trustee

New York, New York
Dated: August 5, 2011	/s/ Ira S. Dizengoff
AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

2

New Hearing Date: October 13, 2011 at 10:00 a.m. (ET)

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: TERRESTAR CORPORATION, et al.,1 Debtors.	) ) ) ) ) )	Chapter 11 Case No. 11-10612 (SHL) Jointly Administered

NOTICE OF ADJOURNMENT ON HEARING ON CERTAIN MOTION
PREVIOUSLY SCHEDULED TO BE HEARD ON SEPTEMBER 19, 2011

PLEASE TAKE NOTICE that on September 19, 2011 at 10:00 a.m. (prevailing Eastern time) the TSC Debtors were scheduled to present the following motion:

1.
Motion for Entry of an Order (A) Approving the Disclosure Statement for the Joint Chapter 11 Plan of the TSC Debtors and (B) Establishing Solicitation and Voting Procedures with Respect to the Joint Chapter 11 Plan of the TSC Debtors [Docket No. 150] (the “Disclosure Statement Motion”).

1
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal taxpayer-identification number, are:  (a) TerreStar Corporation [6127] and TerreStar Holdings Inc. [0778] (collectively, the “February Debtors”); (b) TerreStar New York Inc. [6394]; Motient Communications Inc. [3833]; Motient Holdings Inc. [6634]; Motient License Inc. [2431]; Motient Services Inc. [5106]; Motient Ventures Holding Inc. [6191]; and MVH Holdings Inc. [9756] (collectively, the “Other TSC Debtors” and, collectively with the February Debtors, the “TSC Debtors”).

PLEASE TAKE FURTHER NOTICE that the hearing on the Disclosure Statement Motion, which was scheduled for September 19, 2011 at 10:00 a.m. (prevailing Eastern time), has been adjourned to October 13, 2011 at 10:00 a.m. (prevailing Eastern time), or as soon thereafter as counsel can be heard, before the Honorable Sean H. Lane, United States Bankruptcy Judge for the Southern District of New York, One Bowling Green, Courtroom 701, New York, New York 10004.

PLEASE TAKE FURTHER NOTICE that the TSC Debtors’ deadline to reply to objections to the Disclosure Statement Motion, which was scheduled for September 14, 2011 at 12:00 p.m. (prevailing Eastern time), has been adjourned to October 10, 2011 at 12:00 p.m. (prevailing Eastern time).  This adjournment does not change the deadline for parties to respond to the Disclosure Statement Motion.

PLEASE TAKE FURTHER NOTICE that all other matters set to be heard on September 19, 2011 at 10:00 a.m. (prevailing Eastern time) have not been adjourned and will go forward before the Honorable Sean H. Lane, United States Bankruptcy Judge for the Southern District of New York, One Bowling Green, Courtroom 701, New York, New York 10004.

New York, New York	/s/ Ira S. Dizengoff
Dated: September 13, 2011	AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

New Hearing Date: November 22, 2011 at 10:00 a.m. (ET)

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: TERRESTAR CORPORATION, et al.,1 Debtors.	) ) ) ) ) )	Chapter 11 Case No. 11-10612 (SHL) Jointly Administered

NOTICE OF ADJOURNMENT ON HEARING ON CERTAIN MOTION
PREVIOUSLY SCHEDULED TO BE HEARD ON OCTOBER 12, 2011

PLEASE TAKE NOTICE that on October 12, 2011 at 1:00 p.m. (prevailing Eastern time) the TSC Debtors were scheduled to present the following motion:

1.
Motion for Entry of an Order (A) Approving the Disclosure Statement for the Joint Chapter 11 Plan of the TSC Debtors and (B) Establishing Solicitation and Voting Procedures with Respect to the Joint Chapter 11 Plan of the TSC Debtors [Docket No. 150] (the “Disclosure Statement Motion”).

1
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal taxpayer-identification number, are:  (a) TerreStar Corporation [6127] and TerreStar Holdings Inc. [0778] (collectively, the “February Debtors”); (b) TerreStar New York Inc. [6394]; Motient Communications Inc. [3833]; Motient Holdings Inc. [6634]; Motient License Inc. [2431]; Motient Services Inc. [5106]; Motient Ventures Holding Inc. [6191]; and MVH Holdings Inc. [9756] (collectively, the “Other TSC Debtors” and, collectively with the February Debtors, the “TSC Debtors”).

PLEASE TAKE FURTHER NOTICE that the hearing on the Disclosure Statement Motion, which was scheduled for October 12, 2011 at 1:00 p.m. (prevailing Eastern time), has been adjourned to November 22, 2011 at 10:00 a.m. (prevailing Eastern time), or as soon thereafter as counsel can be heard, before the Honorable Sean H. Lane, United States Bankruptcy Judge for the Southern District of New York, One Bowling Green, Courtroom 701, New York, New York 10004.

PLEASE TAKE FURTHER NOTICE that the TSC Debtors’ deadline to reply to objections to the Disclosure Statement Motion, which was scheduled for October 6, 2011 at 12:00 p.m. (prevailing Eastern time), has been adjourned to November 17, 2011 at 12:00 p.m. (prevailing Eastern time).  This adjournment does not change the deadline for parties to respond to the Disclosure Statement Motion.

PLEASE TAKE FURTHER NOTICE that all other matters set to be heard on October 12, 2011 at 1:00 p.m. (prevailing Eastern time) have not been adjourned and will go forward before the Honorable Sean H. Lane, United States Bankruptcy Judge for the Southern District of New York, One Bowling Green, Courtroom 701, New York, New York 10004.

New York, New York	/s/ Ira S. Dizengoff
Dated: October 6, 2011	AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

New Hearing Date: January 10, 2012 at 10:00 a.m. (ET)

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: TERRESTAR CORPORATION, et al.,1 Debtors.	) ) ) ) ) )	Chapter 11 Case No. 11-10612 (SHL) Jointly Administered

NOTICE OF ADJOURNMENT OF HEARING ON CERTAIN MOTION
PREVIOUSLY SCHEDULED TO BE HEARD ON NOVEMBER 22, 2011

PLEASE TAKE NOTICE that on November 22, 2011 at 10:00 a.m. (prevailing Eastern time) the TSC Debtors were scheduled to present the following motion:

1.
Motion for Entry of an Order (A) Approving the Disclosure Statement for the Joint Chapter 11 Plan of the TSC Debtors and (B) Establishing Solicitation and Voting Procedures with Respect to the Joint Chapter 11 Plan of the TSC Debtors [Docket No. 150] (the “Disclosure Statement Motion”).

1
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal taxpayer-identification number, are:  (a) TerreStar Corporation [6127] and TerreStar Holdings Inc. [0778] (collectively, the “February Debtors”); (b) TerreStar New York Inc. [6394]; Motient Communications Inc. [3833]; Motient Holdings Inc. [6634]; Motient License Inc. [2431]; Motient Services Inc. [5106]; Motient Ventures Holding Inc. [6191]; and MVH Holdings Inc. [9756] (collectively, the “Other TSC Debtors” and, collectively with the February Debtors, the “TSC Debtors”).

PLEASE TAKE FURTHER NOTICE that the hearing on the Disclosure Statement Motion, which was scheduled for November 22, 2011 at 10:00 a.m. (prevailing Eastern time), has been adjourned to January 10, 2012 at 10:00 a.m. (prevailing Eastern time), or as soon thereafter as counsel can be heard, before the Honorable Sean H. Lane, United States Bankruptcy Judge for the Southern District of New York, One Bowling Green, Courtroom 701, New York, New York 10004.

PLEASE TAKE FURTHER NOTICE that the TSC Debtors’ deadline to reply to objections to the Disclosure Statement Motion, which was scheduled for November 17, 2011 at 12:00 p.m. (prevailing Eastern time), has been adjourned to January 5, 2012 at 12:00 p.m. (prevailing Eastern time).  This adjournment does not change the deadline for parties to respond to the Disclosure Statement Motion.

PLEASE TAKE FURTHER NOTICE that all other matters set to be heard on November 22, 2011 at 10:00 a.m. (prevailing Eastern time) have not been adjourned and will go forward before the Honorable Sean H. Lane, United States Bankruptcy Judge for the Southern District of New York, One Bowling Green, Courtroom 701, New York, New York 10004.

New York, New York	/s/ Ira S. Dizengoff
Dated: November 10, 2011	AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)
Ira S. Dizengoff
Arik Preis

1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800 (Telephone)
(214) 969-4343 (Facsimile)
Sarah Link Schultz

Counsel to the TSC Debtors

Exhibit 2

Cover Letter

[LETTERHEAD]

[DATE]

Via First-class Mail

RE:	In re TerreStar Corporation, et al., Chapter 11 Case No. 11-10612 (SHL) (Jointly Administered)

On October 19, 2010, TerreStar New York Inc., Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc. and MVH Holdings Inc. (collectively, the “Other TSC Debtors”), each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”).  On February 16, 2011, TerreStar Corporation and TerreStar Holdings Inc. (together, the “February Debtors” and, together with the Other TSC Debtors, the “TSC Debtors”) each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Court.  On February 23, 2011, the Court entered an order jointly administering the chapter 11 cases of the TSC Debtors.

You have received this letter and the enclosed materials because you are entitled to vote on the Second Amended Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336) filed by the TSC Debtors.  On [________], the Court entered an order (the “Disclosure Statement Order”) (Docket No. [___]) (a) approving the Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338), (b) fixing the dates and deadlines related to confirmation of the Plan, (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan.

YOU ARE RECEIVING THIS LETTER BECAUSE YOU ARE ENTITLED TO
VOTE ON THE PLAN.  THEREFORE, YOU SHOULD READ THIS LETTER
CAREFULLY AND DISCUSS IT WITH YOUR ATTORNEY.  IF YOU DO
NOT HAVE AN ATTORNEY, YOU MAY WISH TO CONSULT ONE.

In addition to this cover letter, the enclosed materials (collectively, the “Solicitation Package”) were approved by the Court for distribution to holders of claims and equity interests in connection with the solicitation of votes to accept or reject the Plan, and consist of the following:

i.	the Disclosure Statement, as approved by the Court (with all exhibits, including the Plan);

ii.	the Disclosure Statement Order (only including Exhibit 6 attached thereto);

iii.	the notice of the hearing to consider confirmation of the Plan; and

iv.
a ballot or preferred stock ballot, as applicable (together with detailed voting instructions and a postage prepaid return envelope, pre-addressed to the Claims Agent (identified below) or the nominee, as applicable).

The board of directors of TerreStar Corporation (on behalf of each of the TSC Debtors) has approved the filing of the Plan and the solicitation of votes to accept the Plan.  The TSC Debtors believe that the acceptance of the Plan is in the best interests of the estates, holders of claims and equity interests, including holders of claims and equity interests that are entitled to vote on the Plan, and all other parties in interest.  Moreover, the TSC Debtors believe that any alternative, other than confirmation of the Plan, could result in extensive delays and increased administrative expenses, which, in turn, would likely result in smaller distributions (or no distributions) on account of claims and equity interests asserted in these chapter 11 cases.

The hearing at which the Court will consider confirmation of the Plan (the “Confirmation Hearing”) will commence at 10:00 a.m. (prevailing Eastern Time) on March 7, 2012 before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004.

THE TSC DEBTORS STRONGLY URGE YOU TO PROPERLY AND TIMELY SUBMIT YOUR BALLOT CASTING A VOTE TO ACCEPT THE PLAN. BALLOTS SHOULD BE SUBMITTED TO THE FOLLOWING ADDRESS:1
IF SENT BY FIRST CLASS MAIL: THE GARDEN CITY GROUP, INC. CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL. P.O. BOX 9680 DUBLIN, OHIO 43017-4980
IF SENT BY HAND DELIVERY OR OVERNIGHT COURIER: THE GARDEN CITY GROUP, INC. CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL. 5151 BLAZER PARKWAY, SUITE A DUBLIN, OHIO 43017
THE VOTING DEADLINE IS 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012

The materials in the Solicitation Package are intended to be self-explanatory.  If you should have any questions, however, please contact the TSC Debtors’ claims agent, The Garden City Group, Inc. (the “Claims Agent”), by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of, solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.  The Claims Agent is not authorized to, and will not, provide legal advice.

Sincerely,

TerreStar Corporation on its own behalf and for
each of the above-referenced TSC Debtors

1 Parties who receive a Preferred Stock Ballot should return such ballot to the Nominee in accordance with the voting information and instructions provided on the Preferred Stock Ballot.

2

Exhibit 3a

Ballots

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

BALLOT FOR ACCEPTING OR REJECTING THE SECOND AMENDED JOINT CHAPTER 11 PLAN
OF TERRESTAR CORPORATION; MOTIENT COMMUNICATIONS INC.;
MOTIENT HOLDINGS INC.; MOTIENT LICENSE INC.; MOTIENT SERVICES
INC.; MOTIENT VENTURES HOLDING INC.; MVH HOLDINGS INC.;
TERRESTAR HOLDINGS INC.; AND TERRESTAR NEW YORK INC.

CLASS [__] – [_______]

PLEASE READ AND FOLLOW THE ENCLOSED INSTRUCTIONS FOR COMPLETING BALLOTS CAREFULLY BEFORE COMPLETING THIS BALLOT. YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE GARDEN CITY GROUP, INC., THE TSC DEBTORS’ CLAIMS AGENT, BY 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012, THE VOTING DEADLINE, OR YOUR VOTE WILL NOT BE COUNTED.

This Ballot is submitted to you by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”) to solicit your vote to accept or reject the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336), which is described in the accompanying Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338).

On [______], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (a) approving the Disclosure Statement, (b) fixing the dates and deadlines related to confirmation of the Plan, (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan (the “Disclosure Statement Order”) (Docket No. [___]).  Capitalized terms used in this Ballot or the attached instructions that are not otherwise defined herein shall have the meaning ascribed to them in the Plan.

The Plan can be confirmed by the Court and thereby made binding on you if it (i) is accepted by (a) the holders of at least two-thirds in amount and more than one-half in number of the Claims in each Impaired Class who vote on the Plan or (b) the holders of at least two-thirds in amount of the Equity Interests in each Impaired Class who vote on the Plan and (ii) otherwise satisfies the applicable requirements of Bankruptcy Code section 1129(a).  If the requisite acceptances are not obtained, the Court nonetheless may confirm the Plan if it finds that with respect to each TSC Debtor, the Plan (a) provides fair and equitable treatment to, and does not unfairly discriminate against, each Class or Classes rejecting the Plan and (b) otherwise satisfies the requirements of Bankruptcy Code section 1129(b).

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

TO HAVE YOUR VOTE COUNTED, YOU MUST COMPLETE, SIGN AND RETURN THIS BALLOT IN THE ENVELOPE PROVIDED SO THAT IT IS ACTUALLY RECEIVED BY THE CLAIMS AGENT ON OR BEFORE 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012.

PLEASE BE ADVISED THAT THE PLAN CONTAINS CERTAIN RELEASE, EXCULPATION AND INJUNCTION PROVISIONS. THESE PROVISIONS ARE FOUND IN ARTICLE IX OF THE PLAN. YOU ARE ADVISED AND ENCOURAGED TO CAREFULLY REVIEW AND CONSIDER THE PLAN, INCLUDING THE RELEASE, EXCULPATION AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MIGHT BE AFFECTED.

VOTING INFORMATION AND INSTRUCTIONS
FOR COMPLETING THE BALLOT

IMPORTANT
You should review the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions contained herein before you vote. You may wish to seek legal advice concerning the Plan and the classification and treatment of your Claim(s) under the Plan.  Your Claim has been placed in Class [__] [________] under the Plan.  If you hold Claims or Equity Interests in more than one Class, you will receive a separate Ballot or Preferred Stock Ballot, as applicable, for each Class in which you are entitled to vote.

If your vote is not received by the Claims Agent on or before the Voting Deadline and the deadline is not extended by this Court or by the TSC Debtors, your vote will not count as either an acceptance or rejection of the Plan. Ballots should be mailed to the following address:

If sent by first-class mail: THE GARDEN CITY GROUP, INC. CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL. P.O. BOX 9680 DUBLIN, OHIO 43017-4980
If sent by hand delivery or overnight courier: THE GARDEN CITY GROUP, INC. CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL. 5151 BLAZER PARKWAY, SUITE A DUBLIN, OHIO 43017
THE VOTING DEADLINE IS 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012.
Ballots will not be accepted by facsimile transmission or electronic mail.
If the Plan is confirmed by the Court, it will be binding on you whether or not you vote.

2

HOW TO VOTE
1.	MAKE SURE THE INFORMATION CONTAINED IN ITEM 1 IS CORRECT.

2.
VOTE TO ACCEPT OR REJECT THE PLAN IN ITEM 2.  THE TSC DEBTORS ARE SOLICITING VOTES ON THE PLAN ATTACHED AS EXHIBIT A TO THE DISCLOSURE STATEMENT. TO THIS END, HOLDERS OF CLASS [__] [_______] MAY CHOOSE TO ACCEPT OR REJECT THE PLAN, AS INDICATED IN ITEM 2 OF THE BALLOT.

3.
CHECK THE APPROPRIATE BOX IN ITEM 3 TO ELECT TO GRANT OR NOT GRANT THE RELEASES CONTAINED IN ARTICLE IX OF THE PLAN.  ELECTION TO WITHHOLD CONSENT IS AT YOUR OPTION.  IF YOU SUBMIT YOUR BALLOT WITHOUT EITHER BOX CHECKED IN ITEM 3, YOU WILL BE DEEMED TO CONSENT TO THE RELEASES SET FORTH IN ARTICLE IX OF THE PLAN.

4.	REVIEW THE CERTIFICATIONS AND ACKNOWLEDGEMENTS IN ITEM 4.

5.	SIGN THE BALLOT — YOUR ORIGINAL SIGNATURE IS REQUIRED ON THE BALLOT IN ORDER FOR YOUR VOTE TO COUNT.

6.	BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED.

7.
YOU MUST VOTE THE FULL AMOUNT OF YOUR CLAIM REPRESENTED BY THIS BALLOT TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.  YOU WILL BE DEEMED TO HAVE VOTED THE FULL AMOUNT OF YOUR CLAIM IN YOUR VOTE. A BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

8.	ANY EXECUTED BALLOT RECEIVED THAT (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR (B) THAT INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED.

9.
ALL BALLOTS MUST BE FULLY EXECUTED TO BE COUNTED.  IF YOU ARE COMPLETING THIS BALLOT ON BEHALF OF ANOTHER PERSON OR ENTITY, INDICATE YOUR RELATIONSHIP WITH SUCH PERSON OR ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

Item 1.  Principal Amount of Class [__] [_________] Voted. The undersigned certifies that as of January 10, 2012 (the Voting Record Date), the undersigned was the holder of a Class [__] [__________] against [______] in the following aggregate unpaid principal amount (insert amount in the box below):

$

Item 2. Vote.  The holder of the Class [__] [__________] set forth in Item 1 votes to (please check only one box):

☐	ACCEPT THE PLAN

☐	REJECT THE PLAN

Item 3.  Releases.  Check the appropriate box below if you elect to grant or not grant the releases contained in Article IX of the Plan.  Election to withhold consent is at your option.  If you submit this Ballot without a box checked, you will be deemed to consent to the releases set forth in Article IX of the Plan.  The holder of the Class [____] [_______] set forth in Item 1 determines to (please check only one box):

3

☐	OPT OUT OF THE RELEASES

☐	NOT OPT OUT OF THE RELEASES2

Item 4.  Certifications and Acknowledgments.  By signing this Ballot, the undersigned acknowledges and certifies that the undersigned is the claimant or has the power and authority to vote to accept or reject the Plan on behalf of the claimant.  The undersigned understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.  The undersigned also acknowledges it has received a copy of the Disclosure Statement, the Plan and the Disclosure Statement Order and acknowledges that the solicitation of the Plan is being made pursuant to the terms and conditions set forth therein.  The undersigned understands that, if this Ballot is validly executed but does not indicate either acceptance or rejection of the Plan, or indicates both an acceptance and rejection of the Plan, this Ballot will not be counted as either an acceptance or rejection of the Plan.

Name of Creditor (Please Print)

Authorized Signature

Name of Signatory

If by Authorized Agent, Name and Title3

Street Address

City, State, Zip Code

Telephone Number

Social Security/Tax Identification Number4

Date Completed

2 If you do not make an election in Item 3 and/or fail to return your Ballot, you will be deemed to consent to the releases contained in Article IX of the Plan.

3 If you are completing this Ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

4 This information is necessary to ensure that future distributions under the Plan, if any, can be made quickly and efficiently.

4

Please check one or both of the below boxes, if the above address is a change of address for the purpose(s) of:

☐	future notice mailings; AND/OR

☐	distributions

PLEASE RETURN YOUR BALLOT PROMPTLY.
THE VOTING DEADLINE IS 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012.

THE CLAIMS AGENT WILL NOT ACCEPT BALLOTS BY FACSIMILE OR OTHER MEANS OF ELECTRONIC TRANSMISSION. IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, IF YOU HAVE RECEIVED A DAMAGED BALLOT, IF YOU HAVE LOST YOUR BALLOT,  IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE CLAIMS AGENT AT (888) 872-9182.  PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

5

Exhibit 3b

Preferred Stock Ballots

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)
PREFERRED STOCK BALLOT FOR ACCEPTING OR
REJECTING THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF  TERRESTAR
CORPORATION; MOTIENT COMMUNICATIONS INC.; MOTIENT HOLDINGS INC.;
MOTIENT LICENSE INC.; MOTIENT SERVICES INC.; MOTIENT VENTURES HOLDING INC.;
MVH HOLDINGS INC.; TERRESTAR HOLDINGS INC.; AND TERRESTAR NEW YORK INC.

CLASS 8[__] – Preferred Series [__] TSC Interests

CUSIP #[________]

 PLEASE READ AND FOLLOW THE ENCLOSED INSTRUCTIONS FOR COMPLETING BALLOTS CAREFULLY BEFORE COMPLETING THIS PREFERRED STOCK BALLOT.

YOUR PREFERRED STOCK BALLOT MUST BE SENT TO YOUR NOMINEE SO THAT THE MASTER PREFERRED STOCK BALLOT CAST ON YOUR BEHALF IS ACTUALLY RECEIVED BY THE GARDEN CITY GROUP, INC., THE TSC DEBTORS’ CLAIMS AGENT, BY 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012, THE VOTING DEADLINE, OR YOUR VOTE WILL NOT BE COUNTED.

This Preferred Stock Ballot is submitted to you by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”) to solicit your vote to accept or reject the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336), which is described in the accompanying Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338).

On [______], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (a) approving the Disclosure Statement, (b) fixing the dates and deadlines related to confirmation of the Plan, (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan (the “Disclosure Statement Order”) (Docket No. [___]).  Capitalized terms used in this Preferred Stock Ballot or the attached instructions that are not otherwise defined herein shall have the meaning ascribed to them in the Plan.

The Plan can be confirmed by the Court and thereby made binding on you if it (i) is accepted by (a) the holders of at least two-thirds in amount and more than one-half in number of the Claims in each Impaired Class who vote on the Plan or (b) the holders of at least two-thirds in amount of the Equity Interests in each Impaired Class who vote on the Plan and (ii) otherwise satisfies the applicable requirements of Bankruptcy Code section 1129(a).  If the requisite acceptances are not obtained, the Court nonetheless may confirm the Plan if it finds that with respect to each TSC Debtor, the Plan (a) provides fair and equitable treatment to, and does not unfairly discriminate against, each Class or Classes rejecting the Plan and (b) otherwise satisfies the requirements of Bankruptcy Code section 1129(b).

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

TO HAVE YOUR VOTE COUNTED, IT IS STRONGLY RECOMMENDED THAT YOU COMPLETE, SIGN AND RETURN THIS PREFERRED STOCK BALLOT TO YOUR BROKERAGE FIRM OR ITS AGENT (EACH, A “NOMINEE”) ON OR BEFORE 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 22, 2012 TO PROVIDE SUFFICIENT TIME FOR YOUR NOMINEE TO COMPILE AND SUBMIT A MASTER PREFERRED STOCK BALLOT.

PLEASE BE ADVISED THAT THE PLAN CONTAINS CERTAIN RELEASE, EXCULPATION AND INJUNCTION PROVISIONS. THESE PROVISIONS ARE FOUND IN ARTICLE IX OF THE PLAN. YOU ARE ADVISED AND ENCOURAGED TO CAREFULLY REVIEW AND CONSIDER THE PLAN, INCLUDING THE RELEASE, EXCULPATION AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MIGHT BE AFFECTED.

VOTING INFORMATION AND INSTRUCTIONS
FOR COMPLETING THE PREFERRED STOCK BALLOT

IMPORTANT
You should review the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions contained herein before you vote. You may wish to seek legal advice concerning the Plan and the classification and treatment of your Equity Interest(s) under the Plan.  Your Equity Interest has been placed in Class 8[__] Preferred Series [__] TSC Interests under the Plan.  If you hold Claims or Equity Interests in more than one Class, you will receive a separate Ballot or Preferred Stock Ballot, as applicable, for each Class in which you are entitled to vote.

If your Preferred Stock Ballot is not sent to the Nominee with enough time for the Nominee to cast your vote on a Master Preferred Stock Ballot and send the Master Preferred Stock Ballot to the Claims Agent on or before the Voting Deadline and the deadline is not extended by this Court or by the TSC Debtors, your vote will not count as either an acceptance or rejection of the Plan. Preferred Stock Ballots should be mailed back to your Nominee in the enclosed envelope.

THE VOTING DEADLINE IS 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012.  TO PROVIDE SUFFICIENT TIME FOR YOUR NOMINEE TO COMPILE AND SUBMIT A MASTER BALLOT, IT IS STRONGLY RECOMMENDED YOU COMPLETE, SIGN AND RETURN THIS PREFERRED STOCK BALLOT TO YOUR NOMINEE SO THAT IT IS ACTUALLY RECEIVED BY YOUR NOMINEE ON OR BEFORE FEBRUARY 22, 2012.

Preferred Stock Ballots will not be accepted by facsimile transmission or electronic mail.
If the Plan is confirmed by the Court, it will be binding on you whether or not you vote.

2

HOW TO VOTE
1.	PROVIDE THE INFORMATION REQUIRED BY ITEM 1.

2.
VOTE TO ACCEPT OR REJECT THE PLAN IN ITEM 2.  THE TSC DEBTORS ARE SOLICITING VOTES ON THE PLAN ATTACHED AS EXHIBIT A TO THE DISCLOSURE STATEMENT. TO THIS END, HOLDERS OF CLASS 8[__] PREFERRED SERIES [__] TSC INTERESTS MAY CHOOSE TO ACCEPT OR REJECT THE PLAN, AS INDICATED IN ITEM 2 OF THE PREFERRED STOCK BALLOT.

3.	PROVIDE THE INFORMATION REQUIRED BY ITEM 3, IF APPLICABLE TO YOU.

4.
CHECK THE APPROPRIATE BOX IN ITEM 4 TO ELECT TO GRANT OR NOT GRANT THE RELEASES CONTAINED IN ARTICLE IX OF THE PLAN.  ELECTION TO WITHHOLD CONSENT IS AT YOUR OPTION.  IF YOU SUBMIT YOUR BALLOT WITHOUT EITHER BOX CHECKED IN ITEM 4, YOU WILL BE DEEMED TO CONSENT TO THE RELEASES SET FORTH IN ARTICLE IX OF THE PLAN.

5.
CHECK THE APPROPRIATE BOX IN ITEM 5 REGARDING YOUR CURRENT HOLDINGS OF TSC SERIES A AND B PREFERRED STOCK.  IF YOU ANSWER “YES” IN ITEM 5, PLEASE BE ADVISED THAT COUNSEL FOR THE TSC DEBTORS MAY CONTACT YOU TO GATHER FURTHER INFORMATION REGARDING YOUR HOLDINGS OF TSC SERIES A AND B PREFERRED STOCK.

6.	REVIEW THE CERTIFICATIONS AND ACKNOWLEDGEMENTS IN ITEM 6.

7.	SIGN THE PREFERRED STOCK BALLOT — YOUR ORIGINAL SIGNATURE IS REQUIRED ON THE PREFERRED STOCK BALLOT IN ORDER FOR YOUR VOTE TO COUNT.

8.
SEND THE PREFERRED STOCK BALLOT SUCH THAT YOUR NOMINEE HAS ENOUGH TIME TO CAST YOUR VOTE ON A MASTER PREFERRED STOCK BALLOT AND SEND THE MASTER PREFERRED STOCK BALLOT TO THE CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE.

9.
YOU MUST VOTE THE FULL AMOUNT OF YOUR EQUITY INTEREST REPRESENTED BY THIS PREFERRED STOCK BALLOT TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.  YOU WILL BE DEEMED TO HAVE VOTED THE FULL AMOUNT OF YOUR EQUITY INTEREST IN YOUR VOTE. A PREFERRED STOCK BALLOT THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

10.
ANY EXECUTED PREFERRED STOCK BALLOT RECEIVED THAT (A) DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR (B) THAT INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED.

11.
ALL PREFERRED STOCK BALLOTS MUST BE FULLY EXECUTED TO BE COUNTED.  IF YOU ARE COMPLETING THIS PREFERRED STOCK BALLOT ON BEHALF OF ANOTHER PERSON OR ENTITY, INDICATE YOUR RELATIONSHIP WITH SUCH PERSON OR ENTITY AND THE CAPACITY IN WHICH YOU ARE SIGNING.

3

Item 1.  Number of Class 8[__] Preferred Series [__] TSC Interests Voted. The undersigned certifies that as of January 10, 2012 (the Voting Record Date), the undersigned was the holder of Class 8[__] Preferred Series [__] TSC Interests against TSC in the following aggregate number of preferred shares (insert number of shares in the box below):

Item 2. Vote.  The holder of the Class 8[__] Preferred Series [__] TSC Interests set forth in Item 1 votes to (please check only one box):

☐	ACCEPT THE PLAN

☐	REJECT THE PLAN

Item 3.  By returning this Preferred Stock Ballot, the beneficial owner identified in Item 1 certifies that (a) this Preferred Stock Ballot is the only Preferred Stock Ballot submitted for the Class 8[__] Preferred Series [__] TSC Interests held by such beneficial owner, except for the Class 8[__] Preferred Series [__] TSC Interests identified in the following table, (b) all of the Class 8[__] Preferred Series [__] TSC Interests for which the beneficial holder has submitted other Preferred Stock Ballots are identified in the following table, and (c) all Preferred Stock Ballots for Class 8[__] Preferred Series [__] TSC Interests submitted by the beneficial holder indicate the same vote to accept or reject the Plan that the beneficial owner has indicated in Item 2 of this Preferred Stock Ballot (please use additional sheets of paper if necessary):

CLASS 8[__] PREFERRED SERIES [__] TSC INTERESTS
VOTED ON OTHER PREFERRED STOCK BALLOTS

Account Number	Name of Bank, Broker or Other Nominee Through Which Other Class 8[__] Preferred Series [__] TSC Interests Are Held	Principal Amount of Other Class 8[__] Preferred Series [__] TSC Interests Voted
1.
2.
3.

Item 4.  Releases.  Check the appropriate box below if you elect to grant or not grant the releases contained in Article IX of the Plan.  Election to withhold consent is at your option.  If you submit this Preferred Stock Ballot without a box checked, you will be deemed to consent to the releases set forth in Article IX of the Plan.  The holder of the Class 8[__] Preferred Series [__] TSC Interests set forth in Item 1 determines to (please check only one box):

☐	OPT OUT OF THE RELEASES

☐	NOT OPT OUT OF THE RELEASES2

2 If you do not make an election in Item 4 and/or fail to return your Preferred Stock Ballot, you will be deemed to consent to the releases contained in Article IX of the Plan.

4

Item 5.  Ownership of TSC Series A and B Preferred Stock.  Do you, together with entities controlling, controlled by or under common control with you own 17,500 or more shares of TSC’s Series A and B Preferred Stock? (check “YES” or “NO”):

☐	YES

☐	NO

If you checked “YES” in Item 5 above, please be advised that counsel for the TSC Debtors may contact you to gather further information regarding your holdings of TSC Series A and B Preferred Stock.

Item 6.  Certifications and Acknowledgments.  By signing this Preferred Stock Ballot, the undersigned acknowledges and certifies that the undersigned is the Equity Interest holder or has the power and authority to vote to accept or reject the Plan on behalf of the Equity Interest holder.  The undersigned understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.  The undersigned also acknowledges it has received a copy of the Disclosure Statement, the Plan and the Disclosure Statement Order and acknowledges that the solicitation of the Plan is being made pursuant to the terms and conditions set forth therein.  The undersigned understands that, if this Preferred Stock Ballot is validly executed but does not indicate either acceptance or rejection of the Plan, or indicates both an acceptance and rejection of the Plan, this Preferred Stock Ballot will not be counted as either an acceptance or rejection of the Plan.

Name of Equity Holder (Please Print)

Authorized Signature

Name of Signatory

If by Authorized Agent, Name and Title3

Street Address

City, State, Zip Code

Telephone Number

Date Completed

3 If you are completing this Preferred Stock Ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

5

PLEASE RETURN YOUR BALLOT PROMPTLY.  THE VOTING DEADLINE IS 5:00 P.M. (PREVAILING EASTERN TIME ) ON FEBRUARY 24, 2012.  TO PROVIDE SUFFICIENT TIME FOR YOUR NOMINEE TO COMPILE AND SUBMIT A MASTER PREFERRED STOCK BALLOT, IT IS STRONGLY RECOMMENDED YOU COMPLETE, SIGN AND RETURN THIS PREFERRED STOCK BALLOT TO YOUR NOMINEE ON OR BEFORE 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 22, 2012.

PREFERRED STOCK BALLOTS TRANSMITTED BY FACSIMILE OR OTHER MEANS OF ELECTRONIC TRANSMISSION WILL NOT BE ACCEPTED.  IF YOU HAVE ANY QUESTIONS REGARDING THE PREFERRED STOCK BALLOT, IF YOU HAVE RECEIVED A DAMAGED PREFERRED STOCK BALLOT, IF YOU HAVE LOST YOUR PREFERRED STOCK BALLOT, IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR PREFERRED STOCK BALLOT OR IF YOU NEED ADDITIONAL COPIES OF THE PREFERRED STOCK BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE CLAIMS AGENT AT (888) 872-9182.  PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

6

Exhibit 3c

Master Preferred Stock Ballots

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

MASTER PREFERRED STOCK BALLOT FOR ACCEPTING OR REJECTING THE SECOND
AMENDED JOINT CHAPTER 11 PLAN OF TERRESTAR CORPORATION; MOTIENT
COMMUNICATIONS INC.;
MOTIENT HOLDINGS INC.; MOTIENT LICENSE INC.; MOTIENT SERVICES
INC.; MOTIENT VENTURES HOLDING INC.; MVH HOLDINGS INC.;
TERRESTAR HOLDINGS INC.; AND TERRESTAR NEW YORK INC.

CLASS 8[__] – PREFERRED SERIES [__] TSC INTERESTS CUSIP #[________]
PLEASE READ AND FOLLOW THE ENCLOSED INSTRUCTIONS
FOR COMPLETING BALLOTS CAREFULLY BEFORE
COMPLETING THIS MASTER PREFERRED STOCK BALLOT.

THE MASTER PREFERRED STOCK BALLOT MUST BE ACTUALLY RECEIVED BY
THE GARDEN CITY GROUP, INC., THE TSC DEBTORS’ CLAIMS AGENT,
BY 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012,
THE VOTING DEADLINE, OR THE VOTES REPRESENTED BY
THE MASTER PREFERRED STOCK BALLOT WILL NOT BE COUNTED.

This Master Preferred Stock Ballot is submitted to you by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”) to solicit your vote to accept or reject the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336), which is described in the accompanying Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338).

On [______], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (a) approving the Disclosure Statement, (b) fixing the dates and deadlines related to confirmation of the Plan, (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan (the “Disclosure Statement Order”) (Docket No. [___]).  Capitalized terms used in this Master Preferred Stock Ballot or the attached instructions that are not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

The Plan can be confirmed by the Court and thereby made binding on you if it (i) is accepted by (a) the holders of at least two-thirds in amount and more than one-half in number of the Claims in each Impaired Class who vote on the Plan or (b) the holders of at least two-thirds in amount of the Equity Interests in each Impaired Class who vote on the Plan and (ii) otherwise satisfies the applicable requirements of Bankruptcy Code section 1129(a).  If the requisite acceptances are not obtained, the Court nonetheless may confirm the Plan if it finds that with respect to each TSC Debtor, the Plan (a) provides fair and equitable treatment to, and does not unfairly discriminate against, each Class or Classes rejecting the Plan and (b) otherwise satisfies the requirements of Bankruptcy Code section 1129(b).

Before you transmit such votes, please carefully review the Disclosure Statement and the voting procedures.  If you do not have a copy of the Disclosure Statement, you may obtain such copy by contacting the TSC Debtors’ Claims Agent, The Garden City Group, Inc. (the “Claims Agent”), at (888) 872-9182.  THIS MASTER PREFERRED STOCK BALLOT RELATES ONLY TO VOTES CAST ON ACCOUNT OF CLASS 8[__] PREFERRED SERIES [__] TSC INTERESTS.

PLEASE BE ADVISED THAT THE PLAN CONTAINS CERTAIN RELEASE, EXCULPATION AND INJUNCTION PROVISIONS. THESE PROVISIONS ARE FOUND IN ARTICLE IX OF THE PLAN. YOU ARE ADVISED AND ENCOURAGED TO CAREFULLY REVIEW AND CONSIDER THE PLAN, INCLUDING THE RELEASE, EXCULPATION AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MIGHT BE AFFECTED.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AN AGENT OF ANY OF THE TSC DEBTORS OR THE CLAIMS AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN.

IMPORTANT
PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY.  COMPLETE, SIGN AND DATE THE MASTER PREFERRED STOCK BALLOT, AND RETURN IT SO THAT IT IS RECEIVED BY THE CLAIMS AGENT ON OR BEFORE THE VOTING DEADLINE BY 5:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 24, 2012.  IF THIS MASTER PREFERRED STOCK BALLOT IS NOT COMPLETED, SIGNED AND RECEIVED ON OR BEFORE THE VOTING DEADLINE AND THE VOTING DEADLINE IS NOT EXTENDED BY THE COURT OR THE TSC DEBTORS, THE VOTES TRANSMITTED BY THIS MASTER PREFERRED STOCK BALLOT WILL NOT BE COUNTED.

You should review the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions contained herein before you transmit votes. You or the beneficial holder of the Class 8[__] Preferred Series [__] TSC Interests for whom you are the Nominee (or agent thereof) may wish to seek legal advice concerning the Plan and the classification and treatment of Class 8[__] Preferred Series [__] TSC Interests under the Plan.  Such Equity Interests have been placed in Class 8[__] Preferred Series [__] TSC Interests under the Plan.

If the Plan is confirmed by the Court, it will be binding on you and the beneficial holders of Class 8[__] Preferred Series [__] TSC Interests for whom you are the Nominee (or agent thereof), whether or not such beneficial owners vote and whether or not any votes are transmitted by this Master Preferred Stock Ballot.

Master Preferred Stock Ballots will not be accepted by facsimile transmission or electronic mail.

2

INSTRUCTIONS FOR COMPLETING THE MASTER PREFERRED STOCK BALLOT

VOTING DEADLINE:

The Voting Deadline is 5:00 p.m. (prevailing Eastern Time) on February 24, 2012.  To have the vote of you or your customers count, you must complete, sign and return this Master Preferred Stock Ballot so that it is received by the Claims Agent at the following address no later than the Voting Deadline:

If sent by first-class mail:

THE GARDEN CITY GROUP, INC.
CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL.
P.O. BOX 9680
DUBLIN, OHIO 43017-4980

If sent by hand delivery or overnight courier:

THE GARDEN CITY GROUP, INC.
CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL.
5151 BLAZER PARKWAY, SUITE A
DUBLIN, OHIO 43017

If you are both the registered owner and beneficial holder of Class 8[__] Preferred Series [__] TSC Interests and you wish to vote such Equity Interests:  You may complete, execute and return to the Claims Agent a Master Preferred Stock Ballot with respect to such Class 8[__] Preferred Series [__] TSC Interests that you as beneficial owner wish to vote.

If you are transmitting the votes of any beneficial owners of Class 8[__] Preferred Series [__] TSC Interests other than yourself, you may:  (A) deliver the Preferred Stock Ballot to the beneficial owner, along with the Disclosure Statement, a return envelope provided by and addressed to you, as the Nominee (or agent thereof) and other materials requested to be forwarded within five business days of the receipt of such materials, and take the necessary actions to enable such beneficial owner to (i) complete and execute such Preferred Stock Ballot voting to accept or reject the Plan with respect to its Equity Interest(s) and (ii) return the completed, executed Preferred Stock Ballot to you in sufficient time to enable you to complete the Master Preferred Stock Ballot and deliver it to the Claims Agent before the Voting Deadline at 5:00 p.m. (prevailing Eastern Time) on February 24, 2012; or (B) otherwise validate the Preferred Stock Ballot in a manner acceptable to the Claims Agent.

With respect to all Preferred Stock Ballots returned to you, you must properly complete the Master Preferred Stock Ballot, as follows:

1.	Check the appropriate box in Item 1 on this Master Preferred Stock Ballot.

2.
In Item 2 of this Master Preferred Stock Ballot, indicate the votes to accept or reject the Plan, as transmitted to you by the beneficial holders of Class 8[__] Preferred Series [__] TSC Interests.  To identify such beneficial holders without disclosing their names, please use the customer account number assigned to you by each such beneficial owner, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).  IMPORTANT:  BENEFICIAL OWNERS MAY NOT SPLIT THEIR VOTES.  EACH BENEFICIAL OWNER MUST VOTE ALL OF THEIR CLASS 8[__] PREFERRED SERIES [__] TSC INTERESTS EITHER TO ACCEPT OR REJECT THE PLAN.  IF ANY BENEFICIAL OWNER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT THE CLAIMS AGENT IMMEDIATELY.  Any Preferred Stock Ballot or Master Preferred Stock Ballot that is validly executed but (i) which does not indicate an acceptance or rejection of the Plan by the indicated beneficial owner or (ii) indicates both an acceptance and rejection of the Plan by the indicated beneficial owner will not be counted as to such beneficial owner.

3

3.
Please note that Item 3 of this Master Preferred Stock Ballot requests that you transcribe the information provided by each beneficial owner from Item 3 of each completed Preferred Stock Ballot relating to the Class 8[__] Preferred Series [__] TSC Interests voted.

4.
Please note that Item 4 of this Master Preferred Stock Ballot requests that you transcribe the information provided by each beneficial owner from Item 4 of each completed Preferred Stock Ballot with respect to whether each beneficial owner of Class 8[__] Preferred Series [__] TSC Interests indicated to opt out or not opt out of the releases contained in Article IX of the Plan.

5.	Review the certification in Item 6 of the Master Preferred Stock Ballot.

6.	In Item 6, sign and date the Master Preferred Stock Ballot and provide the remaining information requested.

7.
If additional space is required to respond to any item on the Master Preferred Stock Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item of the Master Preferred Stock Ballot to which you are responding.

8.
Deliver the completed and executed Master Preferred Stock Ballot so as to be actually received by the Claims Agent before the Voting Deadline.  For each completed and executed Preferred Stock Ballot returned to you by a beneficial owner, either forward such Preferred Stock Ballot (along with your Master Preferred Stock Ballot) to the Claims Agent or retain such Preferred Stock Ballot in your files for one year from the Voting Deadline.

PLEASE NOTE:

This Master Preferred Stock Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

No Preferred Stock Ballot or Master Preferred Stock Ballot shall constitute or be deemed to be a Proof of Claim or Equity Interest or an assertion of a Claim or Equity Interest.

No fees, commissions or other remuneration will be payable to any broker, bank, dealer, Nominee or other person for soliciting Preferred Stock Ballots accepting the Plan.  The TSC Debtors will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Preferred Stock Ballots and other enclosed materials to the beneficial holders of Class 8[__] Preferred Series [__] TSC Interests held by you as a Nominee or in a fiduciary capacity.

No Master Preferred Stock Ballot may be submitted by email, facsimile or other means of electronic transmission.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER PREFERRED STOCK BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER PREFERRED STOCK BALLOT, PREFERRED STOCK BALLOTS, THE DISCLOSURE STATEMENT OR OTHER RELATED MATERIALS, PLEASE CALL THE CLAIMS AGENT AT (888) 872-9182.

4

Item 1.  Certification of Authority to Vote.  The undersigned certifies that it (please check the applicable box):

☐
is a broker, bank or other Nominee for the beneficial holder of Class 8[__] Preferred Series [__] TSC Interests in the aggregate number of preferred shares listed in Item 2 below as of January 10, 2012, or is the registered holder of such securities; or

☐
is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank or other Nominee or a beneficial owner that on January 10, 2012 was the holder of the aggregate number of preferred shares listed on Item 2 below; or

☐	is acting under a proxy granted by a broker, bank or other Nominee for the beneficial owners (please attach a copy of the proxy to the Master Preferred Stock Ballot),

and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial owners of the Class 8[__] Preferred Series [__] TSC Interests.

Item 2.  Class 8[__] Preferred Series [__] TSC Interests Vote on Plan – Number of Beneficial Owners.  The undersigned certifies that the following beneficial holders of Class 8[__] Preferred Series [__] TSC Interests, as identified by their respective customer account numbers, were beneficial owners of the Class 8[__] Preferred Series [__] TSC Interests on January 10, 2010 and have delivered to the undersigned, as Nominee (or agent thereof), properly executed Preferred Stock Ballots casting votes as indicated and containing instructions for the casting of those votes on their behalf (indicate in the appropriate column the aggregate number of preferred shares voted for each account, or attach such information to this Master Preferred Stock Ballot in the form of the following table).  For purposes of this Master Preferred Stock Ballot, accrued or unmatured interest should not be included.  Please note: Each beneficial owner must vote all of their Class 8[__] Preferred Series [__] TSC Interests either to accept or reject the Plan and may not split such vote.

ANY EXECUTED PREFERRED STOCK BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, WILL NOT BE COUNTED.

Customer Name or Account Number for Each Beneficial Owner	Votes on the Plan
	Accept the Plan	Reject the Plan
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
TOTALS

IF YOU ARE ACTING AS A NOMINEE FOR MORE THAN TEN BENEFICIAL OWNERS, PLEASE ATTACH ADDITIONAL SHEETS, AS NECESSARY.

5

Item 3.  Additional Preferred Stock Ballots Submitted by Beneficial Owners.  The undersigned certifies that it has transcribed below the information, if any, provided in Item 3 of each Preferred Stock Ballot received from a beneficial owner:

Customer Name or Account Number for Each Beneficial Holder of Class 8[__] Preferred Series [__] TSC Interests that Completed Item 3	Transcribe From Item 3 of Preferred Stock Ballot
	Account Number	Name of Bank, Broker or Other Nominee Through Which Other Notes Are Held	Number of Shares of Other Class 8[__] Preferred Series [__] TSC Interests Voted
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Item 4.  Elections with Respect to Releases Submitted by Beneficial Owners.  The undersigned certifies that it has transcribed below the information, if any, provided in Item 4 of each Preferred Stock Ballot received from a beneficial owner:

Customer Name or Account Number for Each Beneficial Owner	Elections with Respect to the Releases
	Opt Out of the Releases	Not Opt Out of the Releases
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
TOTALS

6

Item 5.  Ownership of TSC Series A and B Preferred Stock.  The undersigned certifies that it has transcribed below the information, if any, provided in Item 5 of each Preferred Stock Ballot received from a beneficial owner:

Customer Name or Account Number for Each Beneficial Owner of 17,500 or More Shares of TSC’s Series A and B Preferred Stock

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Item 6.  Certification.  By signing this Master Preferred Stock Ballot, the undersigned certifies that each beneficial holder of a Class 8[__] Preferred Series [__] TSC Interest listed in Item 2, above, has been provided with a copy of the Disclosure Statement, the Plan and the Disclosure Statement Order and acknowledges that the solicitation of the Plan is being made pursuant to the terms and conditions set forth therein.

Name of Broker, Bank or Other Nominee (Please Print)

Participant Number

Name of Proxy Holder or Agent for Broker, Bank or Other Nominee (if applicable)

Signature

Print Name

Title (if appropriate)

7

Street Address

City, State, Zip Code

Telephone Number

Date Completed

THIS MASTER PREFERRED STOCK BALLOT MUST BE RECEIVED BY THE CLAIMS AGENT AT THE ADDRESS LISTED BELOW, BEFORE 5:00 P.M., (PREVAILING EASTERN TIME), ON FEBRUARY 24, 2012, OR THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

If sent by first-class mail:

THE GARDEN CITY GROUP, INC.
CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL.
P.O. BOX 9680
DUBLIN, OHIO 43017-4980

If sent by hand delivery or overnight courier:

THE GARDEN CITY GROUP, INC.
CLAIMS AGENT FOR TERRESTAR CORPORATION, ET AL.
5151 BLAZER PARKWAY, SUITE A
DUBLIN, OHIO 43017

PLEASE NOTE: THE CLAIMS AGENT WILL NOT ACCEPT PREFERRED STOCK BALLOTS OR MASTER PREFERRED STOCK BALLOTS BY FACSIMILE OR OTHER MEANS OF ELECTRONIC TRANSMISSION.

ANY PREFERRED STOCK BALLOT OR MASTER PREFERRED STOCK BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN, OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS REGARDING THE MASTER PREFERRED STOCK BALLOT, IF YOU HAVE RECEIVED A DAMAGED MASTER PREFERRED STOCK BALLOT, IF YOU HAVE LOST YOUR MASTER PREFERRED STOCK BALLOT, IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR MASTER PREFERRED STOCK BALLOT OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER PREFERRED STOCK BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE CLAIMS AGENT AT (888) 872-9182.  PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

8

Exhibit 4a

Notice of Non-Voting Status (Deemed To Accept)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

NOTICE OF NON-VOTING STATUS TO HOLDERS OF
UNIMPAIRED CLAIMS OR EQUITY INTERESTS CONCLUSIVELY
PRESUMED TO ACCEPT THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF
TERRESTAR CORPORATION; MOTIENT COMMUNICATIONS INC.; MOTIENT HOLDINGS INC.;
MOTIENT LICENSE INC.; MOTIENT SERVICES INC.; MOTIENT VENTURES HOLDING INC.;
MVH HOLDINGS INC.; TERRESTAR HOLDINGS INC.; AND TERRESTAR NEW YORK INC.

PLEASE TAKE NOTICE THAT on [____], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (the “Disclosure Statement Order”) (Docket No. [__]) (a) approving the Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338) filed by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”), (b) fixing the dates and deadlines related to confirmation of the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336), (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan.

PLEASE TAKE FURTHER NOTICE THAT because of the nature and treatment of your claim or equity interest under the Plan, you are not entitled to vote on the Plan.  Specifically, under the terms of the Plan, as a holder of a claim or equity interest (as currently asserted against the TSC Debtors) that is unimpaired and conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), you are not entitled to vote on the Plan.

PLEASE TAKE FURTHER NOTICE THAT the deadline for filing objections to the Plan is 5:00 p.m. (prevailing Eastern Time) on February 24, 2012 (the “Plan Objection Deadline”).  Any objection to the Plan must: (a) be in writing; (b) conform to the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court for the Southern District of New York and any orders of the Court; (c) state the name and address of the objecting party and the amount and nature of the claim or equity interest of such entity; (d) state, with particularity, the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received no later than the Plan Objection Deadline by the following parties as well as counsel to any committee appointed in the TSC Debtors’ chapter 11 cases:

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

AKIN GUMP STRAUSS HAUER & FELD LLP
Attn: Ira Dizengoff and Arik Preis One Bryant Park New York, New York 10036 (212) 872-1000 (Telephone) (212) 872-1001 (Facsimile)	Attn: Sarah Link Schultz 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 (214) 969-2800 (Telephone) (214) 969-4343 (Facsimile)
Counsel to the TSC Debtors
QUINN EMANUEL URQUHART & SULLIVAN, LLP Attn: Scott C. Shelley and Daniel Holzman 51 Madison Avenue, 22nd Floor New York, New York 10010 (212) 849-7000 (Telephone) (212) 849-7100 (Facsimile)	WEIL, GOTSHAL & MANGES LLP Attn: Debra A. Dandeneau and Ronit Berkovich 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)
Counsel to the Bridge Loan Agent, the DIP Agent, the Bridge Lenders and the DIP Lenders	Counsel to the Bridge Lenders and the DIP Lenders
WACHTELL, LIPTON, ROSEN & KATZ Attn: Scott K. Charles and Alexander B. Lees 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF NEW YORK Attn: Susan D. Golden 33 Whitehall Street, Suite 2100 New York, NY 10004
Counsel to the Bridge Lenders and the DIP Lenders	United States Trustee

PLEASE TAKE FURTHER NOTICE THAT the hearing to consider confirmation of the Plan will commence at 10:00 a.m. (prevailing Eastern Time) on March 7, 2012 before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004.

PLEASE TAKE FURTHER NOTICE THAT if you would like to obtain a copy of the Disclosure Statement, the Plan, the Disclosure Statement Order or related documents, you should contact The Garden City Group, Inc. (the “Claims Agent”), the claims agent retained by the TSC Debtors in these chapter 11 cases, by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of, solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.   The Claims Agent is not authorized to, and will not, provide legal advice.

ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION
AND INJUNCTION PROVISIONS, AND ARTICLE IX.B. CONTAINS A THIRD-
PARTY RELEASE. THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.2

2 Pursuant to Article IX of the Plan, parties who are not entitled to vote to accept or reject the Plan are deemed to have opted out of the third-party releases contained in the Plan.

2

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, CONTACT THE CLAIMS AGENT AT (888) 872-9182. PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

3

Exhibit 4b

Notice of Non-Voting Status (Deemed To Reject)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

NOTICE OF NON-VOTING STATUS TO HOLDERS OF IMPAIRED CLAIMS AND
EQUITY INTERESTS DEEMED TO REJECT THE SECOND AMENDED JOINT CHAPTER 11 PLAN
OF TERRESTAR CORPORATION; MOTIENT COMMUNICATIONS INC.; MOTIENT HOLDINGS
INC.; MOTIENT LICENSE INC.; MOTIENT SERVICES INC.; MOTIENT VENTURES HOLDING INC.;
MVH HOLDINGS INC.; TERRESTAR HOLDINGS INC.; AND TERRESTAR NEW YORK INC.

PLEASE TAKE NOTICE THAT on [____], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (the “Disclosure Statement Order”) (Docket No. [__]) (a) approving the Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338) filed by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”), (b) fixing the dates and deadlines related to confirmation of the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336), (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan.

PLEASE TAKE FURTHER NOTICE THAT because of the nature and treatment of your claim or equity interest under the Plan, you are not entitled to vote on the Plan.  Specifically, under the terms of the Plan, as a holder of a claim or equity interest (as currently asserted against the TSC Debtors) that is receiving no distribution under the Plan, you are deemed to reject the Plan pursuant to Bankruptcy Code section 1126(g) and are not entitled to vote on the Plan.

PLEASE TAKE FURTHER NOTICE THAT the deadline for filing objections to the Plan is 5:00 p.m. prevailing Eastern Time on February 24, 2012, (the “Plan Objection Deadline”).  Any objection to the Plan must: (a) be in writing; (b) conform to the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court for the Southern District of New York and any orders of the Court; (c) state the name and address of the objecting party and the amount and nature of the claim or equity interest of such entity; (d) state, with particularity, the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received no later than the Plan Objection Deadline by the following parties as well as counsel to any committee appointed in the TSC Debtors’ chapter 11 cases:

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

AKIN GUMP STRAUSS HAUER & FELD LLP
Attn: Ira Dizengoff and Arik Preis One Bryant Park New York, New York 10036 (212) 872-1000 (Telephone) (212) 872-1001 (Facsimile)	Attn: Sarah Link Schultz 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 (214) 969-2800 (Telephone) (214) 969-4343 (Facsimile)
Counsel to the TSC Debtors
QUINN EMANUEL URQUHART & SULLIVAN, LLP Attn: Scott C. Shelley and Daniel Holzman 51 Madison Avenue, 22nd Floor New York, New York 10010 (212) 849-7000 (Telephone) (212) 849-7100 (Facsimile)	WEIL, GOTSHAL & MANGES LLP Attn: Debra A. Dandeneau and Ronit Berkovich 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)
Counsel to the Bridge Loan Agent, the DIP Agent, the Bridge Lenders and the DIP Lenders	Counsel to the Bridge Lenders and the DIP Lenders
WACHTELL, LIPTON, ROSEN & KATZ Attn: Scott K. Charles and Alexander B. Lees 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF NEW YORK Attn: Susan D. Golden 33 Whitehall Street, Suite 2100 New York, NY 10004
Counsel to the Bridge Lenders and the DIP Lenders	United States Trustee

PLEASE TAKE FURTHER NOTICE THAT the hearing to consider confirmation of the Plan will commence at 10:00 a.m. (prevailing Eastern Time) on March 7, 2012 before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004.

PLEASE TAKE FURTHER NOTICE THAT if you would like to obtain a copy of the Disclosure Statement, the Plan, the Disclosure Statement Order or related documents, you should contact The Garden City Group, Inc. (the “Claims Agent”), the claims agent retained by the TSC Debtors in these chapter 11 cases, by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.   The Claims Agent is not authorized to, and will not, provide legal advice.

ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION
AND INJUNCTION PROVISIONS, AND ARTICLE IX.B. CONTAINS A THIRD-
PARTY RELEASE. THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.2

2 Pursuant to Article IX of the Plan, parties who are not entitled to vote to accept or reject the Plan are deemed to have opted out of the third-party releases contained in the Plan.

2

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, CONTACT THE CLAIMS AGENT AT (888) 872-9182. PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

3

Exhibit 4c

Notice of Non-Voting Status (Disputed Claims)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

NOTICE OF NON-VOTING STATUS TO HOLDERS OF DISPUTED CLAIMS

PLEASE TAKE NOTICE THAT on [____], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (the “Disclosure Statement Order”) (Docket No. [__]) (a) approving the Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338) filed by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”), (b) fixing the dates and deadlines related to confirmation of the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”) (Docket No. 336), (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan.

PLEASE TAKE FURTHER NOTICE THAT as of the Voting Record Date, you are the holder of a claim that is subject to a pending objection by the TSC Debtors.  Accordingly, you are not entitled to vote on the Plan with respect to the disputed portion of your Claim unless, at least five business days before the Voting Deadline:  (a) an order of the Court is entered allowing such claim pursuant to Bankruptcy Code section 502(b), after notice and a hearing; (b) an order of the Court is entered temporarily allowing such claim for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (c) a stipulation or other agreement is executed between the holder of such claim and the TSC Debtors resolving the objection and allowing such claim in an agreed-upon amount; (d) a stipulation or other agreement is executed between the holder of such claim and the TSC Debtors temporarily allowing the holder of such claim to vote its claim in an agreed-upon amount; or (e) the pending objection to such claim is voluntarily withdrawn by the TSC Debtors (each, a “Resolution Event”).

Accordingly, this notice is being sent to you for informational purposes only.

If a Resolution Event occurs, then, no later than two business days thereafter, The Garden City Group, Inc. (the “Claims Agent”), the claims agent retained by the TSC Debtors in these chapter 11 cases, shall distribute a Ballot and a pre-addressed postage pre-paid envelope to you, which must be returned to the Claims Agent no later than the Voting Deadline, which is 5:00 p.m. prevailing Eastern Time on February 24, 2012.

PLEASE TAKE FURTHER NOTICE THAT the deadline for filing objections to the Plan is 5:00 p.m. (prevailing Eastern Time) on February 24, 2012 (the “Plan Objection Deadline”).  Any objection to the Plan must: (a) be in writing; (b) conform to the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court for the Southern District of New York and any orders of the Court; (c) state the name and address of the objecting party and the amount and nature of the claim or equity interest of such entity; (d) state, with particularity, the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received no later than the Plan Objection Deadline by the following parties as well as counsel to any committee appointed in the TSC Debtors’ chapter 11 cases:

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

AKIN GUMP STRAUSS HAUER & FELD LLP
Attn: Ira Dizengoff and Arik Preis One Bryant Park New York, New York 10036 (212) 872-1000 (Telephone) (212) 872-1001 (Facsimile)	Attn: Sarah Link Schultz 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 (214) 969-2800 (Telephone) (214) 969-4343 (Facsimile)
Counsel to the TSC Debtors
QUINN EMANUEL URQUHART & SULLIVAN, LLP Attn: Scott C. Shelley and Daniel Holzman 51 Madison Avenue, 22nd Floor New York, New York 10010 (212) 849-7000 (Telephone) (212) 849-7100 (Facsimile)	WEIL, GOTSHAL & MANGES LLP Attn: Debra A. Dandeneau and Ronit Berkovich 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)
Counsel to the Bridge Loan Agent, the DIP Agent, the Bridge Lenders and the DIP Lenders	Counsel to the Bridge Lenders and the DIP Lenders
WACHTELL, LIPTON, ROSEN & KATZ Attn: Scott K. Charles and Alexander B. Lees 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF NEW YORK Attn: Susan D. Golden 33 Whitehall Street, Suite 2100 New York, NY 10004
Counsel to the Bridge Lenders and the DIP Lenders	United States Trustee

PLEASE TAKE FURTHER NOTICE THAT the hearing to consider confirmation of the Plan will commence at 10:00 a.m. (prevailing Eastern Time) on March 7, 2012 before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004.

PLEASE TAKE FURTHER NOTICE THAT if you would like to obtain a copy of the Disclosure Statement, the Plan, the Disclosure Statement Order or related documents, you should contact the Claims Agent by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of, solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.   The Claims Agent is not authorized to, and will not, provide legal advice.

2

ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION
AND INJUNCTION PROVISIONS, AND ARTICLE IX.B. CONTAINS A THIRD-
PARTY RELEASE. THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.2

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, CONTACT THE CLAIMS AGENT AT (888) 872-9182. PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

2 Pursuant to Article IX of the Plan, parties who are not entitled to vote to accept or reject the Plan are deemed to have opted out of the third-party releases contained in the Plan.

3

Exhibit 5

Contract/Lease Party Notice

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

NOTICE TO CONTRACT AND LEASE COUNTERPARTIES

PLEASE TAKE NOTICE THAT on [_______], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (the “Disclosure Statement Order”) (Docket No. [__]) (a) approving the Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338) filed by TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (collectively, the “TSC Debtors”), (b) fixing the dates and deadlines related to confirmation of the Second Amended Joint Chapter 11 Plan of TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc. (Docket No. 336) (as may be modified or amended from time to time, the “Plan”),2 (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan.

PLEASE TAKE FURTHER NOTICE THAT you are receiving this notice because you are a counterparty to an Executory Contract or Unexpired Lease with one or more of the TSC Debtors that has not been assumed or rejected as of January 10, 2012, which is the date for determining which holders of Claims and Equity Interests are entitled to vote on the Plan.  Pursuant to Article VI of the Plan as currently drafted and subject to the Plan being confirmed by the entry of the order confirming the Plan, each Executory Contract or Unexpired Lease shall be deemed automatically rejected in accordance with the provisions and requirements of Bankruptcy Code sections 365 and 1123 as of the Effective Date, unless any such Executory Contract or Unexpired Lease was (1) assumed or rejected previously by the TSC Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Assumed Rejected Executory Contracts and Unexpired Leases List (as filed in the Plan Supplement). The TSC Debtors’ decision to assume or reject any Executory Contracts and Unexpired Leases will be made in accordance with the terms of the Plan confirmed by the Court, and notice of any such decision is being provided to the affected counterparty to such Executory Contract or Unexpired Lease in accordance with Article VI of the Plan.  Accordingly, if you are a counterparty to an Executory Contract or Unexpired Lease with the TSC Debtors, your contract or lease may be assumed by the TSC Debtors.

PLEASE TAKE FURTHER NOTICE THAT on or before February 3, 2012, the TSC Debtors will file the Plan Supplement (as defined in the Plan) containing, among other things, (a) the Assumed Executory Contract and Unexpired Lease List and (b) the Rejected Executory Contract and Unexpired Lease List.

1 The debtors in these chapter 11 cases are: TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holding Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

2 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

PLEASE TAKE FURTHER NOTICE THAT if you would like to obtain a copy of the Disclosure Statement, the Plan, the Disclosure Statement Order or related documents, you should contact The Garden City Group, Inc. (the “Claims Agent”), the claims agent retained by the TSC Debtors in these chapter 11 cases, by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of, solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.   The Claims Agent is not authorized to, and will not, provide legal advice.

PLEASE TAKE FURTHER NOTICE THAT the hearing at which the Court will consider confirmation of the Plan will commence at 10:00 a.m. (prevailing Eastern Time) on March 7, 2012 before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York located at One Bowling Green, New York, New York 10004.  The deadline for filing objections to the Plan is February 24, 2012 at 5:00 p.m. (prevailing Eastern Time) (the “Plan Objection Deadline”).  Any objection to the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules and the Local Rules; (c) state the name and address of the objecting party and the amount and nature of the Claim or Equity Interest of such entity; (d) state, with particularity, the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Plan Objection Deadline by the following parties as well as counsel to any committee appointed in the TSC Debtors’ chapter 11 cases:

AKIN GUMP STRAUSS HAUER & FELD LLP
Attn: Ira Dizengoff and Arik Preis One Bryant Park New York, New York 10036 (212) 872-1000 (Telephone) (212) 872-1001 (Facsimile)	Attn: Sarah Link Schultz 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 (214) 969-2800 (Telephone) (214) 969-4343 (Facsimile)
Counsel to the TSC Debtors
QUINN EMANUEL URQUHART & SULLIVAN, LLP Attn: Scott C. Shelley and Daniel Holzman 51 Madison Avenue, 22nd Floor New York, New York 10010 (212) 849-7000 (Telephone) (212) 849-7100 (Facsimile)	WEIL, GOTSHAL & MANGES LLP Attn: Debra A. Dandeneau and Ronit Berkovich 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)
Counsel to the Bridge Loan Agent, the DIP Agent, the Bridge Lenders and the DIP Lenders	Counsel to the Bridge Lenders and the DIP Lenders
WACHTELL, LIPTON, ROSEN & KATZ Attn: Scott K. Charles and Alexander B. Lees 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF NEW YORK Attn: Susan D. Golden 33 Whitehall Street, Suite 2100 New York, NY 10004
Counsel to the Bridge Lenders and the DIP Lenders	United States Trustee

2

ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION
AND INJUNCTION PROVISIONS, AND ARTICLE IX.B. CONTAINS A THIRD-
PARTY RELEASE. THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.3

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, CONTACT THE CLAIMS AGENT AT
(888) 872-9182. PLEASE DO NOT DIRECT ANY INQUIRIES TO THE COURT.  THE CLAIMS AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE.

3 Pursuant to Article IX of the Plan, parties who are not entitled to vote to accept or reject the Plan are deemed to have opted out of the third-party releases contained in the Plan.

3

Exhibit 6

Confirmation Hearing Notice

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
TERRESTAR CORPORATION, et al.,1)		Case No. 11-10612 (SHL)
)
Debtors.	)	Jointly Administered
)

NOTICE OF HEARING TO CONSIDER
CONFIRMATION OF THE CHAPTER 11 PLAN FILED BY THE
TSC DEBTORS AND RELATED VOTING AND OBJECTION DEADLINES

YOU ARE RECEIVING THIS NOTICE BECAUSE YOU ARE ENTITLED TO
VOTE ON THE PLAN. THEREFORE, YOU SHOULD READ THIS LETTER
CAREFULLY AND DISCUSS IT WITH YOUR ATTORNEY. IF YOU DO
NOT HAVE AN ATTORNEY, YOU MAY WISH TO CONSULT ONE.

TO:	ALL HOLDERS OF CLAIMS, HOLDERS OF EQUITY INTERESTS AND
PARTIES IN INTEREST IN THE ABOVE-CAPTIONED CHAPTER 11 CASES

PLEASE TAKE NOTICE THAT on [____], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order (the “Disclosure Statement Order”) (Docket No. [___]) (a) approving the Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (as may be modified or amended from time to time, the “Disclosure Statement”) (Docket No. 338) filed by TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (collectively, the “TSC Debtors”), (b) fixing the dates and deadlines related to confirmation of the Second Amended Joint Chapter 11 Plan of TerreStar Corporation, Motient Communications Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., TerreStar Holdings Inc. and TerreStar New York Inc. (as may be modified or amended from time to time, the “Plan”)2 (Docket No. 336), (c) approving the procedures for soliciting and tabulating the votes on, and for objecting to, the Plan and (d) approving the manner and form of notices and documents relating to the Plan.

PLEASE TAKE FURTHER NOTICE THAT the hearing at which the Court will consider confirmation of the Plan (the “Confirmation Hearing”) will commence at 10:00 a.m. (prevailing Eastern Time) on March 7, 2012 before the Honorable Sean H. Lane, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at One Bowling Green, New York, New York 10004.

1 The debtors in these chapter 11 cases are:  TerreStar Corporation; Motient Communications Inc.; Motient Holdings Inc.; Motient License Inc.; Motient Services Inc.; Motient Ventures Holdings Inc.; MVH Holdings Inc.; TerreStar Holdings Inc.; and TerreStar New York Inc.

2 Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

PLEASE BE ADVISED:  THE CONFIRMATION HEARING MAY BE CONTINUED FROM TIME TO TIME BY THE COURT OR THE TSC DEBTORS WITHOUT FURTHER NOTICE OTHER THAN BY SUCH ADJOURNMENT BEING ANNOUNCED IN OPEN COURT OR BY A NOTICE OF ADJOURNMENT FILED WITH THE COURT AND SERVED ON THE LIST OF ALL PARTIES REQUIRED TO BE NOTIFIED UNDER BANKRUPTCY RULE 2002 AND LOCAL RULE 2002-1 AND OTHER PARTIES ENTITLED TO NOTICE.

CRITICAL INFORMATION REGARDING VOTING ON THE PLAN

Voting Record Date.  The voting record date is January 10, 2012, which is the date for determining which holders of Claims and Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 4g, 4h, 4i, 6, 8a and 8b are entitled to vote on the Plan.

Voting Deadline.  The deadline for voting on the Plan is 5:00 p.m. (prevailing Eastern Time) on February 24, 2012 (the “Voting Deadline”).  If you received a Solicitation Package, including a Ballot, a Preferred Stock Ballot or a Master Preferred Stock Ballot, and intend to vote on the Plan, for your vote to be counted you must: (a) follow the instructions carefully; (b) complete all of the required information on the Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot, as applicable; and (c) execute and return your completed Ballot, Preferred Stock Ballot or Master Preferred Stock Ballot so that it is actually received by The Garden City Group, Inc. (the “Claims Agent”) (or nominee, as appropriate)3, according to and as set forth in detail in the voting instructions on or before the Voting Deadline.  A failure to follow such instructions may disqualify your vote.

CRITICAL INFORMATION REGARDING OBJECTING TO THE PLAN

ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION,
AND INJUNCTION PROVISIONS, AND ARTICLE IX.B. CONTAINS
A THIRD-PARTY RELEASE.  THUS, YOU ARE ADVISED TO REVIEW
AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS
MIGHT BE AFFECTED THEREUNDER.4

Plan Objection Deadline.  The deadline for filing objections to the Plan is February 24, 2012 at 5:00 p.m. (prevailing Eastern Time) (the “Plan Objection Deadline”).

Objections to the Plan.  All objections, if any, to the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Rules and any orders of the Court; (c) state the name and address of the objecting party and the amount and nature of the claim or equity interest of such entity; (d) state, with particularity, the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received no later than the Plan Objection Deadline by the following parties as well as counsel to any statutory committee appointed in these chapter 11 cases:

3 Parties who receive a Preferred Stock Ballot should return such ballot to the Nominee in accordance with the voting information and instructions provided on the Preferred Stock Ballot.

4 Pursuant to Article IX of the Plan, parties who are not entitled to vote to accept or reject the Plan are deemed to have opted out of the third-party releases contained in the Plan.

2

AKIN GUMP STRAUSS HAUER & FELD LLP
Attn: Ira Dizengoff and Arik Preis One Bryant Park New York, New York 10036 (212) 872-1000 (Telephone) (212) 872-1001 (Facsimile)	Attn: Sarah Link Schultz 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 (214) 969-2800 (Telephone) (214) 969-4343 (Facsimile)
Counsel to the TSC Debtors
QUINN EMANUEL URQUHART & SULLIVAN, LLP Attn: Scott C. Shelley and Daniel Holzman 51 Madison Avenue, 22nd Floor New York, New York 10010 (212) 849-7000 (Telephone) (212) 849-7100 (Facsimile)	WEIL, GOTSHAL & MANGES LLP Attn: Debra A. Dandeneau and Ronit Berkovich 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Telephone) (212) 310-8007 (Facsimile)
Counsel to the Bridge Loan Agent, the DIP Agent, the Bridge Lenders and the DIP Lenders	Counsel to the Bridge Lenders and the DIP Lenders
WACHTELL, LIPTON, ROSEN & KATZ Attn: Scott K. Charles and Alexander B. Lees 51 West 52nd Street New York, New York 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF NEW YORK Attn: Susan D. Golden 33 Whitehall Street, Suite 2100 New York, NY 10004
Counsel to the Bridge Lenders and the DIP Lenders	United States Trustee

ADDITIONAL INFORMATION

Obtaining Solicitation Materials.  The materials in the Solicitation Package are intended to be self-explanatory. If you should have any questions, however, or if you would like to obtain additional solicitation materials (or paper copies of solicitation materials if you received a CD-ROM), please contact the Claims Agent, by:  (a) calling the TSC Debtors’ restructuring hotline at (888) 872-9182; (b) visiting the TSC Debtors’ restructuring website at www.TerreStarCorpRestructuring.com or (c) by emailing TerreStarCorp@gcginc.com.  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.  Please be advised that the Claims Agent is authorized to answer questions about, and provide additional copies of solicitation materials (for free), but may not advise you as to whether you should vote to accept or reject the Plan.   The Claims Agent is not authorized to, and will not, provide legal advice.

Filing the Plan Supplement.  The TSC Debtors will file the Plan Supplement (as defined in the Plan) on or before February 3, 2012, and will serve notice on the parties on the list of all parties required to be notified under Bankruptcy Rule 2002 and Local Rule 2002-1 that will: (a) inform parties that the TSC Debtors filed the Plan Supplement; (b) list the information contained in the Plan Supplement; and (c) explain how parties may obtain copies of the Plan Supplement.

3

BINDING NATURE OF THE PLAN:

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WHETHER OR NOT SUCH HOLDER WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, HAS FILED A PROOF OF CLAIM OR PROOF OF INTEREST IN THE CHAPTER 11 CASES OR FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

4

Exhibit C

Organizational Chart of the TSC Debtors and Their Non-TSC Debtor Affiliates

Organizational Chart

TSC Debtors
TSN Debtors
Other TSC Debtors
Non-Debtors
TerreStar Corporation
(NASDAQ: TSTR)
Terre Star
(1)
MOTIENT HOLDINGS INC.
(100% owned)
MVH HOLDINGS INC.
(100% owned)
TERRESTAR HOLDINGS INC.
(100% owned)
TERRESTAR NEW YORK INC.
(100% owned)
MOTIENT COMMUNICATIONS INC.
(100% owned)
MOTIENT SERVICES INC.
(100% owned)
MOTIENT LICENSE INC.
(100% owned)
MOTIENT VENTURES HOLDING INC.
(100% owned)
TERRESTAR 1.4 HOLDINGS LLC
(100% owned
TERRESTAR NETWORKS INC.
(89.3% owned)
TERRESTAR GLOBAL LTD
(a Bermuda Company)
(86.5% owned)
TERRESTAR NETWORKS INC. SUBSIDIARIES
TerreStar Europe Limited
(a UK Company)
(100% owned)

(1) TerreStar Corporation has 5 series of Preferred Stock (Series A, B, C, D and E).

The Blackstone Group

1

Exhibit D
Liquidation Analysis

LIQUIDATION ANALYSIS

I.            Introduction

Section 1129(a)(7) of the Bankruptcy Code(1) requires that each holder of an impaired Allowed Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the TSC Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.  To demonstrate that the Plan satisfies this standard, the TSC Debtors, in consultation with their legal and financial advisors, have prepared the Liquidation Analysis, which (a) estimates the realizable value of the TSC Debtors (the “Liquidating Debtors”) under a hypothetical chapter 7 liquidation (the “Liquidation”) and (b) estimates the distribution to creditors resulting from the Liquidation.

The Liquidation Analysis is based on a number of estimates and assumptions that are subject to significant economic, competitive and operational uncertainties and contingencies.  Further, Allowed Claims against the Liquidating Debtors’ estates could vary materially from the estimates set forth in the Liquidation Analysis.  Accordingly, while the information contained in the Liquidation Analysis is presented with numerical specificity, the TSC Debtors make no assurances that the asset values and Claim amounts presented in the Liquidation Analysis would not vary materially from actual amounts in the event of a chapter 7 liquidation.

Following is a summary of certain assumptions used in the Liquidation Analysis.  The notes to the Liquidation Analysis provide additional assumptions and should be read in conjunction with the Liquidation Analysis.

II.           General Assumptions

The Liquidation Analysis assumes the conversion of the TSC Debtors’ Chapter 11 Cases to chapter 7 cases on March 31, 2012 (the “Conversion Date”).  On the Conversion Date, it is assumed that the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to oversee the Liquidation, which would be completed over a period of six months (the “Liquidation Period”).

The Liquidation Analysis includes expenses expected to be incurred during the Liquidation Period, including those related to Trustee fees, receiver fees, legal fees and other professional fees and operating / wind-down expenses.

 (1) Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Disclosure Statement or the Plan, as applicable.

For purposes of the Liquidation Analysis, it is assumed that any Claims against the Other TSC Debtors are de minimis and will receive no distribution in the Liquidation.  Furthermore, substantially all assets of the TSC Debtors are held at TSC or TS Holdings.  Because the authorization held by TerreStar Global Ltd. is non-transferable (and would be expected to have only a very limited number of potentially interested parties, if any), no value is attributed to the TSC Debtors’ equity interest in TerreStar Global Ltd.  Accordingly, if this Liquidation Analysis were presented on a debtor-by-debtor basis, recoveries to holders of Allowed Claims at any of the TSC Debtors would not materially increase.

2

III.          Liquidation Analysis

Liquidation Analysis
Unaudited, $ in millions

		Adj. Projected		Estimated
		Book Value as of		Liquidation Value
Debtors' Assets	Note	3/31/2012		Low	High

Cash and cash equivalents	A	$17		$17	$17
Due from affiliated companies:	B
TerreStar Networks Inc.		223		1	1
TerreStar Global LTD		15		-	-
TerreStar National Services Inc.		0		-	-
Deferred issuance costs towards bridge loan		1		-	-
Other current assets		0		-	-
Property and equipment, net		0		-	-
Intangible assets, net	C	177		117	135
Equity investments in affiliated companies:	D
TerreStar Networks Inc.		310		-	-
TerreStar Global LTD		9		-	-
Total		$754		$135	$153

Costs associated with liquidation:	E
Payroll and overhead costs				$(1)	$(1)
Chapter 7 Trustee Fees				(4)	(5)
Chapter 7 professional fees				(2)	(2)
Net Estimated Liquidation Proceeds Available for Distribution				$128	$145

			Estimated	Estimated
			Allowable	Recovery on Claims
Distribution Summary			Claims	Low	High

Chapter 11 Claims
Unpaid chapter 11 professional fees	F
Unpaid professional fees as of Conversion Date			$4	$4	$4
Hypothetical recovery to holders of claims for unpaid professional fees				100%	100%
Proceeds available after distributions on account of unpaid professional fees				123	141

Priority Tax Claims
Priority Tax Claims	G		0	0	0
Hypothetical recovery to holders of Priority Tax Claims				100%	100%
Proceeds available after distributions on account of Priority Tax Claims				123	141

Pre-Petition Claims
Secured Claims
Bridge Loan Claims	H		5	5	5
Hypothetical recovery to holders of Bridge Loan Claims				100%	100%
Proceeds available after distributions on account of Bridge Loan Claims				119	136

Unsecured Claims
General Unsecured Claims	I		59	59	59
Hypothetical recovery to holders of General Unsecured Claims				100%	100%
Proceeds available after distributions on account of General Unsecured Claims				60	77

Equity Interests
Preferred TSC Interests			409	60	77
Hypothetical recovery to holders of Preferred TSC Interests				15%	19%
Proceeds available after distributions on account of Preferred TSC Interests				-	-

Other TSC Equity Interests
Other TSC Equity Interests			NA	-	-
Hypothetical recovery to holders of Other TSC Equity Interests				0%	0%

3

Notes to Liquidation Analysis

Note A – Cash and cash equivalents

The amount shown for Cash and cash equivalents is an estimate of the TSC Debtors’ Cash as of the Liquidation.  To estimate the TSC Debtors’ Cash as of the Liquidation, the projected book value of Cash and cash equivalents as of March 31, 2012, is adjusted for the following assumptions.  It is assumed that six monthly payments in the amount of $2 million per payment are received on account of the Spectrum Lease during the Liquidation Period.  Additionally, it is assumed that the TSC Debtors do not make any amortization payments toward the Bridge Loan from March 2012 until the date of the Liquidation and cash interest is not paid on the Bridge Loan during the same period.

Note B – Due from Affiliated Companies

Included in the amount shown for due from affiliated companies at TerreStar Networks Inc. is a note in the amount of $61.3 million.  The TSC Debtors have asserted the Intercompany Funding Claim in the TSN Debtors’ chapter 11 cases on account of the note.  Pursuant to an agreement with Sprint (as more fully described in the Disclosure Statement), TSC’s right to receive distributions under the TSN Plan on account of the Intercompany Funding Claim, up to $2.6 million, shall be automatically assigned to Sprint.  The TSC Debtors will receive any amount recoverable to the Intercompany Funding Claim in excess of $2.6 million.  In addition to the $2.6 million that has been assigned to Sprint, it is currently assumed that the TSC Debtors will recover approximately $1.0 million on account of such claim.  This estimate reflects current assumptions concerning recoveries to unsecured creditors in the TSN Debtors’ chapter 11 cases.  These assumptions are subject to change.  Additionally, the TSC Debtors’ recovery on account of the Intercompany Funding Claim is subject to reduction in the event the Jefferies Stipulations are approved.

The balance of the intercompany receivables due from TSN are the result of accounting entries related to certain TSN financings and may not represent valid claims that may be asserted in the TSN Debtors’ chapter 11 cases.

Note C – Intangible Assets

As described in Exhibit F to the Disclosure Statement, Blackstone performed a discounted cash flow analysis of the cash flows pursuant to the Spectrum Lease to derive a value of the 1.4 Spectrum.  Blackstone determined that the value attributable to the 1.4 Spectrum ranges from $175 - $185 million.  The TSC Debtors applied a 25% - 35% discount to the $180 million midpoint value to reflect the potential inability to realize full value for the assets in a forced sale in Liquidation and the likely chilling effect on any sale process resulting from the existence of certain rights One Dot Four possesses pursuant to the Spectrum Lease.

4

Note D – Equity Investments in Affiliates

The TSC Debtors possess an 86.5% equity stake in TerreStar Global Ltd., a Bermuda entity established to conduct foreign operations.  TerreStar Global Ltd. holds a license to utilize an orbital slot allocated to the government of Bermuda by the Office of Communications, which functions as the independent regulator and competition authority for the United Kingdom communications industries.  TerreStar Global Ltd. currently conducts no business or operations.  For purposes of the Liquidation Analysis, no value is attributed to the TSC Debtors’ equity interest in TerreStar Global Ltd.

Note E - Costs Associated with Liquidation

Liquidation and wind-down costs for the orderly disposition of assets are estimated to include occupancy expenses such as rent, utilities, property taxes and building insurance and operating expenses such as telephone, supply, security and maintenance expenses.  Such costs are approximated at $1 million over the Liquidation Period.

Trustee fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code.  Trustee fees are estimated based on the requirements of the Bankruptcy Code and experience in other similar cases and are calculated at 3% of the TSC Debtors’ total liquidation value.

Fees for professionals (legal, investment banking, appraisal, brokerage and accounting) to assist the Liquidating Debtors and the Trustee with the Liquidation are assumed to start at approximately $500,000 per month, gradually declining to $250,000 per month during the Liquidation Period.

Note F – Unpaid Chapter 11 Professional Fees

For purposes of the Liquidation Analysis, it is assumed that approximately $4.4 million of chapter 11 professional fees will be outstanding at the Conversion Date.  It is assumed that a holder of a claim for unpaid chapter 11 professional fees will receive Cash in the amount of such claim.

Note G – Priority Tax Claims

The amount of Priority Tax Claims asserted against the TSC Debtors is currently estimated to be $0.06 million.  For purposes of the Liquidation Analysis, it is assumed that a holder of a Priority Tax Claim will receive Cash in the amount of such Priority Tax Claim.

Note H – Bridge Loan Claims

The amount estimated outstanding under the Bridge Loan Agreement as of the liquidation date is approximately $4.7 million.  It is assumed that a holder of an Allowed Bridge Loan Claim will receive Cash in an amount equal to such Bridge Loan Claim.  It is further assumed that the TSC Debtors do not make any amortization payments or cash interest payments on account of the Bridge Loan from March 2012 until the date of the Liquidation.  Interest on the Bridge Loan is assumed to accrue at the default rate from the filing date through the date of Liquidation.

5

Note I – General Unsecured Claims

For purposes of the Liquidation Analysis, the TSC Debtors’ management has assumed that Allowed Unsecured Claims will consist of estimated Allowed Unsecured Claims of $32.5 million, Claims asserted by TSN and 1.4 Holdings against TSC of $1.2 million, and incremental claims of $25.0 million to reflect additional Claims that may be asserted upon conversion of the TSC Debtors’ Chapter 11 Cases to chapter 7 cases. (1)

(1)  The estimated amount of Claims contained herein represents the TSC Debtors’ best estimate of Claims against the TSC Debtors.  The TSC Debtors are continuing to evaluate whether additional claim objections may be appropriate that would reduce the estimated amount of Claims.

6

Exhibit E

Financial Projections

A.	Purpose and Objectives

The TSC Debtors(1) prepared the Reorganized TerreStar Corporation Pro Forma Balance Sheet, Projected Income Statement, Projected Balance Sheet, and Projected Cash Flow Statement (collectively, the “Financial Projections”) for the years 2012 through 2018 (the “Projection Period”).  The Financial Projections are based on a number of assumptions made by the TSC Debtors’ management with respect to the future performance of the TSC Debtors’ operations.  The Financial Projections and related assumptions in this Exhibit E are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the TSC Debtors’ management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that the TSC Debtors can provide no assurance that such Financial Projections and assumptions will be realized.  As described in detail in the Disclosure Statement, a variety of risk factors could affect the TSC Debtors’ actual financial results and must be considered.  You are encouraged to read these risk factors in their entirety.  See Article XI of the Disclosure Statement.  The Financial Projections should be reviewed in conjunction with a review of the assumptions set forth in this Exhibit E, including the accompanying qualifications and footnotes.  The actual results and financial condition of the TSC Debtors may differ materially from those presented in the Financial Projections.

The TSC Debtors did not prepare the Financial Projections with a view toward compliance with published guidelines of the Securities and Exchange Commission or guidelines established by the FASB, particularly for reorganization accounting.  The TSC Debtors’ independent accountants have neither examined nor compiled the Financial Projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections and disclaim any association with the Financial Projections.

All dollar amounts in the Financial Projections are US dollars unless otherwise indicated.

B.	General Assumptions

1.	Methodology

The Financial Projections have been prepared by the TSC Debtors’ management and are based on the TSC Debtors’ operating forecast for 2012-2018.  The Financial Projections assume that the TSC Debtors’ existing Spectrum Lease remains in effect under its current terms as described below.

2.	Plan Consummation

The Financial Projections assume that the Plan will be confirmed and consummated by March 31, 2012.

3.	New TSC Notes

The Financial Projections assume that existing Unsecured Claims against the TSC Debtors are restructured into New TSC Notes with face amount equivalent to estimated Allowed Claims.  The New TSC Notes are assumed to mature in 7 years.  Interest on the New TSC Notes will be paid in cash at a rate of 6.0% per year.  The TSC Debtors will be required to repay a portion of the New TSC Notes with 30-50% of Excess Cash Flow (as defined in the New TSC Notes Indenture).

(1)             Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Disclosure Statement or the Plan, as applicable.

4.	The Spectrum Lease

An indirect wholly-owned subsidiary of TerreStar Corporation, 1.4 Holdings, has the right to use 8 MHz of non-contiguous spectrum in the 1.4 GHz band which covers the entire population of the United States.  In September 2009, 1.4 Holdings entered into the Spectrum Lease with One Dot Four, a subsidiary of LightSquared and an affiliate of Harbinger under which One Dot Four is leasing the TSC Debtors’ rights to use the 1.4 GHz terrestrial spectrum.  The Spectrum Lease has an initial term through April 2017, renewable at One Dot Four’s option for two additional terms of ten years each subject to FCC renewal of the FCC licenses.  Under certain conditions, One Dot Four has an option, but not the obligation, to purchase the FCC licenses.  One Dot Four also has a right of first refusal to match an offered price (less credit for certain amounts paid under the agreement) in any potential transfer of the licenses by 1.4 Holdings to a third party.  Per the terms of the agreement, the lease payments are projected at $2.0 million per month during the Projection Period.

5.  Exit Facility

The Plan provides that the TSC Debtors may seek approval for a single draw term loan Exit Facility in an amount of not more than $5.0 million.  Based upon a number of assumptions of the TSC Debtors’ management, including assumptions with respect to the performance of the TSC Debtors’ operations through the Effective Date, the TSC Debtors will require proceeds of approximately $2.0 million from the Exit Facility to repay the Bridge Loan Claims and fund general corporate purposes.  The Financial Projections therefore assume that a $2.0 million Exit Facility will be in place at the Effective Date.  This assumption is subject to change.

C.	Projected March 31, 2012 Balance Sheet and Reorganized TerreStar Corporation Pro Forma Balance Sheet

The Projected March 31, 2012 Balance Sheet was developed using the TSC Debtors’ actual January 31, 2011 unaudited balance sheet adjusted to reflect actual results of operations through November 30, 2011 and the TSC Debtors’ management’s projected operating results through March 31, 2012.  On the Effective Date, actual results may materially differ due to a variety of factors, including as a result of the risk factors discussed in Article XI of the Disclosure Statement.  Adjustments were made to the Reorganized TerreStar Corporation Pro Forma Balance Sheet to give effect to the consummation of the Plan.  Adjustments to the reorganized equity value will be based upon the fair value of the assets and liabilities as of the Effective Date.

As described more fully below, the Reorganized TerreStar Corporation Pro Forma Balance Sheet reflects the Reorganized TerreStar Corporation pro forma capital structure resulting from the consummation of the Plan.  Specifically, and consistent with the assumptions set forth above, the Reorganized TerreStar Corporation Pro Forma Balance Sheet assumes the TSC Debtors will have pro forma funded indebtedness of $34.5 million consisting of the $2.0 million Exit Facility and $32.5 million of New TSC Notes.  As set forth more fully in the Disclosure Statement, the TSC Debtors dispute certain of the Unsecured Claims that might receive New TSC Notes, and the actual amount of the New TSC Notes issued might be significantly lower.  The estimated amount of New TSC Notes includes approximately $1.7 million on account of the Jefferies TSC Claims.  In the event the Jefferies Stipulations are approved, the face amount of the New TSC Notes will therefore be reduced by approximately $1.7 million.

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Pro Forma Condensed Consolidated Balance Sheet
Unaudited, $ in millions

	March 31, 2012
		Pro Forma
ASSETS	Projected	Adjustments		Pro Forma
Current assets
Cash and cash equivalents	$4.9	$(2.9)	(1)	$2.1
Notes due from TerreStar Networks Inc. including accrued interest	61.3	(60.3)	(2)	1.0
Intercompany transfers	496.5	(496.5)	(3)	-
Deferred issuance costs towards Bridge Loan	1.4	(1.4)	(4)	-
Other current assets	0.4	-		0.4
Total current assets	564.5	(561.1)		3.5

Property and equipment, net	-	-		-
Equity in TerreStar Networks Inc.	-	-		-
Deferred tax asset	105.4	(31.4)	(5)	74.0
Intangible assets, net	177.5	(177.5)	(6)	-
Reorganization value in excess of fair value of assets	-	115.6	(7)	115.6
Total assets	$847.4	$(654.3)		$193.1

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$-	$-		$-
Deferred revenue	10.0	-		10.0
Deferred rent	-	-		-
Deferred rent, net of current portion	0.0	-		0.0
Deferred income taxes	31.4	(31.4)	(8)	-
Bridge Loan, net	4.2	(4.2)	(9)	-
DIP Facility	-	-	(10)	-
Exit Facility	-	2.0	(11)	2.0
New TSC Notes	-	32.5	(12)	32.5
Total liabilities not subject to compromise	45.6	(1.2)		44.5

Total liabilities subject to compromise	452.6	(452.6)	(13)	-

Total liabilities	498.3	(453.8)		44.5

Total stockholders' equity	349.1	(200.5)	(14)	148.6

Total liabilities and stockholders' equity	$847.4	$(654.3)		$193.1

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Notes to the Pro Forma Condensed Consolidated Balance Sheet

(1)	Cash and Cash Equivalents
The adjustment of $2.9 million reflects the repayment of the Bridge Loan Claims ($4.2 million), Priority Tax Claims ($0.06 million) and Convenience Class Claims ($0.07 million), as well as payment of the transaction fee Blackstone is entitled to collect in accordance with its Court approved retention ($0.5 million) and receipt of $2.0 million in proceeds from the Exit Facility.

(2)	Notes Due From TerreStar Networks Inc.
Upon emergence, the notes due from TerreStar Networks Inc. will be written down to the expected recovery value.

(3)	Intercompany Transfers
The adjustment of $496.5 million is due to the write-down of amounts due from affiliated companies and TerreStar Global Ltd. (“TerreStar Global”) upon emergence.

(4)	Deferred Issuance Costs Towards Bridge Loan
The adjustment of $1.4 million is due to the write-down of deferred issuance costs associated with the Bridge Loan Agreement upon repayment in full on the Effective Date.

(5)	Deferred Tax Asset
The adjustment of $31.4 million is due to reducing the deferred tax asset by the amount of the deferred tax liability.

(6)	Intangible Assets, Net
The adjustment of $177.5 million is due to the write-down of all intangible assets.

(7)	Reorganization Value in Excess of Fair Value of Assets
The adjustment of $115.6 million is due to the surplus of the fair market value of assets over tangible book value implied by the midpoint of the range of equity values of the Reorganized TSC Debtors of $148.6 million, consistent with certain assumptions set forth herein and in the Valuation Analysis.  This adjustment is subject to change upon application of fresh start accounting and related appraisals.

(8)	Deferred Income Taxes
The adjustment of $31.4 million is made in connection with reducing the deferred tax asset by the amount of the deferred tax liability.

(9)	Bridge Loan, Net
The adjustment of $4.2 million is due to the repayment of outstanding Bridge Loan Claims on the Effective Date.

(10)	DIP Facility
The DIP Facility was repaid in full with a cash payment of $2,554,736.84 made on January 3, 2012.

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(11)	Exit Facility
The $2.0 million adjustment represents receipt of proceeds from the Exit Facility.  This adjustment is subject to change.

(12)	New TSC Notes
The $32.5 million adjustment to the New TSC Notes represents the distribution of the New TSC Notes to holders of Unsecured Claims as described in the Disclosure Statement.  This adjustment is subject to change.

(13)	Liabilities Subject to Compromise
Upon emergence, the Reorganized TSC Debtors’ liabilities subject to compromise will be written down in full.

(14)	Stockholders’ Equity
Adjustments to stockholders’ equity are based on the estimated equity value of the Reorganized TSC Debtors of $148.6 million.  These adjustments are subject to change.

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D.	Reorganized TerreStar Corporation Projected Income Statement

Pro Forma Condensed Consolidated Projected Statement of Operations
Unaudited, $ in millions

	Projected Income Statement for the Year Ended December 31,
	2012 (1)	2013	2014	2015	2016	2017	2018

Revenues
1.4GHz lease revenue (2)	$18.0	$24.0	$24.0	$24.0	$24.0	$24.0	$24.0
Total revenue	18.0	24.0	24.0	24.0	24.0	24.0	24.0

Expenses
Operating expenses (3)	(0.7)	(1.0)	(1.0)	(1.1)	(1.1)	(1.1)	(1.1)
Total operating expenses	(0.7)	(1.0)	(1.0)	(1.1)	(1.1)	(1.1)	(1.1)

EBITDA	17.3	23.0	23.0	22.9	22.9	22.9	22.9

Depreciation & amortization	-	-	-	-	-	-	-
Operating income	17.3	23.0	23.0	22.9	22.9	22.9	22.9

Cash interest expense (4)	(1.6)	(1.7)	(1.3)	(0.9)	(0.5)	(0.1)	0.0
Income before taxes	15.7	21.3	21.6	22.0	22.4	22.8	22.9

Taxes (5)	(6.4)	(8.7)	(8.9)	(9.0)	(9.2)	(9.3)	(9.4)
Net income	$9.3	$12.6	$12.8	$13.0	$13.2	$13.4	$13.5

Notes to the Pro Forma Condensed Consolidated Income Statement

(1)	Income Statement for Nine Months Ended December 31, 2012

Amounts shown for the 2012 period reflect Financial Projections for the nine months ended December 31, 2012.

(2)	Revenue

The TSC Debtors are expected to generate revenue exclusively from the Spectrum Lease pursuant to the terms of the Spectrum Lease with One Dot Four.  For purposes of the Financial Projections, it is assumed that One Dot Four renews the Spectrum Lease for an additional term beyond the initial term.

(3)	Operating Expenses

The Reorganized TSC Debtors’ expenses predominantly relate to staff, insurance, legal, board and reporting costs.  Costs are projected to grow 2.0% annually.

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(4)	Interest Expense

Interest expense projections are based on the Reorganized TSC Debtors’ estimated post-emergence capital structure assumed to be effective on March 31, 2012.  The post-emergence debt is comprised of the Exit Facility and New TSC Notes with cash interest coupons of 5.25% and 6.0%, respectively.  The amount of post-emergence debt is subject to change.

(5)	Income Taxes

The Financial Projections assume the Reorganized TSC Debtors will qualify for treatment under Section 382(l)(5) of the Internal Revenue Code.  In that case, the Reorganized TSC Debtors would have significant NOLs and therefore would not expect to pay United States federal income taxes in the Projection Period.

E.	Reorganized TerreStar Corporation Balance Sheets

The Reorganized TerreStar Corporation Balance Sheets set forth the projected financial position of the Reorganized TSC Debtors, after giving effect to the projected March 31, 2012 Balance Sheet, the proposed reorganization and related pro forma adjustments described in this Exhibit E.  The Reorganized TerreStar Corporation Balance Sheets were developed based upon the projected results of operations and cash flows over the Projection Period.

Pro Forma Condensed Consolidated Projected Balance Sheet
Unaudited, $ in millions

	Projected Balance Sheet for the Year Ended December 31,
	2012	2013	2014	2015	2016	2017	2018
ASSETS
Current assets
Cash and cash equivalents	$1.0	$1.0	$1.0	$1.0	$1.0	$1.0	$1.0
Notes due from TerreStar Networks Inc.	-	-	-	-	-	-	-
Other current assets	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Total current assets	1.4	1.4	1.4	1.4	1.4	1.4	1.4

Property and equipment, net	-	-	-	-	-	-	-
Equity in TerreStar Networks Inc.	-	-	-	-	-	-	-
Deferred tax asset	67.6	58.8	50.0	40.9	31.8	22.4	13.0
Reorganization value in excess of fair value of assets	115.6	115.6	115.6	115.6	115.6	115.6	115.6
Total assets	$184.6	$175.8	$167.0	$157.9	$148.8	$139.4	$130.1

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Deferred revenue	10.0	10.0	10.0	10.0	10.0	10.0	10.0
Deferred rent, net of current portion	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Exit Financing	-	-	-	-	-	-	-
New TSC Notes	28.3	22.0	15.5	8.9	2.2	-	-
New revolver (amount outstanding)	-	-	-	-	-	-	-
Total liabilities	38.4	32.0	25.5	18.9	12.2	10.0	10.0

Stockholders' equity
Retained earnings	146.2	143.9	141.5	139.1	136.6	129.4	120.1
Total TerreStar Corporation stockholders' equity	146.2	143.9	141.5	139.1	136.6	129.4	120.1

Total liabilities and stockholders' equity	$184.6	$175.8	$167.0	$157.9	$148.8	$139.4	$130.1

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F.	Reorganized TerreStar Corporation Statement of Cash Flows

The Reorganized TerreStar Corporation Statement of Cash Flow sets forth the Reorganized TSC Debtors’ forecasted change in cash, after giving effect to the proposed reorganization.

Pro Forma Condensed Consolidated Projected Statement of Cash Flows
Unaudited, $ in millions

	Projected Statement of Cash Flows for the Year Ended December 31,
	2012 (1)	2013	2014	2015	2016	2017	2018
Operating Activities
Net income (loss)	$9.3	$12.6	$12.8	$13.0	$13.2	$13.4	$13.5
Cash distribution from TerreStar Networks Inc.	1.0	-	-	-	-	-	-
Change in deferred tax asset	6.4	8.7	8.9	9.0	9.2	9.3	9.4
Change in deferred revenue	-	-	-	-	-	-	-
Net Cash from operating activities	16.7	21.3	21.6	22.0	22.4	22.8	22.9

Investing Activities
Capital expenditures	-	-	-	-	-	-	-
Net Cash from investing activities	-	-	-	-	-	-	-

Financing Activities
Exit Financing	(2.0)	-	-	-	-	-	-
New TSC Notes	(4.1)	(6.4)	(6.5)	(6.6)	(6.7)	(2.2)	-
New Revolver	-	-	-	-	-	-	-
Dividend	(11.7)	(14.9)	(15.1)	(15.4)	(15.7)	(20.6)	(22.9)
Net Cash from financing activities	(17.8)	(21.3)	(21.6)	(22.0)	(22.4)	(22.8)	(22.9)

Net change in Cash & Cash equivalents	(1.1)	-	-	-	-	-	-

Beginning Cash	$2.1	$1.0	$1.0	$1.0	$1.0	$1.0	$1.0
Change in Cash	(1.1)	-	-	-	-	-	-
Ending Cash	1.0	1.0	1.0	1.0	1.0	1.0	1.0

Notes to the Pro Forma Condensed Consolidated Statement of Cash Flows

(1)	Cash Flows for Nine Months Ended December 31, 2012

Amounts shown for the 2012 period reflect Financial Projections for the nine months ended December 31, 2012.

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Exhibit F

Valuation Analysis

VALUATION ANALYSIS

A.           VALUATION OF THE REORGANIZED TSC DEBTORS

For purposes of the Plan, the reorganization value (the “Reorganization Value”) of the TSC Debtors is estimated to range from approximately $175 - $185 million.  The Reorganization Value reflects the going concern value of the Reorganized TSC Debtors after giving effect to the implementation of the Plan and is primarily based upon a discounted cash flow analysis of the payments under the Spectrum Lease as discussed below.

Although Blackstone conducted a review and analysis of the TSC Debtors’ business, operating assets and liabilities and the Reorganized TSC Debtors’ business plan, Blackstone assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the TSC Debtors, as well as publicly available information.

The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is not readily summarized.  The results of the analyses performed by Blackstone are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  Blackstone’s estimated Reorganization Value of the TSC Debtors does not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan.  Blackstone has not been asked to and does not express any view as to what the trading value of the TSC Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future.

B.           VALUATION ANALYSIS

Below is a brief summary of the financial analyses performed by Blackstone to arrive at the Reorganization Value.

Historical FCC Spectrum Auctions and Precedent Transactions. The historical FCC spectrum auctions and precedent transaction analyses estimate the value of the 1.4 Spectrum by observing transaction prices / MHz-POP multiples paid by acquirers of comparable assets or businesses and applying those observed transaction multiples to the relevant financial information of the 1.4 Spectrum.  MHz-POP takes a company’s spectrum measured in MHz and multiplies it by the number of people living in the region covered by the spectrum.  Blackstone reviewed a wide range of FCC spectrum auctions and precedent transactions, and evaluated each based on the following characteristics: (i) frequency range in close proximity to the 1.4 Spectrum, (ii) comparable-sized blocks of capacity, (iii) similar intended / permissible uses, (iv) similar geographic coverage, (v) transaction date / similar economic environment, (vi) availability of equipment and (vii) emission and power restrictions.  Blackstone determined historical FCC spectrum auctions and precedent transactions to be less relevant in deriving the Reorganization Value for several reasons, including as a result of (a) the purchase option contained within the Spectrum Lease, the terms of which place a cap on the value of the 1.4 Spectrum attributable to the TSC Debtors(1), (b) certain unique characteristics of the 1.4 Spectrum which render it unique and difficult to compare to other spectrum bands(2) and (c) the broad range of the valuation implied by this analysis ($0.01 - $0.47 / MHz-POP).

Discounted Cash Flow Analysis. A DCF analysis relates the value of an asset or business to the present value of expected cash flows to be generated by that asset or business.  A DCF analysis is a “forward looking” valuation methodology that discounts the expected future cash flows by a theoretical or observed discount rate that is a function of the riskiness of the cash flows.  In this case, the primary asset of the TSC Debtors is the equity interest that it will maintain in its non-Debtor subsidiary 1.4 Holdings.  Blackstone believes that the primary value driver for 1.4 Holdings is its income stream under the Spectrum Lease.  Accordingly, Blackstone believes it appropriate to perform a DCF analysis on the Spectrum Lease to arrive at the value of the TSC Debtors.

(1) The purchase option contained within the Spectrum Lease is subject to certain conditions and approvals, as described in Articles IV and XI of the Disclosure Statement.
(2) Unique characteristics of the 1.4 Spectrum include (1) technical parameters limiting power transmission, (2) spectrum configuration (i.e., 2 x 1.5 MHz, 2 x 1.5 MHz, 2 MHz) and (3) equipment ecosystem.

2

Blackstone performed a DCF analysis of the expected cash flows pursuant to the Spectrum Lease to derive a value of the 1.4 Spectrum.  These cash flows were comprised of both monthly lease payments and the purchase option contained within the Spectrum Lease.  Blackstone considered various scenarios regarding potential timing of exercise of the purchase option.  Based on the DCF analysis, Blackstone determined the value of the 1.4 Spectrum to be between $175 - $185 million, or approximately $0.07 / MHz-POP.

Blackstone believes that a DCF analysis of the expected cash flows pursuant to the Spectrum Lease is the most relevant benchmark for valuation purposes for several reasons: (i) lease terms were agreed upon based on arms-length negotiations with One Dot Four, (ii) limited ability of 1.4 Holdings to terminate the Spectrum Lease and (iii) the Spectrum Lease is subject to a purchase option, which places a cap on the value of the 1.4 Spectrum attributable to the TSC Debtors.(3)  As a result, Blackstone determined the Reorganization Value to range from $175 - $185 million, or approximately $0.07 / MHz-POP.

(3) The purchase option provision has the effect of allowing One Dot Four—and not TSC—to benefit from any incremental value of the 1.4 Spectrum.  Blackstone understands that the 1.4 Spectrum was subject to prior transactions that might theoretically provide an implied valuation range for the 1.4 Spectrum, and prior valuation analyses of the 1.4 Spectrum were performed by other third parties, including Jefferies.  However, such transactions and analyses occurred prior to the existence of the Spectrum Lease.  The existence of the Spectrum Lease, as well as additional distinguishing facts and circumstances, render such transactions and analyses irrelevant to a valuation of the 1.4 Spectrum at present.

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Exhibit G

New TSC Notes Term Sheet

New Senior Unsecured Notes Summary Term Sheet

Issuer	Reorganized TerreStar Corporation Inc. (“TSC”)

Debt	Senior Unsecured Notes (the “Notes”)

Term	7 Years

Amount	An amount equal to the aggregate amount of all Allowed Unsecured Claims as of the Debtors’ emergence from Chapter 11, subject to a cap of $35 million

Guarantors
The Notes will be guaranteed by the following direct and indirect subsidiaries of TSC, to the extent not dissolved under the Plan: Motient Holdings Inc., MVH Holdings Inc., TerreStar Holdings Inc., TerreStar New York Inc., Motient Communications Inc., Motient Services Inc., Motient License Inc., and Motient Ventures Holdings Inc. (each a “Guarantor”).  On the Effective Date (as defined below), the only subsidiaries of TSC shall be (i) the Guarantors and (ii) TerreStar 1.4 Holdings LLC.

Interest Rate / Payments	The Notes shall bear interest at a rate per annum equal to 6%. Interest shall be paid semi-annually in cash.

Ranking	Pari passu with other senior indebtedness of the Issuer and each of the Guarantors

Covenants
Affirmative and negative covenants customary for issuances of this type, but not any financial performance covenants.  Such covenants shall include, among others:

•      If a Change of Control occurs, TSC must offer to repurchase all of the outstanding Notes at a price equal to 100% of the aggregate outstanding principal amount of the Notes plus accrued interest.  A “Change of Control” will be defined to include only the acquisition by a ”person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Highland Capital Management, L.P., Solus Alternative Asset Management, L.P., Harbinger Capital Partners LLC and/or any of their respective affiliates and approved funds, of beneficial ownership of more than 50% of the common equity of TSC.

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•      If (A) (i) the ratio of total debt (net of cash and excluding Notes held in a reserve) to EBITDA of TSC and its subsidiaries (the “Leverage Ratio”) is greater than 1.75:1.00 and (ii) excess cash flow during any fiscal year (first period commences upon the Effective Date and runs through 12/31/12) exceeds $1 million, TSC must offer to repurchase Notes in a total amount equal to 50% of such excess cash flow and at a price equal to 100% of the outstanding principal amount of the Notes to be repurchased plus accrued interest; and (B)(i) the Leverage Ratio is less than or equal to 1.75:1.00 and (ii) excess cash flow during any fiscal year (first period commences upon the Effective Date and runs through 12/31/12) exceeds $1 million, TSC must offer to repurchase Notes in a total amount equal to 30% of such excess cash flow and at a price equal to 100% of the outstanding principal amount of the Notes to be repurchased plus accrued interest (the amount of excess cash flow since the Effective Date not used to repurchase Notes shall be referred to as the “Retained Excess Cash Flow Amount”).

•      TSC and the Guarantors may not incur or guarantee any indebtedness, subject to customary exceptions including, among others, (i) indebtedness existing on the Effective Date, (ii) capital lease obligations in an aggregate principal amount not to exceed $2.5 million, (iii) permitted refinancing indebtedness, and (iv) indebtedness in an aggregate principal amount not to exceed $10 million.

•      TSC and the Guarantors may not incur any lien on any of their property, subject to customary exceptions including, among others, (i) liens in existence on the Effective Date, (ii) liens securing any exit financing facility, (iii) liens securing permitted capital lease obligations, (iv) liens securing permitted refinancing indebtedness incurred with respect to indebtedness that is secured and (v) liens securing indebtedness in an aggregate principal amount not to exceed $5 million.

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•      TSC and the Guarantors may not (i) pay cash dividends, (ii) repurchase equity, (iii) repay principal of indebtedness subordinated to the Notes (except at or within one year prior to the stated maturity thereof), or (iv) make any restricted investment (any of the above, a “Restricted Payment”), subject to customary exceptions/baskets including, among others, a basket for Restricted Payments in the event that  all of the following conditions are satisfied: (a) no default exists under the Long Term De Facto Transfer Lease Agreement, dated as of July 2010 and amended on October 13, 2010 (as it may be amended from time to time, the “1.4 Lease”), among TSC, TerreStar 1.4 Holdings LLC and One Dot Four Corp., or any replacement spectrum lease entered into in an arms’-length transaction, or on terms and conditions at least as favorable to TSC and the Guarantors as could reasonably be obtained at the time of entry into such lease in a comparable arms’-length transaction, as applicable, as determined by a committee of the board of directors of TSC comprised of disinterested directors (a “Replacement Lease”), (b) the Leverage Ratio, immediately prior to and after giving effect to such payment, is less than or equal to 1.75:1.00, (c) the principal financial officer of TSC reasonably believes that the Leverage Ratio will at all times be less than or equal to 1.75:1.00 for a period of 12 months after such payment is made, (d) the amount of such payment, together with all payments made pursuant to this basket since the Effective Date, does not exceed the sum of (1) $10 million and (2) the Retained Excess Cash Flow Amount, and (e) cash on hand immediately after giving effect to such payment is not less than $1 million.  For purposes of this term sheet, a disinterested director shall be a director who does not have a financial interest in the lessee under a proposed Replacement Lease.

•      Net proceeds from an asset sale or a recovery event, in each case other than in the ordinary course of business, in excess of $5 million must be applied to repay, purchase or otherwise retire (1) secured indebtedness of TSC or a Guarantor, (2) the Notes (at a price equal to 100% of the outstanding principal amount of the Notes to be repurchased plus accrued interest), or other indebtedness of TSC that is pari passu with, the Notes; provided that the purchase of such other indebtedness and the Notes is on a pro rata basis or (3) indebtedness of TerreStar 1.4 Holdings LLC (other than intercompany debt).

•      TerreStar Holdings Inc. shall cause TerreStar 1.4 Holdings LLC not to take any action that would violate any of the above covenants if TerreStar 1.4 Holdings LLC were a Guarantor.

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Events of Default
Customary and appropriate for issuances and borrowers of this type.  Additionally, it shall be an event of default if any payment default under the 1.4 Lease or any Replacement Lease, as applicable, continues for a period of six months immediately following such payment default (the “Non-Payment Period”); provided that the Non-Payment Period shall be extended for an additional six months before there is an event of default under the Notes in respect of such payment default under the 1.4 Lease or any Replacement Lease, as applicable, if within 30 days after the commencement of the Non-Payment Period, TSC shall have issued equity securities for cash or otherwise received cash contributions to the capital of TSC, which cash shall be deposited in an escrow account with the Trustee for the benefit of noteholders in an amount sufficient to pay the semi-annual interest payment required to be made in respect of the Notes that is next due after the initial six month Non-Payment Period; provided further that any such event of default shall be cured if (i) the lessee under the applicable 1.4 Lease or Replacement Lease pays all outstanding amounts due or (ii) TSC and/or its subsidiaries enter into a new Replacement Lease.

Optional Redemption	Redeemable at any time at Issuer election for 100% of the aggregate outstanding principal amount of the Notes plus accrued interest

Governing Law	State of New York

Trustee	Wilmington Trust

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